Form 10-K, Exhibit 13
period 1993-12-31
WASHINGTON TRUST BANCORP INC
filed 1994-03-30
CIK 737468

EXHIBIT 13
                                  ----------

                       Annual Report to Security Holders



Five Year Summary of Selected Consolidated Financial Data
Washington Trust Bancorp, Inc. and Subsidiary

                                     1993             1992             1991             1990             1989
- ------------------------------------------------------------------------------------------------------------------
Financial Condition:
Cash and cash equivalents         $21,650,128      $21,817,649      $16,683,667      $11,895,946      $11,424,310
Securities available for sale      34,263,743       33,743,289                -                -                -
Investment securities              52,497,832       39,106,642       35,615,089       30,226,065       27,715,295
Net loans                         343,853,432      317,896,010      354,537,211      365,283,880      347,661,393
Other real estate owned, net        7,831,146       13,455,489       11,648,806        3,674,103        1,083,178
Other                              27,232,543       31,679,861       22,571,521       23,135,500       21,143,606
- ------------------------------------------------------------------------------------------------------------------
Total assets                     $487,328,824     $457,698,940     $441,056,294     $434,215,494     $409,027,782
==================================================================================================================

Deposits                         $423,374,620     $404,660,005     $399,717,920     $398,690,078     $365,827,891
Other borrowings                   20,500,000       14,000,000        5,000,000                -        4,989,000
Other liabilities                   4,991,279        4,089,140        3,298,951        3,742,326        4,483,125
Shareholders' equity               38,462,925       34,949,795       33,039,423       31,783,090       33,727,766
- ------------------------------------------------------------------------------------------------------------------
Total liabilities and
   shareholders' equity          $487,328,824     $457,698,940     $441,056,294     $434,215,494     $409,027,782
==================================================================================================================


Income Statement Summary:
Interest income                   $34,927,863      $35,868,747      $41,028,507      $43,940,267      $42,638,386
Interest expense                   14,178,779       16,800,218       23,556,762       26,313,795       25,286,734
- ------------------------------------------------------------------------------------------------------------------
Net interest income                20,749,084       19,068,529       17,471,745       17,626,472       17,351,652
Provision for loan losses           2,500,000        4,000,000        5,200,000        8,500,000        1,200,000
- ------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses       18,249,084       15,068,529       12,271,745        9,126,472       16,151,652
Noninterest income                  6,083,500        5,577,685        4,685,934        4,214,916        3,622,400
Gains on sales of securities          345,674          196,606        1,495,453          406,085        1,416,677
- ------------------------------------------------------------------------------------------------------------------
                                   24,678,258       20,842,820       18,453,132       13,747,473       21,190,729
Noninterest expense                17,946,727       16,088,464       14,881,100       13,600,952       12,360,283
- ------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of
   accounting change                6,731,531        4,754,356        3,572,032          146,521        8,830,446
Applicable income taxes             2,255,000        1,604,000        1,095,000         (310,000)       2,975,000
- ------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change             4,476,531        3,150,356        2,477,032          456,521        5,855,446
Cumulative effect of change in accounting
   for income taxes  (1)              305,000                -                -                -                -
- ------------------------------------------------------------------------------------------------------------------
Net income                         $4,781,531       $3,150,356       $2,477,032         $456,521       $5,855,446
==================================================================================================================

Per share information:
Earnings per share (2)                  $2.54            $1.71            $1.35           $  .25            $3.20
Cash dividends declared                $  .88           $  .80           $  .80            $1.32            $1.20
Book value                             $20.56           $18.87           $17.98           $17.47           $18.54
Market value (3)                       $24.75           $17.50           $11.75           $11.00           $23.50

Ratios:
Return on average assets                 1.01%            .70%             .56%             .11%             1.48%
Return on average
   shareholders' equity                 12.92%            9.15%            7.58%            1.32%           18.39%
Dividend payout ratio                   34.30%           46.85%           58.97%          525.95%           37.23%
Total equity to total assets             7.89%            7.64%            7.49%            7.32%            8.25%
Net charge-offs to average loans         .35%             .89%             1.95%            .89%             .24%

(1)  See Note 13 to the Consolidated Financial Statements for explanation of accounting change
(2) Fully diluted, including $.16 per share accounting change in 1993
(3) Closing bid price


Management's Analysis of Financial Statements
Washington Trust Bancorp, Inc. and Subsidiary


Results of Operations
Washington Trust Bancorp, Inc. and subsidiary ("Washington Trust" or "the Corporation") recorded net income of $4.8 million for 1993, an increase of 51.7% over the $3.2 million earned in 1992. Fully diluted earnings per share for the year ended December 31, 1993 amounted to $2.54 per share, up from $1.71 per share earned in 1992. Net income for 1993 includes a benefit of $305,000, or $.16 per share, recorded in the first quarter of 1993 as a result of the cumulative effect of a change in accounting for income taxes. Washington Trust's rates of return on average assets and average equity were 1.01% and 12.92%, respectively. Return on average assets and average equity for the same period, excluding the effect of the accounting change, amounted to .95% and 12.10%, respectively. Equivalent amounts for the year ended December 31, 1992 were .70% and 9.15%, respectively.

Increases in net interest income (the difference between interest earned on loans and investments and interest paid on deposits and other borrowings), improved levels of nonperforming assets, and a decrease in the Corporation's provision for loan losses all had a positive impact on 1993 earnings.

Net interest income rose 8.8%, primarily due to a favorable interest rate environment. Rates paid on deposits continued to decline more rapidly than those earned on loans and investments, resulting in an increase in net interest income of $1.7 million in 1993.

Nonperforming assets as a percentage of total assets were reduced to 3.9% at December 31, 1993, down from 5.7% of total assets at December 31, 1992. The provision for loan losses amounted to $2.5 million in 1993, down from $4.0 million in 1992. Net loan charge-offs were reduced to $1.2 million in 1993, down from $3.1 million in 1992.

Noninterest income rose 11.3% to $6.4 million in 1993, up from $5.8 million in 1992. Included in noninterest income for the year ended December 31, 1993 are gains on loan sales of $484,960 and gains on sales of securities available for sale of $345,674.


Financial Condition
Total assets at December 31, 1993 amounted to $487.3 million, up 6.5% from the 1992 amount of $457.7 million. Average assets rose from $448.1 million in 1992 to $473.7 million in 1993, an increase of 5.7%.

Total securities, including investment securities and securities available for sale, rose to $86.8 million at December 31, 1993, up 19.1% from the prior year. This increase was funded by proceeds from sales of residential mortgages, higher levels of deposits, and term borrowings from the Federal Home Loan Bank of Boston. At December 31, 1993 total securities amounted to 17.8% of total assets, up from 15.9% of total assets at December 31, 1992. Net unrealized appreciation on securities available for sale amounted to $8.2 million at December 31, 1993. Approximately $7.1 million of unrealized appreciation is attributable to corporate stocks.

The Corporation's investment policy provides for the purchase of prudent investments that will provide high yield without compromising safety and liquidity. Included in total securities are investments in U.S. Treasury securities and obligations of other U.S. government agencies. These issues comprise approximately 80.6% of total securities at December 31, 1993. Because of the credit quality inherent in these instruments and their high liquidity, these securities can also be pledged as collateral for borrowings and other purposes.

As described in Note 1 to the Consolidated Financial Statements, the Corporation has classified $34.3 million of securities as available for sale. These securities may be sold in response to changes in market conditions, prepayment risk, rate fluctuations, liquidity, or capital requirements. Securities designated as investment securities are held as part of the Corporation's portfolio of long-term interest-earning assets.

Included in corporate stocks at December 31, 1993 are $4.5 million of auction rate preferred stocks. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par (cost).

Included in the Corporation's long-term investment portfolio at December 31, 1993 are $25.4 million of mortgage-backed securities (MBS) issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. These securities are classified as long-term because the Corporation has the intent and ability to hold them until maturity. These securities may be pledged as collateral for borrowings.

Total loans increased by $27.3 million in 1993 to $352.5 million at December 31, 1993. Residential mortgage loans accounted for the largest portion of this increase. Total fixed rate mortgages declined by $9.7 million due in part to refinancing and subsequent sales of such loans during 1993, while adjustable rate mortgages (ARMs) increased $22.0 million, or 65.8%, as borrowers opted to take advantage of the attractive rates that this product offered. While demand for commercial loans was soft during the first half of 1993, it showed some growth in the third and fourth quarters. Commercial mortgages increased by $9.1 million, or 23.4% in 1993. Other commercial loans amounted to $101.6 million at December 31, 1993, up 4.4% over the December 31, 1992 amount.

Total deposits at December 31, 1993 were $423.4 million, up $18.7 million, or 4.62%, from December 31, 1992. Federal acquisition of two major competitors in the Corporation's market area created an opportunity to attract additional deposits. In the prevailing low-interest rate environment, depositors continued to shift balances away from term certificates of deposit into non-term savings or transactional accounts. Savings deposits (regular savings, NOW and money market accounts) and demand deposits grew by a combined $17.8 million from December 31, 1992 to December 31, 1993, accounting for the majority of the increase in retail funding. The reduction in cost of funds resulting from this change in deposit mix benefited the Corporation's net interest margin in 1993.


Asset Quality
Nonperforming Assets
Nonperforming assets include nonaccrual loans, accruing loans 90 days or more past due with respect to principal and/or interest, and other real estate owned. Nonperforming assets amounted to 3.9% of total assets at December 31, 1993, down from 5.7% at December 31, 1992. This decline is attributable primarily to sales of foreclosed properties and to increased efforts by the Corporation to reduce the level of nonperforming loans.


The following table presents nonperforming assets and related ratios (dollars in thousands):

December 31,                                              1993      1992
- --------------------------------------------------------------------------
Nonaccrual loans 90 days or more past due               $ 4,687   $ 7,632
Nonaccrual loans less than 90 days past due               6,684     4,931
Accruing loans 90 days or more past due                      22        43
- --------------------------------------------------------------------------
Total nonperforming loans                                11,393    12,606
- --------------------------------------------------------------------------
Other real estate owned:
  In-substance foreclosures                               5,055     9,139
  Properties acquired through foreclosure                 4,568     6,494
  Valuation allowance                                    (1,792)   (2,178)
- --------------------------------------------------------------------------
Other real estate owned, net                              7,831    13,455
- --------------------------------------------------------------------------
Total nonperforming assets                              $19,224   $26,061
==========================================================================

Nonperforming loans as a percentage of total loans         3.2%      3.9%
Nonperforming assets as a percentage of total assets       3.9%      5.7%
Reserve for possible loan losses to nonperforming loans   76.0%     58.2%
Reserve for possible loan losses to total loans            2.5%      2.3%
==========================================================================


Risk Elements
Washington Trust assesses the quality of its loans by performing ongoing reviews of the loans in its portfolio to determine potential loss exposure and to assess delinquency trends. During this review, management gives consideration to such factors as overall borrower relationship, delinquency trends, credit and collateral quality, prior loss experience, current and expected economic conditions, and other pertinent factors. As a result of this process charge-offs and other potential problem loans are identified and loan loss reserves are established.

Loan Portfolio Analysis
Nonperforming loans are defined as nonaccrual loans and accruing loans more than 90 days past due with respect to principal and/or interest. An analysis of nonperforming loans by type follows (dollars in thousands):

                                                                                   As a % of
                                                                 As a % of       nonperforming
                                      Balance                    loan type           loans
December 31,                       1993    1992   % change      1993    1992      1993    1992
- -----------------------------------------------------------------------------------------------
Residential real estate mortgages $4,775   $5,670  (15.8%)       3.1%    4.0%    41.9%   45.0%

Commercial and other:
  Mortgages                        1,319    1,505  (12.4)        2.7     3.9     11.6    11.9
  Construction and development        --      373 (100.0)         --     3.4       --     3.0
  Other                            4,677    4,050   15.5         4.6     4.2     41.1    32.1

Installment                          622    1,008  (38.3)        1.8     3.1      5.4     8.0
- -----------------------------------------------------------------------------------------------
Total nonperforming loans        $11,393  $12,606   (9.6%)       3.2%    3.9%   100.0%  100.0%
===============================================================================================

The following table reflects the distribution of net charge-offs by loan type (dollars in thousands):

                                                      % of net      % of average
                                                     charge-offs     loan type
Years ended December 31,            1993    1992    1993     1992   1993    1992
- ---------------------------------------------------------------------------------
Residential real estate mortgages $  201  $  261     16.9%    8.3%    .1%   .2%

Commercial and other:
  Mortgages                           (7)     24      (.6)     .8     --    .1
  Construction and development       (21)     85     (1.7)    2.7    (.2)   .6
  Other                              678   2,330     57.2    74.4     .7   2.4
Installment                          334     432     28.2    13.8    1.0   1.3
- --------------------------------------------------------------------------------
Net charge-offs                   $1,185  $3,132    100.0%  100.0%    .3%   .9%
================================================================================


The provision for loan losses charged to earnings for 1993 amounted to $2.5 million, down 37.5% from the $4.0 million recorded in 1992. Net loan charge-offs declined to $1.2 million, down from $3.1 million in 1992 and $7.2 million in 1991.

Loans, with the exception of credit card loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more past due with respect to principal and/or interest. Interest previously accrued, but uncollected, is reversed against current period income. Cash receipts on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified. At December 31, 1993, nonaccrual loans amounted to approximately $11.4 million. Approximately $6.7 million, or 58.7% of these nonaccrual loans were less than 90 days past due. This compares favorably to December 31, 1992 when 39.1% of total nonaccrual loans were less than 90 days past due.

Nonaccrual loans are returned to accrual status when the obligation has performed in accordance with the contract terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer doubtful. During 1993, approximately $2.7 million of loans classified as nonaccrual at December 31, 1992 were returned to accruing status.

Nonperforming residential mortgage loans amounted to $4.8 million at December 31, 1993, down 15.8% from the prior year. More importantly, the extent of the residential mortgage delinquencies has improved substantially from 1992. At December 31, 1992 approximately 76.0% of nonaccrual residential mortgages were 90 days or more past due compared to 35.6% of such delinquencies at December 31, 1993. This improvement is the result of increased collection efforts by the Corporation and improved economic conditions. Residential mortgages were the largest category of nonperforming loans, comprising 41.9% of total nonperforming loans at December 31, 1993.

A further analysis of nonaccrual residential mortgages follows (dollars in thousands):

                                              1993             1992
                                         --------------    -------------
                                                   % of             % of
Nonaccrual residential mortgages        Amount    Total   Amount   Total
- ------------------------------------------------------------------------
90 days or more past due                $1,703    35.6%   $4,311   76.0%
Less than 90 days past due               3,072    64.4%    1,359   24.0%
- ------------------------------------------------------------------------
Total                                   $4,775   100.0%   $5,670  100.0%
========================================================================


Commercial mortgages consist primarily of loans secured by commercial properties which generate revenue for debt service. Nonperforming commercial mortgages fell 12.4% to $1.3 million, down from $1.5 million at December 31, 1992. Nonperforming commercial mortgages amounted to 2.7% of total commercial mortgages at December 31, 1993, down from 3.9% of the commercial mortgage portfolio in the prior year.

Loans categorized as other commercial loans consist of loans to businesses and individuals, a substantial portion of which is collateralized by real estate. These businesses operate in diversified industry groups including manufacturing, tourism and other service industries. Nonperforming loans in this category comprised 41.1% of total nonperforming loans. At December 31, 1993 approximately 54.3% or $2.5 million of total nonperforming other commercial loans were less than 90 days past due with respect to principal and/or interest.

Restructured Loans
Loans are considered restructured when the lender has granted concessions to a borrower that it would otherwise not have considered. These concessions include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit the Corporation by increasing the ultimate probability of collection.
Nonaccrual loans which have been restructured are classified as nonaccrual until such time as the borrower has demonstrated his ability to comply with the modified terms. Restructured loans that are performing in accordance with their modified terms are included in accruing loans.

At December 31, 1993 restructured loans amounted to $404,595 and were included in nonperforming loans. There were no commitments to lend additional funds to borrowers whose loans had been restructured.

Other Real Estate Owned
Other real estate owned (OREO) is comprised of properties acquired through foreclosure and other legal means, and in-substance foreclosures (ISF's). A loan is considered to be an in-substance foreclosure when the borrower has little or no equity in the property, proceeds for repayment of the loan are dependent upon the sale of the collateral, and the borrower has effectively abandoned control of the property or is unable to rebuild equity in the property. OREO is carried at the lower of cost or fair value minus estimated costs to sell. A valuation allowance is maintained for potential declines in market value, known declines in market value, and estimated selling costs.

At December 31, 1993, approximately 52.5% of total OREO was comprised of ISF's. Foreclosure proceedings are generally initiated on ISF properties, but may be delayed depending upon a borrower's legal circumstances. See Note 9 to the Consolidated Financial Statements for additional information regarding OREO properties.

OREO is comprised mainly of commercial properties and land. Commercial properties included in OREO amounted to $4.0 million at December 31, 1993, of which $1.7 million was classified as ISF. Washington Trust has had success in reducing the number of residential properties included in OREO through sales. Total residential OREO fell from $5.6 million at December 31, 1992 to $1.8 million at December 31, 1993.

Washington Trust has devoted substantial efforts to marketing its OREO properties. During 1993, sales of foreclosed properties and payments on in-substance foreclosures amounted to $7.5 million. Washington Trust has provided financing to facilitate the sales of many of these properties. Financing is generally provided at market rates with credit terms similar to those available to other borrowers.


Average Balances/Net Interest Margin (Fully Taxable Equivalent Basis)

The following table presents average balance and interest rate information. Tax exempt income is converted to a fully taxable equivalent basis by assuming a 34% federal income tax rate adjusted for applicable state income taxes net of the related federal tax benefit. For dividends on corporate stocks, the 70% federal dividends received deduction is also used in the calculation of tax equivalency. Nonaccrual and renegotiated loans, as well as interest earned on these loans (to the extent recognized in the Consolidated Statements of Income), are included in amounts presented for loans.


Years ended December 31,                     1993                            1992                             1991
- -----------------------------------------------------------------------------------------------------------------------------
                                     Average           Yield/       Average           Yield/         Average          Yield/
(Dollars in thousands)               Balance Interest   Rate        Balance Interest   Rate          Balance Interest  Rate
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Residential real estate loans       $156,462  13,721    8.77%      $162,321   15,471    9.53%       $168,065  17,640   10.50%
Commercial and other loans (1)       152,950  12,584    8.23        151,526   12,984    8.57         163,903  15,758    9.61
Installment loans                     32,116   3,355   10.45         33,379    3,736   11.19          37,929   4,585   12.09
- -----------------------------------------------------------------------------------------------------------------------------
  Total loans                        341,528  29,660    8.68        347,226   32,191    9.27         369,897  37,983   10.27
Federal funds sold                    11,385     322    2.82          9,223      292    3.17           7,830     442    5.64
Taxable debt securities               61,093   3,860    6.32         38,426    2,489    6.48          22,523   1,753    7.78
Nontaxable debt securities (1)         6,631     439    6.62          5,368      413    7.69           4,563     407    8.92
Corporate stocks (1)                  14,347   1,222    8.51         10,745      991    9.22           6,411   1,030   16.07
- -----------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets      434,984  35,503    8.16%       410,988   36,376    8.85%        411,224  41,615   10.12%
- -----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks               14,023                         12,508                           10,950
Reserve for possible loan losses      (8,426)                        (7,466)                          (8,095)
Premises and equipment, net           14,836                         15,136                           15,648
Accrued interest receivable            2,666                          2,971                            3,728
Other real estate owned, net          11,312                         10,715                            6,116
Other                                  4,273                          3,293                            2,867
- -----------------------------------------------------------------------------------------------------------------------------
  Total assets                      $473,668                       $448,145                         $442,438
=============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings deposits                    $197,970   4,964    2.51%      $182,310    5,813    3.19%       $151,979   7,760    5.11%
Time deposits                        176,148   8,112    4.60        183,443   10,277    5.60         224,469  15,754    7.02
Other                                 18,892   1,103    5.84         12,082      710    5.87             708      43    6.07
- -----------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities 393,010  14,179    3.61%       377,835   16,800    4.45%        377,156  23,557    6.25%
- -----------------------------------------------------------------------------------------------------------------------------
Demand deposits                       40,097                         32,872                           29,797
Other liabilities                      3,555                          3,018                            2,824
Shareholders' equity                  37,006                         34,420                           32,661
- -----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity             $473,668                       $448,145                         $442,438
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income                          $21,324                         $19,576                         $18,058
=============================================================================================================================
Interest rate spread                                    4.55%                           4.40%                           3.87%
Net interest margin                                     4.90%                           4.76%                           4.39%

(1)  Interest amounts presented on a fully taxable equivalent basis (see page 28 for additional information)


Interest income amounts presented in the table on page 27 include the following adjustments for taxable equivalency for the years indicated (in thousands):


Years ended December 31,                1993     1992     1991
- ---------------------------------------------------------------
Commercial and other loans              $ 95     $110     $174
Nontaxable debt securities               156      135      139
Corporate stocks                         324      262      273


Volume/Rate Analysis - Interest Income and Expense (Fully Taxable Equivalent Basis)

                                             1993/1992                      1992/1991                    1991/1990
                                       -----------------------      ------------------------      ------------------------
                                                         Net                           Net                           Net
(In thousands)                         Volume   Rate    Change      Volume    Rate    Change      Volume    Rate    Change
- --------------------------------------------------------------------------------------------------------------------------
Interest on:
Interest-earning assets:
  Residential real estate loans       $ (545)  (1,205)  (1,750)     $  (588) (1,581) (2,169)     $    802    (304)    498
  Commercial and other loans             121     (521)    (400)      (1,137) (1,637) (2,774)         (479) (3,094) (3,573)
  Installment loans                     (138)    (243)    (381)        (524)   (325)   (849)           57    (175)   (118)
  Federal funds sold                      64      (34)      30           68    (218)   (150)          168    (156)     12
  Taxable debt securities              1,441      (70)   1,371        1,075    (339)    736           496    (208)    288
  Nontaxable debt securities              89      (63)      26           66     (60)      6            39      (6)     33
  Corporate stocks                       311      (80)     231          515    (554)    (39)           63    (158)    (95)
- --------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets      1,343   (2,216)    (873)        (525) (4,714) (5,239)        1,146  (4,101) (2,955)
- --------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                    $  469   (1,318)    (849)       1,338  (3,285) (1,947)          955  (1,128)   (173)
  Time deposits                         (395)  (1,770)  (2,165)      (2,590) (2,887) (5,477)          314  (2,458) (2,144)
  Other                                  398       (5)     393          668      (1)    667          (324)   (116)   (440)
- --------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities   472   (3,093)  (2,621)        (584) (6,173) (6,757)          945  (3,702) (2,757)
- --------------------------------------------------------------------------------------------------------------------------
    Net interest income               $  871      877    1,748      $    59   1,459   1,518      $    201    (399)   (198)
==========================================================================================================================


Net Interest Income
Net interest income is the amount by which interest and fees on interest-earning assets exceeds the interest cost of deposits and other borrowed funds. Net interest income is the primary source of Washington Trust's operating income. The level of net interest income is affected by the volume of average interest-earning assets, market interest rates and other factors. The following discussion presents net interest income on a fully taxable equivalent (FTE) basis by adjusting income and yields on tax-exempt loans and investments to be comparable to taxable loans and investments.

An increase in average interest-earning assets and a widening spread between yields earned on loans and rates paid on deposits resulted in an increase in FTE net interest income of $1.7 million, or 8.9% in 1993. The difference between the balance of average interest-earning assets and interest-bearing liabilities increased by $8.8 million in 1993. Contributing to this increase was a reduction in the level of other real estate owned, converting non-earning assets into earning assets. In addition, interest-free sources of funds as a percentage of total sources of funds increased to 17.0% in 1993, up from 15.7% in 1992. The interest rate spread rose by 15 basis points in 1993, to 4.55%. The net interest margin (FTE net interest income as a percentage of average interest-earning assets) amounted to 4.90% in 1993, up from 4.76% in 1992. Although yields on all interest-earning assets continued to decline in 1993, deposits were priced downward to a much greater extent. FTE interest income on earning assets fell $873,000 from 1992, but interest expense was reduced by $2.6 million in 1993.

FTE interest income on interest-earning assets amounted to $35.5 million in 1993, down from $36.4 million in 1992. The yield on interest-earning assets was 8.16% in 1993, down from 8.85% in 1992. The combination of declines in rates earned on all asset categories and changes in the mix of interest-earning assets gave rise to this decrease. While average balances of all categories of investments increased in 1993, average total loans, the highest yielding asset category, decreased by 1.6%.

The FTE rate of return on total loans was 8.68% in 1993, versus 9.27% in 1992. This decrease is primarily attributable to the high volume of residential mortgage refinancings. The yield on the residential mortgage portfolio fell to 8.77%, down 76 basis points from 1992. The rates charged on residential mortgage loans have continued to decline, and as a result, demand for residential mortgage refinancings and new originations has been steady. In addition, a substantial portion of mortgage loans originated in 1993 which were retained in the Corporation's portfolio are adjustable rate mortgages (ARMs), which provide a somewhat lower yield than fixed rate mortgages. Average ARMs and the yield on ARMs amounted to $43.0 million and 6.68%, respectively, in 1993, compared to $21.0 million and 7.74%, respectively, in 1992. If the demand for mortgage refinancings continues, the yield on the residential mortgage portfolio can be expected to decline.

The rate paid on interest-bearing liabilities in 1993 fell to 3.61%, down from 4.45% in 1992. The change in the mix of deposits along with declining rates contributed to the $2.6 million decrease in interest expense from 1992 to 1993. Average savings deposits rose 8.6% in 1993, while average time deposits fell by 4.0%. This shift in funds enhanced the positive impact that lower rates had on net interest margin since the cost of savings deposits was 2.51% for 1993 versus 4.60% for time deposits. In addition, average demand deposits, an interest-free source of funds, increased 22% in 1993.

Included in other interest-bearing liabilities are term advances from the Federal Home Loan Bank averaging $18.6 million in 1993, up from an average of $11.7 million in 1992. The rate paid on these advances was 5.87% and 5.93% in 1993 and 1992, respectively. These advances were used for general corporate funding purposes.


Asset/Liability Management and Liquidity
The Corporation's Asset/Liability Committee is responsible for establishing policy guidelines on liquidity and acceptable exposure to interest rate risk. The objective of the committee is to manage assets and funding sources to produce results which are consistent with Washington Trust's liquidity, capital adequacy, growth, risk, and profitability goals. The committee establishes interest rate guidelines for proper matching of assets with funding sources, and determines asset/liability origination and pricing strategies to meet its goals. Upon periodic review of the economic environment and the volume, mix and maturity of assets and liabilities, the committee makes changes in strategy that will manage the Corporation's liquidity and exposure to interest rate risk.

Interest rate "gap" analysis is one of the tools used by the committee to evaluate the Corporation's interest rate sensitivity at a specific point in time. Gap analysis measures the relative amounts of interest-earning assets and interest-bearing liabilities that reprice within a given period. When an institution's interest-earning assets exceed interest-bearing liabilities maturing or repricing within the same period (commonly referred to as a "positive gap"), the institution can expect asset yields to increase faster than liability costs in a rising rate environment, increasing its net interest margin. Conversely, in a rising rate environment an institution with a "negative gap" would expect its rates paid on liabilities to rise faster than its yield on assets, thereby reducing its net interest margin.

At December 31, 1993 the Corporation's cumulative one-year gap was a negative $13.7 million or 3.1% of earning assets. The following table details the amounts of interest-earning assets and interest-bearing liabilities at December 31, 1993 that are expected to mature or reprice in each of the time periods presented. To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Fixed rate mortgages and mortgage-backed securities have been allocated based on expected amortization and prepayment rates using standard industry assumptions. NOW and money market deposit accounts, which have no contractual term, are presented in the under three-month category. Also included in this category are $65.3 million of regular savings accounts. The remaining $25.0 million of regular savings account balances are considered insensitive to interest rate changes and are presented in the one to five year category based on management's analysis of the longevity and ownership characteristics of this segment of the deposit base.

                                     3 months   3 to 6    6 months   1 to 5    over
(In thousands)                       or less    months    to 1 year   years   5 years
- -------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                             $115,290   $ 43,780  $ 89,072   $72,553   $35,526
  Debt securities                     21,098      1,676     7,470    44,899    11,618
  Other assets                         9,873         --        --        --        --
- -------------------------------------------------------------------------------------
Total interest-earning assets        146,261     45,456    96,542   117,452    47,144
- -------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                           225,145     28,592    45,745    79,968        --
  Federal Home Loan Bank advances         --         --     2,500    17,000     1,000
- -------------------------------------------------------------------------------------
Total interest-bearing liabilities   225,145     28,592    48,245    96,968     1,000
- -------------------------------------------------------------------------------------

Interest sensitivity gap per period $(78,884)  $ 16,864  $ 48,297   $20,484   $46,144
=====================================================================================
Cumulative interest sensitivity gap $(78,884)  $(62,020) $(13,723)  $ 6,761   $52,905
=====================================================================================


Liquidity is the ability of a financial institution to meet maturing obligations and customer loan demand. Washington Trust's primary source of liquidity is customer deposits. Total deposits (time, savings, and demand deposits) funded approximately 87.4% of total average assets in 1993. Other sources of funding include loan repayments and discretionary use of purchased liabilities (federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank of Boston term advances). In addition, investment securities designated as available for sale may be sold in response to short-term or long-term liquidity needs. During 1993 cash flows provided by operations amounted to $12.8 million, the largest component of which was proceeds from sales of mortgage loans. Net cash flows from financing activities amounted to $24.0 million in 1993, including $18.7 million from deposit growth and $6.5 million in additional Federal Home Loan Bank advances. Cash flows generated by operating and financing activities were used primarily for loan originations and additions to the investment securities portfolio. (See the Consolidated Statements of Cash Flows for further information.)

The Asset/Liability Committee establishes and monitors internal liquidity measures to manage liquidity. Based on these measures, Washington Trust's liquidity position remained strong in 1993. Net loans as a percentage of total assets rose slightly to 70.6% at December 31, 1993 compared to 69.5% at December 31, 1992; and total securities as a percentage of total assets rose to 17.8% at December 31, 1993, up from 15.9% at December 31, 1992.


Capital Resources
Shareholders' equity in the Corporation consists primarily of retained earnings, as well as common stock and related paid-in capital. The ratio of total equity to total assets amounted to 7.9% at December 31, 1993. Total shareholders' equity increased by $3.5 million or 10.1% during 1993. Approximately $3.1 million in capital growth resulted from the excess of net income over dividends declared. Cash dividends declared per share amounted to $.88 in 1993, up from $.80 in 1992. Book value per share rose to $20.56 per share at December 31, 1993, up from the year-earlier amount of $18.87.

Regulatory guidelines have been established that require bank holding companies and state chartered banks to maintain minimum ratios of capital to risk-adjusted assets. These guidelines were established to more accurately assess the credit risk inherent in the assets and off-balance sheet activities of financial institutions. Each balance sheet asset and each off-balance sheet asset is assigned a "risk-weight" in determining the ratio of capital to risk-adjusted assets.

Banks are required to have minimum core capital (Tier 1) of 4% and total risk-adjusted capital (Tier 1 and Tier 2) of 8%. For Washington Trust, Tier 1 capital is essentially equal to shareholders' equity while Tier 2 capital consists of a portion of the reserve for possible loan losses (limited to 1.25% of total risk-weighted assets). The Corporation's Tier 1 and total risk-based capital ratios at December 31, 1993 were 11.86% and 13.12%, respectively. As of December 31, 1993, net risk-weighted assets amounted to $324.4 million.

The Tier 1 leverage ratio is defined as Tier 1 capital (as defined under the risk-based capital guidelines) divided by average assets (net of intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity, and good earnings. Other banking organizations are expected to have ratios of at least 4-5%, depending on their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The Corporation's leverage ratio as of December 31, 1993 was 7.84%. The Federal Reserve has not advised the Corporation of any specific minimum Tier 1 leverage capital ratio applicable to it. See Note 16 to the Corporation's Consolidated Financial Statements for additional discussion of the Corporation's ability to pay dividends.

The following table presents information concerning the Corporation's compliance with regulatory requirements at December 31, 1993 and 1992:


(Dollars in thousands)                                                   1993        1992
- -------------------------------------------------------------------------------------------
Risk-based capital:
Tier 1 capital (shareholders' equity)                                  $38,463      $34,950
Tier 2 capital (eligible portion of reserve for possible loan losses)    4,112        3,906
- -------------------------------------------------------------------------------------------
Total risk-based capital                                               $42,575      $38,856
===========================================================================================
Assets:
Net risk-weighted assets                                              $324,408     $309,051
Average quarterly assets                                              $490,899     $456,860
===========================================================================================
Risk-based capital ratios:
Tier 1 (minimum 4.0%)                                                   11.86%       11.31%
Total (Tier 1 plus Tier 2, minimum 8.0%)                                13.12%       12.57%
Tier 1 leverage ratio (minimum 3.0%)                                     7.84%        7.65%
===========================================================================================


Noninterest Income
Noninterest income is an important source of revenue for the Corporation. The Corporation generates noninterest income by charging for banking related services such as management of customer investment portfolios, trusts and estates, assessing fees for servicing deposit accounts, servicing residential mortgages sold in the secondary market and processing merchant bankcard activity. Gains on the sales of loans and investments are also included in noninterest income.

Income from trust-related services, representing 46% of total noninterest income in 1993, continues to be the largest component of noninterest income. Trust income amounted to $3.0 million in 1993, up 10.2% from the $2.7 million reported in 1992. This increase is primarily due to the increase in assets under management. The market value of assets under management amounted to approximately $390.0 million at December 31, 1993, up 12.3% over the 1992 level of $347.4 million.

Service charges on deposit accounts rose 17.7% to $1.4 million for the year ended December 31, 1993. This increase in revenue was generated from changes in the fee structures of various deposit products as well as an increase in the total deposit base during 1993.

Net gains on securities available for sale amounted to $345,674 in 1993, an increase from $196,606 reported in 1992. Gains in 1993 resulted from sales of marketable equity securities. Total proceeds from sales of equity securities in 1993 were $7.4 million and include $7.0 million relating to the sale of auction rate preferred stocks from which no gain or loss was realized.

Gains on loan sales amounted to $484,960 in 1993, virtually unchanged from 1992. The Corporation retains servicing rights on all residential mortgage loans sold. Although the balance of serviced loans increased to $91.3 million at December 31, 1993 from $86.0 million at December 31, 1992, income generated from servicing these loans decreased 15.6%. This decrease resulted primarily from accelerated amortization of the capitalized gain on excess servicing. The acceleration of this expense was necessary because of higher than expected levels of prepayments of the underlying loans.

                                                                         % Change
                                                                ---------------------------
(Dollars in thousands)                1993     1992     1991    1993 vs 1992   1992 vs 1991
- -------------------------------------------------------------------------------------------
Trust income                        $2,952   $2,678   $2,501        10.2%           7.1%
Service charges on deposit accounts  1,446    1,229    1,155        17.7            6.4
Merchant processing fees               522      437      408        19.5            7.1
Gains on sales of securities           346      197    1,495        75.6          (86.8)
Gains on loan sales                    485      484        7          .2        6,814.3
Fees, service charges and other        391      409      408        (4.4)            .2
Mortgage servicing fees                287      340      207       (15.6)          64.3
- -------------------------------------------------------------------------------------------
Total noninterest income            $6,429   $5,774   $6,181        11.3%          (6.6)%
===========================================================================================


Noninterest Expense
Noninterest expense rose 11.5% to $17.9 million in 1993. Salaries and employee benefits amounted to $8.7 million at December 31, 1993, increasing by 13.7% due to increased staffing levels, normal salary adjustments and higher profit sharing and incentive plan costs.

Occupancy costs increased by 17.2%, to $1.2 million in 1993 due primarily to expenses incurred for repairs.

Expenses associated with other real estate owned decreased 14.5% to $901,000. These costs include such items as insurance, taxes, utilities and maintenance as well as net realized losses on sales of properties, unrealized losses attributable to declines in market value and estimated selling costs.

Credit and collection costs were $582,000 in 1993, up 28.5% from $453,000 in 1992. These costs consist largely of legal, appraisal and other costs associated with collecting problem loans and securing collateral thereon.

                                                                         % Change
                                                                --------------------------
(Dollars in thousands)                1993     1992     1991    1993 vs 1992  1992 vs 1991
- ------------------------------------------------------------------------------------------
Salaries and benefits:
  Salaries                         $ 7,597  $ 6,630  $ 5,987        14.6%          10.7%
  Employee benefits                  1,089    1,007      873         8.1           15.3
Occupancy:
  Depreciation                         540      524      522         3.1             .4
  Other                                648      490      509        32.2           (3.7)
Equipment:
  Depreciation                         906      786      968        15.3          (18.8)
  Other                                424      432      468        (1.9)          (7.7)
Deposit taxes and assessments        1,217    1,150      973         5.8           18.2
Foreclosed property costs              901    1,054    1,014       (14.5)           3.9
Office supplies                        542      502      503         8.0            (.2)
Advertising and promotion              451      423      295         6.6           43.4
Credit and collection                  582      453      270        28.5           67.8
Postage                                331      328      300          .9            9.3
Other                                2,718    2,309    2,199        17.7            5.0
- ------------------------------------------------------------------------------------------
Total noninterest expense          $17,946  $16,088  $14,881        11.5%           8.1%
==========================================================================================


Income Taxes
Income tax expense amounted to $2.3 million in 1993. Washington Trust's effective tax rate for 1993 was 33.5%. This rate differed from the federal rate of 34.0% due to the benefits of tax-exempt income and the dividends received deduction as well as the expense resulting from state income taxes.

The Corporation adopted Statement of Financial Accounting Standards #109 (SFAS #109), "Accounting for Income Taxes", as of January 1, 1993. SFAS #109 requires a change from the deferred method of determining income tax expense to the asset and liability method. Deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The cumulative effect of the January 1, 1993 adoption of SFAS #109 was a $305,000 increase in earnings.

At December 31, 1993 the Corporation had a net deferred tax asset amounting to $3,305,000. A significant portion of this asset is expected to be realized for tax purposes within a five year period.


Recent Accounting Developments
Postemployment Benefits
The Financial Accounting Standards Board (FASB) has issued SFAS #112, "Employers' Accounting for Postemployment Benefits", which is effective for fiscal years beginning after December 15, 1993. This pronouncement establishes accounting standards for employers who provide benefits to former or inactive employees, their beneficiaries and dependents, after employment but before retirement. SFAS #112 requires employers to recognize the expense associated with providing these benefits when incurred provided that certain criteria are met. The implementation of SFAS #112 as of January 1, 1994 was not material to the Corporation's financial condition or results of operations.

Loan Impairment
In May 1993 the FASB issued SFAS #114, "Accounting by Creditors for Impairment of a Loan", which is effective for fiscal years beginning after December 15, 1994. This pronouncement establishes accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS #114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. This pronouncement also narrows the definition of in-substance foreclosures. Accordingly, many of the loans currently accounted for as in-substance foreclosures will be treated as impaired loans under these new guidelines. The periodic effect of this pronouncement on the financial condition or results of operation of the Corporation has not been fully determined.

Investments
The FASB issued SFAS #115, "Accounting for Certain Investments in Debt and Equity Securities", effective for fiscal years beginning after December 15, 1993. The Statement requires, among other things, that securities available for sale be reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized. The Corporation adopted SFAS #115 as of January 1, 1994. The effect of adopting this pronouncement was an increase in shareholders' equity of approximately $4,911,000. Subsequent changes in the fair value of these securities could result in increased volatility of the Corporation's capital levels.


Comparison of 1992 with 1991
For the year ended December 31, 1992, the Corporation recorded net income of $3,150,356, or $1.71 per share, compared to $2,477,032, or $1.35 per share earned in 1991. Increased net interest income, improvement in the level of nonperforming assets, and a resultant decrease in the Corporation's provision for loan losses contributed to the increase in earnings.

The Corporation's increased efforts to reduce the level of nonperforming assets during 1992 had a positive impact on its overall asset quality. Nonperforming assets were 5.7% of total assets at December 31, 1992, down from the prior year amount of 8.1%. The Corporation's loan loss provision amounted to $4.0 million in 1992, down from $5.2 million in 1991. Loan charge-offs, net of recoveries, totalled $3.1 million and $7.2 million in 1992 and 1991, respectively.

Overall loan demand remained soft during 1992. Total loans declined to $344.4 million at December 31, 1992, down from the December 31, 1991 amount of $361.0 million, primarily due to mortgage loans held for sale, charge-offs, and foreclosures, including in-substance foreclosures.

Net interest income for 1992 was $19.1 million, up 9.1% from the 1991 amount of $17.5 million. The net interest margin amounted to 4.76% in 1992, up from 4.39% in 1991. The interest rate spread amounted to 4.40% and 3.87% for the years ended December 31, 1992 and 1991, respectively.

The yield on interest-earning assets was 8.85% in 1992, down from 10.12% in 1991 due primarily to declines in rates earned on all asset categories. While average interest-bearing liabilities rose only slightly in 1992, the rate paid on these liabilities in 1992 fell to 4.45%, compared to 6.25% in 1991. As interest rates continued to fall in 1992, changes in the composition of deposits resulted. Average savings deposits increased from 40% to 48% of average interest-bearing liabilities, while time deposits decreased from 60% to 49% of average interest-bearing liabilities at the end of 1992.

Shareholders' equity increased 5.8% during 1992 while total assets rose 3.8%. The ratio of capital to assets was 7.6% and 7.5% at December 31, 1992 and 1991, respectively. Dividends paid per share amounted to $.80 in 1992, unchanged from 1991.




Consolidated Balance Sheets
Washington Trust Bancorp, Inc. and Subsidiary
December 31,                                                              1993            1992
- --------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks (note 2)                                     $ 14,978,427    $ 15,797,649
Federal funds sold                                                      6,671,701       6,020,000
Securities available for sale, at lower of cost or market;
  market value $42,447,947 in 1993 and $41,346,321 in
  1992 (note 3)                                                        34,263,743      33,743,289
Mortgage loans held for sale                                            3,709,499       8,639,573
Investment securities, at cost; market value $53,333,595
  in 1993 and $39,541,196 in 1992 (note 4)                             52,497,832      39,106,642
Federal Home Loan Bank stock, at cost                                   1,972,800       1,942,000

Loans (notes 5 and 14)                                                352,510,695     325,238,286
Less reserve for possible loan losses (note 6)                          8,657,263       7,342,276
- --------------------------------------------------------------------------------------------------
  Net loans                                                           343,853,432     317,896,010

Premises and equipment, net (note 8)                                   14,354,731      15,049,188
Accrued interest receivable                                             2,870,911       2,861,497
Net deferred tax asset (note 13)                                        3,305,000       2,119,000
Other real estate owned, net (note 9)                                   7,831,146      13,455,489
Other assets                                                            1,019,602       1,068,603
- --------------------------------------------------------------------------------------------------
    Total assets                                                     $487,328,824    $457,698,940
==================================================================================================

Liabilities:
Deposits:
  Demand                                                             $ 43,924,560    $ 35,901,578
  Savings                                                             200,846,347     191,084,591
  Time (note 10)                                                      178,603,713     177,673,836
- --------------------------------------------------------------------------------------------------
    Total deposits                                                    423,374,620     404,660,005

Dividends payable                                                         411,473         370,442
Federal Home Loan Bank advances (note 11)                              20,500,000      14,000,000
Accrued expenses and other liabilities                                  4,579,806       3,718,698
- --------------------------------------------------------------------------------------------------
    Total liabilities                                                 448,865,899     422,749,145
- --------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 7 and 15)

Shareholders' Equity: (note 16)
  Common stock of $.0625 par value; authorized 3,000,000
    shares; issued 1,920,000 shares                                       120,000         120,000
  Paid-in capital                                                       2,822,908       2,784,205
  Retained earnings                                                    36,418,073      33,276,746
  Treasury stock, at cost; 49,670 shares in 1993
    and 67,788 shares in 1992                                            (898,056)     (1,231,156)
- --------------------------------------------------------------------------------------------------
    Total shareholders' equity                                         38,462,925      34,949,795
- --------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                       $487,328,824    $457,698,940
==================================================================================================

See accompanying notes to consolidated financial statements.



Consolidated Statements of Income
Washington Trust Bancorp, Inc. and Subsidiary
Years ended December 31,                                       1993            1992            1991
- -------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans (note 5)                     $ 29,565,118    $ 32,080,668    $ 37,808,949
  Income from investment securities and securities
    available for sale:
     Interest                                                4,143,297       2,767,561       2,020,525
     Dividends                                                 897,869         728,260         757,263
  Interest on federal funds sold                               321,579         292,258         441,770
- -------------------------------------------------------------------------------------------------------
     Total interest income                                  34,927,863      35,868,747      41,028,507
- -------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                           4,964,023       5,810,111       7,759,655
  Time deposits                                              8,111,506      10,280,550      15,754,512
  Other                                                      1,103,250         709,557          42,595
- -------------------------------------------------------------------------------------------------------
  Total interest expense                                    14,178,779      16,800,218      23,556,762
- -------------------------------------------------------------------------------------------------------
Net interest income                                         20,749,084      19,068,529      17,471,745
Provision for loan losses (note 6)                           2,500,000       4,000,000       5,200,000
- -------------------------------------------------------------------------------------------------------
Net interest income after provision
       for loan losses                                      18,249,084      15,068,529      12,271,745
- -------------------------------------------------------------------------------------------------------
Noninterest income:
  Trust income                                               2,952,216       2,678,082       2,500,871
  Service charges on deposit accounts                        1,446,269       1,228,610       1,154,669
  Merchant processing fees                                     521,545         436,511         408,304
  Gains on sales of securities (notes 3 and 4)                 345,674         196,606       1,495,453
  Gains on loan sales                                          484,960         484,187           6,718
  Other income                                                 678,510         750,295         615,372
- -------------------------------------------------------------------------------------------------------
     Total noninterest income                                6,429,174       5,774,291       6,181,387
- -------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits (note 12)                   8,686,310       7,636,843       6,860,223
  Net occupancy                                              1,187,937       1,013,706       1,031,098
  Equipment                                                  1,330,052       1,218,225       1,436,209
  Deposit taxes and assessments                              1,216,740       1,149,683         973,456
  Foreclosed property costs (note 9)                           901,320       1,053,768       1,014,019
  Office supplies                                              542,017         502,010         503,138
  Advertising and promotion                                    451,076         422,648         294,859
  Credit and collection                                        581,831         453,460         269,666
  Other                                                      3,049,444       2,638,121       2,498,432
- -------------------------------------------------------------------------------------------------------
     Total noninterest expense                              17,946,727      16,088,464      14,881,100
- -------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                          6,731,531       4,754,356       3,572,032
Applicable income taxes (note 13)                            2,255,000       1,604,000       1,095,000
- -------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change         4,476,531       3,150,356       2,477,032
Cumulative effect of change in accounting for income taxes     305,000              --              --
- -------------------------------------------------------------------------------------------------------
     Net income                                            $ 4,781,531     $ 3,150,356     $ 2,477,032
=======================================================================================================
Weighted average shares outstanding - primary                1,874,564       1,846,002       1,830,422
Weighted average shares outstanding - fully diluted          1,883,839       1,847,307       1,830,422

Earnings per share - primary:
  Income before cumulative effect of accounting change           $2.39           $1.71           $1.35
  Cumulative effect of change in accounting for income taxes       .16              --              --
                                                                 -----           -----           -----
  Net income                                                     $2.55           $1.71           $1.35
                                                                 =====           =====           =====
Earnings per share - fully diluted:
  Income before cumulative effect of accounting change           $2.38           $1.71           $1.35
  Cumulative effect of change in accounting for income taxes       .16              --              --
                                                                 -----           -----           -----
  Net income                                                     $2.54           $1.71           $1.35
                                                                 =====           =====           =====

Cash dividends declared per share                                $ .88           $ .80           $ .80

See accompanying notes to consolidated financial statements.



Consolidated Statements of Cash Flows
Washington Trust Bancorp, Inc. and Subsidiary
Years Ended December 31,                                          1993           1992           1991
- -------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                $  4,781,531   $  3,150,356   $  2,477,032
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                  2,500,000      4,000,000      5,200,000
    Provision for valuation of other real estate owned         1,042,428        579,170        276,329
    Depreciation of premises and equipment                     1,446,367      1,310,635      1,489,272
    Amortization of net deferred loan fees and costs            (599,670)      (303,548)      (132,717)
    Write-downs of other real estate owned                            --         30,000        279,692
    Cumulative effect of change in accounting principle         (305,000)            --             --
    Deferred income tax benefit                                 (881,000)      (833,000)       (17,000)
    Gains on sales of investment securities                           --       (197,214)    (1,495,453)
    Losses (gains) on sales of securities available for sale    (345,674)           608             --
    Gains on sales of other real estate owned                   (674,331)      (131,958)            --
    Gains on loan sales                                         (484,960)      (484,187)        (6,718)
    Proceeds from sales of loans                              29,396,915             --             --
    Loans originated for sale                                (23,981,881)            --             --
    Decrease (increase) in accrued interest receivable            (9,414)       901,201        825,521
    Decrease (increase) in other assets                           49,001        723,134       (666,843)
    Increase (decrease) in accrued expenses
      and other liabilities                                      861,108        419,747       (443,375)
    Other, net                                                    22,998         40,816         20,358
- -------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                  12,818,418      9,205,760      7,806,098
- -------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Securities available for sale:
      Purchases                                               (7,624,494)    (9,478,145)            --
      Proceeds from sales of equity securities                 7,387,344      7,508,250             --
  Investment securities:
    Purchases                                                (26,043,737)   (48,617,219)   (26,411,238)
    Maturities and principal repayments                       12,611,066     25,353,427     14,555,594
    Proceeds from sales of debt securities                            --             --      3,127,050
    Proceeds from sales of equity securities                          --      7,332,350      4,814,665
  Investment in Federal Home Loan Bank stock                     (30,800)    (1,458,800)      (483,200)
  Loan originations in excess of principal
    collected on loans                                       (26,244,158)   (44,356,538)    (4,170,985)
  Proceeds from sales and other reductions
    of other real estate owned                                 3,726,763      3,161,646        647,906
  Proceeds from sales of loans                                        --     44,516,903        678,459
  Purchases of premises and equipment                           (755,168)    (1,106,195)      (583,771)
- -------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                     (36,973,184)   (17,144,321)    (7,825,520)
- -------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    18,714,615      4,942,085      1,027,842
  Proceeds from Federal Home Loan Bank advances               10,000,000     11,500,000      5,000,000
  Repayment of Federal Home Loan Bank advances                (3,500,000)    (2,500,000)            --
  Proceeds from issuance of commmon stock from treasury          371,803        236,053        239,941
  Cash dividends paid                                         (1,599,173)    (1,105,595)    (1,460,640)
- -------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                  23,987,245     13,072,543      4,807,143
- -------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents         (167,521)     5,133,982      4,787,721
   Cash and cash equivalents at beginning of year             21,817,649     16,683,667     11,895,946
- -------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                  $21,650,128    $21,817,649    $16,683,667
=======================================================================================================

   Noncash Investing Activities
     Net transfers from loans to other real estate owned     $ 1,440,156    $ 9,959,742    $11,082,224
     Loans charged off                                         1,512,221      3,416,989      7,441,549
     Loans made to facilitate the sale of other real
       estate owned                                            3,053,750      4,542,550      1,903,594
   Supplemental Disclosures
     Interest payments                                       $ 8,154,492    $ 8,959,552    $11,669,106
     Income tax payments                                       2,844,278      1,964,111      1,005,100

See accompanying notes to consolidated financial statements.




Consolidated Statements of Changes in Shareholders' Equity
Washington Trust Bancorp, Inc. and Subsidiary
                                                                                                   Total
                                         Common      Paid-in       Retained       Treasury      Shareholders'
                                          Stock      Capital       Earnings         Stock          Equity
- ------------------------------------------------------------------------------------------------------------
Balances, December 31, 1990            $120,000    $2,918,006    $30,586,035    $(1,840,951)   $31,783,090

Net income, 1991                              -             -      2,477,032              -      2,477,032
Cash dividends declared                       -             -     (1,460,640)             -     (1,460,640)
Treasury stock acquired                       -       (93,699)             -        333,640        239,941
- ------------------------------------------------------------------------------------------------------------
Balances, December 31, 1991             120,000     2,824,307     31,602,427     (1,507,311)    33,039,423

Net income, 1992                              -             -      3,150,356              -      3,150,356
Cash dividends declared                       -             -     (1,476,037)             -     (1,476,037)
Issuance of common stock from treasury        -       (40,102)             -        276,155        236,053
- ------------------------------------------------------------------------------------------------------------
Balances, December 31, 1992             120,000     2,784,205     33,276,746     (1,231,156)    34,949,795

Net income, 1993                              -             -      4,781,531              -      4,781,531
Cash dividends declared                       -             -     (1,640,204)             -     (1,640,204)
Issuance of common stock from treasury        -        38,703              -        333,100        371,803
- ------------------------------------------------------------------------------------------------------------
Balances, December 31, 1993            $120,000    $2,822,908    $36,418,073    $  (898,056)   $38,462,925
============================================================================================================

See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements
WASHINGTON TRUST BANCORP, INC. AND SUBSIDIARY

(1) Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements of Washington Trust Bancorp, Inc. and subsidiary (the Corporation) include the accounts of Washington Trust Bancorp, Inc. and its wholly-owned subsidiary, The Washington Trust Company, a Rhode Island chartered bank. All significant intercompany transactions have been eliminated. The consolidated financial statements are presented on the accrual basis of accounting except for certain fees earned in a fiduciary capacity which are reported on a cash basis and which do not differ materially from amounts determined on the accrual basis.

Certain amounts in the 1992 and 1991 consolidated financial statements have been reclassified to conform to the current reporting format.

Investment Accounting Policy
Securities Available for Sale
Effective September 30, 1992, the Corporation designated securities that it intends to use as part of its asset/liability strategy or that may be sold as a result of changes in market conditions, changes in prepayment risk, rate fluctuations, liquidity or capital requirements as available for sale. With respect to securities acquired subsequent to September 30, 1992, the determination to classify such securities as available for sale is made at the time of purchase. These securities are classified and reported separately on the Consolidated Balance Sheets as securities available for sale. Securities classified as available for sale are carried at the lower of aggregate cost, adjusted for amortization of premium or accretion of discount in the case of debt securities, or market value. The resulting net unrealized loss, if any, is charged to current period earnings. Any unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which the determination is made. Realized gains or losses from sales of equity securities are determined using the average cost method, while other realized gains and losses are determined using the specific identification method.

Investment Securities
The determination to classify debt securities as long term is made at the time of purchase and is based on management's intent and ability to hold the securities until maturity. Debt securities held in the investment portfolio are stated at cost, adjusted for amortization of premium and accretion of discount (calculated on a method that approximates the interest method).

Loan Accounting Policy
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost, net of unamortized deferred loan origination fees and costs, or market.

Loans
Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs. Interest income is accrued on various methods which approximate a level yield related to principal amounts outstanding. Deferred loan fees and costs are amortized as an adjustment to yield over the life of the related loans.

Nonaccrual Loans
Loans, with the exception of credit card loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more overdue with respect to principal and/or interest. Interest previously accrued, but not collected on such loans is reversed against current period income. Subsequent cash receipts on nonaccrual loans are applied to the outstanding principal balance of the loan, or recognized as interest income depending on management's assessment of the ultimate collectibility of the loan. Loans are removed from nonaccrual status when they have been current as to principal and interest for a period of time, the borrower has demonstrated an ability to comply with repayment terms, and when, in management's opinion, the loans are considered to be fully collectible.

Restructured Loans
Restructured loans include those for which concessions such as reduction of interest rates other than normal market rate adjustments, or deferral of principal or interest payments have been granted due to a borrower's financial condition. Subsequent cash receipts on restructured loans are applied to the outstanding principal balance of the loan, or recognized as interest income depending on management's assessment of the ultimate collectibility of the loan.

Reserve for Possible Loan Losses
The reserve for possible loan losses is available for future credit losses inherent in the loan portfolio. The level of the reserve is based on management's ongoing review of the growth and composition of the loan portfolio, net charge-off experience, current and expected economic conditions, and other pertinent factors. Loans (or portions thereof) deemed to be uncollectible are charged against the reserve and recoveries of amounts previously charged off are added to the reserve. Loss provisions charged to earnings are added to the reserve to bring it to the desired level.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is calculated on the straight-line method over the estimated useful lives of assets. Expenditures for major additions and improvements are capitalized while the costs of current maintenance and repairs are charged to operating expenses.

Other Real Estate Owned (OREO)
Other real estate owned consists of property acquired through foreclosure, and includes loans determined to be "in-substance" foreclosures (ISF's). A loan is considered to be an ISF when the borrower has little or no equity in the underlying collateral property, proceeds for repayment of the loan are dependent upon the sale of the collateral, and the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property.

OREO is stated at the lower of cost or fair value at the date of acquisition or classification to ISF status. Fair value of such assets is determined based on independent appraisals and other relevant factors. Any write-down to fair value at the time of foreclosure or classification to ISF status is charged to the reserve for possible loan losses. A valuation allowance is maintained for potential declines in market value, known specific declines in market value, and estimated selling costs. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale are included in foreclosed property costs.

Deposit Taxes and Assessments
Deposit taxes and assessments consist of amounts assessed to members of the Bank Insurance Fund (BIF) by the Federal Deposit Insurance Corporation (FDIC) and deposit taxes imposed by the State of Rhode Island. These amounts are calculated based on levels of bank deposits.

Pension Costs
Annual charges to earnings for the Corporation's defined benefit plans are recognized based upon actuarial calculations and other methods.

Income Taxes
Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS #109). Under SFAS #109, income tax expense is determined based on the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The cumulative effect of adoption of SFAS #109 has been reported in the 1993 Consolidated Statement of Income.

Prior to adoption of SFAS #109, the Corporation accounted for income taxes under Accounting Principles Board Opinion No. 11, whereby deferred taxes are provided for income and expense items which are recognized in different time periods for financial reporting and tax return purposes.

Earnings Per Share
Earnings per share is determined by dividing net income by the average number of common shares and common stock equivalents outstanding, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed exercise of outstanding stock options, if dilutive.

Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold on an overnight basis.

In 1993 the Corporation adopted the policy of originating certain mortgage loans specifically for sale in the secondary market. Accordingly, originations and sales of such loans in 1993 are classified as operating activities in the Consolidated Statements of Cash Flows.


(2) Cash and Due From Banks
The Corporation's bank subsidiary is required to maintain certain average reserve balances with the Federal Reserve. Such reserve balances amounted to $6,249,989 and $5,755,313 at December 31, 1993 and 1992, respectively.


(3) Securities Available For Sale
Securities available for sale are summarized as follows:

                                  Book        Unrealized   Unrealized      Market
                                  Value         Gains        Losses        Value
- ------------------------------------------------------------------------------------
December 31, 1993
  U.S. Treasury obligations    $25,120,650   $1,097,084    $ (12,053)    $26,205,681
  Corporate debt securities      1,000,000           --       (2,500)        997,500
- ------------------------------------------------------------------------------------
    Total debt securities       26,120,650    1,097,084      (14,553)     27,203,181
  Corporate stocks               8,143,093    7,161,080      (59,407)     15,244,766
- ------------------------------------------------------------------------------------
  Total                        $34,263,743   $8,258,164    $ (73,960)    $42,447,947
====================================================================================

December 31, 1992
  U.S. Treasury obligations    $23,165,503   $  682,210    $(148,788)    $23,698,925
  Corporate debt securities      1,000,000           --      (30,000)        970,000
- ------------------------------------------------------------------------------------
    Total debt securities       24,165,503      682,210     (178,788)     24,668,925
  Corporate stocks               9,577,786    7,187,889      (88,279)     16,677,396
- ------------------------------------------------------------------------------------
  Total                        $33,743,289   $7,870,099    $(267,067)    $41,346,321
====================================================================================

Securities available for sale with a carrying value of $2,997,163 and $2,995,195 were pledged to secure public deposits and for other purposes at December 31, 1993 and 1992, respectively.

As of December 31, 1993, the contractual maturities of debt securities available for sale and the weighted average yields of those securities are presented in the following table. Debt securities designated as available for sale may be sold prior to their contractual maturity.

                                                                      Weighted
                                           Amortized      Market      Average
 Securities Available for Sale               Cost          Value      Yield
 ----------------------------------------------------------------------------
 Due in 1 year or less                   $        --   $        --        --
 After 1 but within 5 years               25,631,233    26,423,806      5.75%
 After 5 but within 10 years                      --            --        --
 After 10 years                              489,417       779,375     13.16%
 ----------------------------------------------------------------------------
 Total                                   $26,120,650   $27,203,181      5.89%
 ============================================================================


Proceeds from sales of corporate stocks available for sale during 1993 and 1992 were $7,387,344 and $7,508,250, respectively. Gross gains of $345,844 and $0 were realized on these sales in 1993 and 1992, respectively. Gross realized losses amounted to $170 and $608 on these sales during 1993 and 1992, respectively.

Included in proceeds from sales of corporate stocks available for sale are $7.0 million and $7.5 million in 1993 and 1992, respectively, from dispositions of dutch auction preferred stocks with no gain or loss. Purchases of dutch auction preferred stocks available for sale amounted to $5.0 million and $5.5 million in 1993 and 1992, respectively. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par (cost).

There were no sales of debt securities available for sale during 1993 and 1992.

Securities available for sale are reported at the lower of amortized cost or market, with any net unrealized losses charged to earnings. Effective January 1, 1994, the Corporation will adopt Statement of Financial Accounting Standards No. 115 (SFAS #115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS #115 requires that securities available for sale be reported at fair value with unrealized gains and losses reflected as a separate component of shareholders' equity, net of tax. The January 1, 1994 adoption of SFAS #115 resulted in an increase in shareholders' equity of approximately $4,911,000. This component of shareholders' equity will fluctuate with subsequent changes in the fair value of securities available for sale.


(4) Investment Securities
Investment securities are summarized as follows:

                                Amortized     Unrealized   Unrealized      Market
                                  Cost          Gains        Losses        Value
- -----------------------------------------------------------------------------------
December 31, 1993
   U.S. Treasury obligations
    and obligations of U.S.
    government agencies        $19,419,860   $   26,765    $(131,194)    $19,315,431
   Mortgage-backed securities   25,401,432      880,196      (33,684)     26,247,944
   States and political
    subdivisions                 7,676,540       99,539       (5,859)      7,770,220
- ------------------------------------------------------------------------------------
   Total                       $52,497,832   $1,006,500    $(170,737)    $53,333,595
====================================================================================

December 31, 1992
   U.S. Treasury obligations
    and obligations of U.S.
    government agencies        $ 8,998,075     $123,804      $    --     $ 9,121,879
   Mortgage-backed securities   24,202,972      218,797       (5,621)     24,416,148
   States and political
    subdivisions                 5,905,595       97,574           --       6,003,169
- ------------------------------------------------------------------------------------
   Total                       $39,106,642     $440,175      $(5,621)    $39,541,196
====================================================================================


Mortgage-backed securities included in the investment securities portfolio are issued by both the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. These securities represent participating interests in pools of long-term residential mortgage loans. Included in mortgage-backed securities are Federal Home Loan Mortgage Corporation participation certificates backed by mortgage loans originated by the bank subsidiary amounting to $17,273,190 and $19,209,775 at December 31, 1993 and 1992, respectively.

Investment securities with a carrying value of $999,636 and $999,914 were pledged to secure public deposits and for other purposes at December 31, 1993 and 1992, respectively.

As of December 31, 1993, the contractual maturities of debt securities held for investment and the weighted average yields of those securities are presented in the following table. Mortgage-backed securities are included based on their weighted average maturities, adjusted for anticipated future prepayments.

                                                                     Weighted
                                           Amortized      Market      Average
 Investment Securities                       Cost          Value      Yield
 ----------------------------------------------------------------------------
 Due in 1 year or less                   $ 7,887,151   $ 8,046,640      5.80%
 After 1 but within 5 years               31,015,581    31,352,700      5.39%
 After 5 but within 10 years               8,881,082     9,145,958      7.01%
 After 10 years                            4,714,018     4,788,297      5.68%
 ----------------------------------------------------------------------------
 Total                                   $52,497,832   $53,333,595      5.75%
 ============================================================================

Proceeds from sales of equity securities from the investment portfolio amounted to $7,332,350 and $4,814,665 in 1992 and 1991, respectively. Proceeds from sales of debt securities were $0 and $3,127,050 in 1992 and 1991, respectively. Gross realized gains and losses on sales of investment securities amounted to $208,464 and $11,250, respectively, in 1992, and $1,702,201 and $206,748, respectively, in 1991.

Included in proceeds from sales of investment securities are $6.5 million and $2.0 million in 1992 and 1991, respectively, from dispositions of dutch auction preferred stocks with no gain or loss. Purchases of dutch auction preferred stocks for the investment portfolio amounted to $13.0 million and $1.0 million in 1992 and 1991, respectively.

There were no sales of investment securities subsequent to September 30, 1992.


(5) Loans
The following is a summary of loans:

December 31,                                                1993           1992
- ----------------------------------------------------------------------------------
 Residential real estate:
  Mortgages                                            $152,758,727   $140,438,839
  Homeowner construction                                  6,120,171      5,124,603
- ----------------------------------------------------------------------------------
  Total residential real estate                         158,878,898    145,563,442

 Commercial and other:
  Mortgages (1)                                          48,011,836     38,921,833
  Construction and development (2)                       10,051,008     10,947,411
  Other (3)                                             101,636,280     97,344,028
- ----------------------------------------------------------------------------------
  Total commercial and other                            159,699,124    147,213,272

 Installment                                             33,932,673     32,461,572
- ----------------------------------------------------------------------------------
 Total loans                                           $352,510,695   $325,238,286
==================================================================================

(1) Amortizing mortgages, primarily secured by income producing property
(2) Loans for construction of residential and commercial properties and for land development
(3) Loans to businesses and individuals, a substantial portion of which are fully or partially collateralized by real estate


Concentrations of Credit Risk
The Corporation's lending activities are primarily conducted in southern Rhode Island and southeastern Connecticut. The Corporation grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, loans are granted for the construction of residential homes, multi-family properties, commercial real estate properties, and for land development. The ability and willingness of the single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability and willingness of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in the market area.

Nonaccrual Loans
The balance of loans on nonaccrual status as of December 31, 1993 and 1992 was $11,370,726 and $12,563,329, respectively. Interest income that would have been recognized had these loans been performing at originally contracted rates was approximately $1,021,000 in 1993, $1,290,000 in 1992, and $2,194,000 in 1991.
Interest income attributable to these loans included in the Consolidated Statements of Income amounted to approximately $597,000 in 1993, $709,000 in 1992 and $396,000 in 1991.

Troubled Debt Restructurings
Loans restructured during 1993 amounted to $404,595 and are included in nonaccrual loans reported above. At December 31, 1993, there were no commitments to lend additional funds to borrowers whose loans had been restructured.

Mortgage Servicing Activities
Mortgage loans sold to others and serviced by the Corporation on a fee basis under various agreements amounted to $91,341,476 and $86,048,859 at December 31, 1993 and 1992, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

(6) Reserve for Possible Loan Losses
The following is an analysis of the reserve for possible loan losses:

Years ended December 31,                             1993         1992         1991
- -------------------------------------------------------------------------------------
Balance at beginning of year                     $7,342,276   $6,474,272   $8,487,196
Provision charged to expense                      2,500,000    4,000,000    5,200,000
Recoveries of loans previously charged off          327,208      284,993      228,625
Loans charged off                                (1,512,221)  (3,416,989)  (7,441,549)
- -------------------------------------------------------------------------------------
Balance at end of year                           $8,657,263   $7,342,276   $6,474,272
=====================================================================================

Management believes that the reserve for possible loan losses is adequate.
While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions, particularly in the northeastern United States. In addition, various regulatory agencies may periodically review the Corporation's reserve for possible loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments about information available to them at the time of their examination.


(7) Financial Instruments with Off-Balance Sheet Risk
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contractual amounts of financial instruments with off-balance sheet risk are as follows:

December 31,                                              1993         1992
- ------------------------------------------------------------------------------
Loans sold with recourse                             $ 2,104,375  $ 2,861,059
Standby letters of credit                                848,253      976,835
Commitments to extend credit:
  Revolving, open-end loans secured by
    residential properties; home equity lines          8,791,330    7,924,635
  Credit card lines                                    9,845,871    8,167,724
  Homeowner construction loans                         3,257,811    2,276,114
  Construction and development loans                   1,329,486    1,179,891
  Commercial and other loans                          19,837,556   13,894,671


Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each borrower's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

The Corporation has retained credit risk on certain residential mortgage loans sold with recourse. In the event of default by the mortgagor, the Corporation could become obligated to repurchase the loan. Such repurchases have been insignificant and have not resulted in any losses to the Corporation.


(8) Premises and Equipment
The following is a summary of premises and equipment:

December 31,                                            1993        1992
- ----------------------------------------------------------------------------
Land and improvements                              $ 1,530,736   $ 1,530,736
Premises and improvements                           15,050,701    14,935,201
Furniture, fixtures, and equipment                   7,748,246     7,126,314
- ----------------------------------------------------------------------------
                                                    24,329,683    23,592,251
Less accumulated depreciation                        9,974,952     8,543,063
- ----------------------------------------------------------------------------
Total premises and equipment, net                  $14,354,731   $15,049,188
============================================================================


(9) Other Real Estate Owned
An analysis of the composition of OREO, including in-substance foreclosures, follows:

December 31,                                            1993        1992
- ---------------------------------------------------------------------------
Property acquired through foreclosure:
  Commercial real estate                            $2,354,325  $ 2,605,917
  Residential real estate                              382,209    1,719,389
  Construction and development                         715,599      935,578
  Land                                               1,115,988    1,233,510
- ---------------------------------------------------------------------------
Total property acquired through foreclosure          4,568,121    6,494,394
- ---------------------------------------------------------------------------
In-substance foreclosures:
  Commercial real estate                             1,670,646    3,194,919
  Residential real estate                            1,443,285    3,860,372
  Construction and development                         989,617      786,185
  Land                                                 625,777      891,472
  Other                                                325,672      406,077
- ---------------------------------------------------------------------------
Total in-substance foreclosures                      5,054,997    9,139,025
- ---------------------------------------------------------------------------
Valuation allowance                                 (1,791,972)  (2,177,930)
- ---------------------------------------------------------------------------
Other real estate owned, net                        $7,831,146  $13,455,489
===========================================================================

In the fourth quarter of 1992, the Corporation adopted Statement of Position
(SOP) 92-3, "Accounting for Foreclosed Assets". This statement requires that other real estate owned be carried at the lower of cost or fair value minus estimated costs to sell. A valuation allowance is maintained for known specific and potential market declines and for estimated selling expenses. The valuation allowance is reduced by selling expenses incurred and increased by charges to earnings. Realized gains and losses on dispositions are recognized in earnings. Prior to the adoption of SOP 92-3, the Corporation provided for estimated selling expenses and known specific market declines as a reduction of the cost basis of OREO, rather than through the valuation allowance. Adoption of SOP 92-3 resulted in increases of $798,541 to the OREO cost basis and the valuation allowance in 1992. Prior to the adoption of SOP 92-3, realized gains and losses on dispositions of properties were credited or charged to the valuation allowance.

An analysis of the activity relating to other real estate owned, including in-substance foreclosures, follows:

Years ended December 31,                              1993          1992
- ----------------------------------------------------------------------------
Balance at beginning of year                      $15,633,419   $12,154,074
Net transfers from loans                            1,440,156     9,959,742
Adoption of SOP 92-3                                       --       798,541
Sales and other reductions                         (7,526,597)   (7,417,693)
Write-downs charged to expense                             --       (30,000)
Other, net                                             76,140       168,755
- ----------------------------------------------------------------------------
                                                    9,623,118    15,633,419
Valuation allowance                                (1,791,972)   (2,177,930)
- ----------------------------------------------------------------------------
Balance at end of year                            $ 7,831,146   $13,455,489
============================================================================


The following is an analysis of activity relating to the OREO valuation allowance:

Years ended December 31,                         1993         1992        1991
- -------------------------------------------------------------------------------
Balance at beginning of year                $2,177,930   $  505,268    $346,511
Provision charged to expense                 1,042,428      579,170     276,329
Net gains (losses) on dispositions                  --      462,852    (117,572)
Specific write-downs                                --     (189,600)         --
Adoption of SOP 92-3                                --      798,541          --
Sales and other reductions                  (1,274,911)     (86,398)         --
Selling expenses incurred                     (114,712)     (19,287)         --
Other, net                                     (38,763)     127,384          --
- -------------------------------------------------------------------------------
Balance at end of year                      $1,791,972   $2,177,930    $505,268
===============================================================================

Net charges to earnings for potential declines in market value, specific write-downs, estimated costs to sell, and gains or losses on dispositions of properties amounted to $368,098, $477,212, and $556,021 in 1993, 1992, and 1991,
respectively. These amounts are included in foreclosed property costs on the Consolidated Statements of Income.


(10) Time Certificates of Deposit
The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $21,719,195 at December 31, 1993 and $29,739,213 at
December 31, 1992.


(11) Federal Home Loan Bank Advances
The following table presents scheduled maturities and interest rates of Federal Home Loan Bank advances outstanding at December 31, 1993:

      Years ending         Weighted
      December 31,       Average Rate           Amount
      --------------------------------------------------
       1994                  3.88%           $ 2,500,000
       1995                  5.03%             4,000,000
       1996                  5.54%             3,500,000
       1997                  6.64%             7,000,000
       1998                  5.53%             2,500,000
       1999                  6.02%             1,000,000
      --------------------------------------------------
                                             $20,500,000
      ==================================================

The Corporation's subsidiary bank is a member of the Federal Home Loan Bank of Boston (FHLBB). In addition to the outstanding advances, the subsidiary bank also has access to an unused line of credit equal to 2% of assets at December 31, 1993. Under agreement with the FHLBB, the subsidiary bank is required to maintain qualified collateral, free and clear of liens, pledges, or encumbrances that, based on certain percentages of book and market values, has a value equal to the aggregate amount of the line of credit and outstanding advances. Qualified collateral may consist of residential mortgage loans, U.S. government or agency securities, and amounts maintained on deposit at the FHLBB. The subsidiary bank maintains qualified collateral in excess of the amount required to collateralize the line of credit and outstanding advances at December 31, 1993.


(12) Employee Benefits
Pension Plan
The Corporation's noncontributory defined benefit pension plan covers substantially all full-time employees. Benefits are based on an employee's years of service and highest 3-year compensation. The plan is funded on a current basis, in compliance with the requirements of the Employee Retirement Income Security Act.


The following table presents the funded status of the plan and amounts presented in the consolidated financial statements:

October 1,                                                          1993          1992
- -----------------------------------------------------------------------------------------
Plan funded status:
  Vested accumulated benefit obligation                          $(5,892,300) $(5,064,700)
  Nonvested accumulated benefit obligation                          (104,400)    (112,100)
  Effect of future compensation increases                         (1,502,700)  (1,592,300)
- -----------------------------------------------------------------------------------------
  Projected benefit obligation                                    (7,499,400)  (6,769,100)
  Plan assets (primarily listed stocks and fixed income
    securities), at fair value                                     8,221,100    7,854,000
- -----------------------------------------------------------------------------------------
  Plan assets in excess of projected benefit obligation              721,700    1,084,900
  Unrecognized net gain                                             (740,200)  (1,153,300)
  Unrecognized prior service cost                                    456,800      487,300
  Unrecognized net transition asset being amortized
     over 21 years                                                   (84,600)     (90,500)
- -----------------------------------------------------------------------------------------
  Prepaid pension cost                                           $   353,700  $   328,400
=========================================================================================

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:
  Discount rate                                                        6.75%        7.50%
  Rate of increase in compensation levels                              5.00%        6.00%

Years ended December 31,                                 1993         1992          1991
- -----------------------------------------------------------------------------------------
Net pension cost:
  Service cost; benefits earned during the period     $303,200     $283,700    $  352,700
  Interest cost on projected benefit obligation        521,100      486,500       507,100
  Actual return on plan assets                        (350,700)    (705,400)   (1,148,800)
  Net amortization and deferral                       (238,800)     153,500       617,400
- -----------------------------------------------------------------------------------------
  Net periodic pension cost                           $234,800     $218,300    $  328,400
=========================================================================================

The decrease in pension expense from 1991 to 1992 was primarily attributable to changes in various actuarial cost methods.

Assumptions used in determining net periodic pension expense were as follows:

  Discount rate                                          7.50%        7.50%          7.50%
  Rate of increase in compensation levels                6.00%        6.00%          6.25%
  Expected long term rate of return on
    plan assets                                          8.50%        8.50%          8.50%


Savings and Profit Sharing Plan
The Corporation has a qualified savings and profit sharing plan. The plan provides a specified match of employee contributions for substantially all full-time employees. In addition, full-time employees, excluding those key employees participating in the Short-Term Incentive Plan, are eligible for an annual benefit pursuant to a formula based on pre-tax income. All employer contributions were suspended from February 1, 1991 through June 30, 1992 as a cost containment measure. Total employer matching contributions under this plan amounted to $165,300, $81,900, and $10,400 in 1993, 1992, and 1991,
respectively. The amount of the profit sharing benefit for 1993 was $110,800. There were no profit sharing distributions during 1992 and 1991.

Short-Term Incentive Plan
The Corporation established a nonqualified Short-Term Incentive Plan in 1992 to reward key employees for their contributions to the Corporation's success. This plan provides for annual payments up to a maximum percentage of each participant's base salary, which percentages vary among participants. Payment amounts are based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Participants in this plan are not eligible to receive benefits provided under the profit sharing component of the Savings and Profit Sharing Plan. The expense of the Short-Term Incentive Plan amounted to $462,500 in 1993 and $85,700 in 1992.

Postemployment Benefits
The Financial Accounting Standards Board adopted Statement of Financial Accounting Standards #112 "Employers' Accounting for Postemployment Benefits" which is effective for fiscal years beginning after December 15, 1993. This statement establishes standards of accounting for the expected cost of providing benefits to former or inactive employees after employment but before retirement. It requires employers to accrue for these benefits during the period in which the employee renders service. The Corporation provides disability-related benefits and other benefits to certain former or inactive employees. The implementation of SFAS #112 as of January 1, 1994 did not have a material effect on the Corporation's financial condition or results of operations.

Directors' Retainer Continuation Plan
The Corporation has a nonqualified plan which provides retirement benefits to non-officer directors. The plan pays the regular quarterly retainer in effect at the time of departure for as many quarters as the director served with the Corporation or a subsidiary. The benefit commences upon departure and is reduced for departure occurring before age 65. Accrued and unpaid benefits under this plan are an unfunded obligation of the subsidiary bank. Prior service cost is being amortized over the expected remaining service period of each director. Current cost is being recognized based on the present value of expected future benefits. The expense of this plan is included in other noninterest expense and amounted to $77,800, $78,800, and $112,500 for 1993, 1992, and 1991, respectively.


(13) Income Taxes
As discussed in Note 1, the Corporation adopted SFAS #109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was an increase of $305,000 in consolidated net income. Prior years' financial statements have not been restated to apply the provisions of SFAS #109. Prior year allocations between current and deferred taxes have been restated to reflect actual timing differences. The total income tax expense is not affected by this restatement.

The components of income tax expense were as follows:

Years ended December 31,                                 1993         1992         1991
- -----------------------------------------------------------------------------------------
Current expense:
  Federal                                            $2,614,000   $2,047,000   $  995,000
  State                                                 522,000      390,000      117,000
- -----------------------------------------------------------------------------------------
  Total current expense                               3,136,000    2,437,000    1,112,000
- -----------------------------------------------------------------------------------------

Deferred expense (benefit):
  Federal                                              (715,000)    (834,000)     (17,000)
  State                                                (186,000)       1,000           --
  Change in valuation allowance for
    deferred tax assets                                  20,000           --           --
- -----------------------------------------------------------------------------------------
  Total deferred taxes                                 (881,000)    (833,000)     (17,000)
- -----------------------------------------------------------------------------------------
  Total income tax expense                           $2,255,000   $1,604,000   $1,095,000
=========================================================================================

Total income tax expense varied from the amount determined by applying the Federal income tax rate to income before income taxes. The reasons for the differences were as follows:

Years ended December 31,                                 1993         1992         1991
- -----------------------------------------------------------------------------------------
Tax expense at Federal statutory rate of 34%         $2,289,000   $1,617,000   $1,215,000
Increase (decrease) in taxes resulting from:
  Tax-exempt income                                    (134,000)    (148,000)    (169,000)
  Dividends received deduction                         (179,000)    (150,000)    (179,000)
  State tax, net of Federal income tax benefit          222,000      258,000       77,000
  Appreciated value of donated assets                   (30,000)     (24,000)          --
  Change in valuation allowance for
    deferred tax assets                                  20,000           --           --
  Other                                                  67,000       51,000      151,000
- -----------------------------------------------------------------------------------------
Total income tax expense                             $2,255,000   $1,604,000   $1,095,000
=========================================================================================

For the years ended December 31, 1992 and 1991, deferred income taxes resulted from timing differences in the recognition of certain revenue and deductions for tax and financial statement purposes. The sources of these differences and the tax expense (benefit) of each were as follows:

Years ended December 31,                                   1992         1991
- -----------------------------------------------------------------------------
Provision for loan losses                               $(172,000)   $438,000
Depreciation                                               (6,000)    (49,000)
Write-downs of foreclosed property                       (157,000)   (156,000)
Deferred compensation and employee benefits               (66,000)    (18,000)
Deferred loan fees and costs                             (242,000)   (134,000)
Cash basis recognition of income and expense             (197,000)    (90,000)
Other, net                                                  7,000      (8,000)
- -----------------------------------------------------------------------------
Total deferred tax benefit                              $(833,000)   $(17,000)
=============================================================================


The approximate tax effects of temporary differences that give rise to gross deferred tax assets and gross deferred tax liabilities at December 31, 1993 are as follows:

Gross deferred tax assets:
  Reserve for possible loan losses                          $2,313,000
  Other real estate owned                                      417,000
  Deferred loan origination fees                             1,394,000
  Interest on nonperforming loans                              430,000
  Other                                                        480,000
- ----------------------------------------------------------------------
Gross deferred tax assets                                    5,034,000
Valuation allowance                                           (168,000)
- ----------------------------------------------------------------------
Gross deferred tax assets, net of
  valuation allowance                                        4,866,000
- ----------------------------------------------------------------------
Gross deferred tax liabilities:
  Premises and equipment                                       955,000
  Deferred loan origination costs                              460,000
  Other                                                        146,000
- ----------------------------------------------------------------------
Gross deferred tax liabilities                               1,561,000
- ----------------------------------------------------------------------
Net deferred tax asset                                      $3,305,000
======================================================================

In addition to future taxable income, a primary source of recovery of deferred tax assets is taxes paid in prior years available for carryback. A valuation allowance has been established for a portion of the deferred tax asset that relates to the state tax effect of temporary differences for which no carryback is allowed.


(14) Loans to Related Parties
At December 31, 1993, the Corporation has made loans in the ordinary course of business to certain directors and executive officers including their immediate families and their affiliated companies. Such loans were made under normal interest rate and collateralization terms. Activity related to these loans in 1993 was as follows:

Balance at December 31, 1992                                      $1,914,876
Additions                                                          1,503,548
Reductions                                                        (1,083,292)
- ----------------------------------------------------------------------------
Balance at December 31, 1993                                      $2,335,132
============================================================================


(15) Litigation
The Corporation is involved in various claims and legal proceedings arising out of the ordinary course of business. Management is of the opinion, based on its review with counsel of the development of such matters to date, that the ultimate disposition of these matters will not materially affect the consolidated financial position or results of operations of the Corporation.


(16) Shareholders' Equity
Stock Option Plan
The Stock Option Plan provides for the granting of options to directors, officers, and key employees. Up to 400,000 shares of the Corporation's common stock may be used from authorized but unissued shares, treasury stock, or shares available from expired options. Options are designated either as non-qualified or as incentive options and may be granted with stock appreciation rights (SAR's). The exercise price of an option may not be less than the fair market value on the date of grant. The option price is payable in cash, by the delivery of shares of the Corporation's common stock already owned by the grantee, or a combination thereof. Options may be granted at any time until December 31, 1997. As of December 31, 1993, no options have been granted with SAR's.

All options granted prior to 1992 are exercisable. Options granted in 1993 and 1992 become vested over a three year period. The following table presents changes in options outstanding during 1993 and 1992:


                                     $27.75      $20.875     $17.50
                                       to          to          to
Exercise price per share             $24.875     $19.875     $16.50      $13.75
- -------------------------------------------------------------------------------
Outstanding at December 31, 1991     144,900         --         --        5,000
Granted during 1992                       --         --     36,675           --
Cancelled during 1992                (10,100)        --     (1,401)          --
- -------------------------------------------------------------------------------
Outstanding at December 31, 1992     134,800         --     35,274        5,000
Granted during 1993                       --     32,543         --           --
Exercised during 1993                     --         --       (227)          --
- -------------------------------------------------------------------------------
Outstanding at December 31, 1993     134,800     32,543     35,047        5,000
===============================================================================

Dividend Reinvestment
Under the Dividend Reinvestment and Stock Purchase Plan, 120,000 shares of common stock were originally reserved to be issued for dividends reinvested and cash payments to the plan.

As of December 31, 1993, a total of 464,922 common stock shares were reserved for issuance under the Stock Option Plan and the Dividend Reinvestment and Stock Purchase Plan.

Dividends
The source of funds for dividends paid by the Corporation is dividends received from its subsidiary bank. The Corporation and its subsidiary bank are regulated enterprises and their abilities to pay dividends are subject to regulatory review and restriction. Certain regulatory and statutory restrictions exist regarding dividends, loans, and advances from the subsidiary bank to the Corporation. Generally the subsidiary bank has the ability to pay dividends to the parent subject to minimum regulatory capital requirements and subject to "Guaranty Fund" requirements of the State of Rhode Island. Under the most restrictive of these requirements, the subsidiary bank could have declared, as of December 31, 1993, aggregate additional dividends of $16.4 million.

On February 28, 1994, the subsidiary bank's primary regulator, the Federal Deposit Insurance Corporation, agreed to release the subsidiary bank from a January 1993 board of directors resolution regarding the payment of dividends. The resolution stated that the subsidiary bank would not pay any dividend to the Corporation unless it provided advance notification to its regulators and received no reasonable objection.


(17) Fair Value of Financial Instruments
Statement of Financial Accounting Standards #107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values of its financial instruments. Fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any pricing adjustments that could result from the sale of the Corporation's entire holding of a particular financial instrument. Because no quoted market exists for a significant portion of the financial instruments, fair value estimates are based on subjective judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. Changes in assumptions could significantly affect the estimates of fair value. Fair value estimates, methods, and assumptions are set forth as follows:

Cash and Investments
The carrying amount of short-term instruments such as cash and federal funds sold is used as an estimate of fair value.

The fair value of longer-term investments is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations. No market exists for shares of the Federal Home Loan Bank of Boston. Such stock may be redeemed at par upon termination of FHLBB membership.

Mortgage Loans Held for Sale
The fair value of mortgage loans held for sale is estimated using the quoted market prices for sales of similar loans on the secondary market.

Loans
Fair values are estimated for categories of loans with similar financial characteristics. Loans are segregated by type and are then further segmented into fixed rate and adjustable rate interest terms to determine their fair value. The fair value of fixed rate commercial and consumer loans is calculated by discounting scheduled cash flows through the estimated maturity of the loan using interest rates offered at December 31, 1993 and 1992 that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical repayment experience. For residential mortgages, fair value is estimated by using quoted market prices for sales of similar loans on the secondary market, adjusted for servicing costs. The fair value of variable rate commercial and consumer loans approximates carrying value. The fair value of nonaccrual loans is calculated by discounting estimated cash flows, using a rate commensurate with the risk associated with the loan type or by other methods that give consideration to the value of the underlying collateral.

Deposit Liabilities
The fair value of demand deposits, savings accounts, and certain money market accounts, is equal to the amount payable on demand as of December 31, 1993 and 1992. The discounted values of cash flows using the rates currently offered for deposits of similar remaining maturities were used to estimate the fair value of certificates of deposit.

Federal Home Loan Bank Advances
Rates currently available to the Corporation for advances with similar terms and remaining maturities are used to estimate fair value of existing advances.

Off-Balance Sheet Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

The following table presents the fair values of the Corporation's financial instruments:

December 31,                                     1993                          1992
- ----------------------------------------------------------------------------------------------
                                        Carrying      Estimated      Carrying      Estimated
                                         Amount      Fair Value       Amount      Fair Value
- ----------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents            $ 21,650,128  $ 21,650,128   $ 21,817,649  $ 21,817,649
  Securities available for sale          34,263,743    42,447,947     33,743,289    41,346,321
  Mortgage loans held for sale            3,709,499     3,715,708      8,639,573     8,713,549
  Investment securities                  52,497,832    53,333,595     39,106,642    39,541,196
  Federal Home Loan Bank of Boston
    stock                                 1,972,800     1,972,800      1,942,000     1,942,000
  Loans, net of reserve for possible
    loan losses                         343,853,432   355,979,418    317,896,010   332,309,921
  Accrued interest receivable             2,870,911     2,870,911      2,861,497     2,861,497

Financial liabilities:
  Noninterest bearing demand deposits  $ 43,924,560  $ 43,924,560   $ 35,901,578  $ 35,901,578
  Non-term savings accounts             200,846,347   200,846,347    191,084,591   191,084,591
  Certificates of deposit               178,603,713   180,232,100    177,673,836   179,688,273
  Federal Home Loan Bank advances        20,500,000    20,859,510     14,000,000    14,216,026
  Accrued interest payable                1,111,184     1,111,184      1,235,673     1,235,673

Off-Balance Sheet Instruments:
Off-balance sheet instruments, consisting largely of loan commitments, contain provisions for fees, conditions and term periods which are consistent with customary market practices. Accordingly, the fair value amounts (considered to be the discounted present value of the remaining contractual fees over the unexpired commitment period) would not be material.


(18) Parent Company Financial Statements
The following are condensed parent company only financial statements of Washington Trust Bancorp, Inc. reflecting the investment in the bank subsidiary on the equity basis of accounting:


Balance Sheets
December 31,                                                       1993         1992
- --------------------------------------------------------------------------------------
Assets:
Cash on deposit with bank subsidiary                          $   281,447  $   182,817
Investment in bank subsidiary at equity value                  38,250,951   34,837,420
Dividend receivable from bank subsidiary                          342,000      300,000
- --------------------------------------------------------------------------------------
Total assets                                                  $38,874,398  $35,320,237
======================================================================================

Liabilities:
Dividends payable                                             $   411,473  $   370,442
- --------------------------------------------------------------------------------------

Shareholders' Equity:
 Common stock of $.0625 par value; authorized
  3,000,000 shares; issued 1,920,000 shares                       120,000      120,000
 Paid-in capital                                                2,822,908    2,784,205
 Retained earnings                                             36,418,073   33,276,746
 Treasury stock, at cost; 49,670 shares
  in 1993 and 67,788 shares in 1992                              (898,056)  (1,231,156)
- --------------------------------------------------------------------------------------
 Total shareholders' equity                                    38,462,925   34,949,795
- --------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                    $38,874,398  $35,320,237
======================================================================================

Statements of Income
Years ended December 31,                                 1993        1992         1991
- -----------------------------------------------------------------------------------------
Dividends from bank subsidiary                       $1,368,000   $1,200,000   $1,176,000
Equity in undistributed earnings of subsidiary        3,413,531    1,950,356    1,301,032
- -----------------------------------------------------------------------------------------
Net income                                           $4,781,531   $3,150,356   $2,477,032
=========================================================================================


Statements of Cash Flows
Years ended December 31,                                 1993        1992         1991
- ----------------------------------------------------------------------------------------
Increase (Decrease) in Cash:
Cash flows from operating activities:
  Net income                                        $4,781,531   $3,150,356   $2,477,032
  Reconciliation of net income to net cash
     provided by operating activities:
    Equity effect of undistributed earnings
      of subsidiary                                 (3,413,531)  (1,950,356)  (1,301,032)
    Increase in dividend receivable                    (42,000)    (300,000)          --
- -----------------------------------------------------------------------------------------
  Net cash provided by operating activities          1,326,000      900,000    1,176,000
- -----------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of common stock from treasury               371,803      236,053      239,941
  Cash dividends paid                               (1,599,173)  (1,105,595)  (1,460,640)
- -----------------------------------------------------------------------------------------
  Net cash used in financing activities             (1,227,370)    (869,542)  (1,220,699)
- -----------------------------------------------------------------------------------------
Net increase (decrease) in cash                         98,630       30,458      (44,699)
Cash at beginning of year                              182,817      152,359      197,058
- -----------------------------------------------------------------------------------------
Cash at end of year                                 $  281,447   $  182,817   $  152,359
=========================================================================================


                          Independent Auditors' Report


The Board of Directors and Shareholders
Washington Trust Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary (the Corporation) as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Trust Bancorp, Inc. and subsidiary at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 13 to the financial statements, the Corporation adopted a new method of accounting for income taxes effective January 1, 1993.




KPMG Peat Marwick

Providence, Rhode Island
January 17, 1994, except for note 16, as to which the date is February 28, 1994





Summary of Unaudited Quarterly Financial Information
Washington Trust Bancorp, Inc. and Subsidiary

1993                                        Q1             Q2              Q3            Q4             Year
- ---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $7,377,871    $7,279,792      $7,497,066     $7,410,389    $29,565,118
 Income from investment securities and
    securities available for sale         1,174,731     1,181,934       1,304,507      1,379,994      5,041,166
 Interest on federal funds sold              59,175        64,335         117,045         81,024        321,579
- ---------------------------------------------------------------------------------------------------------------
 Total interest income                    8,611,777     8,526,061       8,918,618      8,871,407     34,927,863
- ---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,279,003     1,328,257       1,201,234      1,155,529      4,964,023
 Time deposits                            2,105,547     1,982,487       2,040,109      1,983,363      8,111,506
 Other                                      238,270       289,275         287,044        288,661      1,103,250
- ---------------------------------------------------------------------------------------------------------------
 Total interest expense                   3,622,820     3,600,019       3,528,387      3,427,553     14,178,779
- ---------------------------------------------------------------------------------------------------------------
Net interest income                       4,988,957     4,926,042       5,390,231      5,443,854     20,749,084
Provision for loan losses                   800,000       600,000         600,000        500,000      2,500,000
- ---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             4,188,957     4,326,042       4,790,231      4,943,854     18,249,084
- ---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               713,883       758,794         722,648        756,891      2,952,216
 Service charges on deposit accounts        328,010       369,831         355,101        393,327      1,446,269
 Merchant processing fees                    53,128        77,359         274,576        116,482        521,545
 Gains (losses) on sales of securities           --       147,599         198,245           (170)       345,674
 Gains on loan sales                        190,253        72,918         167,612         54,177        484,960
 Other income                               189,611       156,242         162,134        170,523        678,510
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 1,474,885     1,582,743       1,880,316      1,491,230      6,429,174
- ---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           1,975,721     2,165,042       2,363,261      2,182,286      8,686,310
 Net occupancy                              266,686       347,320         287,690        286,241      1,187,937
 Equipment                                  313,139       308,556         302,300        406,057      1,330,052
 Deposit taxes and assessments              316,832       317,662         290,782        291,464      1,216,740
 Foreclosed property costs, net             384,646       115,273          51,961        349,440        901,320
 Office supplies                            129,540       133,538         120,956        157,983        542,017
 Other                                      827,618       974,326       1,237,724      1,042,683      4,082,351
- ---------------------------------------------------------------------------------------------------------------
  Total noninterest expense               4,214,182     4,361,717       4,654,674      4,716,154     17,946,727
- ---------------------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of accounting change  1,449,660     1,547,068       2,015,873      1,718,930      6,731,531
Applicable income taxes                     485,800       518,200         701,000        550,000      2,255,000
- ---------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                         963,860     1,028,868       1,314,873      1,168,930      4,476,531
Cumulative effect of change in
  accounting for income taxes               305,000            --              --             --        305,000
- ---------------------------------------------------------------------------------------------------------------
Net income                               $1,268,860    $1,028,868      $1,314,873     $1,168,930    $ 4,781,531
===============================================================================================================

Fully diluted earnings per share:
 Income before cumulative effect of
  accounting change                           $ .52         $ .55           $ .70          $ .62          $2.38
 Cumulative effect of change in accounting
  for income taxes                              .16            --              --             --            .16
                                              -----         -----           -----          -----          -----
 Net income                                   $ .68         $ .55           $ .70          $ .62          $2.54
                                              =====         =====           =====          =====          =====

Cash dividends declared per share             $ .22         $ .22           $ .22          $ .22          $ .88



1992                                        Q1             Q2              Q3            Q4             Year
- ---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $8,713,244    $8,147,579      $7,719,100   $7,500,745      $32,080,668
 Income from investment securities and
  securities available for sale             652,184       720,122         951,200    1,172,315        3,495,821
 Interest on federal funds sold              44,962        76,530         105,724       65,042          292,258
- ---------------------------------------------------------------------------------------------------------------
 Total interest income                    9,410,390     8,944,231       8,776,024    8,738,102       35,868,747
- ---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,665,211     1,468,430       1,364,628    1,311,842        5,810,111
 Time deposits                            2,903,491     2,603,487       2,455,203    2,318,369       10,280,550
 Other                                      127,800       157,789         205,280      218,688          709,557
- ---------------------------------------------------------------------------------------------------------------
Total interest expense                    4,696,502     4,229,706       4,025,111    3,848,899       16,800,218
- ---------------------------------------------------------------------------------------------------------------
Net interest income                       4,713,888     4,714,525       4,750,913    4,889,203       19,068,529
Provision for loan losses                 1,200,000     1,200,000         900,000      700,000        4,000,000
- ---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             3,513,888     3,514,525       3,850,913    4,189,203       15,068,529
- ---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               709,674       630,459         655,378      682,571        2,678,082
 Service charges on deposit accounts        299,699       303,430         309,866      315,615        1,228,610
 Merchant processing fees                    48,042        66,721         221,462      100,286          436,511
 Gains (losses) on sales of securities        7,500       189,714              --         (608)         196,606
 Gains on loan sales                        233,441        11,113         238,669          964          484,187
 Other income                               153,324       139,022         187,919      270,030          750,295
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 1,451,680     1,340,459       1,613,294    1,368,858        5,774,291
- ---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           1,756,396     1,828,914       2,027,032    2,024,501        7,636,843
 Net occupancy                              244,951       248,164         274,710      245,881        1,013,706
 Equipment                                  322,874       292,816         302,321      300,214        1,218,225
 Deposit taxes and assessments              292,658       294,315         287,183      275,527        1,149,683
 Foreclosed property costs, net             360,620        98,606         183,104      411,438        1,053,768
 Office supplies                            129,155       122,393         104,487      145,975          502,010
 Other                                      777,401       915,966         926,238      894,624        3,514,229
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest expense                3,884,055     3,801,174       4,105,075    4,298,160       16,088,464
- ---------------------------------------------------------------------------------------------------------------
Income before income taxes                1,081,513     1,053,810       1,359,132    1,259,901        4,754,356
Applicable income taxes                     324,000       316,000         460,000      504,000        1,604,000
- ---------------------------------------------------------------------------------------------------------------
Net income                               $  757,513    $  737,810      $  899,132   $  755,901      $ 3,150,356
===============================================================================================================

Fully diluted earnings per share              $ .41         $ .40           $ .49        $ .41            $1.71
Cash dividends declared per share             $ .20         $ .20           $ .20        $ .20            $ .80