Form 10-K, Exhibit 13
WASHINGTON TRUST BANCORP INC
filed 1995-03-30
CIK 737468

Five Year Summary of Selected Consolidated Financial Data
Washington Trust Bancorp, Inc. and Subsidiary

                                        1994              1993             1992             1991             1990
----------------------------------------------------------------------------------------------------------------------
Financial Condition:
Cash and cash equivalents            $18,404,910       $21,650,128      $21,817,649      $16,683,667      $11,895,946
Securities available for sale         36,516,115        36,236,543       35,685,289                -                -
Investment securities                 52,496,616        52,497,832       39,106,642       36,098,289       30,226,065
Net loans                            381,297,565       343,853,432      317,896,010      354,537,211      365,283,880
Other real estate owned, net           5,307,905         7,831,146       13,455,489       11,648,806        3,674,103
Other                                 21,656,852        25,259,743       29,737,861       22,088,321       23,135,500
----------------------------------------------------------------------------------------------------------------------
Total assets                        $515,679,963      $487,328,824     $457,698,940     $441,056,294     $434,215,494
======================================================================================================================

Deposits                            $440,731,142      $423,374,620     $404,660,005     $399,717,920     $398,690,078
Other borrowings                      23,522,343        20,500,000       14,000,000        5,000,000                -
Other liabilities                      5,643,494         4,991,279        4,089,140        3,298,951        3,742,326
Shareholders' equity                  45,782,984        38,462,925       34,949,795       33,039,423       31,783,090
----------------------------------------------------------------------------------------------------------------------
Total liabilities and
      shareholders' equity          $515,679,963      $487,328,824     $457,698,940     $441,056,294     $434,215,494
======================================================================================================================


Income Statement Summary:
Interest income                      $36,661,688       $34,927,863      $35,868,747      $41,028,507      $43,940,267
Interest expense                      13,588,582        14,178,779       16,800,218       23,556,762       26,313,795
----------------------------------------------------------------------------------------------------------------------
Net interest income                   23,073,106        20,749,084       19,068,529       17,471,745       17,626,472
Provision for loan losses              1,000,000         2,500,000        4,000,000        5,200,000        8,500,000
----------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses          22,073,106        18,249,084       15,068,529       12,271,745        9,126,472
Noninterest income                     6,237,576         6,083,500        5,577,685        4,685,934        4,214,916
Gains on sales of securities             684,590           345,674          196,606        1,495,453          406,085
----------------------------------------------------------------------------------------------------------------------
                                      28,995,272        24,678,258       20,842,820       18,453,132       13,747,473
Noninterest expense                   19,704,632        17,946,727       16,088,464       14,881,100       13,600,952
----------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of
   accounting change                   9,290,640         6,731,531        4,754,356        3,572,032          146,521
Applicable income taxes                3,026,000         2,255,000        1,604,000        1,095,000         (310,000)
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                6,264,640         4,476,531        3,150,356        2,477,032          456,521
Cumulative effect of change in accounting
   for income taxes  (1)                       -           305,000                -                -                -
----------------------------------------------------------------------------------------------------------------------
Net income                            $6,264,640        $4,781,531       $3,150,356       $2,477,032         $456,521
======================================================================================================================

Per share information:  (2)
Earnings per share (3)                     $2.18             $1.69            $1.14         $    .90         $    .17
Cash dividends declared                  $   .73          $    .59         $    .53         $    .53         $    .88
Book value                                $16.22            $13.71           $12.58           $11.99           $11.65
Market value (4)                          $20.00            $16.50           $11.67            $7.83            $7.33

Ratios:
Return on average assets                    1.25%             1.01%            .70%             .56%             .11%
Return on average
   shareholders' equity                    14.11%            12.92%            9.15%            7.58%            1.32%
Dividend payout ratio                      33.02%            34.30%           46.85%           58.97%          525.95%
Total equity to total assets                8.88%             7.89%            7.64%            7.49%            7.32%
Net charge-offs to average loans             .22%              .35%             .89%             1.95%            .89%

(1) See Note 13 to the Consolidated Financial Statements for explanation of accounting change
(2) Adjusted to reflect the 3-for-2 stock split paid in the form of a stock dividend on August 31, 1994
(3) Fully diluted, including $.11 per share accounting change in 1993
(4) Closing bid price



Management's Analysis of Financial Statements
Washington Trust Bancorp, Inc. and Subsidiary


Results of Operations
Washington Trust Bancorp, Inc. and subsidiary ("Washington Trust" or "the Corporation") recorded net income of $6.3 million for 1994, an increase of 40% over the $4.5 million of net income excluding an accounting change for income taxes recorded in 1993. Fully diluted earnings per share amounted to $2.18 per share for 1994, up from $1.58 per share earned on net income excluding the accounting change recorded in 1993. Net income in 1993 included a benefit of $305,000, or $.11 per share, recorded in the first quarter as a result of the cumulative effect of a change in accounting for income taxes.

Washington Trust's rates of return on average assets and average equity ("ROA" and "ROE") for 1994 were 1.25% and 14.11%, respectively. ROA and ROE for the year ended December 31, 1993, excluding the effect of the accounting change, amounted to .95% and 12.10%, respectively. Equivalent amounts for 1993 including the effect of the accounting change were 1.01% and 12.92%, respectively. Included in the 1994 ROE calculation is average equity attributable to the implementation of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), of approximately $3.7 million. Had the Corporation adopted SFAS No. 115 in 1993, ROE in 1993 including the accounting change would have approximated 11.33%.

The 1994 increase in earnings was primarily attributable to an increase in net interest income, a reduction in the provision for loan losses, a reduction in the level of nonperforming assets and an increase in noninterest income.

Net interest income rose 11.2% in 1994, primarily due to growth in average interest-earning assets and improvement in the net interest margin. The spread between rates paid on deposits and yields on loans and investments rose to 4.66% in 1994, up from 4.55% in the prior year. The resulting increase in net interest income was $2.3 million in 1994.

Nonperforming assets as a percentage of total assets was reduced to 2.4% at December 31, 1994, down from 3.9% of total assets at the end of 1993. The provision for loan losses amounted to $1.0 million in 1994, down from $2.5 million in 1993.

Noninterest income, excluding securities transactions and loan sales, rose 11.7% in 1994. All categories of noninterest income were up, primarily as a result of increased volume. Gains on sales of securities available for sale amounted to $684,590 in 1994. These gains were taken in the first quarter of 1994 in connection with a nonrecurring charitable contribution expense of approximately $700,000 for the establishment of a charitable trust.

Noninterest expense, excluding the nonrecurring charitable contribution expense discussed above, rose 5.9% in 1994. Salaries and employee benefits, the largest component of noninterest expense, rose 14.3% due to increased staffing levels and normal salary adjustments. Foreclosed property costs declined 73.3% due to fewer number of properties owned and a reduction in the amount of write-downs taken on properties.

The Corporation's efficiency ratio is defined as the ratio of noninterest expense, excluding nonrecurring expenses, as a percentage of fully taxable equivalent ("FTE") net interest income and noninterest income excluding securities transactions and loan sales. In 1994, the efficiency ratio amounted to 63.7%, down from the comparable 1993 amount of 66.7%.


Financial Condition
Total assets rose 5.8% to $515.7 million at December 31, 1994, up from $487.3 million at the end of the prior year. Average assets rose to $502.3 million in 1994, compared to $473.7 million in 1993, an increase of 6.0%. The most substantial change in the Corporation's financial condition during 1994 was a $37.6 million, or 10.7%, increase in portfolio loans. Net loans as a percentage of total assets amounted to 73.9% at December 31, 1994 compared to 70.6% one year earlier.

The largest source of funding for the loan growth was an increase in total deposits. Other sources of funding included advances from the Federal Home Loan Bank, the liquidation of securities available for sale, and the liquidation of mortgage loans held for sale.

Securities Available for Sale
The Corporation adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994. Securities designated at the time of purchase as available for sale may be sold in response to changes in market conditions, prepayment risk, rate fluctuations, liquidity, or capital requirements. SFAS No. 115 requires that securities available for sale be reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized. The effect of adopting this pronouncement was an $8.2 million increase in the carrying value of these securities and a corresponding increase in shareholders' equity (net of tax) of $4.9 million as of January 1, 1994.

During the year ended December 31, 1994, the net appreciation in the unrealized gains on these securities fell to $4.7 million. The decline in market value of U.S. Treasury obligations resulted from a 250 basis point rise in the Federal Funds and discount rates that occurred in 1994. The net unrealized gain at December 31, 1993 of $1.1 million was reduced to a net unrealized loss at December 31, 1994 of $526,000. The market value of the portfolio of corporate stocks declined considerably during the first quarter of 1994, reflecting general equity market conditions affected by interest rates. This factor, along with the realization of approximately $685,000 in gains, contributed to the $1.9 million decline in the market value of these securities in 1994. These gains were taken in connection with a nonrecurring charitable contribution expense for the establishment of a charitable trust in the first quarter of 1994. (See Note 3 to the Consolidated Financial Statements for detail of unrealized gains and losses associated with securities available for sale.)

The Corporation's investment in U.S. Treasury obligations amounted to 67.2% of total securities available for sale at December 31, 1994. Because of the credit quality inherent in these instruments and their high liquidity, these securities can also be pledged as collateral for borrowings and other purposes.

Corporate stocks were carried at market value during 1994 and at cost during 1993. The cost basis of these securities declined by $3.3 million during 1994 due primarily to the liquidation of auction rate preferred stocks. The balance of auction rate preferred stocks in the portfolio at December 31, 1994 was $500,000, down from the prior year amount of $4.5 million.

Investment Securities
Securities designated as investment securities are held as part of the Corporation's portfolio of long-term interest-earning assets. These securities are classified as long-term because the Corporation has the intent and ability to hold them until maturity. Investment securities amounted to 10.2% of total assets at December 31, 1994.

Included in the investment portfolio at December 31, 1994 are mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association amounting to $21.7 million, or 41.3% of total investment securities. At the end of 1993, mortgage-backed securities totalled $25.4 million, or 48.4% of total investments. At December 31, 1994, approximately 91% of the mortgage-backed securities holdings consisted of mortgage pass-through securities.

U.S. Treasury obligations and obligations of U.S. government-sponsored agencies amounted to $20.4 million, or 38.9% of total investment securities at December 31, 1994. Obligations of states and political subdivisions amounted to $10.4 million at December 31, 1994, up from $7.7 million a year earlier.

Included in investment securities are structured notes with a carrying value of $15.0 million and a market value of $13.4 million at December 31, 1994. The carrying value and market value of structured notes at December 31, 1993 was $15.0 million and $14.9 million, respectively.

Structured notes are defined as debt issues whose coupon, redemption amount and/or stated maturity adjust with changes in interest rates or other external indices. All of the structured notes held by the Corporation are obligations of U.S. government-sponsored agencies. Approximately 80% of the carrying value of the Corporation's structured notes at December 31, 1994 are classified as such because they have interest rates which reset periodically based on various external market indices.

The market value of the investment portfolio has been affected by the rise in interest rates that occurred in 1994. At December 31, 1994, net unrealized losses in the portfolio totalled $3.1 million, compared to a net unrealized gain position of $836,000 at December 31, 1993.

Loans
Total loans amounted to $390.1 million at December 31, 1994, up 10.7% from the prior year amount of $352.5 million. The Corporation experienced strong growth in residential mortgages, commercial mortgages and installment loans in 1994. All of the loan growth took place within the Corporation's regional market area. Residential mortgage loans rose 11.1% in 1994 and accounted for 43.5% of total loans at December 31, 1994. Most of the growth was attributable to adjustable rate mortgages as borrowers opted to take advantage of the initial lower rates associated with this product. The rate of residential mortgage originations declined substantially during the latter part of 1994 due to higher interest rates. The mix between fixed rate mortgages and adjustable rate mortgages was 61% and 39%, respectively, of total residential mortgages at December 31, 1994, compared to 64% and 36%, respectively, one year earlier. Installment loans rose 32.7% during 1994 and amounted to $45.0 million at December 31, 1994. The growth in installment loans was primarily a result of a strong marketing campaign for home equity loans. Commercial mortgages rose 14% during 1994, due primarily to new business relationships with customers in the Corporation's market area.

Deposits
Total deposits at December 31, 1994 were $440.7 million, up $17.4 million, or 4.1%, from the prior year. In response to rising interest rates in 1994, depositors have reacted by shifting deposits into longer term accounts. Accordingly, time deposits rose 9.0% during 1994 to $194.7 million at December 31, 1994. Savings deposits (regular savings, NOW and money market accounts) declined by $8.2 million. The decrease in savings deposits is largely attributable to a $10.2 million reduction in money market deposits formerly held by fiduciary accounts managed by the trust department of the subsidiary bank. These deposits were eliminated in response to a change in Federal deposit insurance regulations which became effective at the end of 1993 and affected all banks. Demand deposit growth has steadily increased in the last two years. Total demand deposits rose 21.5% during 1994 while average demand deposit balances were up 23.1% over the prior year.

Federal Home Loan Bank Advances
Washington Trust utilizes advances from the Federal Home Loan Bank of Boston ("FHLB") as part of its overall funding strategy. Advances may be utilized for short-term liquidity and longer-term financing. Total advances amounted to $23.5 million at December 31, 1994, up from $20.5 million one year earlier.


Asset Quality
Nonperforming Assets
Washington Trust's level of nonperforming assets improved by 35.2% during 1994. This decline in nonperforming assets is attributable to sales of foreclosed properties and to continued efforts by the Corporation to reduce the level of nonperforming loans. Nonperforming assets include nonaccrual loans, accruing loans 90 days or more past due with respect to principal and/or interest, and other real estate owned. Nonperforming assets amounted to 2.4% of total assets at December 31, 1994, down from 3.9% of total assets at December 31, 1993. Nonperforming loans as a percent of total loans fell from 3.2% at the end of 1993 to 1.8% at December 31, 1994.

The following table presents nonperforming assets and related ratios (dollars in thousands):


December 31,                                              1994      1993
--------------------------------------------------------------------------
Nonaccrual loans 90 days or more past due               $ 3,390   $ 4,687
Nonaccrual loans less than 90 days past due               3,729     6,684
Accruing loans 90 days or more past due                      24        22
--------------------------------------------------------------------------
Total nonperforming loans                                 7,143    11,393
--------------------------------------------------------------------------
Other real estate owned:
  In-substance foreclosures                               3,898     5,055
  Properties acquired through foreclosure                 2,578     4,568
  Valuation allowance                                    (1,168)   (1,792)
--------------------------------------------------------------------------
Other real estate owned, net                              5,308     7,831
--------------------------------------------------------------------------
Total nonperforming assets                              $12,451   $19,224
==========================================================================

Nonperforming loans as a percentage of total loans         1.8%      3.2%
Nonperforming assets as a percentage of total assets       2.4%      3.9%
Reserve for possible loan losses to nonperforming loans  123.7%     76.0%
Reserve for possible loan losses to total loans            2.3%      2.5%
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

Loan Portfolio Analysis
Nonperforming loans are defined as nonaccrual loans and accruing loans more than 90 days past due with respect to principal and/or interest. An analysis of nonperforming loans by type follows (dollars in thousands):



                                                                 As a % of
                                      Balance                    loan type
December 31,                       1994    1993   % change      1994    1993
------------------------------------------------------------------------------
Residential real estate mortgages $3,029   $4,775  (36.6)%       1.8%    3.1%

Commercial and other:
  Mortgages                          421    1,319  (68.1)         .8     2.7
  Construction and development       509       --  100.0         4.3      --
  Other                            2,652    4,677  (43.3)        2.6     4.6

Installment                          532      622  (14.5)        1.2     1.8
------------------------------------------------------------------------------
Total nonperforming loans         $7,143  $11,393  (37.3)%       1.8%    3.2%
==============================================================================


The provision for loan losses charged to earnings for 1994 amounted to $1.0 million, down from $2.5 million recorded in 1993. Net loan charge-offs amounted to $821,356, compared to net charge-offs of $1.2 million in 1993.

Loans, with the exception of credit card loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more past due with respect to principal and/or interest. Interest previously accrued, but uncollected, is reversed against current period income. Cash receipts on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified. At December 31, 1994, nonperforming loans amounted to approximately $7.1 million. Approximately $3.7 million, or 52.2% of these nonperforming loans were less than 90 days past due.

Nonaccrual loans are returned to accrual status when the obligation has performed in accordance with the contract terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer doubtful. During 1994, approximately $3.0 million of loans classified as nonaccrual at December 31, 1993 were returned to accruing status.

Residential real estate loans include fixed rate mortgages, adjustable rate mortgages and residential construction loans that are generally well collateralized. The Corporation's loss experience on residential loans historically has been favorable. This was true in 1994 as net charge-offs on residential mortgages amounted to approximately $157,000. Nonaccrual residential real estate loans amounted to $3.0 million at December 31, 1994, down 36.6% from the prior year. Approximately 51.8% of nonaccrual residential real estate loans were less than 90 days past due at December 31, 1994. Nonaccrual residential real estate loans represented 1.8% of total residential real estate loans at December 31, 1994. Adjustable rate mortgages represent approximately 53% of total nonaccrual residential real estate loans, and 39% of total residential loans. The Corporation considers the risk of a rising interest rate environment in the ARM underwriting process. It is possible, however, that ARM delinquencies may increase due to the interest rate increases which began in 1994.

Commercial mortgages consist primarily of loans secured by commercial properties which generate revenue for debt service. Nonaccrual commercial mortgages amounted to $421,000 at December 31, 1994, down 68.1% from the prior year. Nonaccrual commercial mortgages accounted for less than 1% of total commercial mortgages. Net charge-offs on commercial mortgages amounted to $307,000 in 1994, compared to net recoveries of $8,000 in 1993.

Construction and development loans totalled 3.1% of total loans at December 31, 1994, up slightly from the prior year. These loans are made for the purpose of constructing residential properties for sale and for commercial development. Funds are generally advanced as the project progresses. The distinctive risks associated with this type of loan are that additional funds may need to be advanced due to problems in estimating construction costs, delays in completion of the project, and inaccurate value estimates upon completion. The maturities of these loans are generally short term and principal is due at completion of the project. There were no charge-offs of construction and development loans during 1994 and 1993. Recoveries relating to these loans amounted to $7,000 and $21,000 during 1994 and 1993, respectively.

Other commercial loans consist of loans to businesses and individuals, either unsecured or secured, with varied repayment terms. These businesses operate in diversified industry groups including manufacturing, tourism and other service industries. A substantial portion of secured loans in this category are collateralized by real estate. These loans represented 26.1% of total loans at December 31, 1994. Nonaccrual loans in this category declined 43.3% from 1993, but totalled 37.1% of total nonperforming loans at December 31, 1994. Net charge-offs on other commercial loans amounted to $187,000 for 1994, down from $678,000 for 1993.

Included in the installment loan category are fixed rate loans to individuals for the purchase of automobiles and boats, fixed rate home equity loans, variable rate home equity lines and credit card loans. These loans generally have relatively short repayment periods, favorable delinquency experience and generate higher yields than other loan categories. Washington Trust experienced strong growth in installment loans during 1994, primarily as a result of growth in home equity loans.

Restructured Loans
Loans are considered restructured when the lender has granted concessions to a borrower due to the borrower's financial condition. These concessions include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit the Corporation by increasing the ultimate probability of collection.
Nonaccrual loans which have been restructured are classified as nonaccrual until such time as the borrower has demonstrated his ability to comply with the modified terms. Restructured loans that are performing in accordance with their modified terms are included in accruing loans.

At December 31, 1994, restructured loans amounted to $525,809. There were no commitments to lend additional funds to borrowers whose loans had been restructured.

Other Real Estate Owned
Other real estate owned ("OREO") is composed of properties acquired through foreclosure and other legal means, and in-substance foreclosures ("ISFs"). A loan is considered to be an in-substance foreclosure when the borrower has little or no equity in the property, proceeds for repayment of the loan are dependent upon the sale of the collateral, and the borrower has effectively abandoned control of the property or is unable to rebuild equity in the property. OREO is carried at the lower of cost or fair value minus estimated costs to sell. A valuation allowance is maintained for potential declines in market value, known declines in market value, and estimated selling costs.

The balance of OREO amounted to $5.3 million at December 31, 1994, down from the corresponding 1993 amount of $7.8 million. Sales of foreclosed properties and payments on ISFs were greater than the rate of foreclosures in 1994. During 1994, sales of foreclosed properties and payments on in-substance foreclosures amounted to $3.9 million. Washington Trust has provided financing to facilitate the sales of many of these properties. Financing is generally provided at market rates with credit terms similar to those available to other borrowers.

Washington Trust has been successful in reducing the balance of OREO properties in 1994. The most significant reductions were made to commercial properties. The balance of commercial OREO properties was reduced from $2.4 million at December 31, 1993 to $752,000 at December 31, 1994.

ISFs totalled $3.9 million at December 31, 1994, or approximately 60.2% of total OREO. Foreclosure proceedings are generally initiated on ISF properties, but may be delayed depending upon a borrower's legal circumstances.

In January 1995, the Corporation will implement Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). The effect of the implementation of this pronouncement will be a $3.8 million balance sheet reclassification of ISFs from OREO to loans and a reclassification of $492,000 from the OREO valuation allowance to the reserve for possible loan losses.


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


Years ended December 31,                     1994                            1993                             1992
-----------------------------------------------------------------------------------------------------------------------------
                                     Average           Yield/       Average           Yield/         Average          Yield/
(Dollars in thousands)               Balance Interest   Rate        Balance Interest   Rate          Balance Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Residential real estate loans       $169,971  13,473    7.93%      $156,462   13,721    8.77%       $162,321   15,471    9.53%
Commercial and other loans (1)       162,918  13,963    8.57        152,950   12,584    8.23         151,526   12,984    8.57
Installment loans                     38,336   3,768    9.83         32,116    3,355   10.45          33,379    3,736   11.19
-----------------------------------------------------------------------------------------------------------------------------
  Total loans                        371,225  31,204    8.41        341,528   29,660    8.68         347,226   32,191    9.27
Federal funds sold                     6,531     256    3.92         11,385      322    2.82           9,223      292    3.17
Taxable debt securities               69,041   4,181    6.06         61,093    3,860    6.32          38,426    2,489    6.48
Nontaxable debt securities (1)         8,812     562    6.38          6,631      439    6.62           5,368      413    7.69
Corporate stocks (1)                   7,905     949   12.00         14,347    1,222    8.51          10,745      991    9.22
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets      463,514  37,152    8.02%       434,984   35,503    8.16%        410,988   36,376    8.85%
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks               14,032                         14,023                           12,508
Reserve for possible loan losses      (8,863)                        (8,426)                          (7,466)
Premises and equipment, net           14,524                         14,836                           15,136
Accrued interest receivable            2,905                          2,666                            2,971
Other real estate owned, net           7,282                         11,312                           10,715
Other                                  8,887                          4,273                            3,293
-----------------------------------------------------------------------------------------------------------------------------
  Total assets                      $502,281                       $473,668                         $448,145
=============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings deposits                    $196,786   4,335    2.20%      $197,970    4,964    2.51%       $182,310   5,813    3.19%
Time deposits                        183,950   7,917    4.30        176,148    8,112    4.60         183,443  10,277    5.60
Other                                 23,707   1,337    5.64         18,892    1,103    5.84          12,082     710    5.87
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities 404,443  13,589    3.36%       393,010   14,179    3.61%        377,835  16,800    4.45%
-----------------------------------------------------------------------------------------------------------------------------
Demand deposits                       49,369                         40,097                           32,872
Other liabilities                      4,081                          3,555                            3,018
Shareholders' equity                  44,388                         37,006                           34,420
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity             $502,281                       $473,668                         $448,145
=============================================================================================================================
Net interest income                          $23,563                         $21,324                         $19,576
=============================================================================================================================
Interest rate spread                                    4.66%                           4.55%                           4.40%
Net interest margin                                     5.08%                           4.90%                           4.76%

(1)  Interest amounts presented on a fully taxable equivalent basis (see page 29 for additional information)


Interest income amounts presented in the table on page 28 include the following adjustments for taxable equivalency for the years indicated (in thousands):


Years ended December 31,                1994     1993     1992
---------------------------------------------------------------
Commercial and other loans              $ 88     $ 95     $110
Nontaxable debt securities               200      156      135
Corporate stocks                         203      324      262


Volume/Rate Analysis - Interest Income and Expense (Fully Taxable Equivalent Basis)


                                             1994/1993                      1993/1992                    1992/1991
                                       -----------------------      ------------------------      ------------------------
                                                         Net                           Net                           Net
(In thousands)                         Volume   Rate    Change      Volume    Rate    Change      Volume    Rate    Change
--------------------------------------------------------------------------------------------------------------------------
Interest on:
Interest-earning assets:
  Residential real estate loans       $1,131   (1,379)    (248)     $  (545) (1,205) (1,750)     $   (588) (1,581) (2,169)
  Commercial and other loans             841      538    1,379          121    (521)   (400)       (1,137) (1,637) (2,774)
  Installment loans                      620     (207)     413         (138)   (243)   (381)         (524)   (325)   (849)
  Federal funds sold                    (165)      99      (66)          64     (34)     30            68    (218)   (150)
  Taxable debt securities                493     (172)     321        1,441     (70)  1,371         1,075    (339)    736
  Nontaxable debt securities             139      (16)     123           89     (63)     26            66     (60)      6
  Corporate stocks                      (666)     393     (273)         311     (80)    231           515    (554)    (39)
--------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets      2,393     (744)   1,649        1,343  (2,216)   (873)         (525) (4,714) (5,239)
--------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                       (29)    (600)    (629)         469  (1,318)   (849)        1,338  (3,285) (1,947)
  Time deposits                          350     (545)    (195)        (395) (1,770) (2,165)       (2,590) (2,887) (5,477)
  Other                                  273      (39)     234          398      (5)    393           668      (1)    667
--------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities   594   (1,184)    (590)         472  (3,093) (2,621)         (584) (6,173) (6,757)
--------------------------------------------------------------------------------------------------------------------------
    Net interest income               $1,799      440    2,239      $   871     877   1,748      $     59   1,459   1,518
==========================================================================================================================


Net Interest Income
Net interest income is the amount by which interest and fees on interest-earning assets exceeds the interest cost of deposits and other borrowed funds. Net interest income is the primary source of Washington Trust's operating income. The level of net interest income is affected by the volume of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors. The following discussion presents net interest income on a fully taxable equivalent (FTE) basis by adjusting income and yields on tax-exempt loans and investments to be comparable to taxable loans and investments.

FTE net interest income increased by $2.2 million, or 10.5%, from 1993 to 1994. The increase was due to continued growth in interest-earning assets and a widening spread between yields earned on assets and rates paid on deposits.
The interest rate spread widened by 11 basis points to 4.66% in 1994, while the net interest margin (FTE net interest income as a percentage of average interest-earning assets) increased from 4.90% in 1993 to 5.08% in 1994. Despite the overall increase in rates in 1994, both asset yields and rates paid on deposits and other interest-bearing liabilities were lower in 1994 than in 1993. Lower rates on interest-earning assets were offset by strong growth in average earning assets as well as a more favorable mix of interest-earning assets.

FTE interest income totalled $37.2 million in 1994, up 4.6% from the 1993 amount of $35.5 million. The FTE yield on interest-earning assets was 8.02% in 1994, down from 8.16% in 1993. Average interest-earning assets increased by $28.5 million, or 6.6%, in 1994. Despite the lower yield on the loan portfolio, loan growth changed the mix of interest-earning assets and contributed to the increase in net interest income. Average total loans, generally the Corporation's highest yielding asset category, increased by 8.7% in 1994.

The FTE rate of return on total loans was 8.41% in 1994, down from 8.68% in 1993. The decrease primarily resulted from the effect of fixed rate mortgage refinancings. The yield on the residential mortgage portfolio fell to 7.93% in 1994, down 84 basis points from 1993. Continued refinancings at lower interest rates through the first half of 1994 led to a decrease in rates earned on the fixed rate residential mortgage portfolio. The average adjustable rate mortgage ("ARM") portfolio grew by $19.0 million, or 44.1%, in 1994, contributing to the decline in rates earned on the residential mortgage portfolio because such loans have a lower interest yield at origination than fixed rate mortgages. The reduction in rates earned on the residential mortgage portfolio was offset by higher rates earned on commercial loans, which have benefitted from the increase in interest rates, and by substantial growth in the consumer loan portfolio, which generated the highest aggregate loan yield.

Average interest-bearing liabilities rose by $11.4 million, or 2.9%, during 1994, but declining rates paid on these liabilities reduced interest expense by 4.2% from the prior year. The average rate paid on interest-bearing liabilities fell from 3.61% in 1993 to 3.36% in 1994. The mix in interest-bearing liabilities changed during the year as well. Average time deposits grew 4.4% in 1994, while average savings deposits were virtually unchanged from the prior year. However, savings deposits declined by $8.2 million from December 31, 1993 to the end of 1994 as rates paid on time deposits increased relative to savings deposits.

Included in other interest-bearing liabilities are term advances from the Federal Home Loan Bank averaging $22.3 million in 1994, up from an average of $18.6 million in 1993. The average rate paid on these advances was 5.74% and 5.87% in 1994 and 1993, respectively. These advances were used for general corporate funding purposes.

Average demand deposits, an interest-free source of funding, increased by $9.2 million, or 23.1%, from 1993 to 1994. This contributed to the increase in net interest margin in 1994.


Interest Rate Sensitivity and Liquidity
The Corporation's Asset/Liability Committee ("ALCO") is responsible for establishing policy guidelines on acceptable exposure to interest rate risk.
The objective of the ALCO is to manage assets and funding sources to produce results which are consistent with Washington Trust's liquidity, capital adequacy, growth, risk and profitability goals. The ALCO establishes and monitors guidelines for proper origination and matching of assets and funding sources, and determines asset/liability origination and pricing strategies to meet its goals. The ALCO meets regularly to review the economic environment and the volume, mix and maturity of assets and liabilities, and implements appropriate changes in strategy to manage liquidity and exposure to changes in interest rates.

Interest rate "gap" analysis is one of the tools used by the ALCO to evaluate the Corporation's interest rate sensitivity at a specific point in time. Gap analysis measures the relative amounts of interest-earning assets and interest-bearing liabilities that reprice within a given period. When an institution's interest-earning assets exceed its interest-bearing liabilities maturing or repricing within the same period (commonly referred to as a "positive gap"), the institution can expect asset yields to increase faster than liability costs in a rising rate environment, thereby increasing its net interest margin.
Conversely, in a rising rate environment an institution with a "negative gap" would expect its rates paid on liabilities to rise faster than its yield on assets, thereby reducing its net interest margin.

At December 31, 1994, the Corporation's cumulative one-year gap was a negative $33.7 million, or 7% of earning assets. The following table details the amounts of interest-earning assets and interest-bearing liabilities at December 31, 1994 that are expected to mature or reprice in each of the time periods presented.
To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Fixed rate mortgages, mortgage-backed securities and installment loans have been allocated based on expected amortization and prepayment rates using standard industry assumptions. Savings, NOW and money market deposit accounts, which have no contractual term, and are subject to immediate repricing, are presented in the under three-month category.

Gap analysis, however, does not take into account the differing impact and timing of rate fluctuations on assets and liabilities. Certain assets and liabilities that have similar repricing or maturity periods may react differently to changes in interest rates. During 1994, rates paid on Washington Trust's retail deposits did not increase as quickly as rates earned on assets. This led to an increase in the net interest margin during 1994, despite the Corporation's negative gap position at December 31, 1993. This increase reflects some of the limitations of gap analysis. Consequently, the ALCO uses other measurement techniques to supplement gap analysis in its assessment of interest rate risk. The ALCO reviews interest income simulations to evaluate the potential effect of future upward or downward changes in interest rates on net interest income. These simulations incorporate maturity and repricing data for earning assets and liabilities as well as other relevant assumptions which affect outstanding balances under various interest rate scenarios.

In 1994, the Corporation supplemented its interest rate risk management strategies with off-balance sheet transactions. Interest rate swap agreements with a notional principal amount of $10 million were used to convert a 23-month fixed rate deposit product to a variable rate. The effect of this swap on net interest income for 1994 was not material. Washington Trust may utilize additional interest rate exchange agreements as a component of its overall asset/liability management strategy.


                                     3 months   3 to 6    6 months   1 to 5    over
(In thousands)                        or less   months    to 1 year   years   5 years
-------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                             $ 116,444  $ 41,115  $ 89,129  $ 61,329  $ 82,321
  Debt securities                      16,738     3,216     8,577    33,727    23,846
  Other assets                          4,294        --        --        --     2,907
-------------------------------------------------------------------------------------
Total interest-earning assets         137,476    44,331    97,706    95,056   109,074
-------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                           (232,955)  (25,413)  (36,828)  (92,291)       --
  Interest rate swap agreements       (10,000)       --        --    10,000        --
  Federal Home Loan Bank advances      (4,000)   (1,000)   (3,000)  (14,000)   (1,522)
-------------------------------------------------------------------------------------
Total interest-bearing liabilities   (246,955)  (26,413)  (39,828)  (96,291)   (1,522)
-------------------------------------------------------------------------------------
Interest sensitivity gap per period $(109,479) $ 17,918  $ 57,878  $ (1,235) $107,552
=====================================================================================
Cumulative interest sensitivity gap $(109,479) $(91,561) $(33,683) $(34,918) $ 72,634
=====================================================================================


Liquidity is the ability of a financial institution to meet maturing liability obligations and customer loan demand. Washington Trust monitors its liquidity to ensure that anticipated funding needs will be met. Washington Trust's primary source of liquidity is customer deposits. Customer deposits (time, savings, and demand deposits) funded approximately 85.6% of total average assets in 1994. Other sources of funding include loan repayments and discretionary use of purchased liabilities. These purchased liabilities include federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank term advances. In addition, investment securities designated as available for sale may be sold in response to liquidity needs.

The ALCO establishes and monitors internal liquidity measurements to manage liquidity exposure. Net loans as a percentage of total assets rose to 73.9% at December 31, 1994, compared to 70.6% at December 31, 1993. Investment securities and securities available for sale as a percentage of total assets fell to 17.3% at December 31, 1994, down from 18.2% at December 31, 1993.

For the year ended December 31, 1994, net cash provided by financing activities was $18.8 million. Approximately $17.4 million was generated by increases in deposits, and $3.0 million from net advances from the FHLB. Net cash used in investing activities was $31.8 million in 1994, the majority of which was used to fund loan demand. (See the Consolidated Statements of Cash Flows for further information about sources and uses of cash.)


Capital Resources
Shareholders' equity in the Corporation consists primarily of retained earnings, as well as common stock and related paid-in capital. The ratio of total equity to total assets amounted to 8.9% at December 31, 1994, compared to 7.9% at December 31, 1993. Book value rose to $16.22 per share at December 31, 1994, up from the year-earlier amount of $13.71 per share.

Total shareholders' equity increased by $7.3 million, or 19.0%, during 1994. Approximately $2.8 million of this increase is attributable to the unrealized gain on securities available for sale resulting from the adoption of SFAS No.
115. In addition, approximately $4.2 million in capital growth resulted from earnings retention.

The Corporation increased cash dividends declared per share by 24% in 1994 in recognition of continued improvements in earnings and a strong capital position. Cash dividends per share amounted to $.73 in 1994 versus $.59 in 1993. In July 1994, the Corporation declared a 3-for-2 stock split on shares of common stock, effected in the form of a stock dividend which was paid in August 1994. All per share data included in the consolidated financial statements, the related notes, and this discussion have been restated to reflect the stock split.

Regulatory guidelines require bank holding companies and state chartered banks to maintain minimum ratios of capital to risk-adjusted assets. These guidelines were established to more accurately assess the credit risk inherent in the assets and off-balance sheet activities of financial institutions. Each balance sheet asset and each off-balance sheet asset is assigned a "risk-weight" in determining the ratio of capital to risk-adjusted assets.

Banks are required to have minimum core capital (Tier 1) of 4% and total risk-adjusted capital (Tier 1 and Tier 2) of 8%. For Washington Trust, Tier 1 capital is essentially equal to shareholders' equity excluding the unrealized gain on securities available for sale. Tier 2 capital consists of a portion of the reserve for possible loan losses (limited to 1.25% of total risk-weighted assets).

As a supplement to the risk-based capital measure, regulatory guidelines restrict the extent to which banking organizations can leverage their capital base. The Tier 1 leverage ratio is defined as Tier 1 capital (as defined under the risk-based capital guidelines) divided by average assets (net of intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity, and good earnings. Other banking organizations are expected to have ratios of at least 4-5%, depending on their particular financial condition and growth plans.
Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The Corporation's Tier 1 leverage ratio as of December 31, 1994 was 8.45%. The Federal Reserve has not advised the Corporation of any specific minimum Tier 1 leverage capital ratio applicable to it. See Note 16 to the Corporation's Consolidated Financial Statements for additional discussion of the Corporation's ability to pay dividends.

The following table presents information concerning the Corporation's compliance with regulatory requirements at December 31, 1994 and 1993:


(Dollars in thousands)                                                   1994        1993
-------------------------------------------------------------------------------------------
Risk-based capital: (1)
Tier 1 capital (shareholders' equity)                                  $42,981      $38,463
Tier 2 capital (eligible portion of reserve for possible loan losses)    4,337        4,112
-------------------------------------------------------------------------------------------
Total risk-based capital                                               $47,318      $42,575
===========================================================================================
Assets: (1)
Net risk-weighted assets                                              $342,472     $324,408
Average quarterly assets                                              $508,540     $490,899
===========================================================================================
Risk-based capital ratios:
Tier 1 (minimum 4.0%)                                                   12.55%       11.86%
Total (Tier 1 plus Tier 2, minimum 8.0%)                                13.82%       13.12%
Tier 1 leverage ratio (minimum 3.0%)                                     8.45%        7.84%
===========================================================================================

(1) 1994 amounts exclude the effects of accounting for securities available for sale under
    SFAS No. 115.



Noninterest Income
Noninterest income is an important source of revenue for the Corporation. For the year ended December 31, 1994, noninterest income, excluding securities sales and loan sales, accounted for 14.6% of gross income. The Corporation generates recurring noninterest income by charging for banking related services such as management of customer investment portfolios, trusts and estates, assessing fees for servicing deposit accounts, servicing residential mortgages sold in the secondary market, and processing merchant bankcard activity.

Income from trust-related services continues to be the largest component of noninterest income. Trust income represented 47% of noninterest income and amounted to $3.3 million in 1994, up 11.2% from the $3.0 million reported in 1993. This increase is primarily due to an increase in the number of accounts under management.

Service charges on deposit accounts rose 11.4% to $1.6 million in 1994. The increase reflects growth in the Corporation's total deposit base, as well as changes in the fee structures of various deposit products during the year.

Net gains on securities available for sale totalled $684,590 in 1994, up from $345,674 reported in 1993. These gains were taken in the first quarter of 1994 in connection with a nonrecurring contribution expense of approximately $700,000 for the establishment of a charitable trust. (See Note 3 to the Consolidated Financial Statements for additional information regarding this transaction.)

Losses on loan sales totalled $15,998 for the year ended December 31, 1994, down from gains of $484,960 reported during 1993. The decrease is attributable to substantial reductions in originations and sales of fixed rate mortgages in 1994, as well as from interest rate increases during 1994. Fixed rate mortgages originated for sale amounted to $10.4 million in 1994, down 56.7% from the prior year. (See the Consolidated Statements of Cash Flows for additional information.)

The Corporation retains servicing rights on all residential mortgage loans sold. The balance of serviced loans at December 31, 1994 amounted to $91.8 million, compared to $91.3 million at December 31, 1993.


                                                                         % Change
                                                                ---------------------------
(Dollars in thousands)                1994     1993     1992    1994 vs 1993   1993 vs 1992
-------------------------------------------------------------------------------------------
Trust income                        $3,284   $2,952   $2,678        11.2%          10.2%
Service charges on deposit accounts  1,611    1,446    1,229        11.4           17.7
Merchant processing fees               622      522      437        19.2           19.5
Gains on sales of securities           685      346      197        98.0           75.6
Gains (losses) on loan sales           (16)     485      484      (103.3)            .2
Fees, service charges and other        394      391      409          .8           (4.4)
Mortgage servicing fees                342      287      340        19.2          (15.6)
-------------------------------------------------------------------------------------------
Total noninterest income            $6,922   $6,429   $5,774         7.7%          11.3%
===========================================================================================


Noninterest Expense
Total noninterest expense rose 9.8% to $19.7 million in 1994. Salaries and employee benefits accounted for the majority of the increase, rising by 14.3% due to increased staffing levels, normal salary adjustments and higher profit sharing and incentive plan costs.

Foreclosed property costs totalled $240,975 in 1994, down from $901,320 in 1993. The decrease of 73.3% is primarily due to a decline in the number of properties owned and a reduction in the amount of write-downs recorded to adjust the carrying values of the properties owned to their fair value. The provision for valuation of other real estate owned amounted to $407,530 in 1994, down from the prior year amount of $1,042,428.

Charitable contributions amounted to $699,896 in 1994, up from $6,894 in 1993. This nonrecurring expense is associated with the donation of equity securities for the establishment of a charitable trust in the first quarter of 1994. This transaction had little effect on net income in 1994 as the expense was substantially offset by a related gain on the disposition of the donated securities. (See Note 3 to the Consolidated Financial Statements for additional information relating to this transaction.)



                                                                         % Change
                                                                --------------------------
(Dollars in thousands)                1994     1993     1992    1994 vs 1993  1993 vs 1992
------------------------------------------------------------------------------------------
Salaries                           $ 8,343  $ 7,597  $ 6,630         9.8%          14.6%
Employee benefits                    1,587    1,089    1,007        45.7            8.1
Depreciation - occupancy               539      540      524        (0.2)           3.1
Other occupancy costs                  667      648      490         2.9           32.2
Depreciation - equipment               774      906      786       (14.6)          15.3
Other equipment costs                  414      424      432        (2.4)          (1.9)
Deposit taxes and assessments        1,279    1,217    1,150         5.1            5.8
Foreclosed property costs              241      901    1,054       (73.3)         (14.5)
Office supplies                        606      517      482        17.2            7.3
Advertising and promotion              505      476      443         6.1            7.4
Credit and collection                  513      582      453       (11.9)          28.5
Postage                                363      331      328         9.7             .9
Charitable contributions               700        7       10     1,000.0          (30.0)
Other                                3,174    2,711    2,299        17.1           17.9
------------------------------------------------------------------------------------------
Total noninterest expense          $19,705  $17,946  $16,088         9.8%          11.5%
==========================================================================================


Income Taxes
Income tax expense amounted to $3.0 million and $2.3 million in 1994 and 1993, respectively. The Corporation's effective tax rate was 32.6% in 1994, down from the 1993 rate of 33.5%. These rates differed from the federal rate of 34.0% due to the benefits of tax-exempt income and the dividends received deduction as well as the expense resulting from state income taxes.

The Corporation adopted SFAS No. 109, "Accounting for Income Taxes", as of January 1, 1993. SFAS No. 109 required a change from the deferred method of determining income tax expense to the asset and liability method. Deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The cumulative effect of the January 1, 1993 adoption of SFAS No. 109 was a $305,000 increase in earnings.

The Corporation had a net deferred tax asset amounting to $1.8 million at December 31, 1994, down from $3.3 million at December 31, 1993. The reduction in the amount of the deferred tax asset is attributable to the implementation of SFAS No. 115, which requires that securities available for sale be recorded at their market value. The deferred tax asset was increased in 1994 by approximately $1.2 million as a result of a required change in the method of calculating the allowable tax deduction for loan losses. A significant portion of the Corporation's deferred tax asset is expected to be realized for tax purposes within a five year period.


Recent Accounting Developments
Loan Impairment
The Financial Accounting Standards Board ("FASB") has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which is effective for fiscal years beginning after December 15, 1994. This pronouncement establishes accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. This pronouncement also narrows the definition of in-substance foreclosures. Accordingly, many of the loans currently classified as in-substance foreclosures will be treated as impaired loans rather than OREO under these new guidelines. The January 1, 1995 adoption of SFAS No. 114 will result in an increase in net loans of $3,301,000, and a corresponding decrease in OREO. The adoption of this pronouncement will not have a significant effect on the Corporation's results of operations.


Comparison of 1993 with 1992
Washington Trust recorded net income, before the accounting change for income taxes of $4,476,531, or $1.59 per share in 1993, compared to $3,150,356, or
$1.14 per share earned in 1992. Increased net interest income, improved levels of nonperforming assets, and a resultant decrease in the Corporation's provision for loan losses all had a positive impact on 1993 earnings. Net income in 1993 included a benefit of $305,000 or $.11 per share recorded as a result of a change in accounting for income taxes.

Net interest income rose 8.8% in 1993, primarily due to a favorable interest rate environment. Rates paid on deposits continued to decline more rapidly than those earned on loans and investments, resulting in a $1.7 million increase in net interest income in 1993. The net interest margin amounted to 4.90% in 1993, up from 4.76% in 1992. The interest rate spread rose 15 basis points to 4.55% for the year ended December 31, 1993.

Total loans increased by $27.3 million in 1993 and amounted to $352.5 million at December 31, 1993. Commercial loan demand was soft during 1993, but demand for fixed rate residential mortgage refinancings was strong due to low interest rates. The majority of the fixed rate mortgages originated in 1993 were sold in the secondary market. Adjustable rate residential mortgages increased $22.0 million, or 65.8%, as borrowers opted for the attractive rates that this product offered.

Nonperforming assets totalled 3.9% of total assets at December 31, 1993, down from the 1992 amount of 5.7%. The Corporation's loan loss provision amounted to $2.5 million in 1993, down from $4.0 million in 1992. Net loan charge-offs amounted to $1.2 million in 1993, down from $3.1 million in 1992.

Shareholders' equity rose 10.1% in 1993 to $38.5 million. The ratio of capital to assets was 7.9% and 7.6% at December 31, 1993 and 1992, respectively. Dividends paid per share amounted to $.59 in 1993, up 10% from the prior year.



Consolidated Balance Sheets
Washington Trust Bancorp, Inc. and Subsidiary


December 31,                                                              1994            1993
--------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks (note 2)                                     $ 15,172,421    $ 14,978,427
Federal funds sold                                                      3,232,489       6,671,701
Securities available for sale, at market value in 1994
  (cost $31,846,965) and at lower of cost or market in
  1993 (market value $44,420,747); (note 3)                            36,516,115      36,236,543
Mortgage loans held for sale                                              203,750       3,709,499
Investment securities, at cost; market value $49,395,262
  in 1994 and $53,333,595 in 1993 (note 4)                             52,496,616      52,497,832

Loans (notes 5 and 14)                                                390,133,472     352,510,695
Less reserve for possible loan losses (note 6)                          8,835,907       8,657,263
--------------------------------------------------------------------------------------------------
  Net loans                                                           381,297,565     343,853,432

Premises and equipment, net (note 7)                                   14,779,903      14,354,731
Accrued interest receivable                                             3,232,211       2,870,911
Net deferred tax asset (note 13)                                        1,797,340       3,305,000
Other real estate owned, net (note 9)                                   5,307,905       7,831,146
Other assets                                                            1,643,648       1,019,602
--------------------------------------------------------------------------------------------------
    Total assets                                                     $515,679,963    $487,328,824
==================================================================================================

Liabilities:
Deposits:
  Demand                                                             $ 53,373,386    $ 43,924,560
  Savings                                                             192,653,937     200,846,347
  Time (note 10)                                                      194,703,819     178,603,713
--------------------------------------------------------------------------------------------------
    Total deposits                                                    440,731,142     423,374,620

Dividends payable                                                         564,686         411,473
Federal Home Loan Bank advances (note 11)                              23,522,343      20,500,000
Accrued expenses and other liabilities                                  5,078,808       4,579,806
--------------------------------------------------------------------------------------------------
    Total liabilities                                                 469,896,979     448,865,899
--------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 8 and 15)

Shareholders' Equity: (note 16)
Common stock of $.0625 par value; authorized 10,000,000
  shares in 1994 and 3,000,000 shares in 1993; issued
  2,880,000 shares                                                        180,000         120,000
Paid-in capital                                                         2,869,135       2,822,908
Retained earnings                                                      40,613,979      36,418,073
Unrealized gain on securities available for sale, net of tax            2,801,490              --
Treasury stock, at cost; 56,570 shares in 1994
  and 74,505 shares in 1993                                              (681,620)       (898,056)
--------------------------------------------------------------------------------------------------
    Total shareholders' equity                                         45,782,984      38,462,925
--------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                       $515,679,963    $487,328,824
==================================================================================================

See accompanying notes to consolidated financial statements.



Consolidated Statements of Income
Washington Trust Bancorp, Inc. and Subsidiary

Years ended December 31,                                       1994            1993            1992
-------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans (note 5)                     $ 31,116,418    $ 29,565,118    $ 32,080,668
  Income from investment securities and securities
    available for sale:
     Interest                                                4,543,584       4,143,297       2,767,561
     Dividends                                                 745,925         897,869         728,260
  Interest on federal funds sold                               255,761         321,579         292,258
-------------------------------------------------------------------------------------------------------
  Total interest income                                     36,661,688      34,927,863      35,868,747
-------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                           4,334,637       4,964,023       5,810,111
  Time deposits                                              7,917,428       8,111,506      10,280,550
  Other                                                      1,336,517       1,103,250         709,557
-------------------------------------------------------------------------------------------------------
  Total interest expense                                    13,588,582      14,178,779      16,800,218
-------------------------------------------------------------------------------------------------------
Net interest income                                         23,073,106      20,749,084      19,068,529
Provision for loan losses (note 6)                           1,000,000       2,500,000       4,000,000
-------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                           22,073,106      18,249,084      15,068,529
-------------------------------------------------------------------------------------------------------
Noninterest income:
  Trust income                                               3,284,435       2,952,216       2,678,082
  Service charges on deposit accounts                        1,610,550       1,446,269       1,228,610
  Merchant processing fees                                     622,013         521,545         436,511
  Gains on sales of securities (notes 3 and 4)                 684,590         345,674         196,606
  Gains (losses) on loan sales                                 (15,998)        484,960         484,187
  Other income                                                 736,576         678,510         750,295
-------------------------------------------------------------------------------------------------------
  Total noninterest income                                   6,922,166       6,429,174       5,774,291
-------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits (note 12)                   9,929,943       8,686,310       7,636,843
  Net occupancy                                              1,206,031       1,187,937       1,013,706
  Equipment                                                  1,188,352       1,330,052       1,218,225
  Deposit taxes and assessments                              1,279,417       1,216,740       1,149,683
  Foreclosed property costs (note 9)                           240,975         901,320       1,053,768
  Office supplies                                              605,645         516,788         481,678
  Advertising and promotion                                    505,351         476,305         442,980
  Credit and collection                                        512,715         581,831         453,460
  Charitable contributions (note 3)                            699,896           6,894          10,300
  Other                                                      3,536,307       3,042,550       2,627,821
-------------------------------------------------------------------------------------------------------
  Total noninterest expense                                 19,704,632      17,946,727      16,088,464
-------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                          9,290,640       6,731,531       4,754,356
Applicable income taxes (note 13)                            3,026,000       2,255,000       1,604,000
-------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change         6,264,640       4,476,531       3,150,356
Cumulative effect of change in accounting for income taxes          --         305,000              --
-------------------------------------------------------------------------------------------------------
     Net income                                            $ 6,264,640     $ 4,781,531     $ 3,150,356
=======================================================================================================
Weighted average shares outstanding - primary                2,872,360       2,811,846       2,769,003
Weighted average shares outstanding - fully diluted          2,872,775       2,825,759       2,770,961

Earnings per share - primary:
  Income before cumulative effect of accounting change           $2.18           $1.59           $1.14
  Cumulative effect of change in accounting for income taxes        --             .11              --
                                                                 -----           -----           -----
  Net income                                                     $2.18           $1.70           $1.14
                                                                 =====           =====           =====
Earnings per share - fully diluted:
  Income before cumulative effect of accounting change           $2.18           $1.58           $1.14
  Cumulative effect of change in accounting for income taxes        --             .11              --
                                                                 -----           -----           -----
  Net income                                                     $2.18           $1.69           $1.14
                                                                 =====           =====           =====

Cash dividends declared per share                                $ .73           $ .59           $ .53

See accompanying notes to consolidated financial statements.


Consolidated Statements of Cash Flows
Washington Trust Bancorp, Inc. and Subsidiary


Years Ended December 31,                                          1994           1993           1992
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                $  6,264,640   $  4,781,531   $  3,150,356
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                  1,000,000      2,500,000      4,000,000
    Provision for valuation of other real estate owned           407,530      1,042,428        579,170
    Depreciation of premises and equipment                     1,313,158      1,446,367      1,310,635
    Amortization of net deferred loan fees and costs            (819,142)      (599,670)      (303,548)
    Cumulative effect of change in accounting principle               --       (305,000)            --
    Deferred income tax benefit                                 (360,000)      (881,000)      (833,000)
    Gains on sales of investment securities                           --             --       (197,214)
    Losses (gains) on sales of securities available for sale    (684,590)      (345,674)           608
    Gains on sales of other real estate owned                   (478,519)      (674,331)      (131,958)
    Losses (gains) on loan sales                                  15,998       (484,960)      (484,187)
    Proceeds from sales of loans                              13,867,186     29,396,915             --
    Loans originated for sale                                (10,377,435)   (23,981,881)            --
    Decrease (increase) in accrued interest receivable          (361,300)        (9,414)       901,201
    Decrease (increase) in other assets                         (624,046)        49,001        723,134
    Increase in accrued expenses and
      other liabilities                                          499,002        861,108        419,747
    Other, net                                                   121,778         22,998         70,816
-------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                   9,784,260     12,818,418      9,205,760
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Securities available for sale:
    Purchases                                                 (5,653,443)    (7,655,294)   (10,936,945)
    Proceeds from sales of equity securities                   9,666,129      7,387,344      7,508,250
    Maturities                                                 1,000,000             --             --
  Investment securities:
    Purchases                                                 (8,399,712)   (26,043,737)   (48,617,219)
    Maturities and principal repayments                        8,355,132     12,611,066     25,353,427
    Proceeds from sales of equity securities                          --             --      7,332,350
  Loan originations in excess of principal
    collected on loans                                       (37,685,414)   (26,244,158)   (44,356,538)
  Proceeds from sales and other reductions
    of other real estate owned                                 2,656,786      3,726,763      3,161,646
  Proceeds from sales of loans                                        --             --     44,516,903
  Purchases of premises and equipment                         (1,754,963)      (755,168)    (1,106,195)
-------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                     (31,815,485)   (36,973,184)   (17,144,321)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    17,356,522     18,714,615      4,942,085
  Proceeds from Federal Home Loan Bank advances               15,051,500     10,000,000     11,500,000
  Repayment of Federal Home Loan Bank advances               (12,029,157)    (3,500,000)    (2,500,000)
  Proceeds from issuance of commmon stock from treasury          322,663        371,803        236,053
  Cash dividends paid                                         (1,915,521)    (1,599,173)    (1,105,595)
-------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                  18,786,007     23,987,245     13,072,543
-------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents       (3,245,218)      (167,521)     5,133,982
   Cash and cash equivalents at beginning of year             21,650,128     21,817,649     16,683,667
-------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                  $18,404,910    $21,650,128    $21,817,649
=======================================================================================================


   Noncash Investing Activities:
     Net transfers from loans to other real estate owned     $ 1,770,354    $ 1,440,156    $ 9,959,742
     Loans charged off                                         1,114,208      1,512,221      3,416,989
     Loans made to facilitate the sale of other real
       estate owned                                            1,709,931      3,053,750      4,542,550
     Change in unrealized gain on securities available
       for sale, net of tax                                    2,801,490             --             --
   Supplemental Disclosures:
     Interest payments                                       $ 7,384,172    $ 8,154,492    $ 8,959,552
     Income tax payments                                       2,942,787      2,844,278      1,964,111

See accompanying notes to consolidated financial statements.


Consolidated Statements of Changes in Shareholders' Equity
Washington Trust Bancorp, Inc. and Subsidiary



Years ended December 31,                                                 1994         1993         1992
--------------------------------------------------------------------------------------------------------
Common Stock
Balance at beginning of year                                     $    120,000 $    120,000 $    120,000
  3-for-2 stock split in the form of a 50% stock dividend              60,000           --           --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                                180,000      120,000      120,000
--------------------------------------------------------------------------------------------------------
Paid-in Capital
Balance at beginning of year                                        2,822,908    2,784,205    2,824,307
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             106,227       38,703      (40,102)
  3-for-2 stock split in the form of a 50% stock dividend             (60,000)          --           --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                              2,869,135    2,822,908    2,784,205
--------------------------------------------------------------------------------------------------------
Retained Earnings
Balance at beginning of year                                       36,418,073   33,276,746   31,602,427
  Net income                                                        6,264,640    4,781,531    3,150,356
  Cash dividends declared                                          (2,068,734)  (1,640,204)  (1,476,037)
--------------------------------------------------------------------------------------------------------
Balance at end of year                                             40,613,979   36,418,073   33,276,746
--------------------------------------------------------------------------------------------------------
Unrealized Gain on Securities Available for Sale
Balance at beginning of year                                               --           --           --
  Adoption of SFAS No. 115                                          4,910,522           --           --
  Change in unrealized gain on securities available
    for sale, net of tax                                           (2,109,032)          --           --
--------------------------------------------------------------------------------------------------------
Balance at end of year                                              2,801,490           --           --
--------------------------------------------------------------------------------------------------------
Treasury Stock
Balance at beginning of year                                         (898,056)  (1,231,156)  (1,507,311)
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             216,436      333,100      276,155
--------------------------------------------------------------------------------------------------------
Balance at end of year                                               (681,620)    (898,056)  (1,231,156)
--------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                       $ 45,782,984 $ 38,462,925 $ 34,949,795
========================================================================================================

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

Certain amounts in the 1993 and 1992 consolidated financial statements have been reclassified to conform to the current reporting format.

Securities Available for Sale
The Corporation designates securities that it intends to use as part of its asset/liability strategy or that may be sold as a result of changes in market conditions, changes in prepayment risk, rate fluctuations, liquidity or capital requirements as available for sale. The determination to classify such securities as available for sale is made at the time of purchase.

Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). The Statement requires that securities available for sale be reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized. Any decline in fair value below the amortized cost basis of an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which the determination is made. The fair value of the security at the time of the write-down becomes the new cost basis of the security.

Prior to adoption of SFAS No. 115, securities available for sale were carried at the lower of aggregate cost, adjusted for amortization of premium or accretion of discount in the case of debt securities, or market value. The resulting net unrealized loss, if any, was charged to current period earnings. Any unrealized loss on an individual security deemed to be other than temporary was recognized as a realized loss in the accounting period in which the determination was made.

Realized gains or losses from sales of equity securities are determined using the average cost method, while other realized gains and losses are determined using the specific identification method.

Investment Securities
The determination to classify debt securities in the investment category is made at the time of purchase and is based on management's intent and ability to hold the securities until maturity. Debt securities held in the investment portfolio are stated at cost, adjusted for amortization of premium and accretion of discount (calculated on a method that approximates the interest method).

Loan Accounting Policy
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost, net of unamortized deferred loan origination fees and costs, or market. Unrealized losses, if any, are charged to current period earnings.

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

Other Real Estate Owned (OREO)
Other real estate owned consists of property acquired through foreclosure, and includes loans determined to be "in-substance" foreclosures (ISFs). A loan is considered to be an ISF when the borrower has little or no equity in the underlying collateral property, proceeds for repayment of the loan are dependent upon the sale of the collateral, and the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property.

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

Interest Rate Swap Agreements
Interest rate swap agreements are agreements to exchange interest payments (e.g. fixed-rate for variable-rate payments) computed on contractual amounts.
Interest rate swap agreements are entered into as hedges against future interest rate fluctuations on specifically identified assets or liabilities. The Corporation does not trade in speculative swaps. Therefore, these instruments are not marked to market.

Amounts paid or received related to outstanding contracts that are used to manage interest rate risk are recognized in earnings as an adjustment to the related interest income or expense over the life of the swap agreements. Gains or losses resulting from the termination of interest rate swap agreements on qualifying hedges of existing assets or liabilities are deferred and amortized over the remaining lives of the related assets/liabilities as an adjustment to the yield. Unamortized deferred gains/losses on terminated interest rate swap agreements are included in the underlying assets/liabilities hedged.

Deposit Taxes and Assessments
Deposit taxes and assessments consist of amounts assessed to members of the Bank Insurance Fund (BIF) by the Federal Deposit Insurance Corporation (FDIC) and deposit taxes imposed by the State of Rhode Island. These amounts are calculated based on levels of bank deposits using rates established by the respective regulatory authorities.

Pension Costs
Annual charges to earnings for the Corporation's defined benefit plans are recognized based upon actuarial calculations and other methods.

Advertising and Promotion Costs
Advertising and promotion costs, including advertising production and communication costs, are reported as an expense in the period in which they are incurred.

Income Taxes
Income tax expense is determined based on the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) on January 1, 1993. The cumulative effect of adoption of SFAS No. 109 was reported in the 1993 Consolidated Statements of Income. Prior to adoption of SFAS No. 109, the Corporation accounted for income taxes under Accounting Principles Board Opinion No. 11, whereby deferred taxes are provided for income and expense items which are recognized in different time periods for financial reporting and tax return purposes.

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

In 1993 the Corporation adopted the policy of originating certain mortgage loans specifically for sale in the secondary market. Accordingly, originations and sales of such loans in 1993 and 1994 are classified as operating activities in the Consolidated Statements of Cash Flows.


(2) Cash and Due From Banks
The Corporation's bank subsidiary is required to maintain certain average reserve balances with the Federal Reserve. Such reserve balances amounted to $6,856,533 and $6,249,989 at December 31, 1994 and 1993, respectively.


(3) Securities Available For Sale
As discussed in Note 1, the Corporation adopted SFAS No. 115 as of January 1, 1994. The effect of adopting this pronouncement was an increase in the carrying value of securities available for sale of $8,184,204. Prior year amounts have not been restated.

Securities available for sale are summarized as follows:


                                Amortized     Unrealized   Unrealized      Market
                                  Cost          Gains        Losses        Value
------------------------------------------------------------------------------------
December 31, 1994
  U.S. Treasury obligations    $25,059,480   $  181,660    $ (707,920)   $24,533,220
  Corporate stocks               3,880,685    5,215,167       (19,757)     9,075,095
  Federal Home Loan Bank stock   2,906,800           --            --      2,906,800
------------------------------------------------------------------------------------
  Total                        $31,846,965   $5,396,827    $ (727,677)   $36,516,115
====================================================================================

December 31, 1993
  U.S. Treasury obligations    $25,120,650   $1,097,084    $ (12,053)    $26,205,681
  Corporate debt securities      1,000,000           --       (2,500)        997,500
------------------------------------------------------------------------------------
    Total debt securities       26,120,650    1,097,084      (14,553)     27,203,181
  Corporate stocks               8,143,093    7,161,080      (59,407)     15,244,766
  Federal Home Loan Bank stock   1,972,800           --            --      1,972,800
------------------------------------------------------------------------------------
  Total                        $36,236,543   $8,258,164    $ (73,960)    $44,420,747
====================================================================================


The contractual maturities and weighted average yields of debt securities are summarized below.

                                                                      Weighted
                                            Amortized      Market      Average
 Debt Securities Available for Sale (1)       Cost          Value      Yield
 -----------------------------------------------------------------------------
 December 31, 1994
 Due in 1 year or less                    $ 6,001,105   $ 5,980,350      5.54%
 After 1 but within 5 years                18,568,315    17,881,150      6.11%
 After 5 but within 10 years                       --            --        --
 After 10 years                               490,060       671,720     13.14%
 -----------------------------------------------------------------------------
 Total                                    $25,059,480   $24,533,220      6.11%
 =============================================================================

 (1) Debt securities designated as available for sale may be sold prior to their contractual maturity.


The following is a summary of amounts relating to sales of corporate stocks:

Years ended December 31,                 1994          1993          1992
---------------------------------------------------------------------------
Proceeds from sales                  $9,666,129    $7,387,344    $7,508,250
===========================================================================
Realized gains                       $  713,534    $  345,844    $       --
===========================================================================
Realized losses                      $   28,944    $      170    $      608
===========================================================================


Included in proceeds from sales of corporate stocks in 1994 are proceeds of $699,896 which represent the donation of corporate stocks to a charitable trust established by the Corporation. The gain on this transaction is included in gains on sales of securities available for sale and amounted to $676,058, the excess of the fair market value of the donated securities over their historical cost. The Corporation also recorded a contribution expense of $699,896 in accordance with Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made". This statement requires contributions to be measured at the fair value of the asset given. Prior to 1994, contribution expense was recorded in the amount of the historical cost of donated stocks, with no gain or loss recognized.

Included in proceeds from sales of corporate stocks available for sale are $7.5 million and $7.0 million in 1994 and 1993, respectively, from dispositions of dutch auction preferred stocks with no gain or loss. Purchases of dutch auction preferred stocks available for sale amounted to $3.5 million and $5.0 million in 1994 and 1993, respectively. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par (cost). There were no sales of debt securities available for sale during 1994, 1993 and 1992.

Securities available for sale with a book value of $2,999,133 and $2,997,163 were pledged to secure public deposits and for other purposes at December 31, 1994 and 1993, respectively.


(4) Investment Securities
Investment securities are summarized as follows:


                                Amortized     Unrealized   Unrealized      Market
                                  Cost          Gains        Losses        Value
-----------------------------------------------------------------------------------
December 31, 1994
 U.S. Treasury obligations
  and obligations of U.S.
  government-sponsored agencies  $20,413,017  $       --   $(1,714,040)   $18,698,977
 Mortgage-backed securities       21,696,508          --    (1,160,590)    20,535,918
 States and political
  subdivisions                    10,387,091       9,385      (236,109)    10,160,367
-------------------------------------------------------------------------------------
 Total                           $52,496,616  $    9,385   $(3,110,739)   $49,395,262
=====================================================================================

December 31, 1993
 U.S. Treasury obligations
  and obligations of U.S.
  government-sponsored agencies  $19,419,860  $   26,765   $ (131,194)    $19,315,431
 Mortgage-backed securities       25,401,432     880,196      (33,684)     26,247,944
 States and political
  subdivisions                     7,676,540      99,539       (5,859)      7,770,220
-------------------------------------------------------------------------------------
 Total                           $52,497,832  $1,006,500   $ (170,737)    $53,333,595
=====================================================================================


Mortgage-backed securities included in the investment securities portfolio are issued by both the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. These securities represent participating interests in pools of long-term residential mortgage loans. Included in mortgage-backed securities are Federal Home Loan Mortgage Corporation participation certificates backed by mortgage loans originated by the bank subsidiary amounting to $15,084,526 and $17,273,190 at December 31, 1994 and 1993, respectively.

Investment securities with a carrying value of $999,828 and $999,636 were pledged to secure public deposits and for other purposes at December 31, 1994 and 1993, respectively.

The contractual maturities and weighted average yields of debt securities are summarized below.

                                                                       Weighted
                                             Amortized      Market      Average
 Debt Securities Held for Investment (1)       Cost          Value      Yield
 ------------------------------------------------------------------------------
 December 31, 1994
 Due in 1 year or less                     $ 8,029,516   $ 7,878,497      4.87%
 After 1 but within 5 years                 28,697,847    26,756,480      5.39%
 After 5 but within 10 years                 7,234,247     6,680,304      7.13%
 After 10 years                              8,535,006     8,079,981      7.35%
 ------------------------------------------------------------------------------
 Total                                     $52,496,616   $49,395,262      5.87%
 ==============================================================================

 (1) Mortgage-backed securities are included based on their weighted average maturities, adjusted for anticipated future prepayments.


On September 30, 1992, the Corporation adopted the policy of designating securities as either available for sale or held for investment. There were no sales of securities held for investment subsequent to the adoption of this policy. During the nine month period ended September 30, 1992, proceeds from sales of equity securities from the investment portfolio amounted to $7,332,350. There were no sales of debt securities from the investment portfolio in 1992. Gross realized gains and losses on sales of investment securities in 1992 amounted to $208,464 and $11,250, respectively.

Included in proceeds from sales of investment securities in 1992 is $6.5 million from dispositions of dutch auction preferred stocks with no gain or loss. Purchases of dutch auction preferred stocks for the investment portfolio amounted to $13.0 million in 1992.


(5) Loans
The following is a summary of loans:


December 31,                                                1994           1993
----------------------------------------------------------------------------------
 Residential real estate:
  Mortgages                                            $169,715,217   $152,758,727
  Homeowner construction                                  6,933,793      6,120,171
----------------------------------------------------------------------------------
  Total residential real estate                         176,649,010    158,878,898

 Commercial and other:
  Mortgages (1)                                          54,735,825     48,011,836
  Construction and development (2)                       11,909,730     10,051,008
  Other (3)                                             101,796,053    101,636,280
----------------------------------------------------------------------------------
  Total commercial and other                            168,441,608    159,699,124

 Installment                                             45,042,854     33,932,673
----------------------------------------------------------------------------------
 Total loans                                           $390,133,472   $352,510,695
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

Nonaccrual Loans
The balance of loans on nonaccrual status as of December 31, 1994 and 1993 was $7,119,271 and $11,370,726, respectively. Interest income that would have been recognized had these loans been performing at originally contracted rates was approximately $628,000 in 1994, $1,021,000 in 1993, and $1,290,000 in 1992.
Interest income attributable to these loans included in the Consolidated Statements of Income amounted to approximately $287,000 in 1994, $597,000 in 1993 and $709,000 in 1992.

Troubled Debt Restructurings
During 1994, $528,999 of loans were restructured. Restructured loans which are performing in accordance with their new terms and, therefore, not included in nonaccrual loans, amounted to $365,000 at December 31, 1994. Interest income that would have been recognized had these loans been performing at originally contracted rates was approximately $34,000 in 1994. Interest income attributable to these loans included in the Consolidated Statements of Income amounted to $26,000 in 1994. At December 31, 1994, there were no commitments to lend additional funds to borrowers whose loans had been restructured. There were no accruing restructured loans at December 31, 1993.

Mortgage Servicing Activities
Mortgage loans sold to others and serviced by the Corporation on a fee basis under various agreements amounted to $91,767,691 and $91,341,476 at December 31, 1994 and 1993, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

Impaired Loans
Effective January 1, 1995, the Corporation will adopt Statements of Financial Accounting Standards Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS No. 114 and No. 118). These statements establish accounting standards for measuring impairment on loans for which it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires impairment to be measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. This statement also narrows the definition of in-substance foreclosures. Accordingly, loans currently classified as ISFs will be treated as impaired loans rather than OREO under these new guidelines. The January 1, 1995 adoption of SFAS No. 114 and No. 118 will result in an increase in gross loans of approximately $3,793,000. The adoption of these pronouncements will not have a significant effect on the Corporation's results of operations.


(6) Reserve for Possible Loan Losses
The following is an analysis of the reserve for possible loan losses:

Years ended December 31,                             1994         1993         1992
-------------------------------------------------------------------------------------
Balance at beginning of year                     $8,657,263   $7,342,276   $6,474,272
Provision charged to expense                      1,000,000    2,500,000    4,000,000
Recoveries of loans previously charged off          292,852      327,208      284,993
Loans charged off                                (1,114,208)  (1,512,221)  (3,416,989)
-------------------------------------------------------------------------------------
Balance at end of year                           $8,835,907   $8,657,263   $7,342,276
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

As stated in Note 5, the Corporation is required to adopt SFAS No. 114 and SFAS No. 118. The adoption of these statements on January 1, 1995 will result in an increase in the reserve for possible loan losses of approximately $492,000 and a corresponding decrease in the OREO valuation allowance. This increase in the reserve for possible loan losses is associated with loans previously accounted for as ISFs.


(7) Premises and Equipment
The following is a summary of premises and equipment:

December 31,                                            1994        1993
----------------------------------------------------------------------------
Land and improvements                              $ 1,530,736   $ 1,530,736
Premises and improvements                           15,120,987    15,050,701
Furniture, fixtures, and equipment                   8,977,727     7,748,246
----------------------------------------------------------------------------
                                                    25,629,450    24,329,683
Less accumulated depreciation                       10,849,547     9,974,952
----------------------------------------------------------------------------
Total premises and equipment, net                  $14,779,903   $14,354,731
============================================================================


(8) Financial Instruments with Off-Balance Sheet Risk and Derivative Financial Instruments
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage the Corporation's exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees and interest rate swaps. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contractual and notional amounts of financial instruments with off-balance sheet risk are as follows:


December 31,                                              1994         1993
------------------------------------------------------------------------------
Financial instruments whose contract amounts
 represent credit risk:
  Commitments to extend credit:
    Commercial and other loans                       $18,607,837  $19,837,556
    Revolving, open-end loans secured by
      residential properties; home equity lines       11,000,699    8,791,330
    Credit card lines                                 10,975,795    9,845,871
    Homeowner construction loans                       2,602,710    3,257,811
    Construction and development loans                 1,274,763    1,329,486
  Loans sold with recourse                             1,505,466    2,104,375
  Standby letters of credit                              521,800      848,253
Financial instruments whose notional amounts
 exceed the amount of credit risk:
  Interest rate swap agreements                       10,000,000           --


Commitments to Extend Credit
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each borrower's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

Loans Sold With Recourse
The Corporation has retained credit risk on certain residential mortgage loans sold with recourse. In the event of default by the mortgagor, the Corporation could become obligated to repurchase the loan. Such repurchases have been insignificant and have not resulted in any losses to the Corporation.

Standby Letters of Credit
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Interest Rate Swap Agreements
The Corporation uses interest rate swaps as part of its interest rate risk management strategy. Swaps are agreements in which the Corporation and another party agree to exchange interest payments on a notional principal amount. The credit risk associated with swap transactions is the risk of default by the counterparty. To minimize this risk, the Corporation enters into swap agreements only with creditworthy counterparties. The notional amounts of swap transactions do not represent amounts exchanged by the parties and, thus, are not a measure of the Corporation's potential loss exposure.

During 1994, the Corporation entered into interest rate swap agreements with a total notional amount of $10 million which mature in May 1996. Under the agreements, the Corporation pays a quarterly-resetting rate equal to 3-month London Interbank Offered Rate (LIBOR) on the notional balance while receiving an average fixed rate of 6.1% over the life of the agreements. At December 31, 1994, the weighted average rate paid by the Corporation on the swap agreements was 5.94%. The purpose of the swap agreements is to convert the fixed rate paid on certain time deposits to a quarterly-resetting rate. The Corporation has not terminated any interest rate swap agreements and there are no unamortized deferred gains or losses. At December 31, 1994, the fair value, or the cost to terminate the agreements, was $256,000.


(9) Other Real Estate Owned
An analysis of the composition of OREO, including in-substance foreclosures, follows:

December 31,                                            1994        1993
---------------------------------------------------------------------------
Property acquired through foreclosure:
  Commercial real estate                           $   751,857  $ 2,354,325
  Residential real estate                              457,210      382,209
  Construction and development                         401,302      715,599
  Land                                                 967,388    1,115,988
---------------------------------------------------------------------------
Total property acquired through foreclosure          2,577,757    4,568,121
---------------------------------------------------------------------------
In-substance foreclosures:
  Commercial real estate                             1,327,845    1,670,646
  Residential real estate                            2,042,727    1,443,285
  Construction and development                              --      989,617
  Land                                                 293,200      625,777
  Other                                                234,200      325,672
---------------------------------------------------------------------------
Total in-substance foreclosures                      3,897,972    5,054,997
---------------------------------------------------------------------------
Valuation allowance                                 (1,167,824)  (1,791,972)
---------------------------------------------------------------------------
Other real estate owned, net                       $ 5,307,905  $ 7,831,146
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


An analysis of the activity relating to other real estate owned, including in-substance foreclosures, follows:


Years ended December 31,                              1994          1993
----------------------------------------------------------------------------
Balance at beginning of year                      $ 9,623,118   $15,633,419
Net transfers from loans                            1,770,354     1,440,156
Sales and other reductions                         (5,013,648)   (7,526,597)
Other, net                                             95,905        76,140
----------------------------------------------------------------------------
                                                    6,475,729     9,623,118
Valuation allowance                                (1,167,824)   (1,791,972)
----------------------------------------------------------------------------
Balance at end of year                            $ 5,307,905   $ 7,831,146
============================================================================



The following is an analysis of activity relating to the OREO valuation allowance:

Years ended December 31,                         1994         1993        1992
-------------------------------------------------------------------------------
Balance at beginning of year                $1,791,972   $2,177,930    $505,268
Provision charged to expense                   407,530    1,042,428     579,170
Net gains (losses) on dispositions                  --          --      462,852
Specific write-downs                                --          --     (189,600)
Adoption of SOP 92-3                                --          --      798,541
Sales and other reductions                    (725,464)  (1,274,911)    (86,398)
Selling expenses incurred                      (55,763)    (114,712)    (19,287)
Other, net                                    (250,451)     (38,763)    127,384
-------------------------------------------------------------------------------
Balance at end of year                      $1,167,824   $1,791,972  $2,177,930
===============================================================================


Provisions charged to earnings for potential declines in market value, specific write-downs and estimated costs to sell amounted to $407,530, $1,042,428, and $579,170 in 1994, 1993, and 1992, respectively. Net realized gains on dispositions of properties amounted to $478,519, $674,331, and $131,958 in 1994, 1993, and 1992, respectively. These amounts are included in foreclosed property costs on the Consolidated Statements of Income.

The January 1, 1995 adoption of SFAS No. 114 (discussed in Note 5) will result in a decrease in net OREO of $3,301,000 and a corresponding increase in net loans.


(10) Time Certificates of Deposit
The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $24,562,617 and $21,719,195 at December 31, 1994 and 1993,
respectively.



(11) Federal Home Loan Bank Advances
The following table presents scheduled maturities and interest rates of Federal Home Loan Bank advances outstanding at December 31, 1994:


      Years ending           Weighted
      December 31,         Average Rate         Amount
      --------------------------------------------------
       1995                    5.68%           8,042,080
       1996                    5.55%           3,544,297
       1997                    6.64%           7,047,482
       1998                    5.54%           2,550,147
       1999                    6.04%           1,054,196
       2000 and thereafter     6.31%           1,284,141
      --------------------------------------------------
                                             $23,522,343
      ==================================================


The Corporation's subsidiary bank is a member of the Federal Home Loan Bank of Boston ("FHLBB"). In addition to the outstanding advances, the subsidiary bank also has access to an unused line of credit equal to 2% of assets at December 31, 1994. Under agreement with the FHLBB, the subsidiary bank is required to maintain qualified collateral, free and clear of liens, pledges, or encumbrances that, based on certain percentages of book and market values, has a value equal to the aggregate amount of the line of credit and outstanding advances. Qualified collateral may consist of residential mortgage loans, U.S. government or agency securities, and amounts maintained on deposit at the FHLBB. The subsidiary bank maintains qualified collateral in excess of the amount required to collateralize the line of credit and outstanding advances at December 31, 1994.


(12) Employee Benefits
Pension Plan
The Corporation's noncontributory defined benefit pension plan covers substantially all full-time employees. Benefits are based on an employee's years of service and highest 3-year compensation. The plan is funded on a current basis, in compliance with the requirements of the Employee Retirement Income Security Act.


The following table presents the funded status of the plan and amounts presented in the consolidated financial statements:



October 1,                                                          1994          1993
-----------------------------------------------------------------------------------------
Plan funded status:
  Vested accumulated benefit obligation                          $(5,828,000) $(5,892,300)
  Nonvested accumulated benefit obligation                           (97,400)    (104,400)
  Effect of future compensation increases                         (2,042,500)  (1,502,700)
-----------------------------------------------------------------------------------------
  Projected benefit obligation                                    (7,967,900)  (7,499,400)
  Plan assets (primarily listed stocks and fixed income
    securities), at fair value                                     8,244,400    8,221,100
-----------------------------------------------------------------------------------------
  Plan assets in excess of projected benefit obligation              276,500      721,700
  Unrecognized net gain                                             (376,300)    (740,200)
  Unrecognized prior service cost                                    426,300      456,800
  Unrecognized net transition asset being amortized
     over 21 years                                                   (78,500)     (84,600)
-----------------------------------------------------------------------------------------
  Prepaid pension cost                                           $   248,000  $   353,700
=========================================================================================

Assumptions used in determining the actuarial present value of the projected benefit obligation were as follows:
  Discount rate                                                        8.00%        6.75%
  Rate of increase in compensation levels                              6.00%        5.00%


Years ended December 31,                                 1994         1993          1992
-----------------------------------------------------------------------------------------
Net pension cost:
  Service cost; benefits earned during the period     $328,200     $303,200    $  283,700
  Interest cost on projected benefit obligation        519,400      521,100       486,500
  Actual return on plan assets                        (126,300)    (350,700)     (705,400)
  Net amortization and deferral                       (450,000)    (238,800)      153,500
-----------------------------------------------------------------------------------------
  Net periodic pension cost                           $271,300     $234,800    $  218,300
=========================================================================================

Assumptions used in determining net periodic pension expense were as follows:

  Discount rate                                          6.75%        7.50%          7.50%
  Rate of increase in compensation levels                5.00%        6.00%          6.00%
  Expected long term rate of return on
    plan assets                                          7.75%        8.50%          8.50%


Supplemental Pension Plan
Effective November 1, 1994, the Corporation established a nonqualified retirement plan to provide supplemental retirement benefits to certain employees, as defined in the plan. Accrued and unpaid benefits under this plan are an unfunded obligation of the subsidiary bank. At December 31, 1994, the projected benefit obligation for this plan amounted to $386,200. The expense of this plan amounted to $19,125 in 1994. The actuarial assumptions used for this supplemental plan are the same as those used for the Corporation's regular pension plan.

Savings and Profit Sharing Plan
The Corporation has a qualified savings and profit sharing plan. The plan provides a specified match of employee contributions for substantially all full-time employees. In addition, full-time employees, excluding those key employees participating in the Short-Term Incentive Plan, are eligible for an annual benefit pursuant to a formula based on return on equity. Total employer matching contributions under this plan amounted to $173,700, $165,300, and $81,900 in 1994, 1993, and 1992, respectively. The amount of the profit sharing benefit was $241,800 and $110,800 for 1994 and 1993, respectively. There was no profit sharing distribution during 1992.

Short-Term Incentive Plan
The Corporation's nonqualified Short-Term Incentive Plan rewards key employees for their contributions to the Corporation's success. This plan provides for annual payments up to a maximum percentage of each participant's base salary, which percentages vary among participants. Payment amounts are based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Participants in this plan are not eligible to receive benefits provided under the profit sharing component of the Savings and Profit Sharing Plan. The expense of the Short-Term Incentive Plan amounted to $480,600, $462,500 and $85,700 in 1994, 1993, and 1992, respectively.

Postemployment Benefits
The Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", on January 1, 1994. This statement establishes standards of accounting for the expected cost of providing benefits to former or inactive employees after employment but before retirement. It requires employers to accrue for these benefits during the period in which the employee renders service. The Corporation provides disability-related benefits to certain employees. The implementation of SFAS No. 112 as of January 1, 1994 did not have a material effect on the Corporation's financial condition or results of operations.

Directors' Retainer Continuation Plan
The Corporation has a nonqualified plan which provides retirement benefits to non-officer directors. The plan pays the regular quarterly retainer in effect at the time of departure for as many quarters as the director served with the Corporation or a subsidiary. The benefit commences upon departure and is reduced for departure occurring before age 65. Accrued and unpaid benefits under this plan are an unfunded obligation of the subsidiary bank. Prior service cost is being amortized over the expected remaining service period of each director. Current cost is being recognized based on the present value of expected future benefits. The expense of this plan is included in other noninterest expense and amounted to $89,500, $77,800 and $78,800 for 1994, 1993, and 1992, respectively.


(13) Income Taxes
As discussed in Note 1, the Corporation adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was an increase of $305,000 in consolidated net income. Financial statements for 1992 have not been restated to apply the provisions of SFAS No. 109.

The components of income tax expense were as follows:



Years ended December 31,                                 1994         1993         1992
-----------------------------------------------------------------------------------------
Current expense:
  Federal                                            $2,858,000   $2,614,000   $2,047,000
  State                                                 528,000      522,000      390,000
-----------------------------------------------------------------------------------------
  Total current expense                               3,386,000    3,136,000    2,437,000
-----------------------------------------------------------------------------------------

Deferred expense (benefit):
  Federal                                              (271,000)    (715,000)    (834,000)
  State                                                 (89,000)    (186,000)       1,000
  Change in valuation allowance for
    deferred tax assets                                      --       20,000           --
-----------------------------------------------------------------------------------------
  Total deferred tax benefit                           (360,000)    (881,000)    (833,000)
-----------------------------------------------------------------------------------------
  Total income tax expense                           $3,026,000   $2,255,000   $1,604,000
=========================================================================================


Total income tax expense varied from the amount determined by applying the Federal income tax rate to income before income taxes. The reasons for the differences were as follows:



Years ended December 31,                                 1994         1993         1992
-----------------------------------------------------------------------------------------
Tax expense at Federal statutory rate                $3,159,000   $2,289,000   $1,617,000
Increase (decrease) in taxes resulting from:
  Tax-exempt income                                    (155,000)    (134,000)    (148,000)
  Dividends received deduction                         (134,000)    (179,000)    (150,000)
  State tax, net of Federal income tax benefit          289,000      222,000      258,000
  Appreciated value of donated assets                  (230,000)     (30,000)     (24,000)
  Change in valuation allowance for
    deferred tax assets                                      --       20,000           --
  Other                                                  97,000       67,000       51,000
-----------------------------------------------------------------------------------------
Total income tax expense                             $3,026,000   $2,255,000   $1,604,000
=========================================================================================


For the year ended December 31, 1992, deferred income taxes resulted from timing differences in the recognition of certain revenue and deductions for tax and financial statement purposes. The sources of these differences and the tax expense (benefit) of each were as follows:


Year ended December 31,                                           1992
------------------------------------------------------------------------
Provision for loan losses                                      $(172,000)
Depreciation                                                      (6,000)
Write-downs of foreclosed property                              (157,000)
Deferred compensation and employee benefits                      (66,000)
Deferred loan fees and costs                                    (242,000)
Cash basis recognition of income and expense                    (197,000)
Other, net                                                         7,000
------------------------------------------------------------------------
Total deferred tax benefit                                     $(833,000)
========================================================================


The approximate tax effects of temporary differences that give rise to gross deferred tax assets and gross deferred tax liabilities at December 31, 1994 and 1993 are as follows:


December 31,                                         1994               1993
------------------------------------------------------------------------------
Gross deferred tax assets:
  Reserve for possible loan losses               $3,471,000         $2,313,000
  Other real estate owned                           338,000            417,000
  Deferred loan origination fees                    920,000          1,394,000
  Interest on nonperforming loans                   455,000            430,000
  Other                                             531,000            480,000
------------------------------------------------------------------------------
Gross deferred tax assets                         5,715,000          5,034,000
Valuation allowance                                (168,000)          (168,000)
------------------------------------------------------------------------------
Gross deferred tax assets, net of
  valuation allowance                             5,547,000          4,866,000
------------------------------------------------------------------------------
Gross deferred tax liabilities:
  Securities available for sale                   1,867,660                 --
  Premises and equipment                          1,020,000            955,000
  Deferred loan origination costs                   525,000            460,000
  Other                                             337,000            146,000
------------------------------------------------------------------------------
Gross deferred tax liabilities                    3,749,660          1,561,000
------------------------------------------------------------------------------
Net deferred tax asset                           $1,797,340         $3,305,000
==============================================================================

In addition to future taxable income, a primary source of recovery of deferred tax assets is taxes paid in prior years available for carryback. A valuation allowance has been established for a portion of the deferred tax asset that relates to state income taxes on temporary differences for which no carryback is allowed.

(14) Loans to Related Parties
At December 31, 1994, the Corporation has made loans in the ordinary course of business to certain directors and executive officers including their immediate families and their affiliated companies. Such loans were made under normal interest rate and collateralization terms. A substantial portion of the increase in 1994 resulted from the adoption of a broader definition of related parties by the Corporation. Activity related to these loans in 1994 was as follows:


Balance at December 31, 1993                                      $2,335,132
Additions                                                          1,527,586
Reductions                                                          (812,317)
----------------------------------------------------------------------------
Balance at December 31, 1994                                      $3,050,401
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


(16) Shareholders' Equity
Stock Split
On July 1, 1994, the Corporation's board of directors voted to approve a 3-for-2 stock split on shares of common stock. The stock split, in the form of a stock dividend, was paid on August 31, 1994 to shareholders of record as of August 1, 1994. The par value of the common stock remained unchanged at $.0625 per share. Cash payments were made in lieu of issuing fractional shares. All share and per share amounts in the consolidated financial statements and related notes have been restated to reflect the stock split.

Stock Option Plan
The 1988 Amended and Restated Stock Option Plan provides for the granting of options to directors, officers, and key employees. Up to 600,000 shares of the Corporation's common stock may be used from authorized but unissued shares, treasury stock, or shares available from expired options. Options are designated either as non-qualified or as incentive options and may be granted with stock appreciation rights (SARs). The exercise price of an option may not be less than the fair market value on the date of grant. The option price is payable in cash, by the delivery of shares of the Corporation's common stock already owned by the grantee, or a combination thereof. Options may be granted at any time until December 31, 1997. As of December 31, 1994, no options have been granted with SARs.

All options granted prior to 1993 are exercisable. Options granted in 1994 and 1993 become vested over a three year period. The following table presents changes in options outstanding during 1994 and 1993:


                                     $21.750     $13.916     $11.666
                                       to          to          to
Exercise price per share             $16.583     $13.250     $11.000     $9.166
-------------------------------------------------------------------------------
Outstanding at December 31, 1991     217,350         --         --        7,500
Granted during 1992                       --         --     55,018           --
Cancelled during 1992                (15,150)        --     (2,102)          --
-------------------------------------------------------------------------------
Outstanding at December 31, 1992     202,200         --     52,916        7,500
Granted during 1993                       --     48,823         --           --
Exercised during 1993                     --         --       (341)          --
-------------------------------------------------------------------------------
Outstanding at December 31, 1993     202,200     48,823     52,575        7,500
Granted during 1994                   50,794         --         --           --
Exercised during 1994                 (3,750)        --     (1,243)          --
-------------------------------------------------------------------------------
Outstanding at December 31, 1994     249,244     48,823     51,332        7,500
===============================================================================


Dividend Reinvestment
Under the Dividend Reinvestment and Stock Purchase Plan, 180,000 shares of common stock were originally reserved to be issued for dividends reinvested and cash payments to the plan.

As of December 31, 1994, a total of 679,375 common stock shares were reserved for issuance under the Stock Option Plan and the Dividend Reinvestment and Stock Purchase Plan.

Dividends
The source of funds for dividends paid by the Corporation is dividends received from its subsidiary bank. The Corporation and its subsidiary bank are regulated enterprises and their abilities to pay dividends are subject to regulatory review and restriction. Certain regulatory and statutory restrictions exist regarding dividends, loans, and advances from the subsidiary bank to the Corporation. Generally the subsidiary bank has the ability to pay dividends to the parent subject to minimum regulatory capital requirements and subject to "Guaranty Fund" requirements of the State of Rhode Island. Under the most restrictive of these requirements, the subsidiary bank could have declared aggregate additional dividends of $19.7 million as of December 31, 1994.


(17) Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values of its financial instruments. Fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any pricing adjustments that could result from the sale of the Corporation's entire holding of a particular financial instrument. Because no quoted market exists for a significant portion of the financial instruments, fair value estimates are based on subjective judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. Changes in assumptions could significantly affect the estimates of fair value. Fair value estimates, methods, and assumptions are set forth as follows:

Cash and Investments
The carrying amount of short-term instruments such as cash and federal funds sold is used as an estimate of fair value.

The fair value of securities available for sale and investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. No market exists for shares of the Federal Home Loan Bank of Boston. Such stock may be redeemed at par upon termination of FHLBB membership and is therefore valued at par, which equals cost.

Mortgage Loans Held for Sale
The fair value of mortgage loans held for sale is estimated using the quoted market prices for sales of similar loans on the secondary market.

Loans
Fair values are estimated for categories of loans with similar financial characteristics. Loans are segregated by type and are then further segmented into fixed rate and adjustable rate interest terms to determine their fair value. The fair value of fixed rate commercial and consumer loans is calculated by discounting scheduled cash flows through the estimated maturity of the loan using interest rates offered at December 31, 1994 and 1993 that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical repayment experience. For residential mortgages, fair value is estimated by using quoted market prices for sales of similar loans on the secondary market, adjusted for servicing costs. The fair value of floating rate commercial and consumer loans approximates carrying value. The fair value of nonaccrual loans is calculated by discounting estimated cash flows, using a rate commensurate with the risk associated with the loan type or by other methods that give consideration to the value of the underlying collateral.

Deposit Liabilities
The fair value of demand deposits, savings accounts, and certain money market accounts is equal to the amount payable on demand as of December 31, 1994 and 1993. The discounted values of cash flows using the rates currently offered for deposits of similar remaining maturities were used to estimate the fair value of certificates of deposit.

Federal Home Loan Bank Advances
Rates currently available to the Corporation for advances with similar terms and remaining maturities are used to estimate fair value of existing advances.

Off-Balance Sheet Instruments
The fair value of interest rate swap agreements is determined based on dealer quotes. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

The following table presents the fair values of the Corporation's financial instruments:




December 31,                                     1994                          1993
----------------------------------------------------------------------------------------------
                                        Carrying      Estimated      Carrying      Estimated
                                         Amount      Fair Value       Amount      Fair Value
----------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents            $ 18,404,910  $ 18,404,910   $ 21,650,128  $ 21,650,128
  Securities available for sale          36,516,115    36,516,115     36,236,543    44,420,747
  Mortgage loans held for sale              203,750       203,750      3,709,499     3,715,708
  Investment securities                  52,496,616    49,395,262     52,497,832    53,333,595
  Loans, net of reserve for possible
    loan losses                         381,297,565   379,008,738    343,853,432   355,979,418
  Accrued interest receivable             3,232,211     3,232,211      2,870,911     2,870,911

Financial liabilities:
  Noninterest bearing demand deposits  $ 53,373,386  $ 53,373,386   $ 43,924,560  $ 43,924,560
  Non-term savings accounts             192,653,937   192,653,937    200,846,347   200,846,347
  Certificates of deposit               194,703,819   193,611,981    178,603,713   180,232,100
  Federal Home Loan Bank advances        23,522,343    22,542,346     20,500,000    20,859,510
  Accrued interest payable                1,278,552     1,278,552      1,111,184     1,111,184

Off-Balance Sheet Instruments:
The notional amount of interest rate swap agreements at December 31, 1994 was $10.0 million. The fair value, or the cost to the Corporation of terminating the swap agreements, was approximately $256,000 at December 31, 1994. There were no interest rate swap agreements outstanding at December 31, 1993.

Other off-balance sheet instruments, consisting largely of loan commitments, contain provisions for fees, conditions and term periods which are consistent with customary market practices. Accordingly, the fair value amounts (considered to be the discounted present value of the remaining contractual fees over the unexpired commitment period) would not be material.



(18) Parent Company Financial Statements
The following are condensed parent company only financial statements of Washington Trust Bancorp, Inc. reflecting the investment in the bank subsidiary on the equity basis of accounting. The Statements of Changes in Shareholders' Equity for the parent company only are identical to the Consolidated Statements of Changes in Shareholders' Equity and are therefore not presented.



Statements of Income
Years ended December 31,                                 1994        1993         1992
-----------------------------------------------------------------------------------------
Dividends from bank subsidiary                       $1,776,000   $1,368,000   $1,200,000
Equity in undistributed earnings of subsidiary        4,488,640    3,413,531    1,950,356
-----------------------------------------------------------------------------------------
Net income                                           $6,264,640   $4,781,531   $3,150,356
=========================================================================================


Balance Sheets
December 31,                                                       1994         1993
--------------------------------------------------------------------------------------
Assets:
Cash on deposit with bank subsidiary                          $   245,100  $   281,447
Investment in bank subsidiary at equity value                  45,541,081   38,250,951
Dividend receivable from bank subsidiary                          552,000      342,000
Recoverable income taxes                                            9,489           --
--------------------------------------------------------------------------------------
Total assets                                                  $46,347,670  $38,874,398
======================================================================================

Liabilities:
Dividends payable                                             $   564,686  $   411,473
--------------------------------------------------------------------------------------

Shareholders' Equity:
Common stock of $.0625 par value; authorized
 10,000,000 shares in 1994 and 3,000,000 shares
 in 1993; issued 2,880,000 shares                                180,000      120,000
Paid-in capital                                                2,869,135    2,822,908
Retained earnings                                             40,613,979   36,418,073
Unrealized gain on securities available for sale, net of tax   2,801,490           --
Treasury stock, at cost; 56,570 shares
 in 1994 and 74,505 shares in 1993                              (681,620)    (898,056)
--------------------------------------------------------------------------------------
Total shareholders' equity                                    45,782,984   38,462,925
--------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                    $46,347,670  $38,874,398
======================================================================================



Statements of Cash Flows
Years ended December 31,                                 1994        1993         1992
----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $6,264,640   $4,781,531   $3,150,356
  Adjustments to reconcile net income to net
     cash provided by operating activities:
    Equity effect of undistributed earnings
      of subsidiary                                 (4,488,640)  (3,413,531)  (1,950,356)
    Increase in dividend receivable                   (210,000)     (42,000)    (300,000)
    Increase in recoverable income taxes                (9,489)          --           --
-----------------------------------------------------------------------------------------
  Net cash provided by operating activities          1,556,511    1,326,000      900,000
-----------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of common stock from treasury               322,663      371,803      236,053
  Cash dividends paid                               (1,915,521)  (1,599,173)  (1,105,595)
-----------------------------------------------------------------------------------------
  Net cash used in financing activities             (1,592,858)  (1,227,370)    (869,542)
-----------------------------------------------------------------------------------------
Net increase (decrease) in cash                        (36,347)      98,630       30,458
Cash at beginning of year                              281,447      182,817      152,359
-----------------------------------------------------------------------------------------
Cash at end of year                                 $  245,100   $  281,447   $  182,817
=========================================================================================




                 Independent Auditors' Report



The Board of Directors and Shareholders
Washington Trust Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Washington Trust Bancorp, Inc. and Subsidiary (the Corporation) as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Trust Bancorp, Inc. and Subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 3 to the financial statements, the Corporation adopted a new method of accounting for certain investments in debt and equity securities effective January 1, 1994. As discussed in notes 1 and 13 to the financial statements, the Corporation adopted a new method of accounting for income taxes effective January 1, 1993.



KPMG Peat Marwick, LLP

Providence, Rhode Island
January 19, 1995




Summary of Unaudited Quarterly Financial Information
Washington Trust Bancorp, Inc. and Subsidiary


1994                                        Q1             Q2              Q3            Q4             Year
---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $7,246,159    $7,549,389      $7,948,985     $8,371,885    $31,116,418
 Income from investment securities and
    securities available for sale         1,319,146     1,313,828       1,308,567      1,347,968      5,289,509
 Interest on federal funds sold              50,614        42,304          99,412         63,431        255,761
---------------------------------------------------------------------------------------------------------------
 Total interest income                    8,615,919     8,905,521       9,356,964      9,783,284     36,661,688
---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,070,141     1,050,681       1,104,627      1,109,188      4,334,637
 Time deposits                            1,917,840     1,887,310       1,974,678      2,137,600      7,917,428
 Other                                      319,282       391,369         325,417        300,449      1,336,517
---------------------------------------------------------------------------------------------------------------
 Total interest expense                   3,307,263     3,329,360       3,404,722      3,547,237     13,588,582
---------------------------------------------------------------------------------------------------------------
Net interest income                       5,308,656     5,576,161       5,952,242      6,236,047     23,073,106
Provision for loan losses                   300,000       300,000         200,000        200,000      1,000,000
---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             5,008,656     5,276,161       5,752,242      6,036,047     22,073,106
---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               801,520       800,043         880,659        802,213      3,284,435
 Service charges on deposit accounts        383,357       412,278         408,265        406,650      1,610,550
 Merchant processing fees                    57,568        94,673         326,115        143,657        622,013
 Gains on sales of securities               681,558            --              --          3,032        684,590
 Gains (losses) on loan sales               (43,726)       11,909          13,276          2,543       (15,998)
 Other income                               185,050       177,636         193,424        180,466        736,576
---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 2,065,327     1,496,539       1,821,739      1,538,561      6,922,166
---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           2,459,221     2,398,778       2,557,631      2,514,313      9,929,943
 Net occupancy                              307,985       295,758         313,090        289,198      1,206,031
 Equipment                                  292,036       310,861         300,599        284,856      1,188,352
 Deposit taxes and assessments              298,356       299,567         295,726        385,768      1,279,417
 Foreclosed property costs, net             142,211       (13,379)        132,808        (20,665)       240,975
 Office supplies                            181,040       149,320         177,227         98,058        605,645
 Other                                    1,762,507     1,054,934       1,182,666      1,254,162      5,254,269
---------------------------------------------------------------------------------------------------------------
  Total noninterest expense               5,443,356     4,495,839       4,959,747      4,805,690     19,704,632
---------------------------------------------------------------------------------------------------------------
Income before income taxes                1,630,627     2,276,861       2,614,234      2,768,918      9,290,640
Applicable income taxes                     526,000       733,000         844,000        923,000      3,026,000
---------------------------------------------------------------------------------------------------------------
Net income                               $1,104,627    $1,543,861      $1,770,234     $1,845,918    $ 6,264,640
===============================================================================================================

Fully diluted earnings per share              $ .39         $ .53           $ .61          $ .64          $2.18
Cash dividends declared per share             $ .16         $ .17           $ .20          $ .20          $ .73





1993                                        Q1             Q2              Q3            Q4             Year
---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $7,377,871    $7,279,792      $7,497,066   $7,410,389      $29,565,118
 Income from investment securities and
  securities available for sale           1,174,731     1,181,934       1,304,507    1,379,994        5,041,166
 Interest on federal funds sold              59,175        64,335         117,045       81,024          321,579
---------------------------------------------------------------------------------------------------------------
 Total interest income                    8,611,777     8,526,061       8,918,618    8,871,407       34,927,863
---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,279,003     1,328,257       1,201,234    1,155,529        4,964,023
 Time deposits                            2,105,547     1,982,487       2,040,109    1,983,363        8,111,506
 Other                                      238,270       289,275         287,044      288,661        1,103,250
---------------------------------------------------------------------------------------------------------------
Total interest expense                    3,622,820     3,600,019       3,528,387    3,427,553       14,178,779
---------------------------------------------------------------------------------------------------------------
Net interest income                       4,988,957     4,926,042       5,390,231    5,443,854       20,749,084
Provision for loan losses                   800,000       600,000         600,000      500,000        2,500,000
---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             4,188,957     4,326,042       4,790,231    4,943,854       18,249,084
---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               713,883       758,794         722,648      756,891        2,952,216
 Service charges on deposit accounts        328,010       369,831         355,101      393,327        1,446,269
 Merchant processing fees                    53,128        77,359         274,576      116,482          521,545
 Gains (losses) on sales of securities           --       147,599         198,245         (170)         345,674
 Gains on loan sales                        190,253        72,918         167,612       54,177          484,960
 Other income                               189,611       156,242         162,134      170,523          678,510
---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 1,474,885     1,582,743       1,880,316    1,491,230        6,429,174
---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           1,975,721     2,165,042       2,363,261    2,182,286        8,686,310
 Net occupancy                              266,686       347,320         287,690      286,241        1,187,937
 Equipment                                  313,139       308,556         302,300      406,057        1,330,052
 Deposit taxes and assessments              316,832       317,662         290,782      291,464        1,216,740
 Foreclosed property costs, net             384,646       115,273          51,961      349,440          901,320
 Office supplies                            129,540       133,538         120,956      132,754          516,788
 Other                                      827,618       974,326       1,237,724    1,067,912        4,107,580
---------------------------------------------------------------------------------------------------------------
 Total noninterest expense                4,214,182     4,361,717       4,654,674    4,716,154       17,946,727
---------------------------------------------------------------------------------------------------------------
Income before income taxes
  and cumulative effect of
  accounting change                       1,449,660     1,547,068       2,015,873    1,718,930        6,731,531
Applicable income taxes                     485,800       518,200         701,000      550,000        2,255,000
---------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  accounting change                         963,860     1,028,868       1,314,873    1,168,930        4,476,531
Cumulative effect of change in
  accounting for income taxes               305,000            --              --             --        305,000
---------------------------------------------------------------------------------------------------------------
Net income                               $1,268,860    $1,028,868      $1,314,873   $1,168,930      $ 4,781,531
===============================================================================================================

Fully diluted earnings per share:
 Income before cumulative effect of
  accounting change                           $ .34         $ .37           $ .47          $ .41          $1.58
 Cumulative effect of change in accounting
  for income taxes                              .11            --              --             --            .11
                                              -----         -----           -----          -----          -----
 Net income                                   $ .45         $ .37           $ .47          $ .41          $1.69
                                              =====         =====           =====          =====          =====

Cash dividends declared per share             $ .15         $ .15           $ .15          $ .14          $ .59