Form 10-K, Exhibit 13
period 1995-12-31
WASHINGTON TRUST BANCORP INC
filed 1996-03-29
CIK 737468

EXHIBIT 13
                           Washington Trust Bancorp, Inc.
                         1995 Annual Report to Shareholders
                        (Portions Incorporated by Reference)


Five Year Summary of Selected Consolidated Financial Data
Washington Trust Bancorp, Inc. and Subsidiary

                                        1995              1994             1993             1992             1991
----------------------------------------------------------------------------------------------------------------------
Financial Condition: (1)
Cash and cash equivalents            $28,650,646       $18,404,910      $21,650,128      $21,817,649      $16,683,667
Securities available for sale         85,552,335        33,609,315       34,263,743       33,743,289                -
Securities held to maturity           28,872,991        52,496,616       52,497,832       39,106,642       35,615,089
Net loans                            378,674,376       384,598,258      348,272,157      326,109,445      360,830,511
Other real estate owned, net           1,705,147         2,007,212        3,412,421        5,242,054        5,355,506
Other                                 24,203,809        24,563,652       27,232,543       31,679,861       22,571,521
----------------------------------------------------------------------------------------------------------------------
Total assets                        $547,659,304      $515,679,963     $487,328,824     $457,698,940     $441,056,294
======================================================================================================================

Deposits                            $467,854,012      $440,731,142     $423,374,620     $404,660,005     $399,717,920
Federal Home Loan Bank advances       20,951,266        23,522,343       20,500,000       14,000,000        5,000,000
Other liabilities                      5,917,528         5,643,494        4,991,279        4,089,140        3,298,951
Shareholders' equity                  52,936,498        45,782,984       38,462,925       34,949,795       33,039,423
----------------------------------------------------------------------------------------------------------------------
Total liabilities and
      shareholders' equity          $547,659,304      $515,679,963     $487,328,824     $457,698,940     $441,056,294
======================================================================================================================


Operating Results:
Interest income                      $42,286,180       $36,661,688      $34,927,863      $35,868,747      $41,028,507
Interest expense                      17,015,264        13,588,582       14,178,779       16,800,218       23,556,762
----------------------------------------------------------------------------------------------------------------------
Net interest income                   25,270,916        23,073,106       20,749,084       19,068,529       17,471,745
Provision for loan losses              1,400,000         1,256,912        2,774,407        4,530,076        5,200,000
----------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses          23,870,916        21,816,194       17,974,677       14,538,453       12,271,745
Noninterest income                     6,707,020         6,237,576        6,083,500        5,577,685        4,685,934
Gains on sales of securities             495,817           684,590          345,674          196,606        1,495,453
----------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income   31,073,753        28,738,360       24,403,851       20,312,744       18,453,132
Noninterest expense                   19,354,786        19,447,720       17,672,320       15,558,388       14,881,100
----------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of accounting    11,718,967         9,290,640        6,731,531        4,754,356        3,572,032
Applicable income taxes                4,031,000         3,026,000        2,255,000        1,604,000        1,095,000
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                7,687,967         6,264,640        4,476,531        3,150,356        2,477,032
Cumulative effect of change in accounting
   for income taxes                            -                 -          305,000                -                -
----------------------------------------------------------------------------------------------------------------------
Net income                            $7,687,967        $6,264,640       $4,781,531       $3,150,356       $2,477,032
======================================================================================================================

Per share information:  (2)
Earnings per share (3)                     $2.62             $2.18            $1.69            $1.14            $ .90
Cash dividends declared                    $ .92             $ .73            $ .59            $ .53            $ .53
Book value (1)                            $18.56            $16.22           $13.71           $12.58           $11.99
Market value (closing bid price) (1)      $29.00            $20.00           $16.50           $11.67            $7.83

Ratios:
Return on average assets                    1.44%             1.25%            1.01%             .70%             .56%
Return on average
   shareholders' equity                    15.47%            14.11%           12.92%            9.15%            7.58%
Dividend payout ratio                      33.97%            33.02%           34.30%           46.85%           58.97%
Total equity to total assets                9.67%             8.88%            7.89%            7.64%            7.49%
Net charge-offs to average loans             .75%              .27%             .45%             .87%            1.93%

(1) At December 31
(2) Adjusted to reflect the 3-for-2 stock split paid in the form of a stock dividend on August 31, 1994
(3) Fully diluted, including $.11 per share accounting change in 1993


Management's Analysis of Financial Statements
Washington Trust Bancorp, Inc. and Subsidiary


Financial Overview
Washington Trust Bancorp, Inc. and subsidiary ("Washington Trust" or "the Corporation") recorded net income of $7.7 million for 1995, an increase of $1.4 million, or 23%, over the $6.3 million of net income recorded in 1994. Fully diluted earnings per share amounted to $2.62 for 1995, up from $2.18 per share earned on net income in 1994.

The record earnings in 1995 reflected increases in both net interest income and noninterest income. Washington Trust's rates of return on average assets and average equity ("ROA" and "ROE") for 1995 were 1.44% and 15.47%, respectively. ROA and ROE for the year ended December 31, 1994 amounted to 1.25% and 14.11%, respectively.

Total assets rose by 6.2% during 1995 to $547.7 million at year end, up from $515.7 million at the end of the prior year. Average assets amounted to $533.9 million in 1995, up by 6.3% from the 1994 amount of $502.3 million. The growth in total assets was primarily attributable to increases in total securities and federal funds sold, which were partially offset by a reduction in net loans. The funds used to expand the securities portfolio and which provided increased liquidity levels were derived primarily from an increase in total deposits. Total deposits amounted to $467.9 million at the end of 1995, up by $27.1 million from the end of 1994.

Net interest income rose in 1995 as the increase in rates earned on loans and investments outpaced the increase in rates paid on deposits. The Corporation's net interest margin was 5.24% in 1995, up from 5.03% in 1994. This increase in net interest margin, together with the growth of average interest-earning assets, resulted in an increase in net interest income of $2.2 million, or 9.5% in 1995.

The provision for loan losses amounted to $1.4 million and $1.3 million for 1995 and 1994, respectively. The 1995 provision restored the allowance for loan losses to an amount deemed adequate by management after net charge-offs of $2.9 million were recorded during 1995. Net charge-offs during 1994 were approximately $1.0 million.

Noninterest income, excluding securities gains and losses on loan sales, amounted to $6.8 million for 1995, up by 9.4% over the 1994 amount. This increase is primarily attributable to a higher amount of service charges on deposit accounts generated by fee increases and expanded transaction volume.

Total noninterest expense amounted to $19.4 million in 1995, down slightly from the 1994 amount. Declines in deposit taxes and assessments and office supplies were partially offset by increases in salaries and employee benefits and foreclosed property costs.


In the paper version of the Annual Report to Shareholders there appears here two graphs showing return on average assets and return on average equity for the five most recent years. Following are tabular presentations of the graphic material:

         Return on Average Assets:
 Percent  0.56%   0.70%    1.01%    1.25%    1.44%
    Year  1991    1992     1993     1994     1995


         Return on Average Equity:
 Percent  7.58%   9.15%   12.92%   14.11%   15.47%
    Year  1991    1992     1993     1994     1995

Net Interest Income
Net interest income is the primary source of Washington Trust's operating income. Net interest income is the amount by which interest and fees from interest-earning assets exceeds the interest cost of deposits and other borrowed funds. The level of net interest income is affected by the volume of average interest-earning assets and interest-bearing liabilities, market interest rates and other factors. The following discussion presents net interest income on a fully taxable equivalent (FTE) basis by adjusting income and yields on tax-exempt loans and investments to be comparable to taxable loans and investments.


In the paper version of the Annual Report to Shareholders there appears here a graph showing net interest margin for the five most recent years. Following is a tabular presentation of the graphic material:

         Net Interest Margin:
 Percent  4.37%   4.70%    4.82%    5.03%    5.24%
    Year  1991    1992     1993     1994     1995



In 1995, FTE net interest income rose by $2.6 million, or 10.8%, over 1994 levels. The interest rate spread widened by 6 basis points to 4.64% in 1995, while the net interest margin (FTE net interest income as a percentage of average interest-earning assets) increased from 5.03% in 1994 to 5.24% in 1995. Both yields on interest-earning assets and rates paid on interest-bearing liabilities rose during 1995. Increases in non-interest bearing sources of funds (primarily demand deposits and shareholders' equity) were primarily responsible for the increase in the net interest margin.

FTE interest income totalled $43.1 million in 1995, up $6.0 million over the 1994 amount. The FTE yield on interest-earning assets was 8.65% in 1995, up from 7.94% in 1994. Average interest-earning assets increased by $30.3 million, or 6.5%, in 1995.

Despite a decline in the balance of loans held in the Corporation's portfolio during 1995, the average balance of loans held during 1995 rose by 4.4% over prior year levels. Overall loan demand was slow in 1995, particularly in the commercial loan portfolio. Average installment loans, however, rose 27.1% during 1995 as a result of strong marketing efforts.

The FTE rate of return on total loans was 9.12% in 1995, up from 8.30% in 1994. The effect of the prime rate increases that occurred in 1994 and the early part of 1995 was reflected in higher yields on commercial loans, most of which reprice based on the prime rate. Rates earned on the residential mortgage portfolio also increased, mainly as the result of upward repricing of adjustable rate mortgages. Growth in the installment loan portfolio, which carries the highest aggregate loan yield, also contributed to increase the earning asset yield.

Because of relatively soft loan demand, excess liquidity was directed to various categories of securities. (See Consolidated Statements of Cash Flows for additional information.) Average federal funds sold and securities purchased under agreements to resell rose by $8.2 million over 1994 levels. Additionally, investments in nontaxable debt securities and corporate stocks rose by $5.5 million, or 32.8%, in 1995.

Interest expense rose by $3.4 million, or 25.2%, in 1995. Growth in the time deposit category, as well as a change in deposit mix during the year, contributed to the increase in interest expense. Average interest-bearing liabilities increased by $19.4 million during 1995 due primarily to the growth of time deposits.

Rates paid on time deposits rose by 95 basis points in 1995, while rates paid on savings deposits were virtually unchanged from 1994. This caused a shift of depositor funds out of savings accounts into higher cost time deposits. Average savings deposits declined by 9.2% from 1994 while average time deposits rose by 21.9%. Average demand deposit balances, an interest-free source of funds, rose by 11.8% in 1995.

Included in other interest-bearing liabilities are term advances from the Federal Home Loan Bank averaging $20.6 million in 1995, down from an average of $22.3 million in 1994. The average rate paid on these advances was 6.19% and 5.74% in 1995 and 1994, respectively. These advances were used for general corporate funding purposes.


Average Balances/Net Interest Margin (Fully Taxable Equivalent Basis)
The following table presents average balance and interest rate information. Tax-exempt income is converted to a fully taxable equivalent basis by assuming a 34% federal income tax rate adjusted for applicable state income taxes net of the related federal tax benefit. For dividends on corporate stocks, the 70% federal dividends received deduction is also used in the calculation of tax equivalency. Nonaccrual and renegotiated loans, as well as interest earned on these loans (to the extent recognized in the Consolidated Statements of Income), are included in amounts presented for loans.


Years ended December 31,                     1995                            1994                             1993
-----------------------------------------------------------------------------------------------------------------------------
                                     Average           Yield/       Average           Yield/         Average          Yield/
(Dollars in thousands)               Balance Interest   Rate        Balance Interest   Rate          Balance Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Residential real estate loans       $175,248  14,589    8.32%      $170,619   13,473    7.90%       $158,068   13,721    8.68%
Commercial and other loans (1)       168,060  16,286    9.69        166,670   13,963    8.38         158,606   12,584    7.93
Installment loans                     48,922   4,916   10.05         38,492    3,768    9.79          32,296    3,355   10.39
-----------------------------------------------------------------------------------------------------------------------------
  Total loans                        392,230  35,791    9.12        375,781   31,204    8.30         348,970   29,660    8.50
Federal funds sold and
  securities purchased under
  agreements to resell                14,770     855    5.79          6,531      256    3.92          11,385      322    2.82
Taxable debt securities               69,168   4,540    6.56         69,041    4,181    6.06          61,093    3,860    6.32
Nontaxable debt securities (1)        11,148     743    6.67          8,812      562    6.38           6,631      439    6.62
Corporate stocks (1)                  11,046   1,201   10.87          7,905      949   12.00          14,347    1,222    8.51
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets      498,362  43,130    8.65%       468,070   37,152    7.94%        442,426   35,503    8.02%
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks               13,866                         14,032                           14,023
Allowance for loan losses             (8,740)                        (9,249)                          (8,963)
Premises and equipment, net           14,784                         14,524                           14,836
Other                                 15,641                         14,904                           11,346
-----------------------------------------------------------------------------------------------------------------------------
  Total assets                      $533,913                       $502,281                         $473,668
=============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings deposits                    $178,666   3,946    2.21%      $196,786    4,335    2.20%       $197,970   4,964    2.51%
Time deposits                        224,169  11,770    5.25        183,950    7,917    4.30         176,148   8,112    4.60
Federal Home Loan Bank advances       20,603   1,274    6.19         22,268    1,279    5.74          18,597   1,092    5.87
Other                                    420      25    5.91          1,439       58    4.04             295      11    3.66
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities 423,858  17,015    4.01%       404,443   13,589    3.36%        393,010  14,179    3.61%
-----------------------------------------------------------------------------------------------------------------------------
Demand deposits                       55,189                         49,369                           40,097
Other liabilities                      5,172                          4,081                            3,555
Shareholders' equity                  49,694                         44,388                           37,006
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity             $533,913                       $502,281                         $473,668
=============================================================================================================================
Net interest income                          $26,115                         $23,563                         $21,324
=============================================================================================================================
Interest rate spread                                    4.64%                           4.58%                           4.41%
Net interest margin                                     5.24%                           5.03%                           4.82%

<F1>
(1)  Interest amounts are presented on a fully taxable equivalent basis (see page 22 for additional information).

<F2>
Interest income amounts presented in the table on page 21 include the following adjustments for taxable equivalency for the years indicated (in thousands):


Years ended December 31,                1995     1994     1993
---------------------------------------------------------------
Commercial and other loans              $ 87     $ 88     $ 95
Nontaxable debt securities               480      200      156
Corporate stocks                         277      203      324


Volume/Rate Analysis - Interest Income and Expense (Fully Taxable Equivalent Basis)


                                             1995/1994                      1994/1993                    1993/1992
--------------------------------------------------------------------------------------------------------------------------
                                                         Net                           Net                           Net
(In thousands)                         Volume   Rate    Change      Volume    Rate    Change      Volume    Rate    Change
--------------------------------------------------------------------------------------------------------------------------
Interest on:
Interest-earning assets:
  Residential real estate loans       $  372      744    1,116       $1,043  (1,291)   (248)       $ (545) (1,205) (1,750)
  Commercial and other loans             118    2,205    2,323          657     722   1,379           121    (521)   (400)
  Installment loans                    1,046      102    1,148          615    (202)    413          (138)   (243)   (381)
  Federal funds sold and
   securities purchased under
   agreements to resell                  434      165      599         (165)     99     (66)           64     (34)     30
  Taxable debt securities                 28      331      359          493    (172)    321         1,441     (70)  1,371
  Nontaxable debt securities             155       26      181          139     (16)    123            89     (63)     26
  Corporate stocks                       348      (96)     252         (666)    393    (273)          311     (80)    231
--------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets       2,501    3,477    5,978        2,116    (467)  1,649         1,343  (2,216)   (873)
--------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                      (400)      11     (389)         (29)   (600)   (629)          469  (1,318)   (849)
  Time deposits                        1,921    1,932    3,853          350    (545)   (195)         (395) (1,770) (2,165)
  Federal Home Loan Bank advances        (99)      95       (4)         211     (25)    186           407      (6)    401
  Other                                  (56)      22      (34)          49      (1)     48            (4)     (4)     (8)
--------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities  1,366    2,060    3,426          581  (1,171)   (590)          477  (3,098) (2,621)
--------------------------------------------------------------------------------------------------------------------------
   Net interest income                $1,135    1,417    2,552       $1,535     704   2,239        $  866     882   1,748
==========================================================================================================================


Noninterest Income
Noninterest income is an important source of revenue for the Corporation. For the year ended December 31, 1995, noninterest income, excluding securities sales and loan sales, accounted for 13.9% of gross income. The Corporation generates recurring noninterest income by charging for banking related services such as management of customer investment portfolios, trusts and estates, assessing fees for servicing deposit accounts, servicing residential mortgages sold in the secondary market, and processing merchant bankcard activity.

Income from trust-related services continues to be the largest component of noninterest income. Trust income represented 45% of total noninterest income and amounted to $3.3 million in 1995, essentially unchanged from the 1994 amount.

Service charges on deposit accounts rose 21.1% to $2.0 million in 1995. The increase reflects growth in the Corporation's total deposit base, as well as changes in the fee structures of various deposit products during the year.

Fees, service charges and other income increased by approximately $163,000, or 41.4%, in 1995, including $69,000 in nonrecurring items. Higher income from safe deposit rents, letters of credit and wire transfer transactions also contributed to this increase.

Net gains on securities available for sale totalled $495,817 in 1995, down from $684,590 reported in 1994. The 1994 securities gains were taken in connection with a nonrecurring contribution expense of approximately $700,000 for the establishment of a charitable trust. (See Notes 3 and 13 to the consolidated financial statements for additional information regarding this transaction.)

Losses on loan sales totalled $135,851 for the year ended December 31, 1995, compared to $15,998 reported in 1994. The 1995 amount includes a loss of approximately $200,000 resulting from the sale of a pool of loans with a book value of $3.3 million, most of which were nonperforming. The 1995 net loss was partially offset by gains on sales of fixed rate residential mortgages.


                                                                         % Change
                                                                ---------------------------
(Dollars in thousands)                1995     1994     1993    1995 vs 1994   1994 vs 1993
-------------------------------------------------------------------------------------------
Trust income                        $3,255   $3,284   $2,952        (0.9)%         11.2%
Service charges on deposit accounts  1,951    1,611    1,446        21.1           11.4
Merchant processing fees               730      622      522        17.4           19.2
Gains on sales of securities           496      685      346       (27.6)          98.0
Gains (losses) on loan sales          (136)     (16)     485      (750.0)        (103.3)
Fees, service charges and other        557      394      391        41.4             .8
Mortgage servicing fees                350      342      287         2.3           19.2
-------------------------------------------------------------------------------------------
Total noninterest income            $7,203   $6,922   $6,429         4.1%           7.7%
===========================================================================================


Noninterest Expense
Total noninterest expense amounted to $19.4 million for the year ended December 31, 1995, down slightly from the prior year amount.

Deposit taxes and assessments amounted to $769,583 in 1995, down 39.8% from $1.3 million in 1994. During the third quarter of 1995, the FDIC reduced rates paid by banks for deposit insurance premiums. This reduction, retroactive to June 1, 1995, reduced the Corporation's 1995 expense by approximately $480,000. FDIC assessments are scheduled to be further reduced to a nominal amount in 1996. Also included in this expense category is a state tax on deposits which amounted to $257,000 in 1995.

Foreclosed property costs resulted in a net loss of $364,000 in 1995, compared to a net gain of $16,000 in 1994. The 1994 net gain was primarily due to gains realized upon the sale of foreclosed properties. The net loss recorded in 1995 resulted primarily from increases to the valuation allowance and expenses associated with ownership of foreclosed properties.

Charitable contributions amounted to $120,000 in 1995, down from $699,896 in 1994. The 1994 amount represents a nonrecurring expense associated with the donation of equity securities for the establishment of a charitable trust. This transaction had little effect on net income in 1994 as the expense was substantially offset by a related gain on the disposition of the donated securities. (See Notes 3 and 13 to the consolidated financial statements for additional information relating to this transaction.)

The Corporation's efficiency ratio is defined as the ratio of noninterest expense, excluding nonrecurring expenses, as a percentage of fully taxable equivalent net interest income and noninterest income excluding securities transactions, loan sales and nonrecurring items. In 1995, the efficiency ratio amounted to 58.8%, down from the comparable 1994 amount of 63.2%.


                                                                         % Change
                                                                --------------------------
(Dollars in thousands)                1995     1994     1993    1995 vs 1994  1994 vs 1993
------------------------------------------------------------------------------------------
Salaries                           $ 8,518  $ 8,343  $ 7,597         2.1%           9.8%
Employee benefits                    1,705    1,587    1,089         7.4           45.7
Depreciation - occupancy               540      539      540          .2           (0.2)
Other occupancy costs                  682      667      648         2.2            2.9
Depreciation - equipment               791      774      906         2.2          (14.6)
Other equipment costs                  501      414      424        21.0           (2.4)
Deposit taxes and assessments          770    1,279    1,217       (39.8)           5.1
Foreclosed property costs, net         364      (16)     627          --         (102.6)
Office supplies                        462      606      517       (23.8)          17.2
Advertising and promotion              538      505      476         6.5            6.1
Credit and collection                  438      513      582       (14.6)         (11.9)
Postage                                405      363      331        11.6            9.7
Charitable contributions               120      700        7       (82.3)       1,000.0
Other                                3,521    3,174    2,711        10.9           17.1
------------------------------------------------------------------------------------------
Total noninterest expense          $19,355  $19,448  $17,672        (0.5)%         10.0%
==========================================================================================



Income Taxes
Income tax expense amounted to $4.0 million and $3.0 million in 1995 and 1994, respectively. The Corporation's effective tax rate was 34.4% in 1995, up from the 1994 rate of 32.6%. These rates differed from the federal rate of 34.0% due to the benefits of tax-exempt income and the dividends received deduction as well as the expense resulting from state income taxes.

The Corporation had a net deferred tax liability amounting to $19,302 at December 31, 1995, compared to a net deferred tax asset of $1,797,340 at December 31, 1994. This conversion from a net deferred tax asset to a net deferred tax liability is attributable to the deferred tax effect of accounting for securities available for sale at their market value as required by Statement of Financial Accounting Standards ("SFAS") No. 115. The deferred tax liability relating to securities available for sale was $2.9 million and $1.9 million at December 31, 1995 and 1994, respectively. The increase in the market value of securities available for sale resulted from a general improvement in market conditions in 1995. A significant portion of the Corporation's gross deferred tax assets is expected to be realized for tax purposes within a five year period.


Financial Condition
Securities Available for Sale
Securities designated at the time of purchase as available for sale may be sold in response to changes in market conditions, prepayment risk, rate fluctuations, liquidity, or capital requirements. Securities available for sale are reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized.

During the fourth quarter of 1995, the Corporation transferred a pool of debt securities with a book value of $37.1 million, consisting primarily of U.S. Treasury and government agency obligations and mortgage-backed securities, from the held-to-maturity category to the available-for-sale category. The market value of these securities at the date of reclassification was $36.4 million. The transfer was made in response to a special report issued by the Financial Accounting Standards Board ("FASB") which allowed enterprises a one-time opportunity to reassess the appropriateness of their securities classifications under SFAS No. 115. Included in the securities reclassified were structured notes with an amortized cost of $13.0 million, which were subsequently sold in 1995 at a loss of $525,403. Securities available for sale amounted to 15.6% of total assets at year-end 1995, compared to 6.5% at year-end 1994. By repositioning the available-for-sale portfolio, management seeks to improve the portfolio's overall yield and to gain greater flexibility in managing the Corporation's interest rate risk and liquidity needs.

The amortized cost of debt securities available for sale rose by $42.3 million over the 1994 amount. While $10.2 million of the increase resulted from transfers from the held-to-maturity portfolio of securities purchased in prior years, $37.6 million of debt securities, primarily mortgage-backed securities, were purchased in 1995.

The cost basis of corporate stocks at December 31, 1995 was $7.0 million higher than the prior year-end amount, due primarily to investments in auction rate preferred stocks. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par (cost). The Corporation utilizes these instruments for short-term investment purposes. The balance of auction rate preferred stocks in the portfolio at December 31, 1995 was $7.0 million, compared to the prior year amount of $500,000.

At December 31, 1995, the net unrealized gains on securities available for sale amounted to $7.3 million, an increase of $2.6 million over the 1994 year-end amount. U.S. Treasury obligations accounted for $1.1 million of this increase, with the balance of $1.5 million relating to corporate stocks. The higher market value of U.S. Treasury obligations reflects the decline in medium-term and long-term Treasury rates that occurred during 1995. The higher market value of equity securities reflects an improvement in general equity market conditions. (See Note 3 to the consolidated financial statements for detail of unrealized gains and losses associated with securities available for sale.)

Securities Held to Maturity
Securities designated as held to maturity are part of the Corporation's portfolio of long-term interest-earning assets. These securities are classified as long-term because the Corporation has the intent and ability to hold them until maturity.

Securities held to maturity decreased by $23.6 million, to $28.9 million at December 31, 1995. As noted above, debt securities totalling $37.1 million were transferred to the available-for-sale category in 1995. Offsetting this reduction were purchases of state and municipal bonds amounting to $7.7 million in 1995.

The market value of the held-to-maturity portfolio has been favorably affected by the decrease in interest rates that occurred in 1995. At December 31, 1995, net unrealized gains in the portfolio totalled $559,828, compared to a net unrealized loss position of $3.1 million at December 31, 1994.

Loans
Total loans amounted to $386.5 million at December 31, 1995, down by $7.5 million, or 1.9%, from the prior year amount of $393.9 million. Strong growth in installment loans was offset by reduced commercial and residential loan originations.

Total residential real estate loans decreased 3.8% in 1995. As part of the Corporation's interest rate risk management strategy, the majority of newly originated fixed rate residential mortgages are sold to U.S. government-sponsored agencies. Fixed rate mortgages originated for sale amounted to $16.2 million in 1995, up from $10.4 million in 1994. The Corporation has retained servicing rights on all residential mortgage loans sold. The balance of serviced loans at December 31, 1995 and 1994 amounted to $95.1 million and $91.8 million, respectively.

Adjustable rate mortgages ("ARMs") declined slightly in 1995, but increased to 38.6% of total residential real estate loans at the end of the year, compared to 37.5% at the prior year-end. The demand for ARMs, which was strong in 1994, was down in 1995 as the spread between the initial rate charged on ARMs and that charged on fixed rate loans narrowed.

Total commercial loans decreased by $9.8 million, or 5.7%, in 1995.
Contributing to this decline was the sale of a pool of loans, including commercial loans with a book value of $2.9 million, most of which were nonperforming. Additionally, $2.8 million of commercial loans were charged off in 1995. The Corporation's commercial loan demand was affected by the continuation of flat economic conditions within its market area as well as strong competition from other financial institutions. The Corporation continued to emphasize maintaining high credit quality standards for new originations.

Installment loans increased by $9.1 million, or 20.0%, in 1995. The strong growth is primarily attributable to direct and indirect consumer finance loans, reflecting efforts made to establish and strengthen relationships with dealers while maintaining the competitiveness of products offered.

A recent expansion of the Corporation's market area into contiguous communities as well as additions to the loan staff are expected to provide additional opportunities for growth of the Corporation's loan portfolio, although there can be no assurance that they will do so.

Deposits
Total deposits at December 31, 1995 were $467.9 million, up $27.1 million, or 6.2%, from the prior year. In response to rising interest rates in 1995, depositors have reacted by shifting deposits into longer-term accounts. Accordingly, time deposits rose by $35.8 million during 1995 to $230.5 million at December 31, 1995. Conversely, savings deposits (regular savings, NOW and money market accounts) declined by $14.8 million. Demand deposit growth has steadily increased in the last two years. Total demand deposits rose by 11.4% during 1995, to $59.5 million at year end.

Federal Home Loan Bank Advances
Washington Trust utilizes advances from the Federal Home Loan Bank of Boston as part of its overall funding strategy. Advances may be utilized for short-term liquidity and longer-term financing. Total advances amounted to $21.0 million at December 31, 1995, down from $23.5 million one year earlier.


Asset Quality
Nonperforming Assets
The following table presents nonperforming assets and related ratios (dollars in thousands):


December 31,                                              1995      1994
-------------------------------------------------------------------------
Nonaccrual loans:
 Residential real estate                                $ 2,280   $ 3,681
 Commercial and other:
   Mortgages                                              2,798     1,700
   Construction and development                             280       689
   Other                                                  2,779     4,191
 Installment                                                437       651
-------------------------------------------------------------------------
Total nonaccrual loans                                    8,574    10,912

Other real estate owned, net                              1,705     2,007
-------------------------------------------------------------------------
Total nonperforming assets                              $10,279   $12,919
=========================================================================

Nonaccrual loans as a percentage of total loans            2.2%      2.8%
Nonperforming assets as a percentage of total assets       1.9%      2.5%
=========================================================================

Nonperforming assets include nonaccrual loans and other real estate owned. Nonperforming assets declined to 1.9% of total assets at December 31, 1995, compared to 2.5% of total assets at December 31, 1994. Nonaccrual loans as a percent of total loans fell from 2.8% at the end of 1994 to 2.2% at December 31, 1995. The improvement in these ratios resulted from sales of foreclosed properties, charge-offs of nonaccrual loans and continued efforts by the Corporation to reduce the level of nonperforming assets. In addition, approximately $2.0 million of loans which were on nonaccrual status at December 31, 1994 were sold in 1995.




December 31,                                              1995      1994
-------------------------------------------------------------------------
Nonaccrual loans 90 days or more past due               $ 4,616   $ 6,614
Nonaccrual loans less than 90 days past due               3,958     4,298
-------------------------------------------------------------------------
Total nonaccrual loans                                  $ 8,574   $10,912
=========================================================================


Accruing loans 90 days or more past due (not included
   in nonperforming assets)                             $   257   $    24
=========================================================================


Loans, with the exception of credit card loans and certain well-secured residential mortgage loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more past due with respect to principal and/or interest. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. Interest previously accrued, but uncollected, is reversed against current period income. Cash receipts on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified.

Nonaccrual loans are returned to accrual status when the obligation has performed in accordance with the contract terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer doubtful.

Nonaccrual residential real estate loans decreased from $3.7 million at December 31, 1994 to $2.3 million at December 31, 1995. The reasons for this reduction include the return of loans to accrual status, foreclosures, the sale of loans and charge-offs, partially offset by approximately $1.4 million in loans transferred to nonaccrual status in 1995.

Commercial mortgages was the only loan category which experienced an increase in nonaccrual loans in 1995, rising by $1.1 million, or 64.6% over the prior year. The increase is due to a small number of larger balance loans being placed on nonaccrual status. Nonaccrual commercial mortgages accounted for 4.8% and 3.0% of total commercial mortgages at December 31, 1995 and 1994, respectively.

Other commercial loans consist of loans to businesses and individuals, either unsecured or secured, with varied repayment terms. A substantial portion of secured loans in this category are collateralized by real estate. These loans represented 25.1% of total loans at December 31, 1995. Nonaccrual loans in this category declined by 33.7% from 1994. Reductions due to sale, repayments and charge-offs were partially offset by transfers of loans to nonaccrual status amounting to approximately $3.6 million. Nonaccrual other commercial loans as a percent of total other commercial loans amounted to 2.9% at December 31, 1995, down from 4.1% in the prior year.


In the paper version of the Annual Report to Shareholders there appears here a graph showing nonperforming assets as of the five most recent year-ends. Following is a tabular presentation of the graphic material:

               Nonperforming Assets at December 31:
$ in millions  $29.5   $26.5    $19.6    $12.9    $10.3
    Year       1991    1992     1993     1994     1995


Restructured Loans
Loans are considered restructured when the lender has granted concessions to a borrower due to the borrower's financial condition. These concessions include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit the Corporation by increasing the ultimate probability of collection. Included in nonaccrual loans at December 31, 1995, are loans amounting to $2.4 million whose terms have been restructured. There were no commitments to lend additional funds to borrowers whose loans had been restructured.

Other Real Estate Owned
Other real estate owned ("OREO") is composed of properties acquired through foreclosure and other legal means, and loans determined to be substantively repossessed. A loan is considered to be substantively repossessed when the Corporation has taken possession of the collateral, but has not completed legal foreclosure proceedings. OREO is carried at the lower of cost or fair value minus estimated costs to sell. A valuation allowance is maintained for potential declines in market value, known declines in market value, and estimated selling costs.

The balance of OREO amounted to $1.7 million at December 31, 1995, down from the corresponding 1994 amount of $2.0 million. Sales of foreclosed properties were greater than the rate of foreclosures in 1995. During 1995, sales of foreclosed properties amounted to $1.5 million. Washington Trust has provided financing to facilitate the sales of some of these properties. Financing is generally provided at market rates with credit terms similar to those available to other borrowers.

Allowance for Loan Losses
Washington Trust assesses the quality of its loans by performing ongoing reviews of its portfolio to determine potential loss exposure and to assess delinquency trends. During this review, management gives consideration to such factors as overall borrower relationship, delinquency trends, credit and collateral quality, prior loss experience, current and expected economic conditions, and other pertinent factors. As a result of this process charge-offs and other potential problem loans are identified and loan loss allowances are established.

The following table reflects the activity in the allowance for loan losses (dollars in thousands):


Years ended December 31,                              1995      1994
----------------------------------------------------------------------
Beginning balance                                   $9,328     $9,090

Net charge-offs:
 Residential real estate                              (187)      (138)
 Commercial:
   Mortgages                                          (782)      (384)
   Construction and development                       (526)         2
   Other                                            (1,234)      (323)
 Installment                                          (214)      (176)
----------------------------------------------------------------------
Net charge-offs                                     (2,943)    (1,019)

Provision for loan losses                            1,400      1,257
----------------------------------------------------------------------
Ending balance                                      $7,785     $9,328
======================================================================

Allowance for loan losses to nonaccrual loans         90.8%      85.5%
Allowance for loan losses to total loans               2.0%       2.4%
======================================================================


Net charge-offs increased by $1.9 million in 1995. Included in 1995 net charge-offs is approximately $620,000 in charge-offs associated with the sale of a pool of loans, most of which were nonperforming. Commercial loan charge-offs also increased in 1995 for reasons which included the deterioration of certain credit relationships and management's continuing efforts to address the level of nonperforming loans.

The provision for loan losses amounted to $1.4 million in 1995, up from $1.3 million in 1994. The provision amount is determined by management to maintain the allowance at a level which is deemed appropriate.


Interest Rate Sensitivity and Liquidity
The Corporation's Asset/Liability Committee ("ALCO") is responsible for establishing policy guidelines on acceptable exposure to interest rate risk and liquidity. The objective of the ALCO is to manage assets and funding sources to produce results which are consistent with Washington Trust's liquidity, capital adequacy, growth, risk and profitability goals. The ALCO establishes and monitors guidelines for proper origination and matching of assets and funding sources, and determines asset/liability origination and pricing strategies to meet its goals. The ALCO meets regularly to review the economic environment and the volume, mix and maturity of assets and liabilities, and implements appropriate changes in strategy that will manage the Corporation's exposure to interest rate risk and liquidity risk.

The ALCO manages the Corporation's interest rate risk using both income simulation and gap analysis. Simulation is used as the primary tool for measuring interest rate risk inherent in the Corporation's on-balance sheet and off-balance sheet financial instruments at a given point in time by showing the effect on net interest income over a 24-month period of interest rate shifts of up to 200 basis points over a 12-month period. These simulations take into account repricing, maturity and mortgage prepayment characteristics of individual products which may vary under different interest rate scenarios. The ALCO reviews simulation results to determine whether the downside exposure of net interest income to changes in interest rates remains within established tolerance levels over a 24-month horizon, and to develop appropriate strategies to manage this exposure. As of December 31, 1995, net interest income simulation indicated a slight exposure to falling interest rates to a degree that remains within tolerance levels established by the Corporation. While the ALCO consistently reviews simulation assumptions to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk since the repricing, maturity and prepayment characteristics of financial instruments may change to a different degree than estimated.

The Corporation also uses gap analysis to provide a more general overview of the Corporation's interest rate risk profile. At December 31, 1995, the Corporation's cumulative one-year gap was a negative $79.2 million, or 15.3% of earning assets. The table on page 30 details the amounts of interest-earning assets and interest-bearing liabilities at December 31, 1995 that are expected to mature or reprice in each of the time periods presented. To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Fixed rate mortgages, mortgage-backed securities and installment loans have been allocated based on expected amortization and prepayment rates using standard industry assumptions. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are presented in the under three-month category.

The Corporation supplements its interest rate risk management strategies with off-balance sheet transactions. Such transactions are intended to hedge specifically identified risks inherent in the Corporation's balance sheet, and not to produce speculative profits. The Corporation has written policy guidelines which designate limits on the notional value of off-balance sheet transactions and require evaluation of risks associated with these transactions, including counterparty credit risk.

At December 31, 1995, the Corporation had outstanding interest rate swap agreements with a notional principal amount of $10 million maturing in May 1996. These agreements were used to convert a 23-month fixed rate deposit product originated during 1994 to a variable rate. The effect of the swap agreements on net interest income for 1995 was not material.

During 1995, the Corporation entered into interest rate floor contracts with a notional principal amount of $50 million and a five-year term maturing in February 2000. These contracts are intended to function as a hedge against reductions in interest income realized from prime-based loans. To purchase these contracts, the Corporation paid an up-front premium of $916,000, which is being amortized over the life of the contracts. The Corporation receives payment for these contracts if certain interest rates fall below specified levels. The floor contract premium amortization, net of interest earned for these contracts, reduced interest earned on loans by approximately $88,000 in 1995. (See Note 8 to the consolidated financial statements for additional information regarding the swap agreements and floor contracts.)

                                     3 months     3 to 6    6 months   1 to 5    over
(In thousands)                        or less     months    to 1 year   years   5 years
---------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                             $ 108,670    $ 40,956  $ 92,937  $ 49,736  $ 94,616
  Debt securities                      13,104       6,934    13,584    58,206    22,597
  Other assets                         13,627          --        --        --     2,995
---------------------------------------------------------------------------------------
Total interest-earning assets         135,401      47,890   106,521   107,942   120,208
---------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                           (237,586)    (45,714)  (77,102)  (48,060)       78
  Interest rate swap agreements        10,000     (10,000)       --        --        --
  Federal Home Loan Bank advances      (4,000)     (2,561)   (2,000)  (10,811)   (1,579)
---------------------------------------------------------------------------------------
Total interest-bearing liabilities   (231,586)    (58,275)  (79,102)  (58,871)   (1,501)
---------------------------------------------------------------------------------------
Interest sensitivity gap per period $ (96,185)  $ (10,385) $ 27,419  $ 49,071  $118,707
=======================================================================================
Cumulative interest sensitivity gap $ (96,185)  $(106,570) $(79,151) $(30,080) $ 88,627
=======================================================================================

Liquidity is the ability of a financial institution to meet maturing liability obligations and customer loan demand. Washington Trust's primary source of liquidity is customer deposits. Customer deposits (time, savings and demand deposits) funded approximately 85.9% of total average assets in 1995. Other sources of funding include loan repayments and discretionary use of purchased liabilities (i.e. federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank term advances). In addition, investment securities designated as available for sale may be sold in response to short-term or long-term liquidity needs.

The ALCO establishes and monitors internal liquidity measures to manage liquidity exposure. Liquidity remained above target levels established by the ALCO during 1995. Net loans as a percentage of total assets fell to 69.1% at December 31, 1995, compared to 74.6% at December 31, 1994. Total securities as a percentage of total assets rose to 20.9% at December 31, 1995, up from 16.7% at December 31, 1994.

For the year ended December 31, 1995, net cash provided by financing activities was $22.6 million. Approximately $27.1 million was generated by increases in deposits, partially offset by a net repayment of Federal Home Loan Bank advances of $2.6 million and dividends paid of $2.5 million. Net cash used in investing activities was $21.1 million in 1995, the majority of which was used to purchase securities. In 1996, the Corporation plans to expand its Trust and Investment department facility and construct a new branch office. The total cost of these projects is expected to be approximately $4 million. (See the Consolidated Statements of Cash Flows for further information about sources and uses of cash.)


Capital Resources
Shareholders' equity in the Corporation consists primarily of retained earnings, as well as common stock and related paid-in capital. The ratio of total equity to total assets amounted to 9.7% at December 31, 1995, compared to 8.9% at December 31, 1994. Book value rose to $18.56 per share at December 31, 1995, up from the year-earlier amount of $16.22 per share.

Total shareholders' equity increased by $7.2 million, or 15.6%, during 1995. Approximately $1.6 million of this increase is attributable to the unrealized gain on securities available for sale. In addition, approximately $5.1 million in capital growth resulted from earnings retention. The Corporation increased cash dividends declared per share by 26% in 1995 in recognition of continued improvements in earnings and a strong capital position. Cash dividends per share amounted to $.92 in 1995 versus $.73 in 1994.

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

Banks are required to maintain minimum core capital (Tier 1) of 4% and total risk-adjusted capital (Tier 1 and Tier 2) of 8%. For Washington Trust, Tier 1 capital is essentially equal to shareholders' equity excluding the unrealized gain on securities available for sale. Tier 2 capital consists of a portion of the allowance for loan losses (limited to 1.25% of total risk-weighted assets).

As a supplement to the risk-based capital measure, regulatory guidelines restrict the extent to which banking organizations can leverage their capital base. The Tier 1 leverage ratio is defined as Tier 1 capital (as defined under the risk-based capital guidelines) divided by average assets (net of intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity, and good earnings. Other banking organizations are expected to have ratios of at least 4-5%, depending on their particular financial condition and growth plans.
Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The Federal Reserve has not advised the Corporation of any specific minimum Tier 1 leverage capital ratio applicable to it. (See Note 16 to the Corporation's consolidated financial statements for additional discussion of the Corporation's ability to pay dividends.)


The following table presents information concerning the Corporation's compliance with regulatory requirements at December 31, 1995 and 1994:

(Dollars in thousands)                                                   1995        1994
-------------------------------------------------------------------------------------------
Risk-based capital: (1)
Tier 1 capital (shareholders' equity)                                  $48,555      $42,981
Tier 2 capital (eligible portion of allowance for loan losses)           4,354        4,337
-------------------------------------------------------------------------------------------
Total risk-based capital                                               $52,909      $47,318
===========================================================================================
Assets: (1)
Net risk-weighted assets                                              $344,883     $342,472
Average quarterly assets                                              $540,175     $508,540
===========================================================================================
Risk-based capital ratios:
Tier 1 (minimum 4.0%)                                                   14.08%       12.55%
Total (Tier 1 plus Tier 2, minimum 8.0%)                                15.34%       13.82%
Tier 1 leverage ratio (minimum 3.0%)                                     8.99%        8.45%
===========================================================================================

(1) Amounts exclude the SFAS No. 115 market valuation adjustment associated with securities available for sale.


Recent Accounting Developments
Mortgage Servicing Rights
The FASB has issued SFAS No. 122, "Accounting for Mortgage Servicing Rights", which is effective for fiscal years beginning after December 15, 1995. This pronouncement requires that the rights to service mortgage loans for others be recognized as an asset, including rights acquired through both purchases and originations. Capitalized mortgage servicing rights will be amortized over the period of estimated net servicing income and will be periodically evaluated for impairment based on their fair value. The adoption of this pronouncement is not expected to have a significant effect on the Corporation's financial position or results of operations.

Stock-Based Compensation
Effective January 1, 1996, the Corporation will adopt SFAS No. 123, "Accounting for Stock-Based Compensation". The Statement encourages, but does not require, a fair value based method of accounting for stock-based compensation plans.
SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Corporation intends to continue to account for stock-based compensation costs under APB Opinion No. 25, and will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report.


Comparison of 1994 with 1993
Washington Trust recorded net income of $6.3 million in 1994, a 40% increase over the $4.5 million of net income excluding an accounting change for income taxes recorded in 1993. Earnings per share amounted to $2.18 for 1994, up from $1.58 per share earned on net income excluding the accounting change in 1993. Increased net interest income and noninterest income, improved levels of nonperforming assets, and a resultant decrease in the Corporation's provision for loan losses all had a positive impact on 1994 earnings. Net income in 1993 included a benefit of $305,000, or $.11 per share, recorded as a result of a change in accounting for income taxes.

Net interest income rose $2.3 million, or 11.2%, in 1994. Despite the overall increase in interest rates in 1994, both asset yields and rates paid on deposits and other interest-bearing liabilities were lower in 1994 than 1993. Lower rates on interest-earning assets were offset by strong growth in average earning assets as well as a more favorable mix of interest-earning assets. A 23.1% increase in average demand deposits, an interest-free source of funding, contributed to the increase in net interest margin, which amounted to 5.08% in 1994 compared to 4.90% in 1993. The interest rate spread widened by 11 basis points to 4.66% for the year ended December 31, 1994.

Total loans increased $36.6 million, or 10.2%, in 1994 and amounted to $393.9 million at December 31, 1994. Residential mortgages, commercial mortgages and installment loans all exhibited strong growth in 1994. Adjustable rate mortgage originations were up, as borrowers opted to take advantage of the initial lower rates associated with this product, especially as interest rates increased during the latter part of 1994. In addition, adjustable rate mortgages increased as a percent of total residential mortgages since the majority of the fixed rate mortgages originated in 1994 were sold in the secondary market. Installment loans rose 32.5% during 1994 primarily as a result of a strong marketing campaign for home equity loans.

Nonperforming assets totalled 2.5% of total assets at December 31, 1994, down from the 1993 amount of 4.0%. The Corporation's loan loss provision amounted to $1.3 million in 1994, down from $2.8 million in 1993. Net loan charge-offs amounted to $1.0 million in 1994, down from $1.6 million in 1993.

Shareholders' equity rose by $7.3 million, or 19.0% in 1994. Approximately $2.8 million of this increase is attributable to the unrealized gain on securities available for sale resulting from the adoption of SFAS No. 115. The ratio of capital to assets was 8.9% and 7.9% at December 31, 1994 and 1993, respectively. Dividends paid per share amounted to $.73 in 1994, up 24% from the prior year.



Consolidated Balance Sheets
Washington Trust Bancorp, Inc. and Subsidiary

December 31,                                                              1995            1994
--------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks (note 2)                                     $ 15,051,777    $ 15,172,421
Federal funds sold                                                     13,598,869       3,232,489
Mortgage loans held for sale                                              456,152         203,750
Securities available for sale, at fair value; cost
  $78,249,075 in 1995 and $28,940,165 in 1994 (note 3)                 85,552,335      33,609,315
Securities held to maturity, at cost; fair value $29,432,819
  in 1995 and $49,395,262 in 1994 (note 4)                             28,872,991      52,496,616
Federal Home Loan Bank stock, at cost                                   2,995,000       2,906,800

Loans (note 5)                                                        386,458,892     393,926,200
Less allowance for loan losses (note 6)                                 7,784,516       9,327,942
--------------------------------------------------------------------------------------------------
  Net loans                                                           378,674,376     384,598,258

Premises and equipment, net (note 7)                                   14,646,157      14,779,903
Accrued interest receivable                                             3,539,305       3,232,211
Other real estate owned, net (note 9)                                   1,705,147       2,007,212
Other assets                                                            2,567,195       3,440,988
--------------------------------------------------------------------------------------------------
    Total assets                                                     $547,659,304    $515,679,963
==================================================================================================

Liabilities:
Deposits:
  Demand                                                             $ 59,470,321    $ 53,373,386
  Savings                                                             177,891,247     192,653,937
  Time (note 10)                                                      230,492,444     194,703,819
--------------------------------------------------------------------------------------------------
    Total deposits                                                    467,854,012     440,731,142

Dividends payable                                                         686,189         564,686
Federal Home Loan Bank advances (note 11)                              20,951,266      23,522,343
Accrued expenses and other liabilities                                  5,231,339       5,078,808
--------------------------------------------------------------------------------------------------
    Total liabilities                                                 494,722,806     469,896,979
--------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 8 and 15)

Shareholders' Equity: (note 16)
Common stock of $.0625 par value; authorized
  10,000,000 shares; issued 2,880,000 shares                              180,000         180,000
Paid-in capital                                                         3,010,795       2,869,135
Retained earnings                                                      45,690,676      40,613,979
Unrealized gain on securities available for sale, net of tax            4,381,958       2,801,490
Treasury stock, at cost; 27,130 shares in 1995
  and 56,570 shares in 1994                                              (326,931)       (681,620)
--------------------------------------------------------------------------------------------------
    Total shareholders' equity                                         52,936,498      45,782,984
--------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                       $547,659,304    $515,679,963
==================================================================================================

See accompanying notes to consolidated financial statements.



Consolidated Statements of Income
Washington Trust Bancorp, Inc. and Subsidiary

Years ended December 31,                                       1995            1994            1993
-------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans (note 5)                     $ 35,703,570    $ 31,116,418    $ 29,565,118
  Income from securities:
     Interest                                                4,803,214       4,543,584       4,143,297
     Dividends                                                 924,190         745,925         897,869
  Interest on federal funds sold and securities
    purchased under agreements to resell                       855,206         255,761         321,579
-------------------------------------------------------------------------------------------------------
  Total interest income                                     42,286,180      36,661,688      34,927,863
-------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                           3,946,019       4,334,637       4,964,023
  Time deposits                                             11,770,096       7,917,428       8,111,506
  Other                                                      1,299,149       1,336,517       1,103,250
-------------------------------------------------------------------------------------------------------
  Total interest expense                                    17,015,264      13,588,582      14,178,779
-------------------------------------------------------------------------------------------------------
Net interest income                                         25,270,916      23,073,106      20,749,084
Provision for loan losses (note 6)                           1,400,000       1,256,912       2,774,407
-------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                           23,870,916      21,816,194      17,974,677
-------------------------------------------------------------------------------------------------------
Noninterest income:
  Trust income                                               3,255,494       3,284,435       2,952,216
  Service charges on deposit accounts                        1,950,899       1,610,550       1,446,269
  Merchant processing fees                                     730,449         622,013         521,545
  Gains on sales of securities (note 3)                        495,817         684,590         345,674
  Gains (losses) on loan sales                                (135,851)        (15,998)        484,960
  Other income                                                 906,029         736,576         678,510
-------------------------------------------------------------------------------------------------------
  Total noninterest income                                   7,202,837       6,922,166       6,429,174
-------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits (note 12)                  10,223,160       9,929,943       8,686,310
  Net occupancy                                              1,221,927       1,206,031       1,187,937
  Equipment                                                  1,291,663       1,188,352       1,330,052
  Deposit taxes and assessments                                769,583       1,279,417       1,216,740
  Foreclosed property costs, net (note 9)                      363,847         (15,937)        626,913
  Office supplies                                              461,501         605,645         516,788
  Advertising and promotion                                    538,413         505,351         476,305
  Credit and collection                                        437,619         512,715         581,831
  Other (note 13)                                            4,047,073       4,236,203       3,049,444
-------------------------------------------------------------------------------------------------------
  Total noninterest expense                                 19,354,786      19,447,720      17,672,320
-------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                         11,718,967       9,290,640       6,731,531
Applicable income taxes (note 14)                            4,031,000       3,026,000       2,255,000
-------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change         7,687,967       6,264,640       4,476,531
Cumulative effect of change in accounting for income taxes          --              --         305,000
-------------------------------------------------------------------------------------------------------
     Net income                                            $ 7,687,967     $ 6,264,640     $ 4,781,531
=======================================================================================================

Weighted average shares outstanding - primary                2,910,201       2,872,360       2,811,846
Weighted average shares outstanding - fully diluted          2,938,650       2,872,775       2,825,759

Earnings per share - primary:
  Income before cumulative effect of accounting change           $2.64           $2.18           $1.59
  Cumulative effect of change in accounting for income taxes        --              --             .11
                                                                 -----           -----           -----
  Net income                                                     $2.64           $2.18           $1.70
                                                                 =====           =====           =====
Earnings per share - fully diluted:
  Income before cumulative effect of accounting change           $2.62           $2.18           $1.58
  Cumulative effect of change in accounting for income taxes        --              --             .11
                                                                 -----           -----           -----
  Net income                                                     $2.62           $2.18           $1.69
                                                                 =====           =====           =====

Cash dividends declared per share                                $ .92           $ .73           $ .59

See accompanying notes to consolidated financial statements.




Consolidated Statements of Changes in Shareholders' Equity
Washington Trust Bancorp, Inc. and Subsidiary


Years ended December 31,                                                 1995         1994         1993
--------------------------------------------------------------------------------------------------------
Common Stock
Balance at beginning of year                                      $   180,000  $   120,000  $   120,000
  3-for-2 stock split in the form of a 50% stock dividend                   -       60,000            -
--------------------------------------------------------------------------------------------------------
Balance at end of year                                                180,000      180,000      120,000
--------------------------------------------------------------------------------------------------------
Paid-in Capital
Balance at beginning of year                                        2,869,135    2,822,908    2,784,205
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             141,660      106,227       38,703
  3-for-2 stock split in the form of a 50% stock dividend                   -      (60,000)           -
--------------------------------------------------------------------------------------------------------
Balance at end of year                                              3,010,795    2,869,135    2,822,908
--------------------------------------------------------------------------------------------------------
Retained Earnings
Balance at beginning of year                                       40,613,979   36,418,073   33,276,746
  Net income                                                        7,687,967    6,264,640    4,781,531
  Cash dividends declared                                          (2,611,270)  (2,068,734)  (1,640,204)
--------------------------------------------------------------------------------------------------------
Balance at end of year                                             45,690,676   40,613,979   36,418,073
--------------------------------------------------------------------------------------------------------
Unrealized Gain on Securities Available for Sale, Net of Tax
Balance at beginning of year                                        2,801,490            -            -
  Adoption of SFAS No. 115                                                  -    4,910,522            -
  Change in unrealized gain on securities available
    for sale, net of tax                                            1,580,468   (2,109,032)           -
--------------------------------------------------------------------------------------------------------
Balance at end of year                                              4,381,958    2,801,490            -
--------------------------------------------------------------------------------------------------------
Treasury Stock
Balance at beginning of year                                         (681,620)    (898,056)  (1,231,156)
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             354,689      216,436      333,100
--------------------------------------------------------------------------------------------------------
Balance at end of year                                               (326,931)    (681,620)    (898,056)
--------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                        $52,936,498  $45,782,984  $38,462,925
========================================================================================================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Washington Trust Bancorp, Inc. and Subsidiary


Years Ended December 31,                                          1995           1994           1993
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                $  7,687,967   $  6,264,640   $  4,781,531
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                  1,400,000      1,256,912      2,774,407
    Provision for valuation of other real estate owned           172,041        137,389        768,021
    Depreciation of premises and equipment                     1,331,474      1,313,158      1,446,367
    Amortization of net deferred loan fees and costs            (540,535)      (819,142)      (599,670)
    Cumulative effect of change in accounting principle               --             --       (305,000)
    Deferred income tax expense (benefit)                        763,000       (360,000)      (881,000)
    Gains on sales of securities available for sale             (495,817)      (684,590)      (345,674)
    Losses (gains) on sales of other real estate owned            15,095       (465,292)      (674,331)
    Losses (gains) on loan sales                                 135,851         15,998       (484,960)
    Proceeds from sales of loans                              15,967,587     13,867,186     29,396,915
    Loans originated for sale                                (16,219,298)   (10,377,435)   (23,981,881)
    Increase in accrued interest receivable                     (307,094)      (361,300)        (9,414)
    Decrease (increase) in other assets                         (923,547)      (624,046)        49,001
    Increase in accrued expenses and
      other liabilities                                          133,229        499,002        861,108
    Other, net                                                  (294,672)       174,088         22,998
-------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                   8,825,281      9,836,568     12,818,418
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Securities available for sale:
    Purchases                                                (38,362,395)    (4,719,443)    (7,624,494)
    Proceeds from sales                                       16,469,090      9,666,129      7,387,344
    Maturities                                                10,164,849      1,000,000             --
  Securities held to maturity:
    Purchases                                                (22,331,055)    (8,399,712)   (26,043,737)
    Maturities and principal repayments                        8,770,271      8,355,132     12,611,066
  Investment in Federal Home Loan Bank stock                     (88,200)      (934,000)       (30,800)
  Loan originations (over) under principal
    collected on loans                                         5,152,024    (36,344,321)   (24,554,443)
  Proceeds from sales and other reductions
    of other real estate owned                                   310,084      1,263,385      2,037,048
  Purchases of premises and equipment                         (1,222,588)    (1,754,963)      (755,168)
-------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                     (21,137,920)   (31,867,793)   (36,973,184)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    27,122,870     17,356,522     18,714,615
  Proceeds from Federal Home Loan Bank advances               17,564,839     15,051,500     10,000,000
  Repayment of Federal Home Loan Bank advances               (20,135,916)   (12,029,157)    (3,500,000)
  Proceeds from issuance of commmon stock from treasury          496,349        322,663        371,803
  Cash dividends paid                                         (2,489,767)    (1,915,521)    (1,599,173)
-------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                  22,558,375     18,786,007     23,987,245
-------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents       10,245,736     (3,245,218)      (167,521)
   Cash and cash equivalents at beginning of year             18,404,910     21,650,128     21,817,649
-------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                  $28,650,646    $18,404,910    $21,650,128
=======================================================================================================

   Noncash Investing Activities:
     Net transfers from loans to other real estate owned     $   666,158    $ 1,290,381    $ 3,270,745
     Loans charged off                                         3,416,067      1,336,260      1,884,191
     Loans made to facilitate the sale of other real
       estate owned                                              854,750      1,709,931      3,053,750
     Transfer of securities from the held-to-maturity
       to the available-for-sale category                     37,131,457             --             --
     Change in unrealized gain on securities available
       for sale, net of tax                                    1,580,468      2,801,490             --
   Supplemental Disclosures:
     Interest payments                                       $ 7,365,825    $ 7,384,172    $ 8,154,492
     Income tax payments                                       3,018,250      2,942,787      2,844,278

See accompanying notes to consolidated financial statements.



Notes to Consolidated Financial Statements
WASHINGTON TRUST BANCORP, INC. AND SUBSIDIARY

(1) Summary of Significant Accounting Policies
Washington Trust Bancorp, Inc. (the "Corporation") is a publicly-owned, registered bank holding company, organized under the laws of the State of Rhode Island. The Corporation is the only Rhode Island based independent, publicly-owned, community banking organization. The Corporation provides a complete product line of financial services through its wholly-owned subsidiary, The Washington Trust Company (the "Bank"), a Rhode Island chartered commercial bank. The Bank was originally chartered in 1800 and provides a variety of financial services including commercial lending, residential mortgages, consumer loans, retail and commercial deposit products and trust services. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits.

The activities of the Corporation and the Bank are subject to the regulatory supervision of the Federal Reserve Board and the FDIC, respectively. Both companies are subject to various Rhode Island business and banking regulations.

Basis of Presentation
The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year classification.

The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices of the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate which is particularly susceptible to change is the determination of the allowance for loan losses in satisfaction of loans.

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

Securities available for sale are reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized. Any decline in fair value below the amortized cost basis of an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which the determination is made. The fair value of the security at the time of the write-down becomes the new cost basis of the security.

Realized gains or losses from sales of equity securities are determined using the average cost method, while other realized gains and losses are determined using the specific identification method.

Securities Held to Maturity
The determination to classify debt securities in the held-to-maturity category is made at the time of purchase and is based on management's intent and ability to hold the securities until maturity. Debt securities in the held-to-maturity portfolio are stated at cost, adjusted for amortization of premium and accretion of discount (calculated on a method that approximates the interest method).

Loan Accounting Policy
Mortgage Loans Held for Sale Mortgage loans held for sale are carried at the lower of aggregate cost, net of unamortized deferred loan origination fees and costs, or market. Unrealized losses, if any, are charged to current period earnings.

Portfolio Loans Loans held in portfolio are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs. Interest income is accrued on various methods which approximate a level yield related to principal amounts outstanding. Deferred loan origination fees and costs are amortized as an adjustment to yield over the life of the related loans.

Nonaccrual Loans Loans, with the exception of credit card loans and certain well-secured residential mortgage loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more overdue with respect to principal and/or interest. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of prinicpal and interest is doubtful. Interest previously accrued, but not collected on such loans is reversed against current period income. Subsequent cash receipts on nonaccrual loans are applied to the outstanding principal balance of the loan, or recognized as interest income depending on management's assessment of the ultimate collectibility of the loan. Loans are removed from nonaccrual status when they have been current as to principal and interest for a period of time, the borrower has demonstrated an ability to comply with repayment terms, and when, in management's opinion, the loans are considered to be fully collectible.

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

Allowance for Loan Losses
The allowance for loan losses is available for future credit losses inherent in the loan portfolio. The level of the allowance is based on management's ongoing review of the growth and composition of the loan portfolio, net charge-off experience, current and expected economic conditions, and other pertinent factors. Loans (or portions thereof) deemed to be uncollectible are charged against the allowance and recoveries of amounts previously charged off are added to the allowance. Loss provisions charged to earnings are added to the allowance to bring it to the desired level.

Effective January 1, 1995, the Corporation adopted Statements of Financial Accounting Standards ("SFAS") No. 114 and No. 118. These Statements, which apply to the Corporation's commercial loan portfolio, address how allowances for loan losses and income recognized for certain loans should be determined. A loan is impaired when it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Corporation considers all nonaccrual commercial loans to be impaired.
Impairment is measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Impairment is measured based on the fair value of the collateral if it is determined that foreclosure is probable. If the measure of impairment is less than the recorded investment in the loan, an allowance for loan losses is established with a corresponding charge to the provision for loan losses.

While management believes that the allowance for loan losses is adequate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the northeastern United States. In addition, various regulatory agencies periodically review the Corporation's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is calculated on the straight-line method over the estimated useful lives of assets. Expenditures for major additions and improvements are capitalized while the costs of current maintenance and repairs are charged to operating expenses.

Other Real Estate Owned (OREO)
Other real estate owned consists of property acquired through foreclosure and loans determined to be substantively repossessed. SFAS No. 114 narrowed the definition of real estate loans substantively repossessed to include only those loans for which the Corporation has taken possession of the collateral, but has not completed legal foreclosure proceedings. Accordingly, loans previously included in OREO have been reclassified to be reported as nonaccrual loans. All prior period amounts in the consolidated financial statements and related notes pertaining thereto, including the related loss provisions and allowances, have been reclassified from OREO to loans or the allowance for loan losses, as applicable.

OREO, including real estate substantively repossessed, is stated at the lower of cost or fair value minus estimated costs to sell at the date of acquisition or classification to OREO status. Fair value of such assets is determined based on independent appraisals and other relevant factors. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. A valuation allowance is maintained for known specific and potential market declines and for estimated selling expenses. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale are included in foreclosed property costs.

Interest Rate Risk Management Agreements
The Corporation uses financial instruments as part of its interest rate risk management strategy. Interest rate swap and floor agreements are entered into as hedges against future interest rate fluctuations on specifically identified assets or liabilities. The Corporation does not enter into financial instruments for trading or speculative purposes. Therefore, these instruments are not marked to market.

The net amounts to be paid or received on outstanding interest rate risk management agreements are recognized on the accrual basis as an adjustment to the related interest income or expense over the life of the agreements. Premiums paid for interest rate floor agreements are amortized as an adjustment to interest income over the term of the agreements. Unamortized premiums are included in other assets. Gains or losses resulting from the termination of interest rate swap and floor agreements on qualifying hedges of existing assets or liabilities are deferred and amortized over the remaining lives of the related assets/liabilities as an adjustment to the yield. Unamortized deferred gains/losses on terminated interest rate swap and floor agreements are included in the underlying assets/liabilities hedged.

Deposit Taxes and Assessments
Deposit taxes and assessments consist of amounts assessed to members of the Bank Insurance Fund by the FDIC and deposit taxes imposed by the State of Rhode Island. These amounts are calculated based on levels of bank deposits using rates established by the respective regulatory authorities.

Pension Costs
Pension costs are funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act and are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

Postemployment Benefits
The expected cost of providing benefits to former or inactive employees after employment but before retirement is recognized during the period in which the employee renders service.

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

The Corporation adopted SFAS No. 109, "Accounting for Income Taxes", on January 1, 1993. The cumulative effect of adoption of SFAS No. 109 was reported in the 1993 Consolidated Statement of Income.

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


(2) Cash and Due From Banks
The Corporation's bank subsidiary is required to maintain certain average reserve balances with the Federal Reserve. Such reserve balances amounted to $7,512,422 and $6,856,533 at December 31, 1995 and 1994, respectively.


(3) Securities Available For Sale
Securities available for sale are summarized as follows:


                                  Amortized     Unrealized   Unrealized      Fair
                                    Cost          Gains        Losses        Value
--------------------------------------------------------------------------------------
December 31, 1995
  U.S. Treasury obligations
   and obligations of U.S.
   government agencies           $37,346,696   $  549,035    $ (18,203)    $37,877,528
  Mortgage-backed securities      30,024,608      189,634     (187,345)     30,026,897
  Corporate stocks                10,877,771    6,783,369      (13,230)     17,647,910
--------------------------------------------------------------------------------------
  Total                          $78,249,075   $7,522,038    $(218,778)    $85,552,335
======================================================================================

December 31, 1994
  U.S. Treasury obligations      $25,059,480   $  181,660    $(707,920)    $24,533,220
  Corporate stocks                 3,880,685    5,215,167      (19,757)      9,076,095
--------------------------------------------------------------------------------------
  Total                          $28,940,165   $5,396,827    $(727,677)    $33,609,315
======================================================================================


In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report which allowed enterprises to reassess the appropriateness of their securities classifications under SFAS No. 115, accounting for any resulting reclassifications between "held-to-maturity" and "available-for-sale" categories at fair value. In accordance with this report, the Corporation reassessed its securities classifications, resulting in the transfer of debt securities with an amortized cost of $37,131,457 and an unrealized loss of $706,937 from the held-to-maturity category to available for sale.

Mortgage-backed securities included in the available-for-sale portfolio are issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Association. These securities represent participating interests in pools of long-term residential mortgage loans.

The contractual maturities and weighted average yields of debt securities are summarized below. Mortgage-backed securities are included based on weighted average maturities, adjusted for anticipated prepayments:



                                                                      Weighted
                                            Amortized       Fair       Average
 December 31, 1995                            Cost          Value      Yield
 -----------------------------------------------------------------------------
 Due in 1 year or less                    $13,026,068   $13,104,354      6.98%
 After 1 but within 5 years                36,961,572    37,131,956      6.37%
 After 5 but within 10 years                9,199,652     9,106,160      6.91%
 After 10 years                             8,184,012     8,561,955      7.69%
 -----------------------------------------------------------------------------
 Total                                    $67,371,304   $67,904,425      6.72%
 =============================================================================

The following is a summary of amounts relating to sales of securities available for sale:


Years ended December 31,                 1995          1994          1993
---------------------------------------------------------------------------
Proceeds from sales                 $16,469,090    $9,666,129    $7,387,344
===========================================================================
Realized gains                       $1,028,726    $  713,534    $  345,844
Realized losses                        (532,909)      (28,944)         (170)
---------------------------------------------------------------------------
Net realized gains                   $  495,817    $  684,590    $  345,674
===========================================================================


Included in proceeds from sales of securities in 1994 are proceeds of $699,896 which represent the donation of corporate stocks to a charitable trust established by the Corporation. The gain on this transaction is included in gains on sales of securities and amounted to $676,058, the excess of the fair market value of the donated securities over their historical cost. See Note 13 for a discussion regarding the contribution expense related to this transaction.

Included in proceeds from sales of securities are $3.5 million, $7.5 million and $7.0 million in 1995, 1994 and 1993, respectively, from dispositions of dutch auction preferred stocks with no gain or loss. Purchases of dutch auction preferred stocks available for sale amounted to $10.0 million, $3.5 million and $5.0 million in 1995, 1994 and 1993, respectively. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par
(cost).

Securities available for sale with a book value of $4,519,878 and $2,999,133 were pledged to secure public deposits and for other purposes at December 31, 1995 and 1994, respectively.


(4) Securities Held to Maturity
Securities held to maturity are summarized as follows:



                                  Amortized     Unrealized   Unrealized      Fair
                                    Cost          Gains        Losses        Value
-------------------------------------------------------------------------------------
December 31, 1995
 Mortgage-backed securities      $13,947,011    $497,755   $        --    $14,444,766
 States and political
  subdivisions                    14,925,980      77,329       (15,256)    14,988,053
-------------------------------------------------------------------------------------
 Total                           $28,872,991    $575,084   $   (15,256)   $29,432,819
=====================================================================================

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
=====================================================================================

Included in mortgage-backed securities are Federal Home Loan Mortgage Corporation participation certificates backed by mortgage loans originated by the bank subsidiary amounting to $13,947,011 and $15,084,526 at December 31, 1995 and 1994, respectively.

Securities held to maturity with a carrying value of $999,828 were pledged to secure public deposits and for other purposes at December 31, 1994.

The contractual maturities and weighted average yields of debt securities are summarized below. Mortgage-backed securities are included based on weighted average maturities, adjusted for anticipated future prepayments:


                                                                      Weighted
                                            Amortized       Fair       Average
 December 31, 1995                            Cost          Value      Yield
 -----------------------------------------------------------------------------
 Due in 1 year or less                    $ 4,732,939   $ 4,780,819      5.06%
 After 1 but within 5 years                12,307,233    12,476,182      5.16%
 After 5 but within 10 years                5,834,507     5,963,268      6.15%
 After 10 years                             5,998,312     6,212,550      7.54%
 -----------------------------------------------------------------------------
 Total                                    $28,872,991   $29,432,819      5.84%
 =============================================================================


There were no sales of securities from the held-to-maturity portfolio during 1995, 1994 and 1993. During 1995, securities with an amortized cost of $37,131,457 were transferred from the held-to-maturity category to available for sale. See Note 3 for additional information related to this transaction.


(5) Loans
The following is a summary of loans:


December 31,                                                1995           1994
----------------------------------------------------------------------------------
 Residential real estate:
  Mortgages                                            $167,510,929   $170,366,731
  Homeowner construction                                  3,071,177      6,933,793
----------------------------------------------------------------------------------
  Total residential real estate                         170,582,106    177,300,524

 Commercial and other:
  Mortgages (1)                                          58,837,483     56,014,628
  Construction and development (2)                        5,968,404     12,089,966
  Other (3)                                              96,830,889    103,334,837
----------------------------------------------------------------------------------
  Total commercial and other                            161,636,776    171,439,431

 Installment                                             54,240,010     45,186,245
----------------------------------------------------------------------------------
 Total loans                                           $386,458,892   $393,926,200
==================================================================================

(1) Amortizing mortgages, primarily secured by income producing property
(2) Loans for construction of residential and commercial properties and for land development
(3) Loans to businesses and individuals, a substantial portion of which are fully or partially collateralized by real estate


Concentrations of Credit Risk
The Corporation's lending activities are primarily conducted in southern Rhode Island and southeastern Connecticut. The Corporation grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, loans are granted for the construction of residential homes, multi-family properties, commercial real estate properties, and for land development. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in the Corporation's market area.

Nonaccrual Loans
The balance of loans on nonaccrual status as of December 31, 1995 and 1994 was $8,573,656 and $10,911,999, respectively. Interest income that would have been recognized had these loans been performing at originally contracted rates was approximately $598,000 in 1995 and $628,000 in 1994. Interest income attributable to these loans included in the Consolidated Statements of Income amounted to approximately $458,000 in 1995 and $287,000 in 1994. Included in nonaccrual loans at December 31, 1995 and 1994 are loans amounting to $2.4 million and $1.8 million, respectively, whose terms have been restructured.

Pursuant to the adoption of SFAS No. 114, loans reported in 1994 as OREO have been reclassified to nonaccrual loans. The resulting increase in nonaccrual loans at December 31, 1994 was approximately $3,793,000.

Mortgage Servicing Activities
At December 31, 1995 and 1994, mortgage loans sold to others and serviced by the Corporation on a fee basis under various agreements amounted to $95,078,817 and $91,767,691, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

Effective January 1, 1996, the Corporation will adopt SFAS No. 122, "Accounting for Mortgage Servicing Rights". This statement requires that the rights to service mortgage loans for others be recognized as an asset, including rights acquired through both purchases and originations. Capitalized mortgage servicing rights will be amortized over the period of estimated net servicing income and will be periodically evaluated for impairment based on their fair value. The adoption of this pronouncement is not expected to have a significant effect on the Corporation's financial position or results of operations.

Loans to Related Parties
At December 31, 1995, the Corporation has made loans in the ordinary course of business to certain directors and executive officers including their immediate families and their affiliated companies. Such loans were made under normal interest rate and collateralization terms. Activity related to these loans in 1995 was as follows:


Balance at December 31, 1994                                      $3,050,401
Additions                                                            835,567
Reductions                                                          (893,997)
----------------------------------------------------------------------------
Balance at December 31, 1995                                      $2,991,971
============================================================================


(6) Allowance for Loan Losses
The following is an analysis of the allowance for loan losses:


Years ended December 31,                             1995         1994         1993
-------------------------------------------------------------------------------------
Balance at beginning of year                     $9,327,942   $9,089,775   $7,872,351
Provision charged to expense                      1,400,000    1,256,912    2,774,407
Recoveries of loans previously charged off          472,641      317,515      327,208
Loans charged off                                (3,416,067)  (1,336,260)  (1,884,191)
-------------------------------------------------------------------------------------
Balance at end of year                           $7,784,516   $9,327,942   $9,089,775
=====================================================================================


As discussed in Note 1, the Corporation adopted SFAS No. 114 and No. 118 as of January 1, 1995. Amounts presented for 1994 and 1993 reflect the reclassification of the valuation allowance and related loss provision activity to the allowance for loan losses for loans which no longer meet the criteria for classification as OREO.

Impaired loans consist of all nonaccrual commercial loans. At December 31, 1995, the recorded investment in impaired loans was $5,855,000, including $4,854,000 which had a related allowance amounting to $953,000. The balance of impaired loans which did not require an allowance was $1,001,000. The average recorded investment in impaired loans was $6,412,000 for the year ended December 31, 1995. Also during this period, interest income recognized on impaired loans amounted to approximately $414,000. Interest income on impaired loans is recognized on a cash basis only.


(7) Premises and Equipment
The following is a summary of premises and equipment:

December 31,                                            1995        1994
----------------------------------------------------------------------------
Land and improvements                              $ 1,561,936   $ 1,530,736
Premises and improvements                           15,294,192    15,120,987
Furniture, fixtures and equipment                    9,954,675     8,977,727
----------------------------------------------------------------------------
                                                    26,810,803    25,629,450
Less accumulated depreciation                       12,164,646    10,849,547
----------------------------------------------------------------------------
Total premises and equipment, net                  $14,646,157   $14,779,903
============================================================================


(8) Financial Instruments with Off-Balance Sheet Risk and Derivative Financial Instruments
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage the Corporation's exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees and interest rate swaps and floors. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contractual and notional amounts of financial instruments with off-balance sheet risk are as follows:


December 31,                                              1995         1994
------------------------------------------------------------------------------
Financial instruments whose contract amounts
 represent credit risk:
  Commitments to extend credit:
    Commercial and other loans                       $24,014,537  $18,607,837
    Revolving, open-end loans secured by
      residential properties; home equity lines       12,538,507   11,000,699
    Credit card lines                                 12,201,670   10,975,795
    Homeowner construction loans                       2,993,240    2,602,710
    Construction and development loans                   944,736    1,274,763
  Standby letters of credit                            2,603,072      521,800
  Loans sold with recourse                             1,188,336    1,505,466
Financial instruments whose notional amounts
 exceed the amount of credit risk:
  Interest rate swaps                                 10,000,000   10,000,000
  Interest rate floor contracts                       50,000,000           --


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

Loans Sold With Recourse
The Corporation has retained credit risk on certain residential mortgage loans sold with recourse. In the event of default by the mortgagor, the Corporation could become obligated to repurchase the loan. Such repurchases have been negligible and have not resulted in any significant losses to the Corporation.

Interest Rate Risk Management Agreements
The Corporation uses interest rate swaps and floors as part of its interest rate risk management strategy. Swaps are agreements in which the Corporation and another party agree to exchange interest payments (e.g. fixed-rate for variable-rate payments) computed on a notional principal amount. A floor is a purchased contract that entitles the Corporation to receive payment from a counterparty if a rate index falls below a contractual rate. The amount of the payment is the difference between the contractual floor rate and the rate index multiplied by the notional principal amount of the contract. If the rate index does not fall below the contractual floor rate, no payment is received. The credit risk associated with swap and floor transactions is the risk of default by the counterparty. To minimize this risk, the Corporation enters into interest rate agreements only with highly rated counterparties that management believes to be creditworthy. The notional amounts of these agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Corporation's potential loss exposure.

At December 31, 1995, the Corporation had outstanding interest rate swap agreements with a total notional amount of $10 million maturing in May 1996. The purpose of the swap agreements is to convert the fixed rate paid on certain time deposits to a quarterly-resetting rate. Under the agreements, the Corporation pays a quarterly-resetting rate equal to 3-month London Interbank Offered Rate (LIBOR) on the notional balance while receiving an average fixed rate of 6.1% over the life of the agreements. At December 31, 1995, the weighted average rate paid by the Corporation on the swap agreements was 5.89%. At December 31, 1995, the fair value, or the value to the Corporation of terminating the agreements, was $15,000.

During 1995, the Corporation entered into interest rate floor contracts with a total notional amount of $50 million which mature in February 2000. The purpose of the floor contracts is to offset the risk of future reductions in interest earned on certain floating rate loans. The Corporation receives payment under contracts with a total notional value of $30.0 million when the prime rate falls below 9.0% and on the remaining $20.0 million when 3-month LIBOR at the quarterly resetting dates is below 6.1875%. The prime rate and 3-month LIBOR applicable to the outstanding floor contracts at December 31, 1995 were 8.5% and 5.875%, respectively. At December 31, 1995, the fair value, or the value to the Corporation of terminating the contracts was $2,522,000.

The Corporation has not terminated any interest rate swap agreements or floor contracts and there are no unamortized deferred gains or losses.


(9) Other Real Estate Owned
An analysis of the composition of OREO follows:


December 31,                                            1995        1994
--------------------------------------------------------------------------
Commercial real estate                           $   671,340  $   751,857
Residential real estate                              706,655      457,210
Construction and development                              --      401,302
Land                                                 737,158      967,388
--------------------------------------------------------------------------
                                                   2,115,153    2,577,757
--------------------------------------------------------------------------
Valuation allowance                                 (410,006)    (570,545)
--------------------------------------------------------------------------
Other real estate owned, net                     $ 1,705,147  $ 2,007,212
==========================================================================


An analysis of the activity relating to other real estate owned follows:


Years ended December 31,                              1995          1994
----------------------------------------------------------------------------
Balance at beginning of year                      $ 2,577,757   $ 4,568,121
Net transfers from loans                              666,158     1,290,381
Sales and other reductions                         (1,512,508)   (3,228,167)
Other, net                                            383,746       (52,578)
----------------------------------------------------------------------------
                                                    2,115,153     2,577,757
Valuation allowance                                  (410,006)     (570,545)
----------------------------------------------------------------------------
Balance at end of year                            $ 1,705,147   $ 2,007,212
============================================================================




The following is an analysis of activity relating to the OREO valuation allowance:


Years ended December 31,                         1995         1994        1993
-------------------------------------------------------------------------------
Balance at beginning of year                  $570,545   $1,155,700  $1,252,340
Provision charged to expense                   172,041      137,389     768,021
Sales and other reductions                    (301,294)    (716,214) (1,005,626)
Selling expenses incurred                      (31,286)     (55,763)   (114,712)
Other, net                                          --       49,433     255,677
-------------------------------------------------------------------------------
Balance at end of year                        $410,006   $  570,545  $1,155,700
===============================================================================



Net realized losses on dispositions of properties amounted to $15,095 in 1995. Net realized gains on dispositions of properties amounted to $465,292 and $674,331 in 1994 and 1993, respectively. These amounts are included in foreclosed property costs in the Consolidated Statements of Income.

Pursuant to the adoption of SFAS No. 114, loans reported in 1994 and 1993 as OREO have been reclassified to nonaccrual loans.


(10) Time Certificates of Deposit
The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $28,948,924 and $24,562,617 at December 31, 1995 and 1994,
respectively.


(11) Federal Home Loan Bank Advances
The following table presents scheduled maturities and interest rates of Federal Home Loan Bank advances outstanding at December 31, 1995:


      Years ending           Weighted
      December 31,         Average Rate         Amount
      --------------------------------------------------
       1996                    5.68%         $ 8,604,409
       1997                    6.65%           7,114,285
       1998                    5.62%           2,623,995
       1999                    6.19%           1,134,855
       2000                    7.47%             146,470
       2001 and thereafter     6.46%           1,327,252
      --------------------------------------------------
       Balance at end of year                $20,951,266
      ==================================================


The Corporation's subsidiary bank is a member of the Federal Home Loan Bank of Boston ("FHLBB"). In addition to the outstanding advances, the subsidiary bank also has access to an unused line of credit amounting to $10.3 million at December 31, 1995. Under agreement with the FHLBB, the subsidiary bank is required to maintain qualified collateral, free and clear of liens, pledges, or encumbrances that, based on certain percentages of book and market values, has a value equal to the aggregate amount of the line of credit and outstanding advances. Qualified collateral may consist of residential mortgage loans, U.S. government or agency securities, and amounts maintained on deposit at the FHLBB. The subsidiary bank maintains qualified collateral in excess of the amount required to collateralize the line of credit and outstanding advances at December 31, 1995.


(12) Employee Benefits
Pension Plan
The Corporation's noncontributory defined benefit pension plan covers substantially all full-time employees. Benefits are based on an employee's years of service and highest 3-year compensation. The plan is funded on a current basis, in compliance with the requirements of the Employee Retirement Income Security Act.

The following table presents the Plan's funded status:



October 1,                                                        1995          1994
----------------------------------------------------------------------------------------
Vested accumulated benefit obligation                          $(7,106,888) $(5,828,039)
Nonvested accumulated benefit obligation                          (203,609)     (97,350)
Effect of future compensation increases                         (2,130,483)  (2,042,538)
---------------------------------------------------------------------------------------
Projected benefit obligation                                    (9,440,980)  (7,967,927)
Plan assets at fair value, primarily listed stocks
  and fixed income securities                                   10,158,452    8,244,396
---------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation          $   717,472  $   276,469
=======================================================================================

The assumptions used in determining the projected benefit obligation were as follows:

Discount rate                                                         7.00%        8.00%
Rate of increase in compensation levels                               5.00%        6.00%


Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the Consolidated Balance Sheets are as follows:



October 1,                                                          1995         1994
---------------------------------------------------------------------------------------
Unrecognized net gain                                             $583,799     $376,273
Unrecognized prior service cost                                   (395,836)    (426,319)
Unrecognized net transition asset being amortized
   over 21 years                                                    72,570       78,552
Prepaid pension cost                                               456,939      247,963
---------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation             $717,472     $276,469
=======================================================================================


The assumptions used and the components of net pension cost for the years ended December 31, 1995, 1994 and 1993 include the following:


Years ended December 31,                                 1995         1994          1993
-----------------------------------------------------------------------------------------
Assumptions used:
  Discount rate                                           8.00%        6.75%         7.50%
  Rate of increase in compensation levels                 6.00%        5.00%         6.00%
  Expected long term rate of return on plan assets        8.75%        7.75%         8.50%

Net pension cost:
  Service cost; benefits earned during the period   $  344,855     $328,194      $303,208
  Interest cost on projected benefit obligation        653,828      519,478       521,132
  Actual return on plan assets                      (1,693,630)    (126,374)     (350,777)
  Net amortization and deferral                      1,002,748     (450,023)     (238,801)
-----------------------------------------------------------------------------------------
  Net periodic pension cost                         $  307,801     $271,275      $234,762
=========================================================================================



Supplemental Pension Plan
Effective November 1, 1994, the Corporation established a nonqualified retirement plan to provide supplemental retirement benefits to certain employees, as defined in the plan. The projected benefit obligation for this plan amounted to $556,780 and $386,200 at December 31, 1995 and 1994, respectively. The expense of this plan amounted to $78,320 and $19,125 in 1995 and 1994, respectively. The actuarial assumptions used for this supplemental plan are the same as those used for the Corporation's regular pension plan. Accrued and unpaid benefits under this plan are an unfunded obligation of the subsidiary bank. The accrued pension liability related to this plan amounted to $97,445 and $19,125 at December 31, 1995 and 1994, respectively.

Savings and Profit Sharing Plan
The Corporation has a qualified savings and profit sharing plan. The plan provides a specified match of employee contributions for substantially all full-time employees. In addition, full-time employees, excluding those key employees participating in the Short-Term Incentive Plan, are eligible for an annual benefit pursuant to a formula based on return on equity. Total employer matching contributions under this plan amounted to $185,710, $173,675 and $165,322 in 1995, 1994 and 1993, respectively. The amount of the profit sharing benefit was $239,295, $241,807 and $110,846 for 1995, 1994 and 1993,
respectively.

Short-Term Incentive Plan
The Corporation's nonqualified Short-Term Incentive Plan rewards key employees for their contributions to the Corporation's success. This plan provides for annual payments up to a maximum percentage of each participant's base salary, which percentages vary among participants. Payment amounts are based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Participants in this plan are not eligible to receive benefits provided under the profit sharing component of the Savings and Profit Sharing Plan. The expense of the Short-Term Incentive Plan amounted to $501,143, $480,646 and $462,459 in 1995, 1994 and 1993, respectively.

Directors' Retainer Continuation Plan
The Corporation has a nonqualified plan which provides retirement benefits to non-officer directors. The plan pays the regular quarterly retainer in effect at the time of departure for as many quarters as the director served with the Corporation or a subsidiary. The benefit commences upon departure and is reduced for departure occurring before age 65. Prior service cost is being amortized over the expected remaining service period of each director. Current cost is being recognized based on the present value of expected future benefits. The expense of this plan is included in other noninterest expense and amounted to $100,923, $89,517 and $77,847 for 1995, 1994 and 1993, respectively. Accrued and unpaid benefits under this plan are an unfunded obligation of the subsidiary bank. The accrued liability related to this plan amounted to $532,671 and $462,209 at December 31, 1995 and 1994, respectively.


(13) Other Noninterest Expense
Included in other noninterest expense is charitable contribution expense of $120,000, $699,896 and $6,894 in 1995, 1994 and 1993, respectively. The 1994 expense consists of the fair value of securities donated to a charitable trust established by the Corporation, recorded in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made". This statement requires contributions to be measured at the fair value of the asset given. A corresponding gain was recorded in the amount of the excess of the fair value over the historical cost of the donated assets (Note 3). Prior to 1994, contribution expense was recorded in the amount of the historical cost of donated assets.


(14) Income Taxes
The components of income tax expense were as follows:



Years ended December 31,                                 1995         1994         1993
-----------------------------------------------------------------------------------------
Current expense:
  Federal                                            $2,760,000   $2,858,000   $2,614,000
  State                                                 508,000      528,000      522,000
-----------------------------------------------------------------------------------------
  Total current expense                               3,268,000    3,386,000    3,136,000
-----------------------------------------------------------------------------------------

Deferred expense (benefit):
  Federal                                               762,000     (271,000)    (715,000)
  State                                                 169,000      (89,000)    (186,000)
  Change in valuation allowance for
    deferred tax assets                                (168,000)          --       20,000
-----------------------------------------------------------------------------------------
  Total deferred expense (benefit)                      763,000     (360,000)    (881,000)
-----------------------------------------------------------------------------------------
  Total income tax expense                           $4,031,000   $3,026,000   $2,255,000
=========================================================================================


Total income tax expense varied from the amount determined by applying the Federal income tax rate to income before income taxes. The reasons for the differences were as follows:


Years ended December 31,                                 1995         1994         1993
-----------------------------------------------------------------------------------------
Tax expense at Federal statutory rate                $3,984,000   $3,159,000   $2,289,000
Increase (decrease) in taxes resulting from:
  Tax-exempt income                                    (187,000)    (155,000)    (134,000)
  Dividends received deduction                         (168,000)    (134,000)    (179,000)
  State tax, net of Federal income tax benefit          446,000      289,000      222,000
  Appreciated value of donated assets                        --     (230,000)     (30,000)
  Change in valuation allowance for
    deferred tax assets                                (168,000)          --       20,000
  Other                                                 124,000       97,000       67,000
-----------------------------------------------------------------------------------------
Total income tax expense                             $4,031,000   $3,026,000   $2,255,000
=========================================================================================


The approximate tax effects of temporary differences that give rise to gross deferred tax assets and gross deferred tax liabilities at December 31, 1995 and 1994 are as follows:


December 31,                                         1995               1994
------------------------------------------------------------------------------
Gross deferred tax assets:
  Allowance for loan losses                      $2,951,000         $3,471,000
  Other real estate owned                           208,000            338,000
  Deferred loan origination fees                    590,000            920,000
  Interest on nonperforming loans                   372,000            455,000
  Other                                             646,000            531,000
------------------------------------------------------------------------------
Gross deferred tax assets                         4,767,000          5,715,000
Valuation allowance                                      --           (168,000)
------------------------------------------------------------------------------
Gross deferred tax assets, net of
  valuation allowance                             4,767,000          5,547,000
------------------------------------------------------------------------------
Gross deferred tax liabilities:
  Securities available for sale                  (2,921,302)        (1,867,660)
  Premises and equipment                         (1,103,000)        (1,020,000)
  Deferred loan origination costs                  (529,000)          (525,000)
  Other                                            (233,000)          (337,000)
------------------------------------------------------------------------------
Gross deferred tax liabilities                   (4,786,302)        (3,749,660)
------------------------------------------------------------------------------
Net deferred tax asset (liability)               $  (19,302)        $1,797,340
==============================================================================


In addition to future taxable income, a primary source of recovery of deferred tax assets is taxes paid in prior years available for carryback. Since there is no carryback provision for state purposes, management believes the existing net deductible temporary differences will reverse during periods in which the Corporation generates net taxable income.


(15) Litigation
The Corporation is involved in various claims and legal proceedings arising out of the ordinary course of business. Management is of the opinion, based on its review with counsel of the development of such matters to date, that the ultimate disposition of these matters will not materially affect the consolidated financial position or results of operations of the Corporation.


(16) Shareholders' Equity
Stock Option Plan
The 1988 Amended and Restated Stock Option Plan provides for the granting of options to directors, officers and key employees. Up to 600,000 shares of the Corporation's common stock may be used from authorized but unissued shares, treasury stock, or shares available from expired options. Options are designated either as non-qualified or as incentive options and may be granted with stock appreciation rights (SARs). The exercise price of an option may not be less than the fair market value on the date of grant. The option price is payable in cash, by the delivery of shares of the Corporation's common stock already owned by the grantee, or a combination thereof. Options may be granted at any time until December 31, 1997. As of December 31, 1995, no options have been granted with SARs.

All options granted prior to 1993 are exercisable. Options granted in 1995, 1994 and 1993 become vested over a three year period. At December 31, 1995, 1994 and 1993, there were 289,114, 281,126 and 246,137 shares, respectively, that were fully vested and exercisable. The following table presents changes in options outstanding during 1993, 1994 and 1995:


                                     $21.750     $16.583    $13.250     $9.166
                                       to          to         to          to
Exercise price per share             $25.750     $18.833    $13.916    $11.666     Total
-----------------------------------------------------------------------------------------
Outstanding at December 31, 1992          --     202,200         --     60,416    262,616
Granted during 1993                       --          --     48,823         --     48,823
Cancelled during 1993                     --          --         --       (341)      (341)
-----------------------------------------------------------------------------------------
Outstanding at December 31, 1993          --     202,200     48,823     60,075    311,098
Granted during 1994                   37,294      13,500         --         --     50,794
Exercised during 1994                     --      (3,750)        --     (1,243)    (4,993)
-----------------------------------------------------------------------------------------
Outstanding at December 31, 1994      37,294     211,950     48,823     58,832    356,899
Granted during 1995                   39,501          --         --         --     39,501
Exercised during 1995                   (307)    (33,819)    (1,729)    (3,386)   (39,241)
Cancelled during 1995                   (461)         --     (1,092)        --     (1,553)
-----------------------------------------------------------------------------------------
Outstanding at December 31, 1995      76,027     178,131     46,002     55,446    355,606
=========================================================================================



Dividend Reinvestment
Under the Dividend Reinvestment and Stock Purchase Plan, 180,000 shares of common stock were originally reserved to be issued for dividends reinvested and cash payments to the plan.

As of December 31, 1995, a total of 649,935 common stock shares were reserved for issuance under the Stock Option Plan and the Dividend Reinvestment and Stock Purchase Plan.

Dividends
The source of funds for dividends paid by the Corporation is dividends received from its subsidiary bank. The Corporation and its subsidiary bank are regulated enterprises and their abilities to pay dividends are subject to regulatory review and restriction. Certain regulatory and statutory restrictions exist regarding dividends, loans, and advances from the subsidiary bank to the Corporation. Generally the subsidiary bank has the ability to pay dividends to the parent subject to minimum regulatory capital requirements. Under the most restrictive of these requirements, the subsidiary bank could have declared aggregate additional dividends of $24.4 million as of December 31, 1995.

Effective January 1, 1996, the Corporation will adopt SFAS No. 123, "Accounting for Stock-Based Compensation". The Statement encourages, but does not require, a fair value based method of accounting for stock-based compensation plans.
SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Corporation intends to continue to account for stock-based compensation costs under APB Opinion No. 25, and will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report to Shareholders.


(17) Fair Value of Financial Instruments
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values of its financial instruments. Fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any pricing adjustments that could result from the sale of the Corporation's entire holding of a particular financial instrument. Because no quoted market exists for a significant portion of the financial instruments, fair value estimates are based on subjective judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. Changes in assumptions could significantly affect the estimates of fair value. Fair value estimates, methods, and assumptions are set forth as follows:

Cash and Investments
The carrying amount of short-term instruments such as cash and federal funds sold is used as an estimate of fair value.

The fair value of securities available for sale and held to maturity is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. No market exists for shares of the Federal Home Loan Bank of Boston. Such stock may be redeemed at par upon termination of FHLBB membership and is therefore valued at par, which equals cost.

Mortgage Loans Held for Sale
The fair value of mortgage loans held for sale is estimated using the quoted market prices for sales of similar loans on the secondary market.

Loans
Fair values are estimated for categories of loans with similar financial characteristics. Loans are segregated by type and are then further segmented into fixed rate and adjustable rate interest terms to determine their fair value. The fair value of fixed rate commercial and consumer loans is calculated by discounting scheduled cash flows through the estimated maturity of the loan using interest rates offered at December 31, 1995 and 1994 that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical repayment experience. For residential mortgages, fair value is estimated by using quoted market prices for sales of similar loans on the secondary market, adjusted for servicing costs. The fair value of floating rate commercial and consumer loans approximates carrying value. The fair value of nonaccrual loans is calculated by discounting estimated cash flows, using a rate commensurate with the risk associated with the loan type or by other methods that give consideration to the value of the underlying collateral.

Deposit Liabilities
The fair value of demand deposits, savings accounts, and certain money market accounts is equal to the amount payable on demand as of December 31, 1995 and 1994. The discounted values of cash flows using the rates currently offered for deposits of similar remaining maturities were used to estimate the fair value of certificates of deposit.

Federal Home Loan Bank Advances
Rates currently available to the Corporation for advances with similar terms and remaining maturities are used to estimate fair value of existing advances.

Off-Balance Sheet Instruments
The fair values of interest rate swap agreements and floor contracts generally reflect the estimated amounts that the Corporation would receive or pay to terminate the contracts. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

The following table presents the fair values of the Corporation's financial instruments:



December 31,                                     1995                          1994
------------------------------------------------------------------------------------------------
                                           Carrying      Estimated      Carrying      Estimated
                                            Amount      Fair Value       Amount      Fair Value
------------------------------------------------------------------------------------------------
Financial Assets
 On-balance sheet:
  Cash and cash equivalents              $ 28,650,646  $ 28,650,646   $ 18,404,910  $ 18,404,910
  Securities available for sale            85,552,335    85,552,335     33,609,315    33,609,315
  Mortgage loans held for sale                456,152       456,152        203,750       203,750
  Securities held to maturity              28,872,991    29,432,819     52,496,616    49,395,262
  Federal Home Loan Bank stock              2,995,000     2,995,000      2,906,800     2,906,800
  Loans, net of allowance for
    loan losses                           378,674,376   384,781,786    384,598,258   382,309,431
  Accrued interest receivable               3,539,305     3,539,305      3,232,211     3,232,211
 Off-balance sheet financial instruments
    relating to assets:
  Interest rate floor contracts               763,333     2,522,000             --            --

Financial Liabilities
 On-balance sheet:
  Noninterest bearing demand deposits    $ 59,470,321  $ 59,470,321   $ 53,373,386  $ 53,373,386
  Non-term savings accounts               177,891,247   177,891,247    192,653,937   192,653,937
  Certificates of deposit                 230,492,444   231,511,307    194,703,819   193,611,981
  Federal Home Loan Bank advances          20,951,266    21,055,045     23,522,343    22,542,346
  Accrued interest payable                  1,743,937     1,743,937      1,278,552     1,278,552
 Off-balance sheet financial instruments
     relating to liabilities:
  Interest rate swap agreements                    --       (15,000)            --       256,000


Other off-balance sheet financial instruments, consisting largely of loan commitments and letters of credit, contain provisions for fees, conditions and term periods which are consistent with customary market practices. Accordingly, the fair value amounts (considered to be the discounted present value of the remaining contractual fees over the unexpired commitment period) would not be material.


(18) Parent Company Financial Statements
The following are parent company only financial statements of Washington Trust Bancorp, Inc. reflecting the investment in the bank subsidiary on the equity basis of accounting. The Statements of Changes in Shareholders' Equity for the parent company only are identical to the Consolidated Statements of Changes in Shareholders' Equity and are therefore not presented.


Balance Sheets
December 31,                                                       1995         1994
--------------------------------------------------------------------------------------
Assets:
Cash on deposit with bank subsidiary                          $   805,171  $   245,100
Investment in bank subsidiary at equity value                  51,977,516   45,541,081
Dividend receivable from bank subsidiary                          840,000      552,000
Recoverable income taxes                                               --        9,489
--------------------------------------------------------------------------------------
Total assets                                                  $53,622,687  $46,347,670
======================================================================================

Liabilities:
Dividends payable                                             $   686,189  $   564,686
--------------------------------------------------------------------------------------

Shareholders' Equity:
Common stock of $.0625 par value; authorized
 10,000,000 shares; issued 2,880,000 shares                      180,000      180,000
Paid-in capital                                                3,010,795    2,869,135
Retained earnings                                             45,690,676   40,613,979
Unrealized gain on securities available for sale, net of tax   4,381,958    2,801,490
Treasury stock, at cost; 27,130 shares
 in 1995 and 56,570 shares in 1994                              (326,931)    (681,620)
--------------------------------------------------------------------------------------
Total shareholders' equity                                    52,936,498   45,782,984
--------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                   $53,622,687  $46,347,670
======================================================================================



Statements of Income
Years ended December 31,                                 1995        1994         1993
-----------------------------------------------------------------------------------------
Dividends from bank subsidiary                       $2,832,000   $1,776,000   $1,368,000
Equity in undistributed earnings of subsidiary        4,855,967    4,488,640    3,413,531
-----------------------------------------------------------------------------------------
Net income                                           $7,687,967   $6,264,640   $4,781,531
=========================================================================================



Statements of Cash Flows
Years ended December 31,                                 1995        1994         1993
----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $7,687,967   $6,264,640   $4,781,531
  Adjustments to reconcile net income to net
     cash provided by operating activities:
    Equity effect of undistributed earnings
      of subsidiary                                 (4,855,967)  (4,488,640)  (3,413,531)
    Increase in dividend receivable                   (288,000)    (210,000)     (42,000)
    Decrease (increase) in recoverable income taxes      9,489       (9,489)          --
-----------------------------------------------------------------------------------------
  Net cash provided by operating activities          2,553,489    1,556,511    1,326,000
-----------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of common stock from treasury               496,349      322,663      371,803
  Cash dividends paid                               (2,489,767)  (1,915,521)  (1,599,173)
-----------------------------------------------------------------------------------------
  Net cash used in financing activities             (1,993,418)  (1,592,858)  (1,227,370)
-----------------------------------------------------------------------------------------
Net increase (decrease) in cash                        560,071      (36,347)      98,630
Cash at beginning of year                              245,100      281,447      182,817
-----------------------------------------------------------------------------------------
Cash at end of year                                 $  805,171   $  245,100   $  281,447
=========================================================================================


                 Independent Auditors' Report



The Board of Directors and Shareholders
Washington Trust Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Washington Trust Bancorp, Inc. and Subsidiary (the Corporation) as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Trust Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Corporation adopted a new method of accounting for certain investments in debt and equity securities effective January
1, 1994, and a new method of accounting for income taxes effective January 1, 1993.



KPMG Peat Marwick, LLP

Providence, Rhode Island
January 16, 1996



Summary of Unaudited Quarterly Financial Information
Washington Trust Bancorp, Inc. and Subsidiary

1995                                        Q1             Q2              Q3            Q4             Year
---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $8,737,731    $8,936,551      $9,008,831     $9,020,457    $35,703,570
 Income from securities                   1,305,386     1,305,166       1,484,315      1,632,537      5,727,404
 Interest on federal funds sold and
    securities purchased under
    agreements to resell                    101,283       192,671         281,664        279,588        855,206
---------------------------------------------------------------------------------------------------------------
 Total interest income                   10,144,400    10,434,388      10,774,810     10,932,582     42,286,180
---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                           994,100       961,300         993,927        996,692      3,946,019
 Time deposits                            2,498,335     2,994,511       3,123,944      3,153,306     11,770,096
 Other                                      408,691       341,584         274,886        273,988      1,299,149
---------------------------------------------------------------------------------------------------------------
 Total interest expense                   3,901,126     4,297,395       4,392,757      4,423,986     17,015,264
---------------------------------------------------------------------------------------------------------------
Net interest income                       6,243,274     6,136,993       6,382,053      6,508,596     25,270,916
Provision for loan losses                   150,000       300,000         275,000        675,000      1,400,000
---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             6,093,274     5,836,993       6,107,053      5,833,596     23,870,916
---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               777,823       847,232         808,735        821,704      3,255,494
 Service charges on deposit accounts        470,287       486,278         491,763        502,571      1,950,899
 Merchant processing fees                    76,529       115,089         367,015        171,816        730,449
 Gains on sales of securities                    --       169,210         111,198        215,409        495,817
 Gains (losses) on loan sales                21,989        26,086        (193,143)         9,217      (135,851)
 Other income                               254,446       209,481         214,744        227,358        906,029
---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 1,601,074     1,853,376       1,800,312      1,948,075      7,202,837
---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           2,590,921     2,569,163       2,588,549      2,474,527     10,223,160
 Net occupancy                              301,097       277,289         324,673        318,868      1,221,927
 Equipment                                  309,445       311,235         315,748        355,235      1,291,663
 Deposit taxes and assessments              308,117       310,849          40,036        110,581        769,583
 Foreclosed property costs, net              53,328       122,420          48,648        139,451        363,847
 Office supplies                            129,603       145,327          85,802        100,769        461,501
 Other                                    1,151,207     1,238,477       1,392,088      1,241,333      5,023,105
---------------------------------------------------------------------------------------------------------------
  Total noninterest expense               4,843,718     4,974,760       4,795,544      4,740,764     19,354,786
---------------------------------------------------------------------------------------------------------------
Income before income taxes                2,850,630     2,715,609       3,111,821      3,040,907     11,718,967
Applicable income taxes                   1,012,000       965,000       1,079,000        975,000      4,031,000
---------------------------------------------------------------------------------------------------------------
Net income                               $1,838,630    $1,750,609      $2,032,821     $2,065,907    $ 7,687,967
===============================================================================================================

Fully diluted earnings per share              $ .64         $ .60           $ .70          $ .70          $2.62
Cash dividends declared per share             $ .22         $ .22           $ .24          $ .24          $ .92


1994                                        Q1             Q2              Q3             Q4            Year
---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $7,246,159    $7,549,389      $7,948,985     $8,371,885    $31,116,418
 Income from securities                   1,319,146     1,313,828       1,308,567      1,347,968      5,289,509
 Interest on federal funds sold              50,614        42,304          99,412         63,431        255,761
---------------------------------------------------------------------------------------------------------------
 Total interest income                    8,615,919     8,905,521       9,356,964      9,783,284     36,661,688
---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,070,141     1,050,681       1,104,627      1,109,188      4,334,637
 Time deposits                            1,917,840     1,887,310       1,974,678      2,137,600      7,917,428
 Other                                      319,282       391,369         325,417        300,449      1,336,517
---------------------------------------------------------------------------------------------------------------
Total interest expense                    3,307,263     3,329,360       3,404,722      3,547,237     13,588,582
---------------------------------------------------------------------------------------------------------------
Net interest income                       5,308,656     5,576,161       5,952,242      6,236,047     23,073,106
Provision for loan losses                   333,365       369,982         252,089        301,476      1,256,912
---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             4,975,291     5,206,179       5,700,153      5,934,571     21,816,194
---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               801,520       800,043         880,659        802,213      3,284,435
 Service charges on deposit accounts        383,357       412,278         408,265        406,650      1,610,550
 Merchant processing fees                    57,568        94,673         326,115        143,657        622,013
 Gains on sales of securities               681,558            --              --          3,032        684,590
 Gains (losses) on loan sales               (43,726)       11,909          13,276          2,543       (15,998)
 Other income                               185,050       177,636         193,424        180,466        736,576
---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 2,065,327     1,496,539       1,821,739      1,538,561      6,922,166
---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           2,459,221     2,398,778       2,557,631      2,514,313      9,929,943
 Net occupancy                              307,985       295,758         313,090        289,198      1,206,031
 Equipment                                  292,036       310,861         300,599        284,856      1,188,352
 Deposit taxes and assessments              298,356       299,567         295,726        385,768      1,279,417
 Foreclosed property costs, net             108,846       (83,361)         80,719       (122,141)      (15,937)
 Office supplies                            181,040       149,320         177,227         98,058        605,645
 Other                                    1,762,507     1,054,934       1,182,666      1,254,162      5,254,269
---------------------------------------------------------------------------------------------------------------
 Total noninterest expense                5,409,991     4,425,857       4,907,658      4,704,214     19,447,720
---------------------------------------------------------------------------------------------------------------

Income before income taxes                1,630,627     2,276,861       2,614,234      2,768,918      9,290,640
Applicable income taxes                     526,000       733,000         844,000        923,000      3,026,000
---------------------------------------------------------------------------------------------------------------
Net income                               $1,104,627    $1,543,861      $1,770,234     $1,845,918    $ 6,264,640
===============================================================================================================

Fully diluted earnings per share              $ .39         $ .53           $ .61          $ .64          $2.18
Cash dividends per share                        .16           .17             .20            .20            .73