Form 10-K, Exhibit 13
period 1995-12-31
WASHINGTON TRUST BANCORP INC
filed 1996-03-29
CIK 737468

EXHIBIT 13
                           Washington Trust Bancorp, Inc.
                         1995 Annual Report to Shareholders
                        (Portions Incorporated by Reference)


Five Year Summary of Selected Consolidated Financial Data
Washington Trust Bancorp, Inc. and Subsidiary

                                        1995              1994             1993             1992             1991
- ----------------------------------------------------------------------------------------------------------------------
Financial Condition: (1)
Cash and cash equivalents            $28,650,646       $18,404,910      $21,650,128      $21,817,649      $16,683,667
Securities available for sale         85,552,335        33,609,315       34,263,743       33,743,289                -
Securities held to maturity           28,872,991        52,496,616       52,497,832       39,106,642       35,615,089
Net loans                            378,674,376       384,598,258      348,272,157      326,109,445      360,830,511
Other real estate owned, net           1,705,147         2,007,212        3,412,421        5,242,054        5,355,506
Other                                 24,203,809        24,563,652       27,232,543       31,679,861       22,571,521
- ----------------------------------------------------------------------------------------------------------------------
Total assets                        $547,659,304      $515,679,963     $487,328,824     $457,698,940     $441,056,294
======================================================================================================================

Deposits                            $467,854,012      $440,731,142     $423,374,620     $404,660,005     $399,717,920
Federal Home Loan Bank advances       20,951,266        23,522,343       20,500,000       14,000,000        5,000,000
Other liabilities                      5,917,528         5,643,494        4,991,279        4,089,140        3,298,951
Shareholders' equity                  52,936,498        45,782,984       38,462,925       34,949,795       33,039,423
- ----------------------------------------------------------------------------------------------------------------------
Total liabilities and
      shareholders' equity          $547,659,304      $515,679,963     $487,328,824     $457,698,940     $441,056,294
======================================================================================================================


Operating Results:
Interest income                      $42,286,180       $36,661,688      $34,927,863      $35,868,747      $41,028,507
Interest expense                      17,015,264        13,588,582       14,178,779       16,800,218       23,556,762
- ----------------------------------------------------------------------------------------------------------------------
Net interest income                   25,270,916        23,073,106       20,749,084       19,068,529       17,471,745
Provision for loan losses              1,400,000         1,256,912        2,774,407        4,530,076        5,200,000
- ----------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses          23,870,916        21,816,194       17,974,677       14,538,453       12,271,745
Noninterest income                     6,707,020         6,237,576        6,083,500        5,577,685        4,685,934
Gains on sales of securities             495,817           684,590          345,674          196,606        1,495,453
- ----------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income   31,073,753        28,738,360       24,403,851       20,312,744       18,453,132
Noninterest expense                   19,354,786        19,447,720       17,672,320       15,558,388       14,881,100
- ----------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of accounting    11,718,967         9,290,640        6,731,531        4,754,356        3,572,032
Applicable income taxes                4,031,000         3,026,000        2,255,000        1,604,000        1,095,000
- ----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                7,687,967         6,264,640        4,476,531        3,150,356        2,477,032
Cumulative effect of change in accounting
   for income taxes                            -                 -          305,000                -                -
- ----------------------------------------------------------------------------------------------------------------------
Net income                            $7,687,967        $6,264,640       $4,781,531       $3,150,356       $2,477,032
======================================================================================================================

Per share information:  (2)
Earnings per share (3)                     $2.62             $2.18            $1.69            $1.14            $ .90
Cash dividends declared                    $ .92             $ .73            $ .59            $ .53            $ .53
Book value (1)                            $18.56            $16.22           $13.71           $12.58           $11.99
Market value (closing bid price) (1)      $29.00            $20.00           $16.50           $11.67            $7.83

Ratios:
Return on average assets                    1.44%             1.25%            1.01%             .70%             .56%
Return on average
   shareholders' equity                    15.47%            14.11%           12.92%            9.15%            7.58%
Dividend payout ratio                      33.97%            33.02%           34.30%           46.85%           58.97%
Total equity to total assets                9.67%             8.88%            7.89%            7.64%            7.49%
Net charge-offs to average loans             .75%              .27%             .45%             .87%            1.93%

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


Years ended December 31,                     1995                            1994                             1993
- -----------------------------------------------------------------------------------------------------------------------------
                                     Average           Yield/       Average           Yield/         Average          Yield/
(Dollars in thousands)               Balance Interest   Rate        Balance Interest   Rate          Balance Interest  Rate
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Residential real estate loans       $175,248  14,589    8.32%      $170,619   13,473    7.90%       $158,068   13,721    8.68%
Commercial and other loans (1)       168,060  16,286    9.69        166,670   13,963    8.38         158,606   12,584    7.93
Installment loans                     48,922   4,916   10.05         38,492    3,768    9.79          32,296    3,355   10.39
- -----------------------------------------------------------------------------------------------------------------------------
  Total loans                        392,230  35,791    9.12        375,781   31,204    8.30         348,970   29,660    8.50
Federal funds sold and
  securities purchased under
  agreements to resell                14,770     855    5.79          6,531      256    3.92          11,385      322    2.82
Taxable debt securities               69,168   4,540    6.56         69,041    4,181    6.06          61,093    3,860    6.32
Nontaxable debt securities (1)        11,148     743    6.67          8,812      562    6.38           6,631      439    6.62
Corporate stocks (1)                  11,046   1,201   10.87          7,905      949   12.00          14,347    1,222    8.51
- -----------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets      498,362  43,130    8.65%       468,070   37,152    7.94%        442,426   35,503    8.02%
- -----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks               13,866                         14,032                           14,023
Allowance for loan losses             (8,740)                        (9,249)                          (8,963)
Premises and equipment, net           14,784                         14,524                           14,836
Other                                 15,641                         14,904                           11,346
- -----------------------------------------------------------------------------------------------------------------------------
  Total assets                      $533,913                       $502,281                         $473,668
=============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings deposits                    $178,666   3,946    2.21%      $196,786    4,335    2.20%       $197,970   4,964    2.51%
Time deposits                        224,169  11,770    5.25        183,950    7,917    4.30         176,148   8,112    4.60
Federal Home Loan Bank advances       20,603   1,274    6.19         22,268    1,279    5.74          18,597   1,092    5.87
Other                                    420      25    5.91          1,439       58    4.04             295      11    3.66
- -----------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities 423,858  17,015    4.01%       404,443   13,589    3.36%        393,010  14,179    3.61%
- -----------------------------------------------------------------------------------------------------------------------------
Demand deposits                       55,189                         49,369                           40,097
Other liabilities                      5,172                          4,081                            3,555
Shareholders' equity                  49,694                         44,388                           37,006
- -----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity             $533,913                       $502,281                         $473,668
=============================================================================================================================
Net interest income                          $26,115                         $23,563                         $21,324
=============================================================================================================================
Interest rate spread                                    4.64%                           4.58%                           4.41%
Net interest margin                                     5.24%                           5.03%                           4.82%

<F1>
(1)  Interest amounts are presented on a fully taxable equivalent basis (see page 22 for additional information).

<F2>
Interest income amounts presented in the table on page 21 include the following adjustments for taxable equivalency for the years indicated (in thousands):


Years ended December 31,                1995     1994     1993
- ---------------------------------------------------------------
Commercial and other loans              $ 87     $ 88     $ 95
Nontaxable debt securities               480      200      156
Corporate stocks                         277      203      324


Volume/Rate Analysis - Interest Income and Expense (Fully Taxable Equivalent Basis)


                                             1995/1994                      1994/1993                    1993/1992
- --------------------------------------------------------------------------------------------------------------------------
                                                         Net                           Net                           Net
(In thousands)                         Volume   Rate    Change      Volume    Rate    Change      Volume    Rate    Change
- --------------------------------------------------------------------------------------------------------------------------
Interest on:
Interest-earning assets:
  Residential real estate loans       $  372      744    1,116       $1,043  (1,291)   (248)       $ (545) (1,205) (1,750)
  Commercial and other loans             118    2,205    2,323          657     722   1,379           121    (521)   (400)
  Installment loans                    1,046      102    1,148          615    (202)    413          (138)   (243)   (381)
  Federal funds sold and
   securities purchased under
   agreements to resell                  434      165      599         (165)     99     (66)           64     (34)     30
  Taxable debt securities                 28      331      359          493    (172)    321         1,441     (70)  1,371
  Nontaxable debt securities             155       26      181          139     (16)    123            89     (63)     26
  Corporate stocks                       348      (96)     252         (666)    393    (273)          311     (80)    231
- --------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets       2,501    3,477    5,978        2,116    (467)  1,649         1,343  (2,216)   (873)
- --------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Savings deposits                      (400)      11     (389)         (29)   (600)   (629)          469  (1,318)   (849)
  Time deposits                        1,921    1,932    3,853          350    (545)   (195)         (395) (1,770) (2,165)
  Federal Home Loan Bank advances        (99)      95       (4)         211     (25)    186           407      (6)    401
  Other                                  (56)      22      (34)          49      (1)     48            (4)     (4)     (8)
- --------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities  1,366    2,060    3,426          581  (1,171)   (590)          477  (3,098) (2,621)
- --------------------------------------------------------------------------------------------------------------------------
   Net interest income                $1,135    1,417    2,552       $1,535     704   2,239        $  866     882   1,748
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


                                                                         % Change
                                                                ---------------------------
(Dollars in thousands)                1995     1994     1993    1995 vs 1994   1994 vs 1993
- -------------------------------------------------------------------------------------------
Trust income                        $3,255   $3,284   $2,952        (0.9)%         11.2%
Service charges on deposit accounts  1,951    1,611    1,446        21.1           11.4
Merchant processing fees               730      622      522        17.4           19.2
Gains on sales of securities           496      685      346       (27.6)          98.0
Gains (losses) on loan sales          (136)     (16)     485      (750.0)        (103.3)
Fees, service charges and other        557      394      391        41.4             .8
Mortgage servicing fees                350      342      287         2.3           19.2
- -------------------------------------------------------------------------------------------
Total noninterest income            $7,203   $6,922   $6,429         4.1%           7.7%
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


                                                                         % Change
                                                                --------------------------
(Dollars in thousands)                1995     1994     1993    1995 vs 1994  1994 vs 1993
- ------------------------------------------------------------------------------------------
Salaries                           $ 8,518  $ 8,343  $ 7,597         2.1%           9.8%
Employee benefits                    1,705    1,587    1,089         7.4           45.7
Depreciation - occupancy               540      539      540          .2           (0.2)
Other occupancy costs                  682      667      648         2.2            2.9
Depreciation - equipment               791      774      906         2.2          (14.6)
Other equipment costs                  501      414      424        21.0           (2.4)
Deposit taxes and assessments          770    1,279    1,217       (39.8)           5.1
Foreclosed property costs, net         364      (16)     627          --         (102.6)
Office supplies                        462      606      517       (23.8)          17.2
Advertising and promotion              538      505      476         6.5            6.1
Credit and collection                  438      513      582       (14.6)         (11.9)
Postage                                405      363      331        11.6            9.7
Charitable contributions               120      700        7       (82.3)       1,000.0
Other                                3,521    3,174    2,711        10.9           17.1
- ------------------------------------------------------------------------------------------
Total noninterest expense          $19,355  $19,448  $17,672        (0.5)%         10.0%
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


Asset Quality
Nonperforming Assets
The following table presents nonperforming assets and related ratios (dollars in thousands):


December 31,                                              1995      1994
- -------------------------------------------------------------------------
Nonaccrual loans:
 Residential real estate                                $ 2,280   $ 3,681
 Commercial and other:
   Mortgages                                              2,798     1,700
   Construction and development                             280       689
   Other                                                  2,779     4,191
 Installment                                                437       651
- -------------------------------------------------------------------------
Total nonaccrual loans                                    8,574    10,912

Other real estate owned, net                              1,705     2,007
- -------------------------------------------------------------------------
Total nonperforming assets                              $10,279   $12,919
=========================================================================

Nonaccrual loans as a percentage of total loans            2.2%      2.8%
Nonperforming assets as a percentage of total assets       1.9%      2.5%
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




December 31,                                              1995      1994
- -------------------------------------------------------------------------
Nonaccrual loans 90 days or more past due               $ 4,616   $ 6,614
Nonaccrual loans less than 90 days past due               3,958     4,298
- -------------------------------------------------------------------------
Total nonaccrual loans                                  $ 8,574   $10,912
=========================================================================


Accruing loans 90 days or more past due (not included
   in nonperforming assets)                             $   257   $    24
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

The following table reflects the activity in the allowance for loan losses (dollars in thousands):


Years ended December 31,                              1995      1994
- ----------------------------------------------------------------------
Beginning balance                                   $9,328     $9,090

Net charge-offs:
 Residential real estate                              (187)      (138)
 Commercial:
   Mortgages                                          (782)      (384)
   Construction and development                       (526)         2
   Other                                            (1,234)      (323)
 Installment                                          (214)      (176)
- ----------------------------------------------------------------------
Net charge-offs                                     (2,943)    (1,019)

Provision for loan losses                            1,400      1,257
- ----------------------------------------------------------------------
Ending balance                                      $7,785     $9,328
======================================================================

Allowance for loan losses to nonaccrual loans         90.8%      85.5%
Allowance for loan losses to total loans               2.0%       2.4%
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

                                     3 months     3 to 6    6 months   1 to 5    over
(In thousands)                        or less     months    to 1 year   years   5 years
- ---------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                             $ 108,670    $ 40,956  $ 92,937  $ 49,736  $ 94,616
  Debt securities                      13,104       6,934    13,584    58,206    22,597
  Other assets                         13,627          --        --        --     2,995
- ---------------------------------------------------------------------------------------
Total interest-earning assets         135,401      47,890   106,521   107,942   120,208
- ---------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                           (237,586)    (45,714)  (77,102)  (48,060)       78
  Interest rate swap agreements        10,000     (10,000)       --        --        --
  Federal Home Loan Bank advances      (4,000)     (2,561)   (2,000)  (10,811)   (1,579)
- ---------------------------------------------------------------------------------------
Total interest-bearing liabilities   (231,586)    (58,275)  (79,102)  (58,871)   (1,501)
- ---------------------------------------------------------------------------------------
Interest sensitivity gap per period $ (96,185)  $ (10,385) $ 27,419  $ 49,071  $118,707
=======================================================================================
Cumulative interest sensitivity gap $ (96,185)  $(106,570) $(79,151) $(30,080) $ 88,627
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


The following table presents information concerning the Corporation's compliance with regulatory requirements at December 31, 1995 and 1994:

(Dollars in thousands)                                                   1995        1994
- -------------------------------------------------------------------------------------------
Risk-based capital: (1)
Tier 1 capital (shareholders' equity)                                  $48,555      $42,981
Tier 2 capital (eligible portion of allowance for loan losses)           4,354        4,337
- -------------------------------------------------------------------------------------------
Total risk-based capital                                               $52,909      $47,318
===========================================================================================
Assets: (1)
Net risk-weighted assets                                              $344,883     $342,472
Average quarterly assets                                              $540,175     $508,540
===========================================================================================
Risk-based capital ratios:
Tier 1 (minimum 4.0%)                                                   14.08%       12.55%
Total (Tier 1 plus Tier 2, minimum 8.0%)                                15.34%       13.82%
Tier 1 leverage ratio (minimum 3.0%)                                     8.99%        8.45%
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



Consolidated Balance Sheets
Washington Trust Bancorp, Inc. and Subsidiary

December 31,                                                              1995            1994
- --------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks (note 2)                                     $ 15,051,777    $ 15,172,421
Federal funds sold                                                     13,598,869       3,232,489
Mortgage loans held for sale                                              456,152         203,750
Securities available for sale, at fair value; cost
  $78,249,075 in 1995 and $28,940,165 in 1994 (note 3)                 85,552,335      33,609,315
Securities held to maturity, at cost; fair value $29,432,819
  in 1995 and $49,395,262 in 1994 (note 4)                             28,872,991      52,496,616
Federal Home Loan Bank stock, at cost                                   2,995,000       2,906,800

Loans (note 5)                                                        386,458,892     393,926,200
Less allowance for loan losses (note 6)                                 7,784,516       9,327,942
- --------------------------------------------------------------------------------------------------
  Net loans                                                           378,674,376     384,598,258

Premises and equipment, net (note 7)                                   14,646,157      14,779,903
Accrued interest receivable                                             3,539,305       3,232,211
Other real estate owned, net (note 9)                                   1,705,147       2,007,212
Other assets                                                            2,567,195       3,440,988
- --------------------------------------------------------------------------------------------------
    Total assets                                                     $547,659,304    $515,679,963
==================================================================================================

Liabilities:
Deposits:
  Demand                                                             $ 59,470,321    $ 53,373,386
  Savings                                                             177,891,247     192,653,937
  Time (note 10)                                                      230,492,444     194,703,819
- --------------------------------------------------------------------------------------------------
    Total deposits                                                    467,854,012     440,731,142

Dividends payable                                                         686,189         564,686
Federal Home Loan Bank advances (note 11)                              20,951,266      23,522,343
Accrued expenses and other liabilities                                  5,231,339       5,078,808
- --------------------------------------------------------------------------------------------------
    Total liabilities                                                 494,722,806     469,896,979
- --------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 8 and 15)

Shareholders' Equity: (note 16)
Common stock of $.0625 par value; authorized
  10,000,000 shares; issued 2,880,000 shares                              180,000         180,000
Paid-in capital                                                         3,010,795       2,869,135
Retained earnings                                                      45,690,676      40,613,979
Unrealized gain on securities available for sale, net of tax            4,381,958       2,801,490
Treasury stock, at cost; 27,130 shares in 1995
  and 56,570 shares in 1994                                              (326,931)       (681,620)
- --------------------------------------------------------------------------------------------------
    Total shareholders' equity                                         52,936,498      45,782,984
- --------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                       $547,659,304    $515,679,963
==================================================================================================

See accompanying notes to consolidated financial statements.



Consolidated Statements of Income
Washington Trust Bancorp, Inc. and Subsidiary

Years ended December 31,                                       1995            1994            1993
- -------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans (note 5)                     $ 35,703,570    $ 31,116,418    $ 29,565,118
  Income from securities:
     Interest                                                4,803,214       4,543,584       4,143,297
     Dividends                                                 924,190         745,925         897,869
  Interest on federal funds sold and securities
    purchased under agreements to resell                       855,206         255,761         321,579
- -------------------------------------------------------------------------------------------------------
  Total interest income                                     42,286,180      36,661,688      34,927,863
- -------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                           3,946,019       4,334,637       4,964,023
  Time deposits                                             11,770,096       7,917,428       8,111,506
  Other                                                      1,299,149       1,336,517       1,103,250
- -------------------------------------------------------------------------------------------------------
  Total interest expense                                    17,015,264      13,588,582      14,178,779
- -------------------------------------------------------------------------------------------------------
Net interest income                                         25,270,916      23,073,106      20,749,084
Provision for loan losses (note 6)                           1,400,000       1,256,912       2,774,407
- -------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                           23,870,916      21,816,194      17,974,677
- -------------------------------------------------------------------------------------------------------
Noninterest income:
  Trust income                                               3,255,494       3,284,435       2,952,216
  Service charges on deposit accounts                        1,950,899       1,610,550       1,446,269
  Merchant processing fees                                     730,449         622,013         521,545
  Gains on sales of securities (note 3)                        495,817         684,590         345,674
  Gains (losses) on loan sales                                (135,851)        (15,998)        484,960
  Other income                                                 906,029         736,576         678,510
- -------------------------------------------------------------------------------------------------------
  Total noninterest income                                   7,202,837       6,922,166       6,429,174
- -------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits (note 12)                  10,223,160       9,929,943       8,686,310
  Net occupancy                                              1,221,927       1,206,031       1,187,937
  Equipment                                                  1,291,663       1,188,352       1,330,052
  Deposit taxes and assessments                                769,583       1,279,417       1,216,740
  Foreclosed property costs, net (note 9)                      363,847         (15,937)        626,913
  Office supplies                                              461,501         605,645         516,788
  Advertising and promotion                                    538,413         505,351         476,305
  Credit and collection                                        437,619         512,715         581,831
  Other (note 13)                                            4,047,073       4,236,203       3,049,444
- -------------------------------------------------------------------------------------------------------
  Total noninterest expense                                 19,354,786      19,447,720      17,672,320
- -------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                         11,718,967       9,290,640       6,731,531
Applicable income taxes (note 14)                            4,031,000       3,026,000       2,255,000
- -------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change         7,687,967       6,264,640       4,476,531
Cumulative effect of change in accounting for income taxes          --              --         305,000
- -------------------------------------------------------------------------------------------------------
     Net income                                            $ 7,687,967     $ 6,264,640     $ 4,781,531
=======================================================================================================

Weighted average shares outstanding - primary                2,910,201       2,872,360       2,811,846
Weighted average shares outstanding - fully diluted          2,938,650       2,872,775       2,825,759

Earnings per share - primary:
  Income before cumulative effect of accounting change           $2.64           $2.18           $1.59
  Cumulative effect of change in accounting for income taxes        --              --             .11
                                                                 -----           -----           -----
  Net income                                                     $2.64           $2.18           $1.70
                                                                 =====           =====           =====
Earnings per share - fully diluted:
  Income before cumulative effect of accounting change           $2.62           $2.18           $1.58
  Cumulative effect of change in accounting for income taxes        --              --             .11
                                                                 -----           -----           -----
  Net income                                                     $2.62           $2.18           $1.69
                                                                 =====           =====           =====

Cash dividends declared per share                                $ .92           $ .73           $ .59

See accompanying notes to consolidated financial statements.




Consolidated Statements of Changes in Shareholders' Equity
Washington Trust Bancorp, Inc. and Subsidiary


Years ended December 31,                                                 1995         1994         1993
- --------------------------------------------------------------------------------------------------------
Common Stock
Balance at beginning of year                                      $   180,000  $   120,000  $   120,000
  3-for-2 stock split in the form of a 50% stock dividend                   -       60,000            -
- --------------------------------------------------------------------------------------------------------
Balance at end of year                                                180,000      180,000      120,000
- --------------------------------------------------------------------------------------------------------
Paid-in Capital
Balance at beginning of year                                        2,869,135    2,822,908    2,784,205
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             141,660      106,227       38,703
  3-for-2 stock split in the form of a 50% stock dividend                   -      (60,000)           -
- --------------------------------------------------------------------------------------------------------
Balance at end of year                                              3,010,795    2,869,135    2,822,908
- --------------------------------------------------------------------------------------------------------
Retained Earnings
Balance at beginning of year                                       40,613,979   36,418,073   33,276,746
  Net income                                                        7,687,967    6,264,640    4,781,531
  Cash dividends declared                                          (2,611,270)  (2,068,734)  (1,640,204)
- --------------------------------------------------------------------------------------------------------
Balance at end of year                                             45,690,676   40,613,979   36,418,073
- --------------------------------------------------------------------------------------------------------
Unrealized Gain on Securities Available for Sale, Net of Tax
Balance at beginning of year                                        2,801,490            -            -
  Adoption of SFAS No. 115                                                  -    4,910,522            -
  Change in unrealized gain on securities available
    for sale, net of tax                                            1,580,468   (2,109,032)           -
- --------------------------------------------------------------------------------------------------------
Balance at end of year                                              4,381,958    2,801,490            -
- --------------------------------------------------------------------------------------------------------
Treasury Stock
Balance at beginning of year                                         (681,620)    (898,056)  (1,231,156)
  Issuance of common stock for dividend reinvestment
   and stock option plans                                             354,689      216,436      333,100
- --------------------------------------------------------------------------------------------------------
Balance at end of year                                               (326,931)    (681,620)    (898,056)
- --------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                        $52,936,498  $45,782,984  $38,462,925
========================================================================================================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Washington Trust Bancorp, Inc. and Subsidiary


Years Ended December 31,                                          1995           1994           1993
- -------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                $  7,687,967   $  6,264,640   $  4,781,531
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                  1,400,000      1,256,912      2,774,407
    Provision for valuation of other real estate owned           172,041        137,389        768,021
    Depreciation of premises and equipment                     1,331,474      1,313,158      1,446,367
    Amortization of net deferred loan fees and costs            (540,535)      (819,142)      (599,670)
    Cumulative effect of change in accounting principle               --             --       (305,000)
    Deferred income tax expense (benefit)                        763,000       (360,000)      (881,000)
    Gains on sales of securities available for sale             (495,817)      (684,590)      (345,674)
    Losses (gains) on sales of other real estate owned            15,095       (465,292)      (674,331)
    Losses (gains) on loan sales                                 135,851         15,998       (484,960)
    Proceeds from sales of loans                              15,967,587     13,867,186     29,396,915
    Loans originated for sale                                (16,219,298)   (10,377,435)   (23,981,881)
    Increase in accrued interest receivable                     (307,094)      (361,300)        (9,414)
    Decrease (increase) in other assets                         (923,547)      (624,046)        49,001
    Increase in accrued expenses and
      other liabilities                                          133,229        499,002        861,108
    Other, net                                                  (294,672)       174,088         22,998
- -------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                   8,825,281      9,836,568     12,818,418
- -------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Securities available for sale:
    Purchases                                                (38,362,395)    (4,719,443)    (7,624,494)
    Proceeds from sales                                       16,469,090      9,666,129      7,387,344
    Maturities                                                10,164,849      1,000,000             --
  Securities held to maturity:
    Purchases                                                (22,331,055)    (8,399,712)   (26,043,737)
    Maturities and principal repayments                        8,770,271      8,355,132     12,611,066
  Investment in Federal Home Loan Bank stock                     (88,200)      (934,000)       (30,800)
  Loan originations (over) under principal
    collected on loans                                         5,152,024    (36,344,321)   (24,554,443)
  Proceeds from sales and other reductions
    of other real estate owned                                   310,084      1,263,385      2,037,048
  Purchases of premises and equipment                         (1,222,588)    (1,754,963)      (755,168)
- -------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                     (21,137,920)   (31,867,793)   (36,973,184)
- -------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    27,122,870     17,356,522     18,714,615
  Proceeds from Federal Home Loan Bank advances               17,564,839     15,051,500     10,000,000
  Repayment of Federal Home Loan Bank advances               (20,135,916)   (12,029,157)    (3,500,000)
  Proceeds from issuance of commmon stock from treasury          496,349        322,663        371,803
  Cash dividends paid                                         (2,489,767)    (1,915,521)    (1,599,173)
- -------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                  22,558,375     18,786,007     23,987,245
- -------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents       10,245,736     (3,245,218)      (167,521)
   Cash and cash equivalents at beginning of year             18,404,910     21,650,128     21,817,649
- -------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                  $28,650,646    $18,404,910    $21,650,128
=======================================================================================================

   Noncash Investing Activities:
     Net transfers from loans to other real estate owned     $   666,158    $ 1,290,381    $ 3,270,745
     Loans charged off                                         3,416,067      1,336,260      1,884,191
     Loans made to facilitate the sale of other real
       estate owned                                              854,750      1,709,931      3,053,750
     Transfer of securities from the held-to-maturity
       to the available-for-sale category                     37,131,457             --             --
     Change in unrealized gain on securities available
       for sale, net of tax                                    1,580,468      2,801,490             --
   Supplemental Disclosures:
     Interest payments                                       $ 7,365,825    $ 7,384,172    $ 8,154,492
     Income tax payments                                       3,018,250      2,942,787      2,844,278

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


(3) Securities Available For Sale
Securities available for sale are summarized as follows:


                                  Amortized     Unrealized   Unrealized      Fair
                                    Cost          Gains        Losses        Value
- --------------------------------------------------------------------------------------
December 31, 1995
  U.S. Treasury obligations
   and obligations of U.S.
   government agencies           $37,346,696   $  549,035    $ (18,203)    $37,877,528
  Mortgage-backed securities      30,024,608      189,634     (187,345)     30,026,897
  Corporate stocks                10,877,771    6,783,369      (13,230)     17,647,910
- --------------------------------------------------------------------------------------
  Total                          $78,249,075   $7,522,038    $(218,778)    $85,552,335
======================================================================================

December 31, 1994
  U.S. Treasury obligations      $25,059,480   $  181,660    $(707,920)    $24,533,220
  Corporate stocks                 3,880,685    5,215,167      (19,757)      9,076,095
- --------------------------------------------------------------------------------------
  Total                          $28,940,165   $5,396,827    $(727,677)    $33,609,315
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

The contractual maturities and weighted average yields of debt securities are summarized below. Mortgage-backed securities are included based on weighted average maturities, adjusted for anticipated prepayments:



                                                                      Weighted
                                            Amortized       Fair       Average
 December 31, 1995                            Cost          Value      Yield
 -----------------------------------------------------------------------------
 Due in 1 year or less                    $13,026,068   $13,104,354      6.98%
 After 1 but within 5 years                36,961,572    37,131,956      6.37%
 After 5 but within 10 years                9,199,652     9,106,160      6.91%
 After 10 years                             8,184,012     8,561,955      7.69%
 -----------------------------------------------------------------------------
 Total                                    $67,371,304   $67,904,425      6.72%
 =============================================================================

The following is a summary of amounts relating to sales of securities available for sale:


Years ended December 31,                 1995          1994          1993
- ---------------------------------------------------------------------------
Proceeds from sales                 $16,469,090    $9,666,129    $7,387,344
===========================================================================
Realized gains                       $1,028,726    $  713,534    $  345,844
Realized losses                        (532,909)      (28,944)         (170)
- ---------------------------------------------------------------------------
Net realized gains                   $  495,817    $  684,590    $  345,674
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


(4) Securities Held to Maturity
Securities held to maturity are summarized as follows:



                                  Amortized     Unrealized   Unrealized      Fair
                                    Cost          Gains        Losses        Value
- -------------------------------------------------------------------------------------
December 31, 1995
 Mortgage-backed securities      $13,947,011    $497,755   $        --    $14,444,766
 States and political
  subdivisions                    14,925,980      77,329       (15,256)    14,988,053
- -------------------------------------------------------------------------------------
 Total                           $28,872,991    $575,084   $   (15,256)   $29,432,819
=====================================================================================

December 31, 1994
 U.S. Treasury obligations
  and obligations of U.S.
  government-sponsored agencies  $20,413,017    $    --    $(1,714,040)   $18,698,977
 Mortgage-backed securities       21,696,508         --     (1,160,590)    20,535,918
 States and political
  subdivisions                    10,387,091       9,385      (236,109)    10,160,367
- -------------------------------------------------------------------------------------
 Total                           $52,496,616    $  9,385   $(3,110,739)   $49,395,262
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


(5) Loans
The following is a summary of loans:


December 31,                                                1995           1994
- ----------------------------------------------------------------------------------
 Residential real estate:
  Mortgages                                            $167,510,929   $170,366,731
  Homeowner construction                                  3,071,177      6,933,793
- ----------------------------------------------------------------------------------
  Total residential real estate                         170,582,106    177,300,524

 Commercial and other:
  Mortgages (1)                                          58,837,483     56,014,628
  Construction and development (2)                        5,968,404     12,089,966
  Other (3)                                              96,830,889    103,334,837
- ----------------------------------------------------------------------------------
  Total commercial and other                            161,636,776    171,439,431

 Installment                                             54,240,010     45,186,245
- ----------------------------------------------------------------------------------
 Total loans                                           $386,458,892   $393,926,200
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

Loans to Related Parties
At December 31, 1995, the Corporation has made loans in the ordinary course of business to certain directors and executive officers including their immediate families and their affiliated companies. Such loans were made under normal interest rate and collateralization terms. Activity related to these loans in 1995 was as follows:


Balance at December 31, 1994                                      $3,050,401
Additions                                                            835,567
Reductions                                                          (893,997)
- ----------------------------------------------------------------------------
Balance at December 31, 1995                                      $2,991,971
============================================================================


(6) Allowance for Loan Losses
The following is an analysis of the allowance for loan losses:


Years ended December 31,                             1995         1994         1993
- -------------------------------------------------------------------------------------
Balance at beginning of year                     $9,327,942   $9,089,775   $7,872,351
Provision charged to expense                      1,400,000    1,256,912    2,774,407
Recoveries of loans previously charged off          472,641      317,515      327,208
Loans charged off                                (3,416,067)  (1,336,260)  (1,884,191)
- -------------------------------------------------------------------------------------
Balance at end of year                           $7,784,516   $9,327,942   $9,089,775
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


(7) Premises and Equipment
The following is a summary of premises and equipment:

December 31,                                            1995        1994
- ----------------------------------------------------------------------------
Land and improvements                              $ 1,561,936   $ 1,530,736
Premises and improvements                           15,294,192    15,120,987
Furniture, fixtures and equipment                    9,954,675     8,977,727
- ----------------------------------------------------------------------------
                                                    26,810,803    25,629,450
Less accumulated depreciation                       12,164,646    10,849,547
- ----------------------------------------------------------------------------
Total premises and equipment, net                  $14,646,157   $14,779,903
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


December 31,                                              1995         1994
- ------------------------------------------------------------------------------
Financial instruments whose contract amounts
 represent credit risk:
  Commitments to extend credit:
    Commercial and other loans                       $24,014,537  $18,607,837
    Revolving, open-end loans secured by
      residential properties; home equity lines       12,538,507   11,000,699
    Credit card lines                                 12,201,670   10,975,795
    Homeowner construction loans                       2,993,240    2,602,710
    Construction and development loans                   944,736    1,274,763
  Standby letters of credit                            2,603,072      521,800
  Loans sold with recourse                             1,188,336    1,505,466
Financial instruments whose notional amounts
 exceed the amount of credit risk:
  Interest rate swaps                                 10,000,000   10,000,000
  Interest rate floor contracts                       50,000,000           --


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

The Corporation has not terminated any interest rate swap agreements or floor contracts and there are no unamortized deferred gains or losses.


(9) Other Real Estate Owned
An analysis of the composition of OREO follows:


December 31,                                            1995        1994
- --------------------------------------------------------------------------
Commercial real estate                           $   671,340  $   751,857
Residential real estate                              706,655      457,210
Construction and development                              --      401,302
Land                                                 737,158      967,388
- --------------------------------------------------------------------------
                                                   2,115,153    2,577,757
- --------------------------------------------------------------------------
Valuation allowance                                 (410,006)    (570,545)
- --------------------------------------------------------------------------
Other real estate owned, net                     $ 1,705,147  $ 2,007,212
==========================================================================


An analysis of the activity relating to other real estate owned follows:


Years ended December 31,                              1995          1994
- ----------------------------------------------------------------------------
Balance at beginning of year                      $ 2,577,757   $ 4,568,121
Net transfers from loans                              666,158     1,290,381
Sales and other reductions                         (1,512,508)   (3,228,167)
Other, net                                            383,746       (52,578)
- ----------------------------------------------------------------------------
                                                    2,115,153     2,577,757
Valuation allowance                                  (410,006)     (570,545)
- ----------------------------------------------------------------------------
Balance at end of year                            $ 1,705,147   $ 2,007,212
============================================================================




The following is an analysis of activity relating to the OREO valuation allowance:


Years ended December 31,                         1995         1994        1993
- -------------------------------------------------------------------------------
Balance at beginning of year                  $570,545   $1,155,700  $1,252,340
Provision charged to expense                   172,041      137,389     768,021
Sales and other reductions                    (301,294)    (716,214) (1,005,626)
Selling expenses incurred                      (31,286)     (55,763)   (114,712)
Other, net                                          --       49,433     255,677
- -------------------------------------------------------------------------------
Balance at end of year                        $410,006   $  570,545  $1,155,700
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

The following table presents the Plan's funded status:



October 1,                                                        1995          1994
- ----------------------------------------------------------------------------------------
Vested accumulated benefit obligation                          $(7,106,888) $(5,828,039)
Nonvested accumulated benefit obligation                          (203,609)     (97,350)
Effect of future compensation increases                         (2,130,483)  (2,042,538)
- ---------------------------------------------------------------------------------------
Projected benefit obligation                                    (9,440,980)  (7,967,927)
Plan assets at fair value, primarily listed stocks
  and fixed income securities                                   10,158,452    8,244,396
- ---------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation          $   717,472  $   276,469
=======================================================================================

The assumptions used in determining the projected benefit obligation were as follows:

Discount rate                                                         7.00%        8.00%
Rate of increase in compensation levels                               5.00%        6.00%


Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the Consolidated Balance Sheets are as follows:



October 1,                                                          1995         1994
- ---------------------------------------------------------------------------------------
Unrecognized net gain                                             $583,799     $376,273
Unrecognized prior service cost                                   (395,836)    (426,319)
Unrecognized net transition asset being amortized
   over 21 years                                                    72,570       78,552
Prepaid pension cost                                               456,939      247,963
- ---------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation             $717,472     $276,469
=======================================================================================


The assumptions used and the components of net pension cost for the years ended December 31, 1995, 1994 and 1993 include the following:


Years ended December 31,                                 1995         1994          1993
- -----------------------------------------------------------------------------------------
Assumptions used:
  Discount rate                                           8.00%        6.75%         7.50%
  Rate of increase in compensation levels                 6.00%        5.00%         6.00%
  Expected long term rate of return on plan assets        8.75%        7.75%         8.50%

Net pension cost:
  Service cost; benefits earned during the period   $  344,855     $328,194      $303,208
  Interest cost on projected benefit obligation        653,828      519,478       521,132
  Actual return on plan assets                      (1,693,630)    (126,374)     (350,777)
  Net amortization and deferral                      1,002,748     (450,023)     (238,801)
- -----------------------------------------------------------------------------------------
  Net periodic pension cost                         $  307,801     $271,275      $234,762
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


(14) Income Taxes
The components of income tax expense were as follows:



Years ended December 31,                                 1995         1994         1993
- -----------------------------------------------------------------------------------------
Current expense:
  Federal                                            $2,760,000   $2,858,000   $2,614,000
  State                                                 508,000      528,000      522,000
- -----------------------------------------------------------------------------------------
  Total current expense                               3,268,000    3,386,000    3,136,000
- -----------------------------------------------------------------------------------------

Deferred expense (benefit):
  Federal                                               762,000     (271,000)    (715,000)
  State                                                 169,000      (89,000)    (186,000)
  Change in valuation allowance for
    deferred tax assets                                (168,000)          --       20,000
- -----------------------------------------------------------------------------------------
  Total deferred expense (benefit)                      763,000     (360,000)    (881,000)
- -----------------------------------------------------------------------------------------
  Total income tax expense                           $4,031,000   $3,026,000   $2,255,000
=========================================================================================


Total income tax expense varied from the amount determined by applying the Federal income tax rate to income before income taxes. The reasons for the differences were as follows:


Years ended December 31,                                 1995         1994         1993
- -----------------------------------------------------------------------------------------
Tax expense at Federal statutory rate                $3,984,000   $3,159,000   $2,289,000
Increase (decrease) in taxes resulting from:
  Tax-exempt income                                    (187,000)    (155,000)    (134,000)
  Dividends received deduction                         (168,000)    (134,000)    (179,000)
  State tax, net of Federal income tax benefit          446,000      289,000      222,000
  Appreciated value of donated assets                        --     (230,000)     (30,000)
  Change in valuation allowance for
    deferred tax assets                                (168,000)          --       20,000
  Other                                                 124,000       97,000       67,000
- -----------------------------------------------------------------------------------------
Total income tax expense                             $4,031,000   $3,026,000   $2,255,000
=========================================================================================


The approximate tax effects of temporary differences that give rise to gross deferred tax assets and gross deferred tax liabilities at December 31, 1995 and 1994 are as follows:


December 31,                                         1995               1994
- ------------------------------------------------------------------------------
Gross deferred tax assets:
  Allowance for loan losses                      $2,951,000         $3,471,000
  Other real estate owned                           208,000            338,000
  Deferred loan origination fees                    590,000            920,000
  Interest on nonperforming loans                   372,000            455,000
  Other                                             646,000            531,000
- ------------------------------------------------------------------------------
Gross deferred tax assets                         4,767,000          5,715,000
Valuation allowance                                      --           (168,000)
- ------------------------------------------------------------------------------
Gross deferred tax assets, net of
  valuation allowance                             4,767,000          5,547,000
- ------------------------------------------------------------------------------
Gross deferred tax liabilities:
  Securities available for sale                  (2,921,302)        (1,867,660)
  Premises and equipment                         (1,103,000)        (1,020,000)
  Deferred loan origination costs                  (529,000)          (525,000)
  Other                                            (233,000)          (337,000)
- ------------------------------------------------------------------------------
Gross deferred tax liabilities                   (4,786,302)        (3,749,660)
- ------------------------------------------------------------------------------
Net deferred tax asset (liability)               $  (19,302)        $1,797,340
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

All options granted prior to 1993 are exercisable. Options granted in 1995, 1994 and 1993 become vested over a three year period. At December 31, 1995, 1994 and 1993, there were 289,114, 281,126 and 246,137 shares, respectively, that were fully vested and exercisable. The following table presents changes in options outstanding during 1993, 1994 and 1995:


                                     $21.750     $16.583    $13.250     $9.166
                                       to          to         to          to
Exercise price per share             $25.750     $18.833    $13.916    $11.666     Total
- -----------------------------------------------------------------------------------------
Outstanding at December 31, 1992          --     202,200         --     60,416    262,616
Granted during 1993                       --          --     48,823         --     48,823
Cancelled during 1993                     --          --         --       (341)      (341)
- -----------------------------------------------------------------------------------------
Outstanding at December 31, 1993          --     202,200     48,823     60,075    311,098
Granted during 1994                   37,294      13,500         --         --     50,794
Exercised during 1994                     --      (3,750)        --     (1,243)    (4,993)
- -----------------------------------------------------------------------------------------
Outstanding at December 31, 1994      37,294     211,950     48,823     58,832    356,899
Granted during 1995                   39,501          --         --         --     39,501
Exercised during 1995                   (307)    (33,819)    (1,729)    (3,386)   (39,241)
Cancelled during 1995                   (461)         --     (1,092)        --     (1,553)
- -----------------------------------------------------------------------------------------
Outstanding at December 31, 1995      76,027     178,131     46,002     55,446    355,606
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

The following table presents the fair values of the Corporation's financial instruments:



December 31,                                     1995                          1994
- ------------------------------------------------------------------------------------------------
                                           Carrying      Estimated      Carrying      Estimated
                                            Amount      Fair Value       Amount      Fair Value
- ------------------------------------------------------------------------------------------------
Financial Assets
 On-balance sheet:
  Cash and cash equivalents              $ 28,650,646  $ 28,650,646   $ 18,404,910  $ 18,404,910
  Securities available for sale            85,552,335    85,552,335     33,609,315    33,609,315
  Mortgage loans held for sale                456,152       456,152        203,750       203,750
  Securities held to maturity              28,872,991    29,432,819     52,496,616    49,395,262
  Federal Home Loan Bank stock              2,995,000     2,995,000      2,906,800     2,906,800
  Loans, net of allowance for
    loan losses                           378,674,376   384,781,786    384,598,258   382,309,431
  Accrued interest receivable               3,539,305     3,539,305      3,232,211     3,232,211
 Off-balance sheet financial instruments
    relating to assets:
  Interest rate floor contracts               763,333     2,522,000             --            --

Financial Liabilities
 On-balance sheet:
  Noninterest bearing demand deposits    $ 59,470,321  $ 59,470,321   $ 53,373,386  $ 53,373,386
  Non-term savings accounts               177,891,247   177,891,247    192,653,937   192,653,937
  Certificates of deposit                 230,492,444   231,511,307    194,703,819   193,611,981
  Federal Home Loan Bank advances          20,951,266    21,055,045     23,522,343    22,542,346
  Accrued interest payable                  1,743,937     1,743,937      1,278,552     1,278,552
 Off-balance sheet financial instruments
     relating to liabilities:
  Interest rate swap agreements                    --       (15,000)            --       256,000


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


Balance Sheets
December 31,                                                       1995         1994
- --------------------------------------------------------------------------------------
Assets:
Cash on deposit with bank subsidiary                          $   805,171  $   245,100
Investment in bank subsidiary at equity value                  51,977,516   45,541,081
Dividend receivable from bank subsidiary                          840,000      552,000
Recoverable income taxes                                               --        9,489
- --------------------------------------------------------------------------------------
Total assets                                                  $53,622,687  $46,347,670
======================================================================================

Liabilities:
Dividends payable                                             $   686,189  $   564,686
- --------------------------------------------------------------------------------------

Shareholders' Equity:
Common stock of $.0625 par value; authorized
 10,000,000 shares; issued 2,880,000 shares                      180,000      180,000
Paid-in capital                                                3,010,795    2,869,135
Retained earnings                                             45,690,676   40,613,979
Unrealized gain on securities available for sale, net of tax   4,381,958    2,801,490
Treasury stock, at cost; 27,130 shares
 in 1995 and 56,570 shares in 1994                              (326,931)    (681,620)
- --------------------------------------------------------------------------------------
Total shareholders' equity                                    52,936,498   45,782,984
- --------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                   $53,622,687  $46,347,670
======================================================================================



Statements of Income
Years ended December 31,                                 1995        1994         1993
- -----------------------------------------------------------------------------------------
Dividends from bank subsidiary                       $2,832,000   $1,776,000   $1,368,000
Equity in undistributed earnings of subsidiary        4,855,967    4,488,640    3,413,531
- -----------------------------------------------------------------------------------------
Net income                                           $7,687,967   $6,264,640   $4,781,531
=========================================================================================



Statements of Cash Flows
Years ended December 31,                                 1995        1994         1993
- ----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $7,687,967   $6,264,640   $4,781,531
  Adjustments to reconcile net income to net
     cash provided by operating activities:
    Equity effect of undistributed earnings
      of subsidiary                                 (4,855,967)  (4,488,640)  (3,413,531)
    Increase in dividend receivable                   (288,000)    (210,000)     (42,000)
    Decrease (increase) in recoverable income taxes      9,489       (9,489)          --
- -----------------------------------------------------------------------------------------
  Net cash provided by operating activities          2,553,489    1,556,511    1,326,000
- -----------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of common stock from treasury               496,349      322,663      371,803
  Cash dividends paid                               (2,489,767)  (1,915,521)  (1,599,173)
- -----------------------------------------------------------------------------------------
  Net cash used in financing activities             (1,993,418)  (1,592,858)  (1,227,370)
- -----------------------------------------------------------------------------------------
Net increase (decrease) in cash                        560,071      (36,347)      98,630
Cash at beginning of year                              245,100      281,447      182,817
- -----------------------------------------------------------------------------------------
Cash at end of year                                 $  805,171   $  245,100   $  281,447
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



KPMG Peat Marwick, LLP

Providence, Rhode Island
January 16, 1996



Summary of Unaudited Quarterly Financial Information
Washington Trust Bancorp, Inc. and Subsidiary

1995                                        Q1             Q2              Q3            Q4             Year
- ---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $8,737,731    $8,936,551      $9,008,831     $9,020,457    $35,703,570
 Income from securities                   1,305,386     1,305,166       1,484,315      1,632,537      5,727,404
 Interest on federal funds sold and
    securities purchased under
    agreements to resell                    101,283       192,671         281,664        279,588        855,206
- ---------------------------------------------------------------------------------------------------------------
 Total interest income                   10,144,400    10,434,388      10,774,810     10,932,582     42,286,180
- ---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                           994,100       961,300         993,927        996,692      3,946,019
 Time deposits                            2,498,335     2,994,511       3,123,944      3,153,306     11,770,096
 Other                                      408,691       341,584         274,886        273,988      1,299,149
- ---------------------------------------------------------------------------------------------------------------
 Total interest expense                   3,901,126     4,297,395       4,392,757      4,423,986     17,015,264
- ---------------------------------------------------------------------------------------------------------------
Net interest income                       6,243,274     6,136,993       6,382,053      6,508,596     25,270,916
Provision for loan losses                   150,000       300,000         275,000        675,000      1,400,000
- ---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             6,093,274     5,836,993       6,107,053      5,833,596     23,870,916
- ---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               777,823       847,232         808,735        821,704      3,255,494
 Service charges on deposit accounts        470,287       486,278         491,763        502,571      1,950,899
 Merchant processing fees                    76,529       115,089         367,015        171,816        730,449
 Gains on sales of securities                    --       169,210         111,198        215,409        495,817
 Gains (losses) on loan sales                21,989        26,086        (193,143)         9,217      (135,851)
 Other income                               254,446       209,481         214,744        227,358        906,029
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 1,601,074     1,853,376       1,800,312      1,948,075      7,202,837
- ---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           2,590,921     2,569,163       2,588,549      2,474,527     10,223,160
 Net occupancy                              301,097       277,289         324,673        318,868      1,221,927
 Equipment                                  309,445       311,235         315,748        355,235      1,291,663
 Deposit taxes and assessments              308,117       310,849          40,036        110,581        769,583
 Foreclosed property costs, net              53,328       122,420          48,648        139,451        363,847
 Office supplies                            129,603       145,327          85,802        100,769        461,501
 Other                                    1,151,207     1,238,477       1,392,088      1,241,333      5,023,105
- ---------------------------------------------------------------------------------------------------------------
  Total noninterest expense               4,843,718     4,974,760       4,795,544      4,740,764     19,354,786
- ---------------------------------------------------------------------------------------------------------------
Income before income taxes                2,850,630     2,715,609       3,111,821      3,040,907     11,718,967
Applicable income taxes                   1,012,000       965,000       1,079,000        975,000      4,031,000
- ---------------------------------------------------------------------------------------------------------------
Net income                               $1,838,630    $1,750,609      $2,032,821     $2,065,907    $ 7,687,967
===============================================================================================================

Fully diluted earnings per share              $ .64         $ .60           $ .70          $ .70          $2.62
Cash dividends declared per share             $ .22         $ .22           $ .24          $ .24          $ .92


1994                                        Q1             Q2              Q3             Q4            Year
- ---------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans              $7,246,159    $7,549,389      $7,948,985     $8,371,885    $31,116,418
 Income from securities                   1,319,146     1,313,828       1,308,567      1,347,968      5,289,509
 Interest on federal funds sold              50,614        42,304          99,412         63,431        255,761
- ---------------------------------------------------------------------------------------------------------------
 Total interest income                    8,615,919     8,905,521       9,356,964      9,783,284     36,661,688
- ---------------------------------------------------------------------------------------------------------------
Interest expense:
 Savings deposits                         1,070,141     1,050,681       1,104,627      1,109,188      4,334,637
 Time deposits                            1,917,840     1,887,310       1,974,678      2,137,600      7,917,428
 Other                                      319,282       391,369         325,417        300,449      1,336,517
- ---------------------------------------------------------------------------------------------------------------
Total interest expense                    3,307,263     3,329,360       3,404,722      3,547,237     13,588,582
- ---------------------------------------------------------------------------------------------------------------
Net interest income                       5,308,656     5,576,161       5,952,242      6,236,047     23,073,106
Provision for loan losses                   333,365       369,982         252,089        301,476      1,256,912
- ---------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses             4,975,291     5,206,179       5,700,153      5,934,571     21,816,194
- ---------------------------------------------------------------------------------------------------------------
Noninterest income:
 Trust income                               801,520       800,043         880,659        802,213      3,284,435
 Service charges on deposit accounts        383,357       412,278         408,265        406,650      1,610,550
 Merchant processing fees                    57,568        94,673         326,115        143,657        622,013
 Gains on sales of securities               681,558            --              --          3,032        684,590
 Gains (losses) on loan sales               (43,726)       11,909          13,276          2,543       (15,998)
 Other income                               185,050       177,636         193,424        180,466        736,576
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest income                 2,065,327     1,496,539       1,821,739      1,538,561      6,922,166
- ---------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits           2,459,221     2,398,778       2,557,631      2,514,313      9,929,943
 Net occupancy                              307,985       295,758         313,090        289,198      1,206,031
 Equipment                                  292,036       310,861         300,599        284,856      1,188,352
 Deposit taxes and assessments              298,356       299,567         295,726        385,768      1,279,417
 Foreclosed property costs, net             108,846       (83,361)         80,719       (122,141)      (15,937)
 Office supplies                            181,040       149,320         177,227         98,058        605,645
 Other                                    1,762,507     1,054,934       1,182,666      1,254,162      5,254,269
- ---------------------------------------------------------------------------------------------------------------
 Total noninterest expense                5,409,991     4,425,857       4,907,658      4,704,214     19,447,720
- ---------------------------------------------------------------------------------------------------------------

Income before income taxes                1,630,627     2,276,861       2,614,234      2,768,918      9,290,640
Applicable income taxes                     526,000       733,000         844,000        923,000      3,026,000
- ---------------------------------------------------------------------------------------------------------------
Net income                               $1,104,627    $1,543,861      $1,770,234     $1,845,918    $ 6,264,640
===============================================================================================================

Fully diluted earnings per share              $ .39         $ .53           $ .61          $ .64          $2.18
Cash dividends per share                        .16           .17             .20            .20            .73