Form 10-K, Exhibit 13
period 1996-12-31
WASHINGTON TRUST BANCORP INC
filed 1997-03-24
CIK 737468

EXHIBIT 13
                         Washington Trust Bancorp, Inc.
                       1996 Annual Report to Shareholders
                      (Portions Incorporated by Reference)


           Five Year Summary of Selected Consolidated Financial Data


                                        1996              1995             1994             1993             1992
----------------------------------------------------------------------------------------------------------------------
Financial Condition: (1)
Cash and cash equivalents            $18,966,550       $28,650,646      $18,404,910      $21,650,128      $21,817,649
Securities available for sale        198,317,453        85,552,335       33,609,315       34,263,743       33,743,289
Securities held to maturity           27,925,855        28,872,991       52,496,616       52,497,832       39,106,642
Net loans                            410,498,276       378,674,376      384,598,258      348,272,157      326,109,445
Other real estate owned, net           1,089,943         1,705,147        2,007,212        3,412,421        5,242,054
Other                                 38,147,681        24,203,809       24,563,652       27,232,543       31,679,861
----------------------------------------------------------------------------------------------------------------------
Total assets                        $694,945,758      $547,659,304     $515,679,963     $487,328,824     $457,698,940
======================================================================================================================

Deposits                            $476,561,281      $467,854,012     $440,731,142     $423,374,620     $404,660,005
Federal Home Loan Bank advances      138,493,288        20,951,266       23,522,343       20,500,000       14,000,000
Other liabilities                     20,464,533         5,917,528        5,643,494        4,991,279        4,089,140
Shareholders' equity                  59,426,656        52,936,498       45,782,984       38,462,925       34,949,795
----------------------------------------------------------------------------------------------------------------------
Total liabilities and
    shareholders' equity            $694,945,758      $547,659,304     $515,679,963     $487,328,824     $457,698,940
======================================================================================================================


Operating Results:
Interest income                      $45,805,964       $42,286,180      $36,661,688      $34,927,863      $35,868,747
Interest expense                      19,666,541        17,015,264       13,588,582       14,178,779       16,800,218
----------------------------------------------------------------------------------------------------------------------
Net interest income                   26,139,423        25,270,916       23,073,106       20,749,084       19,068,529
Provision for loan losses              1,200,000         1,400,000        1,256,912        2,774,407        4,530,076
----------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses          24,939,423        23,870,916       21,816,194       17,974,677       14,538,453
Noninterest income                     7,952,269         6,707,020        6,237,576        6,083,500        5,577,685
Net gains on sales of securities         367,518           495,817          684,590          345,674          196,606
----------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income   33,259,210        31,073,753       28,738,360       24,403,851       20,312,744
Noninterest expense                   20,535,872        19,354,786       19,447,720       17,672,320       15,558,388
----------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of accounting    12,723,338        11,718,967        9,290,640        6,731,531        4,754,356
Income tax expense                     4,298,000         4,031,000        3,026,000        2,255,000        1,604,000
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                8,425,338         7,687,967        6,264,640        4,476,531        3,150,356
Cumulative effect of change in
   accounting for income taxes                --                --               --          305,000               --
----------------------------------------------------------------------------------------------------------------------
Net income                            $8,425,338        $7,687,967       $6,264,640       $4,781,531       $3,150,356
======================================================================================================================

Per share information:  (2)
Earnings per share (3)                     $1.87             $1.74            $1.45            $1.13           $  .76
Cash dividends declared                   $  .71            $  .61           $  .49           $  .39           $  .35
Book value (1)                            $13.62            $12.37           $10.81            $9.14            $8.39
Market value (1) (4)                      $31.00            $19.33           $14.50           $11.00            $7.78

Ratios:
Return on average assets                    1.44%             1.44%            1.25%            1.01%            .70%
Return on average
   shareholders' equity                    14.95%            15.47%           14.11%           12.92%            9.15%
Dividend payout ratio                      36.55%            33.97%           33.02%           34.30%           46.85%
Total equity to total assets                8.55%             9.67%            8.88%            7.89%            7.64%
Net charge-offs to average loans             .12%              .75%             .27%             .45%             .87%


(1) At December 31
(2) Adjusted to reflect the 3-for-2 stock splits paid in the form of a stock dividend on October 15, 1996 and
    August 31, 1994
(3) Fully diluted, including $.07 per share accounting change in 1993
(4) Closing stock price

                  MANAGEMENT'S ANALYSIS OF FINANCIAL STATEMENTS
                  Washington Trust Bancorp, Inc. and Subsidiary


FINANCIAL OVERVIEW
Washington Trust Bancorp, Inc. and its subsidiary ("Washington Trust" or the "Corporation") recorded net income of $8.4 million for 1996, an increase of 9.6% over the $7.7 million of net income recorded in 1995. Fully diluted earnings per share amounted to $1.87 for 1996, up 7.5% from $1.74 per share earned on net income in 1995.

Washington Trust's rates of return on average assets and average equity ("ROA" and "ROE") for 1996 were 1.44% and 14.95%, respectively. ROA and ROE for the year ended December 31, 1995 amounted to 1.44% and 15.47%, respectively.

Total assets rose by 26.9% during 1996 to $694.9 million at year end, up from $547.7 million at December 31, 1995. Average assets amounted to $586.0 million in 1996, up by 9.8% from the 1995 amount of $533.9 million. The growth in total assets was primarily attributable to an investment program implemented during 1996 which resulted in an increase in securities available for sale to $198.3 million, up from $85.6 million at the end of 1995. The objective of the program was to increase net interest income and improve the return on equity while limiting the impact on the Bank's interest rate risk profile. Approximately $100 million of adjustable rate mortgage-backed securities were purchased under this program and funded with Federal Home Loan Bank (FHLB) advances.

Net loans amounted to $410.5 million at December 31, 1996, up 8.4% from the prior year balance of $378.7 million. Total deposits amounted to $476.6 million and $467.9 million at December 31, 1996 and 1995, respectively.

Total shareholders' equity amounted to $59.4 million at December 31, 1996, up 12.3% from the December 31, 1995 amount of $52.9 million. Included in shareholders' equity at December 31, 1996 and 1995 was $4.5 million and $4.4 million, respectively, attributable to unrealized gains on securities available for sale, net of tax.

Book value per share as of December 31, 1996 and 1995 amounted to $13.62 and $12.37, respectively.

Nonperforming assets (nonaccrual loans and property acquired through foreclosure) amounted to $8.6 million or 1.2% of total assets at December 31, 1996, down from $10.3 million, or 1.9%, at December 31, 1995. The Corporation's loan loss provision was $1.2 million and $1.4 million in 1996 and 1995, respectively.

For the year ended December 31, 1996, net interest income (the difference between interest earned on loans and investments and interest paid on deposits and other borrowings) amounted to $26.1 million, up by 3.4% over the 1995 amount. The net interest margin for the year ended December 31, 1996 amounted to 4.99%, compared to 5.24% in 1995. Other noninterest income (noninterest income excluding net gains on sales of securities and net gain and losses on loan sales) amounted to $7.7 million for the year ended December 31, 1996, up 13.0% from $6.8 million in 1995.

Total noninterest expense amounted to $20.5 million in 1996, up by 6.1% from the 1995 amount of $19.4 million. Increases in salaries and employee benefits and other noninterest expenses were partially offset by declines in deposit taxes and assessments and foreclosed property costs.


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

FTE net interest income increased by $1.2 million or 4.6% from 1995 to 1996. Growth in interest-earning assets was responsible for the improvement in net interest income. The interest rate spread declined by 31 basis points to 4.33% in 1996, while the net interest margin (FTE net interest income as a percentage of average interest-earning assets) fell from 5.24% in 1995 to 4.99% in 1996. Earning asset yields fell by 8 basis points during 1996, while the cost of interest-bearing liabilities increased by 23 basis points, thereby narrowing the net interest spread. Growth in the securities portfolios and increases in interest-bearing sources of funding relative to noninterest-bearing sources of funding (i.e., demand deposits and shareholders' equity), as well as interest expense associated with increases in FHLB advances, were primarily responsible for the decrease in the net interest margin.

FTE interest income totaled $47.0 million in 1996, up from $43.1 million in 1995. The yield on interest-earning assets was 8.57% in 1996, down from 8.65% in 1995. Average interest-earning assets increased by $49.7 million or 10.0% in 1996, most of which was attributable to increases in securities. Total average securities increased by $43.2 million or 40.7% in 1996. The growth reflects purchases of securities which were funded with Federal Home Loan Bank advances in order to enhance net interest income and returns on equity. The majority of growth in net interest income in 1996 was attributable to this investment program. The FTE rate of return on securities was 7.23% in 1996, up from 6.91% in 1995. The increase in yield reflects the general rise in interest rates during 1996, which resulted in higher-yield securities added to the portfolio relative to the prior year.

The FTE rate of return on total loans was 9.08% in 1996, down slightly from 9.12% in 1995. Yields on residential real estate loans and consumer loans fell slightly, but were partially offset by increased yields on commercial loans. In addition, interest earned on commercial loans was increased by 11 basis points due to the effect of interest rate floor contracts. (See Note 7 to the consolidated financial statements for additional information on floor contracts.) Since interest rates generally rose during 1996 (with the important exception of the prime rate), the decline in loan yields is attributable more to increasingly competitive loan pricing than fluctuations in interest rates. Average loans amounted to $398.7 million in 1996, up from $392.2 million in 1995. Average consumer loans rose 16.9% in 1996, while average residential real estate loans and average commercial loans were down slightly from the prior year.

Average interest-bearing liabilities increased by $40.0 million during 1996. Interest expense grew by $2.7 million or 15.6% from 1995. The increase was mainly due to increased Federal Home Loan Bank advances outstanding as well as higher rates paid on time deposits. The rate paid on interest-bearing liabilities rose from 4.01% in 1995 to 4.24% in 1996 as a result of the change in deposit mix and increases in time deposit rates. Average savings deposits declined by 2.3% from 1995 and fell 3 basis points in the rate paid, while average time deposits grew 3.5% in 1996 with an increase of 13 basis points in the rate paid. These factors offset the benefit of an increase in average demand deposits, an interest-free source of funding. Average demand deposits increased by $7.3 million or 13.2% from 1995.

Average Federal Home Loan Bank advances increased by $53.0 million or 111.6% from 1995. The advances were used primarily to match fund the purchase of securities. The average rate paid on Federal Home Loan Bank advances for 1996 was 5.95%, a decrease of 24 basis points from the prior year.


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





Years ended                       1996                               1995                                1994
December 31,
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

                     Average                Yield/      Average                Yield/      Average               Yield/
(Dollars in          Balance     Interest    Rate       Balance     Interest    Rate       Balance     Interest   Rate
thousands)
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------
ASSETS:
Residential real      $174,964     14,391       8.23%    $175,248     14,589       8.32%     $170,619    13,473     7.90%
estate loans
Commercial and         166,566     16,271       9.77      168,060     16,286       9.69       166,670    13,963     8.38
other loans (1)
Consumer loans          57,188      5,535       9.68       48,922      4,916      10.05        38,492     3,768     9.79
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Total loans          398,718     36,197       9.08      392,230     35,791       9.12       375,781    31,204     8.30
Federal funds
sold and
securities
 purchased under
agreements
 to resell               3,927        209       5.32       14,770        855       5.79         6,531       256     3.92
Taxable debt           111,553      7,661       6.87       69,168      4,540       6.56        69,041     4,181     6.06
securities (1)
Nontaxable debt         15,794      1,033       6.54       11,148        743       6.67         8,812       562     6.38
securities (1)
Corporate stocks (1)    18,075      1,889      10.45       11,046      1,201      10.87         7,905       949    12.00
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Total                548,067     46,989       8.57%     498,362     43,130       8.65%      468,070    37,152     7.94%
interest-earning
assets
------------------- ----------- ---------- ------------ ---------- ---------- ------------ ----------- --------- ----------

Cash and due from       15,627                             13,866                              14,032
banks
Allowance for           (8,291)                            (8,740)                             (9,249)
loan losses
Premises and            15,850                             14,784                              14,524
equipment, net
Other                   14,759                             15,641                              14,904
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Total assets        $586,012                           $533,913                            $502,281
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

LIABILITIES AND
SHAREHOLDERS' EQUITY
Savings deposits      $174,565      3,797       2.18%    $178,666      3,946       2.21%     $196,786     4,335     2.20%
Time deposits          232,007     12,478       5.38      224,169     11,770       5.25       183,950     7,917     4.30
Federal Home Loan       53,604      3,188       5.95       20,603      1,274       6.19        22,268     1,279     5.74
Bank advances
Other                    3,650        203       5.56          420         25       5.91         1,439        58     4.04
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Total                463,826     19,666       4.24%     423,858     17,015       4.01%      404,443    13,589     3.36%
interest-bearing
liabilities
------------------- ----------- ---------- ------------ ---------- ---------- ------------ ----------- --------- ----------

Demand deposits         62,464                             55,189                              49,369
Other liabilities        3,381                              5,172                               4,081
Shareholders'           56,341                             49,694                              44,388
equity
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Total
liabilities and
    shareholders'     $586,012                           $533,913                            $502,281
equity
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

  Net interest                    $27,323                            $26,115                            $23,563
income
------------------- ----------- ---------- ---------- ------------ ---------- ---------- ------------- --------- --------

Interest rate                                   4.33%                              4.64%                            4.58%
spread
Net interest                                    4.99%                              5.24%                            5.03%
margin


(1)  Interest amounts are presented on a fully taxable equivalent basis (see page 22 for additional information).



Interest income amounts presented in the table on page 21 include the following adjustments for taxable equivalency for the years indicated (in thousands):

Years ended December 31,                 1996              1995             1994
----------------------------------- ------------- ---------------- -----------------
Commercial and other loans                   $91              $87               $88
Taxable debt securities (1)                  254              197               106
Nontaxable debt securities                   368              283                93
Corporate stocks                             470              277               203

(1) Represents adjustment for U.S. Treasury and government agency obligations which are exempt from state income taxes only.


VOLUME/RATE ANALYSIS - INTEREST INCOME AND EXPENSE (FULLY TAXABLE EQUIVALENT BASIS)



                                1996/1995                       1995/1994                       1994/1993
------------------- -------- ------------- -------- -------- ------------- -------- ------- -------------- -------

                                            Net                             Net                            Net
(In thousands)       Volume      Rate      Change    Volume      Rate     Change     Volume     Rate      Change
------------------- ---------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------
Interest on:
Interest-earning
assets:
  Residential            $(24)     (174)      (198)      $372       744      1,116    $1,043    (1,291)      (248)
real estate loans
  Commercial and         (145)      130        (15)       118     2,205      2,323       657        722     1,379
other loans
  Consumer loans          806      (187)       619      1,046       102      1,148       615       (202)      413
  Federal funds
sold and
securities
purchased under
agreements to            (581)      (65)      (646)       434       165        599      (165)       99        (66)
resell
  Taxable debt          2,913        208     3,121         28       331        359       493       (172)      321
securities
  Nontaxable              304       (14)       290        155        26        181       139        (16)      123
debt securities
  Corporate             1,009      (321)       688        348       (96)       252      (666)      393       (273)
stocks
------------------- ---------- ---------- --------- ---------- ---------- --------- ---------- -------- -----------

  Total                 4,282      (423)     3,859      2,501     3,477      5,978     2,116      (467)     1,649
interest-earning
assets
------------------- ---------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------

Interest-bearing
liabilities:
  Savings deposits        (90)      (59)      (149)     (400)        11      (389)       (29)     (600)      (629)
  Time deposits           417        291       708      1,921     1,932      3,853       350      (545)      (195)
  Federal Home
    Loan Bank           1,965       (51)     1,914       (99)        95        (4)       211       (25)       186
    advances
  Other                   180        (2)       178       (56)        22       (34)        49        (1)        48
------------------- ---------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------
                                                                             4.01%
  Total                 2,472        179     2,651      1,366     2,060      3,426       581    (1,171)      (590)
interest-bearing
liabilities
------------------- ---------- ---------- --------- ---------- --------- ---------- --------- ---------- ----------

  Net interest         $1,810      (602)     1,208     $1,135     1,417      2,552    $1,535        704     2,239
income
------------------- ---------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------




NONINTEREST INCOME
Noninterest income is an important source of revenue for the Corporation. For the year ended December 31, 1996, noninterest income, excluding net gains on sales of securities, accounted for 14.8% of gross revenue. Washington Trust generates recurring noninterest income by charging for trust-related services such as management of customer investment portfolios, trusts and estates, and by assessing fees for servicing deposit accounts, servicing residential mortgages sold in the secondary market, and processing merchant bankcard activity.

Income from trust-related services continues to be the largest component of noninterest income. Trust income represented 45% of noninterest income and amounted to $3.8 million in 1996, up by 15.4% from the $3.3 million reported in 1995. This increase in trust income reflects a change in the fee structure, as well as a 15.3% increase in assets under management, which were $538.6 million at December 31, 1996.

Service charges on deposit accounts rose 11.1% to $2.2 million in 1996. Changes in the fee structures of various deposit products during the year, as well as growth in the Corporation's total deposit base, were contributing factors in this increase.

Net gains on loan sales totaled $220,259 for the year ended December 31, 1996, up from net losses of $135,851 reported during 1995. The 1996 gains on loan sales include the capitalization of mortgage servicing rights of $153,600 which resulted from the adoption of SFAS No. 122. (See Note 4 to the consolidated financial statements for additional information regarding SFAS No. 122.) The 1995 net losses on loan sales include a loss of approximately $200,000 from the sale of a pool of loans with a book value of approximately $3.3 million, most of which were nonperforming.

The Corporation retains servicing rights on all residential mortgage loans sold. Mortgage servicing fees amounted to $345,000 for the year ended December 31, 1996, down slightly from the prior year amount. Servicing income as a percentage of average loans serviced was 36 basis points in 1996, down from 38 basis points in the prior year due to the amortization of mortgage servicing rights. The balance of serviced loans at December 31, 1996 amounted to $101.3 million, compared to $95.1 million at December 31, 1995.


                                                                                            % Change
                                                                                ----------------------------------
(Dollars in thousands)                        1996         1995        1994      1996 vs. 1995     1995 vs. 1994
------------------------------------------ ------------ ----------- ----------- ----------------- ----------------
Trust income                                    $3,757      $3,255      $3,284         15.4%            (0.9)%
Service charges on deposit accounts              2,168       1,951       1,611         11.1             21.1
Merchant processing fees                           817         730         622         11.8             17.4
Net gains on sales of securities                   368         496         685        (25.9)           (27.6)
Net gains (losses) on loan sales                   220        (136)        (16)       262.1           (749.2)
Fees, service charges and other                    645         557         394         16.1             40.9
Mortgage servicing fees                            345         350         342         (1.5)             2.3
------------------------------------------ ------------ ----------- ----------- ------------------ ---------------

Total noninterest income                        $8,320      $7,203      $6,922         15.5%             4.1%
------------------------------------------ ------------ ----------- ----------- ------------------- ----------------


NONINTEREST EXPENSE
Total noninterest expense rose 6.1% to $20.5 million in 1996. Salaries and employee benefits accounted for the majority of the increase, rising by 9.3% due to increased staffing levels, normal salary adjustments and higher profit sharing and incentive plan costs.

Deposit taxes and assessments amounted to $274,000 in 1996, down by 64.4% from the 1995 amount of $770,000. During the third quarter of 1995, the FDIC reduced rates paid by banks for deposit insurance premiums retroactive to June 1, 1995. This reduction lowered the Corporation's 1996 and 1995 expense to $2,000 and $514,000, respectively. Also included in this expense category is a state tax on deposits which amounted to $272,000 and $256,000 in 1996 and 1995, respectively. The state tax rate on deposits is scheduled to be reduced by 50% in 1997 and this tax is scheduled to be eliminated in 1998.

Foreclosed property costs totaled $147,000 in 1996, down from $364,000 in 1995. The decrease of 59.5% is primarily due to a decline in the number of properties owned and increased gains realized upon the sale of foreclosed properties.

The Corporation's efficiency ratio is defined as the ratio of noninterest expense, excluding nonrecurring expenses, as a percentage of fully taxable equivalent net interest income and noninterest income excluding securities transactions, loan sales and nonrecurring items. In 1996, the efficiency ratio amounted to 58.6%, down slightly from the comparable 1995 amount of 58.8%.


                                                                                            % Change
                                                                                ----------------------------------
(Dollars in thousands)                        1996         1995        1994      1996 vs. 1995     1995 vs. 1994
------------------------------------------ ------------ ----------- ----------- ----------------- ----------------
Salaries                                        $9,241      $8,518      $8,343          8.5%             2.1%
Employee benefits                                1,930       1,705       1,587         13.2              7.4
Depreciation - occupancy                           553         540         539          2.3               .2
Other occupancy costs                              748         682         667          9.7              2.2
Depreciation - equipment                           902         791         774         14.0              2.2
Other equipment costs                              635         501         414         26.8             20.8
Deposit taxes and assessments                      274         770       1,279        (64.4)           (39.8)
Merchant processing costs                          637         529         430         20.5             23.0
Foreclosed property costs, net                     147         364         (16)       (59.5)              --
Office supplies                                    534         462         606         15.7            (23.8)
Advertising and promotion                          611         538         505         13.5              6.5
Credit and collection                              393         438         513        (10.2)           (14.6)
Postage                                            430         405         363          6.3             11.6
Correspondent bank service charges                 349         315         321         10.6             (1.7)
Charitable contributions                           192         120         700         60.0            (82.9)
Other                                            2,960       2,677       2,423         10.5             10.5
------------------------------------------ ------------ ----------- ----------- ----------------- ----------------

Total noninterest expense                      $20,536     $19,355     $19,448          6.1%            (0.5)%
------------------------------------------ ------------ ----------- ----------- ----------------- ----------------




INCOME TAXES
Income tax expense amounted to $4.3 million and $4.0 million in 1996 and 1995, respectively. The Corporation's effective tax rate was 33.8% in 1996, down from the 1995 rate of 34.4%. These rates differed from the federal rate of 34.0% due to the benefits of tax-exempt income and the dividends received deduction as well as the expense resulting from state income taxes.

The Corporation had a net deferred tax liability amounting to $258,000 and $19,000 at December 31, 1996 and 1995, respectively. A significant portion of the Corporation's gross deferred tax asset is expected to be realized for tax purposes within a five year period from future taxable income and the reversal of existing deferred tax liabilities. (See Note 13 to the consolidated financial statements for additional information regarding income taxes.)


FINANCIAL CONDITION
Securities
Securities are designated as either available for sale or held to maturity at the time of purchase. Securities available for sale may be sold in response to changes in market conditions, prepayment risk, rate fluctuations, liquidity, or capital requirements. Securities available for sale are reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, until realized. Securities designated as held to maturity are part of the Corporation's portfolio of long-term interest-earning assets. These securities are classified as long-term because the Corporation has the intent and ability to hold them until maturity. Securities held to maturity are reported at amortized cost.

Securities Available for Sale
The amortized cost of debt securities available for sale at December 31, 1996 amounted to $177.9 million, an increase of $110.6 million over the 1995 amount. This increase resulted from an investment program which was implemented in the second quarter of 1996. The objective of the program is to increase net interest income and improve returns on equity, while incurring limited interest rate risk. Approximately $100 million of adjustable rate mortgage-backed securities were purchased under this program and funded with Federal Home Loan Bank advances with similar interest rate repricing characteristics. Additional purchases of securities under the investment program are planned for 1997.

At December 31, 1996, the net unrealized gains on securities available for sale amounted to $7.5 million, an increase of $204,000 over the 1995 year-end amount. The unrealized gains on corporate stocks increased by $1.1 million as a result of the continuing improvement in general equity market conditions. This increase was partially offset by a decline in the market value of U.S. Treasury obligations and mortgage-backed securities of $142,000 and $730,000, respectively, which reflects the rise in medium-term and long-term Treasury rates that occurred during 1996. (See Note 3 to the consolidated financial statements for detail of unrealized gains and losses associated with securities available for sale.)

Securities Held to Maturity
The amortized cost of securities held to maturity decreased by $947,000, to $27.9 million at December 31, 1996. This reduction was primarily due to principal repayments on mortgage-backed securities. The net unrealized gain on securities held to maturity amounted to $189,000 and $560,000 at December 31, 1996 and 1995, respectively, representing a reduction of $371,000 for the year. This decline was attributable to the rise in medium-term and long-term Treasury rates that has occurred since December 31, 1995.

Federal Home Loan Bank Stock
The Corporation is required to maintain a level of investment in FHLB stock which is based on the level of its FHLB advances. As a result of the increase in FHLB advances during 1996, the Corporation increased its investment in FHLB stock from $3.0 million at December 31, 1995 to $11.7 million at December 31, 1996.

Loans
Total loans amounted to $419.0 million at December 31, 1996, up $32.5 million, or 8.4%, from the December 31, 1995 amount of $386.5 million. All categories of loans, except for commercial construction and development, exhibited increases over prior year levels.

Total residential real estate loans increased by $5.5 million, or 3.2%, in 1996. This increase is primarily attributable to a decision by the Corporation to retain 15-year fixed rate mortgages in its portfolio of loans. The Corporation continues to sell substantially all 30-year fixed rate residential mortgage originations to the secondary market. Fixed rate mortgages originated for sale amounted to $18.4 million in 1996, up from $16.2 million in 1995. The Corporation has retained servicing rights on all residential mortgage loans sold. The balance of serviced loans at December 31, 1996 and 1995 amounted to $101.3 million and $95.1 million, respectively. (See Note 4 to the consolidated financial statements for additional information on mortgage servicing activities.)

Total commercial loans increased by $18.2 million, or 11.3%, in 1996. During 1996, the Corporation added additional lending staff and expanded its market area into contiguous communities in anticipation of opening full service branches in these communities. This expanded lending effort contributed to the increase in commercial loans. In addition, overall demand for commercial loans has improved after being relatively soft during 1995.

The strong growth in consumer loans experienced during 1995 has continued in 1996. Consumer loans were up by $8.8 million, or 16.3%, in 1996, with the largest increase occurring in the home equity loan portfolio. Special promotional programs and efforts to maintain the competitiveness of products offered contributed to the increase in home equity loans. The Corporation has continued its efforts to establish and strengthen relationships with auto and other dealers to promote growth of indirect consumer loans.

At December 31, 1996, credit card loans amounted to $4.7 million, or 1.1% of total loans, compared to $3.9 million, or 1.0% of total loans, at December 31, 1995.

Deposits
Total deposits at December 31, 1996 amounted to $476.6 million, up $8.7 million from the prior year balance of $467.9 million. In response to higher interest rates paid on time deposits in 1996, Washington Trust experienced a shift in deposit mix from the savings category into time deposits. Time deposits rose by 4.7% to $241.4 million during 1996, while savings deposits (regular savings, NOW and money market accounts) declined by $7.7 million or 4.3%. Growth in demand deposits, an interest-free source of funds, continued in 1996. Total demand deposits rose by 9.3% and 11.4% during 1996 and 1995, respectively.

Borrowings
Washington Trust utilizes advances from the Federal Home Loan Bank of Boston as well as other short-term borrowings as part of its overall funding strategy. The additional FHLB advances and short-term borrowings were used to meet short-term liquidity needs, to fund loan growth and to purchase securities under the investment program implemented in the second quarter of 1996. (See discussion under the caption Securities.) Total advances amounted to $138.5 million at December 31, 1996, up from $21.0 million one year earlier. (See Note 10 to the consolidated financial statements for additional information about borrowings.)


ASSET QUALITY
Nonperforming Assets
Nonperforming  assets  include  nonaccrual  loans and other real  estate  owned.
Nonperforming assets declined to 1.2% of total assets at December 31, 1996, compared to 1.9% of total assets at December 31, 1995. Nonaccrual loans as a percentage of total loans fell from 2.2% at the end of 1995 to 1.8% at December 31, 1996. Approximately $4.4 million, or 58.9% of total nonaccrual loans, were less than 90 days past due at December 31, 1996. In 1996, loans placed on nonaccrual status were more than offset by sales of foreclosed properties, repayments and charge-offs of nonaccrual loans and return of nonaccrual loans to accruing status.

The following table presents nonperforming assets and related ratios (dollars in thousands):

December 31,                                                             1996               1995
------------------------------------------------------------ ------------------ -------------------
Nonaccrual loans:
   Residential real estate                                              $2,067              $2,280
   Commercial and other:
     Mortgages                                                           2,133               2,798
     Construction and development                                           80                 280
     Other                                                               2,881               2,779
   Consumer                                                                381                 437
------------------------------------------------------------ ------------------ -------------------

Total nonaccrual loans                                                   7,542               8,574
------------------------------------------------------------ ------------------ -------------------

Other real estate owned, net                                             1,090               1,705
------------------------------------------------------------ ------------------ -------------------

Total nonperforming assets                                              $8,632             $10,279
------------------------------------------------------------ ------------------ -------------------

Nonaccrual loans as a percentage of total loans                           1.8%                2.2%
Nonperforming assets as a percentage of total assets                      1.2%                1.9%


Nonaccrual Loans
Loans, with the exception of credit card loans and certain well-secured residential mortgage loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more past due with respect to principal and/or interest. Well-secured residential mortgage loans are permitted to remain on accrual status provided that full collection of principal and interest is assured. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. Interest previously accrued, but uncollected, is reversed against current period income. Subsequent cash receipts on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified. Credit card loans remain on accruing status after becoming 90 days or more past due, but are generally charged off after becoming 180 days past due.

Nonaccrual loans are returned to accrual status when the obligation has performed in accordance with the contract terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer doubtful.

Included in accruing loans 90 days or more past due at December 31, 1996 are residential mortgages amounting to $1.4 million which are considered well-collateralized and in the process of collection and therefore are deemed to have no loss exposure. In addition, at year-end 1996 there were approximately $54,000 of credit card loans which were 90 days or more past due and still accruing.


December 31,                                                              1996               1995
------------------------------------------------------------ ------------------ -------------------
Nonaccrual loans 90 days or more past due                               $3,099              $4,616
Nonaccrual loans less than 90 days past due                              4,443               3,958
------------------------------------------------------------ ------------------ -------------------

Total nonaccrual loans                                                  $7,542              $8,574
------------------------------------------------------------ ------------------ -------------------

Accruing loans 90 days or more past due
   (not included in nonperforming assets)                               $1,447                $257
------------------------------------------------------------ ------------------ -------------------



Restructured Loans
Loans are considered restructured when the Corporation has granted concessions to a borrower due to the borrower's financial condition that it otherwise would not have considered. These concessions include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit the Corporation by increasing the ultimate probability of collection. Included in nonaccrual loans at December 31, 1996, are loans amounting to $1.9 million whose terms have been restructured. There were no commitments to lend additional funds to borrowers whose loans had been restructured.

Other Real Estate Owned
Other real estate owned ("OREO") is comprised of properties acquired through foreclosure and other legal means, and loans determined to be substantively repossessed. A loan is considered to be substantively repossessed when the Corporation has taken possession of the collateral, but has not completed legal foreclosure proceedings. OREO is carried at the lower of cost or fair value minus estimated costs to sell. A valuation allowance is maintained for potential declines in market value, known declines in market value, and estimated selling costs.

The balance of OREO amounted to $1.1 million at December 31, 1996, down from the prior year amount of $1.7 million. Sales of foreclosed properties were greater than the rate of foreclosures in 1996. During 1996, sales of foreclosed properties amounted to $1.6 million. Washington Trust has provided financing to facilitate the sales of some of these properties. Financing is generally provided at market rates with credit terms similar to those available to other borrowers.

Allowance for Loan Losses
Washington Trust assesses the quality of its loans by performing ongoing reviews of its portfolio to determine potential loss exposure and to assess delinquency trends. During this review, management gives consideration to such factors as overall borrower relationship, delinquency trends, credit and collateral quality, prior loss experience, current and expected economic conditions, and other pertinent factors. As a result of this process, charge-offs and other potential problem loans are identified and loan loss allowances are established.

The  following  table  reflects  the activity in the  allowance  for loan losses
(dollars in thousands):


Years ended December 31,                                                 1996               1995
------------------------------------------------------------ ------------------- -------------------

Beginning balance                                                        $7,785             $9,328
Net charge-offs:
  Residential real estate                                                  (136)              (187)
  Commercial:
     Mortgages                                                             (290)              (782)
     Construction and development                                           (15)              (526)
     Other                                                                  213             (1,234)
  Consumer                                                                 (262)              (214)
------------------------------------------------------------ ------------------- -------------------

Net charge-offs                                                            (490)            (2,943)
Provision for loan losses                                                 1,200              1,400
------------------------------------------------------------ ------------------- -------------------

Ending balance                                                           $8,495             $7,785
------------------------------------------------------------ ------------------- -------------------

Allowance for loan losses to nonaccrual loans                            112.6%               90.8%
Allowance for loan losses to total loans                                   2.0%                2.0%
------------------------------------------------------------ ------------------- -------------------


Net charge-offs decreased by $2.5 million in 1996. Included in 1995 net charge-offs is approximately $620,000 in charge-offs associated with the sale of a pool of loans, most of which were nonperforming. In addition, the 1996 net charge-off experience was positively affected by several recoveries from commercial borrowers.

The provision for loan losses amounted to $1.2 million in 1996, down from $1.4 million in 1995. The provision amount is determined by management to maintain the allowance at a level which is deemed appropriate.


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

The ALCO manages the Corporation's interest rate risk using both income simulation and gap analysis. Simulation is used as the primary tool for measuring interest rate risk inherent in the Corporation's on-balance sheet and off-balance sheet financial instruments at a given point in time by showing the effect on net interest income over a 24-month period of interest rate shifts of up to 200 basis points over a 12-month period. These simulations take into account repricing, maturity and mortgage prepayment characteristics of individual products which may vary under different interest rate scenarios. The ALCO reviews simulation results to determine whether the downside exposure of net interest income to changes in interest rates remains within established tolerance levels over a 24-month horizon, and to develop appropriate strategies to manage this exposure. As of December 31, 1996, net interest income simulation indicated exposure to falling interest rates to a degree that remains within tolerance levels established by the Corporation. While the ALCO consistently reviews simulation assumptions to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk since the repricing, maturity and prepayment characteristics of financial instruments may change to a different degree than estimated.

During 1996, the Corporation purchased approximately $100 million in securities (primarily adjustable rate mortgage-backed securities which reprice in one year or less) to enhance net interest income and returns on equity. These securities were match funded with approximately $100 million in Federal Home Loan Bank of Boston advances with maturities of up to one year. The decision to match fund these purchases limits the impact on the Bank's interest rate risk profile.

The Corporation also uses gap analysis to provide a general overview of the Corporation's interest rate risk profile. At December 31, 1996, the Corporation's cumulative one-year gap was a negative $66.9 million, or 10.1% of earning assets. The table on page 29 details the amounts of interest-earning assets and interest-bearing liabilities at December 31, 1996 that are expected to mature or reprice in each of the time periods presented. To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Fixed rate mortgages, mortgage-backed securities and installment loans have been allocated based on expected amortization and prepayment rates using standard industry assumptions. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are presented in the under three-month category.

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

During 1995, the Corporation entered into interest rate floor contracts with a notional principal amount of $50 million and a five-year term maturing in February 2000. These contracts are intended to function as a hedge against reductions in interest income realized from prime-based loans. These contracts were purchased for a premium of $916,000, which is being amortized over the life of the contracts. The Corporation receives payment for these contracts if certain interest rates fall below specified levels. During 1996, the Corporation recorded income, net of premium amortization, of $180,600 on its floor contracts. (See Note 7 to the consolidated financial statements for additional information regarding the floor contracts.)

                                                 3 months       3 to 6       6 months       1 to 5         Over
(In thousands)                                   or less        months      to 1 year       years        5 years
---------------------------------------------- ------------- ------------- ------------- ------------- -------------
Interest-earning assets:
   Loans                                           $121,466       $44,255       $85,450       $78,655       $89,911
   Debt securities                                   50,523        29,337        55,186        49,097        21,389
   Other                                              1,836             0             0             0        32,394
---------------------------------------------- ------------- ------------- ------------- ------------- -------------

   Total interest-earning assets                    173,825        73,592       140,636       127,752       143,694

Interest-bearing liabilities:
   Deposits                                         237,831        37,871        43,851        91,994             0
   Securities sold under agreements
      to repurchase                                  14,000             0             0             0             0
   Federal Home Loan Bank Advances                   46,000        26,367        49,000        13,807         3,319
---------------------------------------------- ------------- ------------- ------------- ------------- -------------

Total interest-bearing liabilities                  297,831        64,238        92,851       105,801         3,319
---------------------------------------------- ------------- ------------- ------------- ------------- -------------

Interest sensitivity gap per period               $(124,006)       $9,354       $47,785       $21,951      $140,375
---------------------------------------------- -------------- ------------ ------------- ------------- -------------

Cumulative interest sensitivity gap               $(124,006)    $(114,652)     $(66,867)     $(44,916)      $95,459
---------------------------------------------- -------------- ------------- ------------- ------------- ------------

Liquidity is the ability of a financial institution to meet maturing liability obligations and customer loan demand. Washington Trust's primary source of liquidity is customer deposits. Customer deposits (time, savings and demand deposits) funded approximately 80.0% of total average assets in 1996. Other sources of funding include discretionary use of purchased liabilities (i.e., Federal Home Loan Bank term advances, securities sold under agreements to repurchase and federal funds purchased), cash flows from the Corporation's securities portfolios and loan repayments. In addition, securities designated as available for sale may be sold in response to short-term or long-term liquidity needs.

The ALCO establishes and monitors internal liquidity measures to manage liquidity exposure. Liquidity remained well within target ranges established by the ALCO during 1996. Net loans as a percentage of total assets fell to 59.1% at December 31, 1996, compared to 69.1% at December 31, 1995. Total securities as a percentage of total assets rose to 32.6% at December 31, 1996, up from 20.9% at December 31, 1995.

For the year ended December 31, 1996, net cash provided by financing activities was $138.0 million. Approximately $131.5 million was generated by net increases in Federal Home Loan Bank advances and securities sold under agreements to repurchase. Net cash used in investing activities was $158.3 million in 1996, the majority of which was used to purchase securities under the investment program. In addition, $5.9 million was used to purchase premises and equipment, which included the expansion of the Corporation's Trust and Investment department facility and construction of a new branch office. The Corporation will continue to expend funds for purchases of premises and equipment to support its growth. Net cash provided by operating activities amounted to $10.6 million in 1996, $8.4 million of which was generated by net income. (See the Consolidated Statements of Cash Flows for further information about sources and uses of cash.)

The Bank has entered into an agreement to acquire the Mystic, Connecticut branch of First Union Bank of Connecticut and its deposits of approximately $10 million. This transaction is expected to be completed in March, 1997.


CAPITAL RESOURCES
Total shareholders' equity rose 12.3% during 1996 and amounted to $59.4 million at December 31, 1996. Approximately $5.3 million in capital growth resulted from earnings retention and $1.3 million from dividend reinvestment and stock option transactions. On October 15, 1996, the Corporation paid a stock split in the form of a three-for-two stock dividend. Additionally, cash dividends declared per share rose by 16.4% in 1996 for a total of $.71 per share.

The ratio of total equity to total assets amounted to 8.6% at December 31, 1996, compared to 9.7% at December 31, 1995. The reduction in this ratio was due primarily to the growth in assets resulting from the investment program. Book value rose to $13.62 per share at December 31, 1996, up from the year-earlier amount of $12.37 per share.

The Corporation and the Bank are subject to various regulatory capital requirements. The Corporation and the Bank are categorized as well-capitalized under the regulatory framework for prompt corrective action. (See Note 15 to the consolidated financial statements for additional discussion of capital requirements.)


LITIGATION
As discussed under Note 14 to the Corporation's consolidated financial statements, the Bank is party to a lawsuit filed by a corporate customer and the customer's shareholders for damages which the plaintiffs allegedly incurred as a result of an embezzlement by an officer of the customer. The suit seeks recovery from the Bank for losses directly related to the embezzlement of approximately $3.0 million, as well as consequential damages amounting to approximately $2.7 million. Management believes, based on its review with counsel of the development of this matter to date, that the Bank has meritorious defenses in this litigation. Additionally, the Bank has filed counterclaims against the customer and its principal shareholder, as well as claims against the officer responsible for the embezzlement. The Bank intends to vigorously defend the suit, as well as to vigorously pursue its counterclaims. Because of the numerous uncertainties which surround the litigation, management is unable to estimate the amount of loss, if any, that the Bank may incur with respect to this litigation. Consequently, no loss provision for this lawsuit has been recorded.


RECENT ACCOUNTING DEVELOPMENTS
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" is effective for transfers of financial assets occurring after December 31, 1996 but excludes transfers related to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. This Statement provides accounting and reporting standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. These standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of this pronouncement is not expected to have a significant effect on the Corporation's financial position or results of operations.


COMPARISON OF 1995 WITH 1994
Washington Trust recorded net income of $7.7 million in 1995, a 23% increase over the $6.3 million of net income recorded in 1994. Fully diluted earnings per share amounted to $1.74 for 1995, up from $1.45 per share earned in 1994. ROA and ROE amounted to 1.44% and 15.47%, respectively in 1995. Comparable amounts for 1994 were 1.25% and 14.11%.

Fully taxable  equivalent  net interest  income rose 10.8% over the 1994 amount.
The interest rate spread rose 6 basis points to 4.64% in 1995, while the net interest margin increased from 5.03% in 1994 to 5.24% in 1995. Increases in noninterest-bearing sources of funds were primarily responsible for the increase in the net interest margin. The yield on total interest-earning assets amounted to 8.65% in 1995, up from 7.94% in 1994 primarily due to higher yields on commercial loans. The Corporation's cost of funds rose 65 basis points in 1995 to 4.01% due to changes in deposit mix. The rate of interest paid on time deposits rose 95 basis points, which resulted in a shift of funds from lower yielding savings deposits to the time deposit category.

Total assets rose 6.2% in 1995 to $547.7 million at December 31, 1995. Average assets amounted to $533.9 million in 1995, up 6.3% over the prior year. Asset growth occurred in the securities portfolio because of soft loan demand. The source of funds for this growth was provided by an increase in deposits of $27.1 million or 6.2% over 1994. Total loans declined by 1.9% in 1995 and amounted to $386.5 million at December 31, 1995. Strong growth in consumer loans was offset by reduced commercial and residential loan originations.

Nonperforming assets declined to 1.9% of total assets at December 31, 1995, down from 2.5% of total assets at December 31,1994. The Corporation's loan loss provision amounted to $1.4 million in 1995, compared to $1.3 million in 1994. Net loan charge-offs amounted to $2.9 million in 1995, up from $1.0 million in 1994.

Shareholders' equity rose by 15.6% in 1995. Approximately $1.6 million of this increase was attributable to the increase in the unrealized gain on securities available for sale. Book value per share rose to $12.37 at December 31, 1995, up from the year-earlier amount of $10.81 per share. The ratio of capital to assets was 9.7% and 8.9% at December 31, 1995 and 1994, respectively. Dividends paid per share amounted to $.61 in 1995, up 24.5% from the prior year.


                           CONSOLIDATED BALANCE SHEETS
                  Washington Trust Bancorp, Inc. and Subsidiary


December 31,                                                                          1996               1995
------------------------------------------------------------------------------- ------------------ ------------------
ASSETS:
Cash and due from banks (note 2)                                                      $17,418,414        $15,051,777
Federal funds sold                                                                      1,548,136         13,598,869
Mortgage loans held for sale                                                              743,931            456,152
Securities: (note 3)
   Available for sale, at fair value                                                  198,317,453         85,552,335
   Held to maturity, at cost; fair value $28.1 million
     in 1996 and $29.4 million in 1995                                                 27,925,855         28,872,991
------------------------------------------------------------------------------- ------------------ ------------------
     Total securities                                                                 226,243,308        114,425,326

Federal Home Loan Bank stock, at cost                                                  11,682,900          2,995,000

Loans (note 4)                                                                        418,993,414        386,458,892
Less allowance for loan losses (note 5)                                                 8,495,138          7,784,516
------------------------------------------------------------------------------- ------------------ ------------------
   Net loans                                                                          410,498,276        378,674,376

Premises and equipment, net (note 6)                                                   19,040,252         14,646,157
Accrued interest receivable                                                             4,159,875          3,539,305
Other real estate owned, net (note 8)                                                   1,089,943          1,705,147
Other assets                                                                            2,520,723          2,567,195
------------------------------------------------------------------------------- ------------------ ------------------
     Total assets                                                                    $694,945,758       $547,659,304
------------------------------------------------------------------------------- ------------------ ------------------

LIABILITIES:
Deposits:
   Demand                                                                            $ 65,013,797       $ 59,470,321
   Savings                                                                            170,172,153        177,891,247
   Time (note 9)                                                                      241,375,331        230,492,444
------------------------------------------------------------------------------- ------------------ ------------------
     Total deposits                                                                   476,561,281        467,854,012

Dividends payable                                                                         785,010            686,189
Securities sold under agreements to repurchase (note 10)                               14,000,000                 --
Federal Home Loan Bank advances (note 10)                                             138,493,288         20,951,266
Accrued expenses and other liabilities                                                  5,679,523          5,231,339
------------------------------------------------------------------------------- ------------------ ------------------
     Total liabilities                                                                635,519,102        494,722,806
------------------------------------------------------------------------------- ------------------ ------------------

Commitments and contingencies (notes 7, 14 and 16)

SHAREHOLDERS' EQUITY: (note 15)
Common stock of $.0625 par value; authorized
   10,000,000 shares; issued 4,362,631 shares in 1996
   and 4,320,000 shares in 1995                                                           272,664            180,000
Paid-in capital                                                                         3,763,799          3,070,795
Retained earnings                                                                      50,886,020         45,630,676
Unrealized gain on securities available for sale, net of tax                            4,504,173          4,381,958
Treasury stock, at cost; 40,695 shares in 1995                                                --            (326,931)
------------------------------------------------------------------------------- ------------------ ------------------
     Total shareholders' equity                                                        59,426,656         52,936,498
------------------------------------------------------------------------------- ------------------ ------------------
     Total liabilities and shareholders' equity                                      $694,945,758       $547,659,304
------------------------------------------------------------------------------- ------------------ ------------------

See accompanying notes to consolidated financial statements.




                        CONSOLIDATED STATEMENTS OF INCOME
                  Washington Trust Bancorp, Inc. and Subsidiary

Years ended December 31,                                            1996                 1995                 1994
--------------------------------------------------------- --------------------- -------------------- --------------------
Interest Income:
    Interest and fees on loans (note 4)                            $36,106,347          $35,703,570          $31,116,418
    Income from securities:
         Interest                                                    8,072,366            4,803,214            4,543,584
         Dividends                                                   1,418,544              924,190              745,925
    Interest on federal funds sold and securities
         purchased under agreements to resell                          208,707              855,206              255,761
--------------------------------------------------------- --------------------- -------------------- --------------------
       Total interest income                                        45,805,964           42,286,180           36,661,688
--------------------------------------------------------- --------------------- -------------------- --------------------
Interest expense:
    Savings deposits                                                 3,796,925            3,946,019            4,334,637
    Time deposits                                                   12,478,184           11,770,096            7,917,428
    Other                                                            3,391,432            1,299,149            1,336,517
--------------------------------------------------------- --------------------- -------------------- --------------------
       Total interest expense                                       19,666,541           17,015,264           13,588,582
--------------------------------------------------------- --------------------- -------------------- --------------------
Net interest income                                                 26,139,423           25,270,916           23,073,106
Provision for loan losses (note 5)                                   1,200,000            1,400,000            1,256,912
--------------------------------------------------------- --------------------- -------------------- --------------------
Net interest income after provision for loan losses                 24,939,423           23,870,916           21,816,194
--------------------------------------------------------- --------------------- -------------------- --------------------
Noninterest income:
    Trust income                                                     3,756,774            3,255,494            3,284,435
    Service charges on deposit accounts                              2,168,048            1,950,899            1,610,550
    Merchant processing fees                                           816,871              730,449              622,013
    Net gains on sales of securities (note 3)                          367,518              495,817              684,590
    Net gains (losses) on loan sales                                   220,259            (135,851)              (15,998)
    Other income                                                       990,317              906,029              736,576
--------------------------------------------------------- --------------------- -------------------- --------------------
       Total noninterest income                                      8,319,787            7,202,837            6,922,166
--------------------------------------------------------- --------------------- -------------------- --------------------
Noninterest expense:
    Salaries and employee benefits (note 11)                        11,171,497           10,223,160            9,929,943
    Net occupancy                                                    1,300,799            1,221,927            1,206,031
    Equipment                                                        1,536,897            1,291,663            1,188,352
    Deposit taxes and assessments                                      274,000              769,583            1,279,417
    Merchant processing costs                                          637,090              528,685              429,784
    Office supplies                                                    533,912              461,501              605,645
    Advertising and promotion                                          610,867              538,413              505,351
    Credit and collection                                              392,957              437,619              512,715
    Other (notes 8 and 12)                                           4,077,853            3,882,235            3,790,482
--------------------------------------------------------- --------------------- -------------------- --------------------
       Total noninterest expense                                    20,535,872           19,354,786           19,447,720
--------------------------------------------------------- --------------------- -------------------- --------------------
Income before income taxes                                          12,723,338           11,718,967            9,290,640
Income tax expense (note 13)                                         4,298,000            4,031,000            3,026,000
--------------------------------------------------------- --------------------- -------------------- --------------------
       Net income                                                   $8,425,338           $7,687,967           $6,264,640
--------------------------------------------------------- --------------------- -------------------- --------------------

Weighted average shares outstanding - primary                        4,482,839            4,365,302            4,308,540
Weighted average shares outstanding - fully diluted                  4,508,434            4,407,975            4,309,163
Earnings per share - primary                                             $1.88                $1.76                $1.45
Earnings per share - fully diluted                                       $1.87                $1.74                $1.45
Cash dividends declared per share                                         $.71                 $.61                 $.49

See accompanying notes to consolidated financial statements.



           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Washington Trust Bancorp, Inc. and Subsidiary



Years ended December 31,                                                                1996             1995             1994
---------------------------------------------------------------------------------- --------------- ----------------- --------------
COMMON STOCK
Balance at beginning of year                                                           $180,000         $180,000         $120,000
    Issuance of common stock for stock option plan and other purposes                     1,881               --               --
    3-for-2 stock split in the form of a 50% stock dividend                              90,783               --           60,000
------------------------------------------------------------------------------- ---------------- ---------------- ----------------
Balance at end of year                                                                  272,664          180,000          180,000
------------------------------------------------------------------------------- ---------------- ---------------- ----------------

PAID-IN CAPITAL
Balance at beginning of year                                                          3,070,795        2,929,135        2,822,908
    Issuance of common stock for dividend reinvestment plan,
        stock option plan and other purposes                                            693,004          141,660          106,227
------------------------------------------------------------------------------- ---------------- ---------------- ----------------
Balance at end of year                                                                3,763,799        3,070,795        2,929,135
------------------------------------------------------------------------------- ---------------- ---------------- ----------------

RETAINED EARNINGS
Balance at beginning of year                                                         45,630,676       40,553,979       36,418,073
    Net income                                                                        8,425,338        7,687,967        6,264,640
    Cash dividends declared                                                         (3,079,211)       (2,611,270)      (2,068,734)
    3-for-2 stock split in the form of a 50% stock dividend                            (90,783)               --          (60,000)
------------------------------------------------------------------------------- ---------------- ---------------- ----------------
Balance at end of year                                                               50,886,020       45,630,676       40,553,979
------------------------------------------------------------------------------- ---------------- ---------------- ----------------

UNREALIZED GAIN ON SECURITIES AVAILABLE FOR SALE, NET OF TAX
Balance at beginning of year                                                          4,381,958        2,801,490               --
    Adoption of SFAS No. 115                                                                 --               --        4,910,522
    Change in unrealized gain on securities available for sale, net of tax              122,215        1,580,468       (2,109,032)
------------------------------------------------------------------------------- ---------------- ---------------- ----------------
Balance at end of year                                                                4,504,173        4,381,958        2,801,490
------------------------------------------------------------------------------- ---------------- ---------------- ----------------

TREASURY STOCK
Balance at beginning of year                                                          (326,931)         (681,620)        (898,056)
    Issuance of common stock for dividend reinvestment plan,
        stock option plan and other purposes                                            567,431          354,689          216,436
    Purchase of treasury stock                                                        (240,500)               --               --
------------------------------------------------------------------------------- ---------------- ---------------- ----------------
Balance at end of year                                                                       --         (326,931)        (681,620)
------------------------------------------------------------------------------- ---------------- ----------------- ----------------

TOTAL SHAREHOLDERS' EQUITY                                                          $59,426,656      $52,936,498      $45,782,984
------------------------------------------------------------------------------- ---------------- ---------------- ----------------

See accompanying notes to consolidated financial statements.





                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Washington Trust Bancorp, Inc. and Subsidiary

Years ended December 31,                                                      1996                1995                 1994
---------------------------------------------------------------------- ------------------- -------------------- --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                              $8,425,338           $7,687,967          $6,264,640
    Adjustments to reconcile net income to net cash
           provided by operating activities:
        Provision for loan losses                                            1,200,000            1,400,000           1,256,912
        Provision for valuation of other real estate owned                     302,502              172,041             137,389
        Depreciation of premises and equipment                               1,447,592            1,331,474           1,313,158
        Amortization of net deferred loan fees and costs                      (149,903)            (540,535)           (819,142)
        Deferred income tax expense (benefit)                                  157,000              763,000            (360,000)
        Net gains on sales of securities                                      (367,518)            (495,817)           (684,590)
        Net (gains) losses on sales of other real estate owned                (350,551)              15,095            (465,292)
        Net (gains) losses on loan sales                                      (220,259)             135,851               15,998
        Proceeds from sales of loans                                        18,331,410           15,967,587          13,867,186
        Loans originated for sale                                          (18,398,930)         (16,219,298)        (10,377,435)
        Increase in accrued interest receivable                               (620,570)            (307,094)           (361,300)
        Decrease (increase) in other assets                                     46,472             (923,547)           (624,046)
        Increase in accrued expenses and other liabilities                     529,754              133,229             499,002
        Other, net                                                             286,712             (294,672)            174,088
------------------------------------------------------------------- ------------------- -------------------- -------------------
    Net cash provided by operating activities                               10,619,049            8,825,281           9,836,568
------------------------------------------------------------------- ------------------- -------------------- -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
        Purchases                                                         (168,325,237)         (38,362,395)         (4,719,443)
        Proceeds from sales                                                 35,682,831           16,469,090           9,666,129
        Maturities and principal repayments                                 20,221,928           10,164,849           1,000,000
    Securities held to maturity:
        Purchases                                                           (4,475,251)         (22,331,055)         (8,399,712)
        Maturities and principal repayments                                  5,356,919            8,770,271           8,355,132
    Purchases of Federal Home Loan Bank stock                               (8,687,900)             (88,200)           (934,000)
    Loan originations (over) under principal collected on loans            (33,167,909)           5,152,024          (36,344,321)
    Proceeds from sales of other real estate owned                             992,972              310,084            1,263,385
    Purchases of premises and equipment                                     (5,872,180)          (1,222,588)          (1,754,963)
------------------------------------------------------------------- -------------------- -------------------- --------------------
    Net cash used in investing activities                                 (158,273,827)         (21,137,920)         (31,867,793)
------------------------------------------------------------------- -------------------- -------------------- --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                                 8,707,269           27,122,870          17,356,522
    Net increase in securities sold under
        agreements to repurchase                                            14,000,000                  --                  --
    Proceeds from Federal Home Loan Bank advances                          226,240,431           17,564,839          15,051,500
    Repayment of Federal Home Loan Bank advances                          (108,698,409)         (20,135,916)        (12,029,157)
    Purchase of treasury stock                                                (240,500)                 --                   --
    Proceeds from issuance of common stock                                     942,281              496,349             322,663
    Cash dividends paid                                                     (2,980,390)          (2,489,767)         (1,915,521)
------------------------------------------------------------------- ------------------- -------------------- -------------------
    Net cash provided by financing activities                              137,970,682           22,558,375          18,786,007
------------------------------------------------------------------- ------------------- -------------------- -------------------

    Net (decrease) increase in cash and cash equivalents                    (9,684,096)          10,245,736          (3,245,218)
    Cash and cash equivalents at beginning of year                          28,650,646           18,404,910          21,650,128
------------------------------------------------------------------- ------------------- -------------------- -------------------
    Cash and cash equivalents at end of year                               $18,966,550          $28,650,646         $18,404,910
------------------------------------------------------------------- ------------------- -------------------- -------------------

Noncash Investing and Financing Activities:
    Net transfers from loans to other real estate owned                     $1,279,107             $666,158          $1,290,381
    Loans charged off                                                        1,273,148            3,416,067           1,336,260
    Loans made to facilitate the sale of OREO                                  914,800              854,750           1,709,931
    Transfer of securities from the held-to-maturity
        to the available-for-sale category                                          --           37,131,457                  --
    Change in unrealized gain on securities
        available for sale, net of tax                                         122,215            1,580,468           2,801,490
    Stock issued in settlement of directors' retirement plan                   320,035                   --                  --
Supplemental Disclosures:
    Interest payments                                                       $8,194,655           $7,365,825          $7,384,172
    Income tax payments                                                      4,006,589            3,018,250           2,942,787

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Washington Trust Bancorp, Inc. and Subsidiary

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Washington Trust Bancorp, Inc. (the "Corporation") is a publicly-owned, registered bank holding company, organized under the laws of the State of Rhode Island. The Corporation provides a complete product line of financial services through its wholly-owned subsidiary, The Washington Trust Company (the "Bank"), a Rhode Island chartered commercial bank. The Bank was originally chartered in 1800 and provides a variety of financial services including commercial, residential and consumer lending, retail and commercial deposit products and trust services. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to regulatory limits.

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

The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices of the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate which is particularly susceptible to change is the determination of the allowance for loan losses.

Securities
Securities Available for Sale The Corporation designates securities that it intends to use as part of its asset/liability strategy or that may be sold as a result of changes in market conditions, changes in prepayment risk, rate fluctuations, liquidity or capital requirements as available for sale. The determination to classify such securities as available for sale is made at the time of purchase.

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

Federal Home Loan Bank Stock
The Bank is a member of the Federal Home Loan Bank of Boston ("FHLBB"). As a requirement of membership, the Bank must own a minimum amount of FHLBB stock, calculated periodically based primarily on its level of borrowings from the FHLBB. The Bank may redeem FHLBB stock in excess of the minimum required. In addition, the FHLBB may require members to redeem stock in excess of the requirement. FHLBB stock is redeemable at par, which equals cost. Since no market exists for these shares, they are valued at par.

Mortgage Banking Activities
Mortgage Loans Held for Sale Mortgage loans held for sale are carried at the lower of aggregate cost, net of unamortized deferred loan origination fees and costs, or market. Unrealized losses, if any, are charged to current period earnings.

Mortgage Servicing Rights Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights". This Statement requires that the rights to service mortgage loans for others be recognized as an asset, including rights acquired through both purchases and originations. The total cost of originated mortgage loans that are sold with servicing rights retained is allocated between the mortgage servicing rights and the loans without the mortgage servicing rights based on their relative fair values. Capitalized mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically evaluated for impairment based on their fair value. The fair value is estimated based on the present value of expected cash flows, incorporating assumptions for discount rate, prepayment speed and servicing cost. Any impairment is recognized as a charge to earnings through a valuation allowance.

Loan Accounting Policy
Portfolio Loans Loans held in portfolio are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs. Interest income is accrued on a level yield basis based on principal amounts outstanding. Deferred loan origination fees and costs are amortized as an adjustment to yield over the life of the related loans.

Nonaccrual Loans Loans, with the exception of certain well-secured residential mortgage loans, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more overdue with respect to principal and/or interest. Well-secured residential mortgage loans are permitted to remain on accrual status provided that full collection of principal and interest is assured. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. Interest previously accrued, but not collected on such loans is reversed against current period income. Subsequent cash receipts on nonaccrual loans are applied to the outstanding principal balance of the loan, or recognized as interest income depending on management's assessment of the ultimate collectibility of the loan. Loans are removed from nonaccrual status when they have been current as to principal and interest for a period of time, the borrower has demonstrated an ability to comply with repayment terms, and when, in management's opinion, the loans are considered to be fully collectible.

Impaired Loans A loan is impaired when it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Corporation considers all nonaccrual commercial loans to be impaired. Impairment is measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Impairment is measured based on the fair value of the collateral if it is determined that foreclosure is probable.

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

While management believes that the allowance for loan losses is adequate, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the
Corporation's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is calculated on the straight-line method over the estimated useful lives of assets. Expenditures for major additions and improvements are capitalized while the costs of current maintenance and repairs are charged to operating expenses.

Other Real Estate Owned (OREO)
Other real estate owned consists of property acquired through foreclosure and loans determined to be substantively repossessed. Real estate loans that are substantively repossessed include only those loans for which the Corporation has taken possession of the collateral, but has not completed legal foreclosure proceedings.

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

Transfers and Servicing of Assets and Extinguishments of Liabilities
Effective January 1, 1997, the Corporation will adopt SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities". This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125", requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions until years beginning after December 31, 1997. Earlier or retrospective application of this Statement is not permitted. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on an approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement is not expected to have a significant effect on the Corporation's financial position or results of operations.

Interest Rate Risk Management Agreements
The Corporation uses financial instruments as part of its interest rate risk management strategy. Interest rate swap and floor agreements are entered into as hedges against future interest rate fluctuations on specifically identified assets or liabilities. The Corporation does not enter into agreements for trading or speculative purposes.
Therefore, these agreements are not marked to market.

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

Pension Costs
Pension costs are funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act and are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions".

Stock-Based Compensation
On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Statement establishes financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. The statement allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Corporation continues to account for stock-based compensation costs under APB Opinion No. 25.

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


(2) CASH AND DUE FROM BANKS
The Bank is required to maintain certain average reserve balances with the Federal Reserve. Such reserve balances amounted to $7,796,523 and $7,512,422 at December 31, 1996 and 1995, respectively.



(3) SECURITIES

Securities are summarized as follows:


                                                     Amortized        Unrealized        Unrealized           Fair
December 31, 1996                                       Cost             Gains            Losses            Value
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury obligations and
   obligations of U.S. government agencies             $48,713,596         $500,789        $(112,008)       $49,102,377
Mortgage-backed securities                             129,231,582          144,284         (872,248)       128,503,618
Corporate stocks                                        12,865,332        7,919,184          (73,058)        20,711,458
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
   Total securities available for sale                 190,810,510        8,564,257       (1,057,314)       198,317,453
------------------------------------------------- ----------------- ---------------- ----------------- -----------------

SECURITIES HELD TO MATURITY
Mortgage-backed securities                              12,343,916          185,324               --         12,529,240
States and political subdivisions                       15,581,939           47,515          (44,267)        15,585,187
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
   Total securities held to maturity                    27,925,855          232,839          (44,267)        28,114,427
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
       Total securities                               $218,736,365       $8,797,096      $(1,101,581)      $226,431,880
------------------------------------------------- ----------------- ---------------- ----------------- -----------------


                                                     Amortized        Unrealized        Unrealized           Fair
December 31, 1995                                       Cost             Gains            Losses            Value
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury obligations and
   obligations of U.S. government agencies             $37,346,696         $549,035         $(18,203)       $37,877,528
Mortgage-backed securities                              30,024,608          189,634         (187,345)        30,026,897
Corporate stocks                                        10,877,771        6,783,369          (13,230)        17,647,910
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
   Total securities available for sale                  78,249,075        7,522,038         (218,778)        85,552,335
------------------------------------------------- ----------------- ---------------- ----------------- -----------------

SECURITIES HELD TO MATURITY
Mortgage-backed securities                              13,947,011          497,755               --         14,444,766
States and political subdivisions                       14,925,980           77,329          (15,256)        14,988,053
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
   Total securities held to maturity                    28,872,991          575,084          (15,256)        29,432,819
------------------------------------------------- ----------------- ---------------- ----------------- -----------------
       Total securities                               $107,122,066       $8,097,122        $(234,034)      $114,985,154
------------------------------------------------- ----------------- ---------------- ----------------- -----------------


In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report which allowed enterprises to reassess the appropriateness of their securities classifications between the "held-to-maturity" and "available-for-sale" categories. In accordance with this report, the Corporation reassessed its securities classifications, resulting in the transfer of debt securities held to maturity with an amortized cost of $37,131,457 and an unrealized loss of $706,937 to the available-for-sale category. There were no other sales or transfers from the held-to-maturity portfolio during 1996, 1995 and 1994.

The contractual maturities and weighted average yields of debt securities are summarized below. Mortgage-backed securities are included based on weighted average maturities, adjusted for anticipated prepayments:


                                                                                            Weighted
                                                Amortized                Fair               Average
December 31, 1996                                  Cost                  Value               Yield
----------------------------------------- -------------------- -------------------- ------------------
SECURITIES AVAILABLE FOR SALE
Due in 1 year or less                             $26,118,231          $26,026,634              6.46%
After 1 but within 5 years                         83,123,711           82,868,699              6.62%
After 5 but within 10 years                        32,328,443           32,301,117              6.79%
After 10 years                                     36,374,793           36,409,545              6.75%
----------------------------------------- -------------------- -------------------- ------------------
                                                  177,945,178          177,605,995              6.65%
----------------------------------------- -------------------- -------------------- ------------------
SECURITIES HELD TO MATURITY
Due in 1 year or less                               3,282,021            3,315,110              6.16%
After 1 but within 5 years                         18,704,891           18,786,147              5.23%
After 5 but within 10 years                         4,383,566            4,439,374              7.24%
After 10 years                                      1,555,377            1,573,796              7.09%
----------------------------------------- -------------------- -------------------- ------------------
                                                   27,925,855           28,114,427              5.76%
----------------------------------------- -------------------- -------------------- ------------------
     Total                                       $205,871,033         $205,720,422              6.53%
----------------------------------------- -------------------- -------------------- ------------------


At December 31, 1996, the Corporation owned securities with an aggregate carrying value of $24.8 million which are callable at the discretion of the issuers. Primarily all of these securities are U.S. Treasury and government agency obligations, included in the available-for-sale category. Final maturities of these securities range from three to seven years with call features ranging from three months to two years.

The following is a summary of amounts relating to sales of securities available for sale:


Years ended December 31,                               1996               1995                1994
-------------------------------------------- ------------------ ------------------- ------------------

Proceeds from sales                                $35,682,831         $16,469,090         $9,666,129
-------------------------------------------- ------------------ ------------------- ------------------

Realized gains                                        $626,044          $1,028,726           $713,534
Realized losses                                       (258,526)           (532,909)           (28,944)
-------------------------------------------- ------------------ ------------------- ------------------
Net realized gains                                    $367,518            $495,817           $684,590
-------------------------------------------- ------------------ ------------------- ------------------


Included in proceeds from sales of securities in 1994 are proceeds of $699,896 which represent the donation of corporate stocks to a charitable trust established by the Corporation. The gain on this transaction is included in gains on sales of securities and amounted to $676,058, the excess of the fair market value of the donated securities over their historical cost. See Note 12 for a discussion regarding the contribution expense related to this transaction.

Included in proceeds from sales of securities are $7.5 million, $3.5 million and $7.5 million in 1996, 1995 and 1994, respectively, from dispositions of auction rate preferred stocks with no gain or loss. Purchases of auction rate preferred stocks available for sale amounted to $500,000, $10.0 million and $3.5 million in 1996, 1995 and 1994, respectively. These are preferred stock instruments whose dividend rate is reset by auction every 49 days to a market rate, resulting in a market value of par. At each auction, the holder can elect not to participate in the auction and therefore liquidate its investment at par (cost).

Securities available for sale with a fair value of $41,964,967 and $4,576,325 were pledged to secure public deposits and for other purposes at December 31, 1996 and 1995, respectively.



(4) LOANS

The following is a summary of loans:

December 31,                                                        1996                      1995
----------------------------------------------------- ------------------------- --------------------------
Residential real estate:
   Mortgages                                                       $171,422,970              $167,510,929
   Homeowner construction                                             4,631,288                 3,071,177
----------------------------------------------------------------------------------------------------------
   Total residential real estate                                    176,054,258               170,582,106

Commercial and other:
   Mortgages (1)                                                     66,223,610                58,837,483
   Construction and development (2)                                   4,173,630                 5,968,404
   Other (3)                                                        109,485,405                96,830,889
----------------------------------------------------------------------------------------------------------
   Total commercial and other                                       179,882,645               161,636,776

Consumer                                                             63,056,511                54,240,010
----------------------------------------------------------------------------------------------------------
Total loans                                                        $418,993,414              $386,458,892
----------------------------------------------------------------------------------------------------------

(1) Amortizing mortgages, primarily secured by income producing property (2) Loans for construction of residential and commercial properties and for land development (3) Loans to businesses and individuals, a substantial portion of which are fully or partially collateralized by real estate


Concentrations of Credit Risk
The Corporation's lending activities are primarily conducted in southern Rhode Island and southeastern Connecticut. The Corporation grants single family and multi-family residential loans, commercial real estate loans, commercial loans, and a variety of consumer loans. In addition, loans are granted for the construction of residential homes, commercial real estate properties, and for land development. The ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in the Corporation's market area.

Nonaccrual Loans
The balance of loans on nonaccrual status as of December 31, 1996 and 1995 was $7,542,400 and $8,573,656, respectively. Interest income that would have been recognized had these loans been performing at originally contracted rates was approximately $843,000 in 1996 and $1,056,000 in 1995. Interest income attributable to these loans included in the Consolidated Statements of Income amounted to approximately $495,000 in 1996 and $458,000 in 1995. Included in nonaccrual loans at December 31, 1996 and 1995 are loans amounting to $1.9 million and $2.4 million, respectively, whose terms have been restructured.


Impaired Loans
Impaired loans consist of all nonaccrual commercial loans. The following is a summary of impaired loans:


December 31,                                                       1996                1995
---------------------------------------------------------- ------------------ -------------------
Impaired loans requiring an allowance                             $4,523,000          $4,854,000
Impaired loans not requiring an allowance                            572,000           1,001,000
---------------------------------------------------------- ------------------ -------------------

Total recorded investment in impaired loans                       $5,095,000          $5,855,000
---------------------------------------------------------- ------------------ -------------------

Years ended December 31,                                           1996                1995
---------------------------------------------------------- ------------------ -------------------
Average recorded investment in impaired loans                     $3,674,000          $6,412,000
---------------------------------------------------------- ------------------ -------------------

Interest income recognized on impaired loans                        $267,000            $414,000
---------------------------------------------------------- ------------------ -------------------


Mortgage Servicing Activities
At December 31, 1996 and 1995, mortgage loans sold to others and serviced by the Corporation on a fee basis under various agreements amounted to $101,260,742 and $95,078,817, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

As discussed in Note 1, the Corporation adopted SFAS No. 122 as of January 1, 1996. As a result of the adoption of this pronouncement, mortgage servicing rights amounting to $153,600 were capitalized during 1996 and are included in net gains on loan sales. The related amortization of those rights of $8,264 and the establishment of a valuation allowance in the amount of $18,936 were recorded as offsets to other income in 1996. As of December 31, 1996, the fair value of capitalized mortgage servicing rights amounted to $126,400.

Loans to Related Parties
At December 31, 1996, the Corporation has made loans in the ordinary course of business to certain directors and executive officers including their immediate families and their affiliated companies. Such loans were made under normal interest rate and collateralization terms. Activity related to these loans in 1996 was as follows:


Balance at December 31, 1995                                      $2,991,971
Additions                                                          1,575,068
Reductions                                                        (1,895,997)
------------------------------------------------- ---------------------------
Balance at December 31, 1996                                      $2,671,042
------------------------------------------------- ---------------------------




(5) ALLOWANCE FOR LOAN LOSSES

The following is an analysis of the allowance for loan losses:

Years ended December 31,                                    1996               1995                1994
--------------------------------------------------- ------------------ ------------------- ------------------
Balance at beginning of year                               $7,784,516          $9,327,942         $9,089,775
Provision charged to expense                                1,200,000           1,400,000          1,256,912
Recoveries of loans previously charged off                    783,770             472,641            317,515
Loans charged off                                          (1,273,148)        (3,416,067)         (1,336,260)
--------------------------------------------------- ------------------ ------------------- ------------------
Balance at end of year                                     $8,495,138          $7,784,516         $9,327,942
--------------------------------------------------- ------------------ ------------------- ------------------

Included in the allowance for loan losses at December 31, 1996 and 1995 was an allowance for impaired loans amounting to $867,000 and $953,000, respectively.



(6) PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:


December 31,                                         1996                  1995
-------------------------------------------- ------------------- --------------------
Land and improvements                                $1,877,782           $1,561,936
Premises and improvements                            18,164,916           15,294,192
Furniture, fixtures and equipment                    12,498,299            9,954,675
------------------------------------------- -------------------- --------------------
                                                     32,540,997           26,810,803
Less accumulated depreciation                        13,500,745           12,164,646
------------------------------------------- -------------------- --------------------
Total premises and equipment, net                   $19,040,252          $14,646,157
------------------------------------------- -------------------- --------------------



(7) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage the Corporation's exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees and interest rate swaps and floors. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contractual and notional amounts of financial instruments with off-balance sheet risk are as follows:



December 31,                                                                         1996               1995
----------------------------------------------------------------------------- ------------------- ------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
     Commercial and other loans                                                      $24,612,289        $24,014,537
     Home equity lines                                                                13,982,345         12,538,507
     Credit card lines                                                                17,008,538         12,201,670
     Homeowner construction loans                                                      2,536,231          2,993,240
     Construction and development loans                                                3,226,673            944,736
   Standby letters of credit                                                           1,742,951          2,603,072
   Loans sold with recourse                                                              928,092          1,188,336
Financial instruments whose notional amounts exceed the amount of credit risk:
   Interest rate floor contracts                                                      50,000,000         50,000,000
   Interest rate swaps                                                                        --         10,000,000

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

Interest Rate Risk Management Agreements
The Corporation uses interest rate swaps and floors from time to time as part of its interest rate risk management strategy. Swaps are agreements in which the Corporation and another party agree to exchange interest payments (e.g. fixed-rate for variable-rate payments) computed on a notional principal amount. A floor is a purchased contract that entitles the Corporation to receive payment from a counterparty if a rate index falls below a contractual rate. The amount of the payment is the difference between the contractual floor rate and the rate index multiplied by the notional principal amount of the contract. If the rate index does not fall below the contractual floor rate, no payment is received. The credit risk associated with swap and floor transactions is the risk of default by the counterparty. To minimize this risk, the Corporation enters into interest rate agreements only with highly rated counterparties that management believes to be creditworthy. The notional amounts of these agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Corporation's potential loss exposure.

During 1995, the Corporation entered into interest rate floor contracts with a total notional amount of $50 million which mature in February 2000. The purpose of the floor contracts is to offset the risk of future reductions in interest earned on certain floating rate loans. The Corporation receives payment under contracts with a total notional value of $30.0 million when the prime rate falls below 9.0% and on the remaining $20.0 million when 3-month LIBOR at the quarterly resetting dates is below 6.1875%. The prime rate and 3-month LIBOR applicable to the outstanding floor contracts at December 31, 1996 were 8.25% and 5.5%, respectively. At December 31, 1996, the fair value, or the value to the Corporation of terminating the contracts, was $1,174,000. The remaining unamortized premium for these contracts, included in other assets, amounted to $580,133 at December 31, 1996.

The Corporation has not terminated any interest rate swap agreements or floor contracts and there are no unamortized deferred gains or losses.


(8) OTHER REAL ESTATE OWNED
An analysis of the composition of OREO follows:


December 31,                                               1996                 1995
------------------------------------------------ -------------------- --------------------
Commercial real estate                                      $658,664             $671,340
Residential real estate                                      142,373              706,655
Land                                                         494,372              737,158
------------------------------------------------ -------------------- --------------------
                                                           1,295,409            2,115,153
Valuation allowance                                        (205,466)            (410,006)
------------------------------------------------ -------------------- --------------------
Other real estate owned, net                              $1,089,943           $1,705,147
------------------------------------------------ -------------------- --------------------


An analysis of the activity relating to other real estate owned follows:

Years ended December 31,                                   1996                 1995
------------------------------------------------ -------------------- --------------------
Balance at beginning of year                              $2,115,153           $2,577,757
Net transfers from loans                                   1,279,107              666,158
Sales                                                    (2,134,654)          (1,512,508)
Other, net                                                    35,803              383,746
------------------------------------------------ -------------------- --------------------
                                                           1,295,409            2,115,153
Valuation allowance                                        (205,466)            (410,006)
------------------------------------------------ -------------------- --------------------
Other real estate owned, net                              $1,089,943           $1,705,147
------------------------------------------------ -------------------- --------------------

The following is an analysis of activity relating to the OREO valuation allowance:


Years ended December 31,                                   1996                1995               1994
------------------------------------------------- ------------------- ------------------ ------------------
Balance at beginning of year                                $410,006           $570,545         $1,155,700
Provision charged to expense                                 302,502            172,041            137,389
Sales                                                       (457,434)         (301,294)           (716,214)
Selling expenses incurred                                    (49,608)          (31,286)            (55,763)
Other, net                                                       --                  --              49,433
------------------------------------------------- ------------------ ------------------- -------------------
Balance at end of year                                      $205,466           $410,006            $570,545
------------------------------------------------- ------------------ ------------------- -------------------


Net realized gains (losses) on dispositions of properties amounted to $350,551, ($15,095) and $465,292 in 1996, 1995 and 1994, respectively. These amounts are included in other noninterest expense in the Consolidated Statements of Income.


(9) TIME CERTIFICATES OF DEPOSIT
Scheduled maturities of time certificates of deposit at December 31, 1996 were as follows:

Years ending
December 31,                                        Amount
-------------------------------- ----------- ----------------------

    1997                                              $149,381,244
    1998                                                76,682,249
    1999                                                 5,224,134
    2000                                                 7,502,984
    2001                                                 2,584,720
    2002 and thereafter                                         --
-------------------------------- ----------- ----------------------
Balance at end of year                                $241,375,331
-------------------------------- ----------- ----------------------

The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $39,781,568 and $28,948,924 at December 31, 1996 and 1995,
respectively.


(10) BORROWINGS
Securities Sold Under Agreements to Repurchase
Securities sold under repurchase agreements generally mature within 90 days. The securities underlying the agreements are included in securities available for sale, although the securities are delivered to the counterparty during the period in which the agreements are outstanding. The following is a summary of amounts relating to repurchase agreements:


Years ended December 31,                                          1996              1995              1994
------------------------------------------------------------ ---------------- ----------------- -----------------
Maximum amount outstanding at any month-end                      $14,000,000         $--              $3,745,000
------------------------------------------------------------ ---------------- ----------------- -----------------
Average amount outstanding                                        $2,881,914         $--                $995,392
------------------------------------------------------------ ---------------- ----------------- -----------------


Federal Home Loan Bank Advances
The following table presents scheduled maturities and interest rates of Federal Home Loan Bank advances outstanding at December 31, 1996:

Years ending                         Weighted
December 31,                       Average Rate                 Amount
------------------------------ ---------------------- ----------------------
    1997                               5.71%                   $121,414,876
    1998                               5.99%                      9,837,925
    1999                               6.47%                      3,365,885
    2000                               6.56%                        395,966
    2001                               6.66%                        428,655
    2002 and thereafter                6.56%                      3,049,981
------------------------------ ---------------------- ----------------------
Balance at end of year                                         $138,493,288
------------------------------ ---------------------- ----------------------


In addition to the outstanding advances, the Bank also has access to an unused line of credit amounting to $11.0 million at December 31, 1996. Under agreement with the FHLBB, the Bank is required to maintain qualified collateral, free and clear of liens, pledges, or encumbrances that, based on certain percentages of book and market values, has a value equal to the aggregate amount of the line of credit and outstanding advances. Qualified collateral may consist of residential mortgage loans, U.S. government or agency securities, and amounts maintained on deposit at the FHLBB. The Bank maintains qualified collateral in excess of the amount required to collateralize the line of credit and outstanding advances at December 31, 1996.


(11) EMPLOYEE BENEFITS
Pension Plan
The Corporation's noncontributory defined benefit pension plan covers substantially all full-time employees. Benefits are based on an employee's years of service and highest 3-year compensation. The plan is funded on a current basis, in compliance with the requirements of the Employee Retirement Income Security Act.

The following table presents the Plan's funded status:


October 1,                                                                                     1996             1995
---------------------------------------------------------------------------------------- ----------------- ----------------
Vested accumulated benefit obligation                                                        $(7,190,842)     $(7,106,888)
Nonvested accumulated benefit obligation                                                        (566,582)        (203,609)
Effect of future compensation increases                                                       (1,914,908)      (2,130,483)
---------------------------------------------------------------------------------------- ----------------- ----------------

Projected benefit obligation                                                                  (9,672,332)      (9,440,980)
Plan assets at fair value (1)                                                                 11,494,475       10,158,452
---------------------------------------------------------------------------------------- ----------------- ---------------

Plan assets in excess of projected benefit obligation                                         $1,822,143         $717,472
---------------------------------------------------------------------------------------- ----------------- ----------------

(1) Primarily listed stocks and fixed income securities

The assumptions used in determining the projected benefit obligation were as follows:

Discount rate                                                                                       7.50%            7.00%
Rate of increase in compensation levels                                                             5.00%            5.00%


Certain changes in the items shown are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and the amounts included in the Consolidated Balance Sheets are as follows:


October 1,                                                                        1996               1995
-------------------------------------------------------------------------- ------------------- -----------------
Unrecognized net gain                                                              $1,539,384          $583,799
Unrecognized prior service cost                                                     (383,793)          (395,836)
Unrecognized net transition asset being amortized over 21 years                        66,588            72,570
Prepaid pension cost                                                                  599,964           456,939
-------------------------------------------------------------------------- ------------------- -----------------
Plan assets in excess of projected benefit obligation                              $1,822,143          $717,472
-------------------------------------------------------------------------- ------------------- -----------------


The assumptions  used and the components of net pension cost for the years ended
December 31, 1996, 1995 and 1994 include the following:


Years ended December 31,                                               1996            1995            1994
----------------------------------------------------------------- --------------- --------------- ---------------
Assumptions used:
   Discount rate                                                           7.00%           8.00%           6.75%
   Rate of increase in compensation levels                                 5.00%           6.00%           5.00%
   Expected long term rate of return on plan assets                        8.00%           8.75%           7.75%

Net pension cost:
   Service cost; benefits earned during this period                     $406,481        $344,855        $328,194
   Interest cost on projected benefit obligation                         679,262         653,828         519,478
   Actual return on plan assets                                       (1,165,356)     (1,693,630)      (126,374)
   Net amortization and deferral                                         447,316       1,002,748       (450,023)
----------------------------------------------------------------- --------------- --------------- ---------------
Net periodic pension cost                                               $367,703        $307,801        $271,275
----------------------------------------------------------------- --------------- --------------- ---------------

Supplemental Pension Plan
Effective   November  1,  1994,  the  Corporation   established  a  nonqualified
retirement plan to provide supplemental retirement benefits to certain employees, as defined in the plan. The projected benefit obligation for this plan amounted to $698,330 and $556,780 at December 31, 1996 and 1995, respectively. The expense of this plan amounted to $120,208 and $78,320 in 1996 and 1995, respectively. The actuarial assumptions used for this supplemental plan are the same as those used for the Corporation's regular pension plan. Accrued and unpaid benefits under this plan are an unfunded obligation of the Bank. The accrued pension liability related to this plan amounted to $210,882 and $97,445 at December 31, 1996 and 1995, respectively.

Savings and Profit Sharing Plan
The Corporation has a qualified savings and profit sharing plan. The plan provides a specified match of employee contributions for substantially all full-time employees. In addition, full-time employees, excluding those key employees participating in the Short-Term Incentive Plan, are eligible for an annual benefit pursuant to a formula based on return on equity. Total employer matching contributions under this plan amounted to $198,303, $185,710 and $173,675 in 1996, 1995 and 1994, respectively. The amount of the profit sharing benefit was $244,952, $239,295 and $241,807 for 1996, 1995 and 1994,
respectively.

Short-Term Incentive Plan
The Corporation's nonqualified Short-Term Incentive Plan rewards key employees for their contributions to the Corporation's success. This plan provides for annual payments up to a maximum percentage of each participant's base salary, which percentages vary among participants. Payment amounts are based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Participants in this plan are not eligible to receive benefits provided under the profit sharing component of the Savings and Profit Sharing Plan. The expense of the Short-Term Incentive Plan amounted to $596,649, $501,143 and $480,646 in 1996, 1995 and 1994, respectively.

Directors' Retainer Continuation Plan
The Corporation has a nonqualified plan which provides retirement benefits to non-officer directors. On October 1, 1996, the provisions of the plan were terminated for active directors and the accrued benefit was settled through the issuance of common stock (Note 15). A gain of approximately $18,000 was recognized on the settlement. The benefits provided under this plan continue for retired directors. The plan pays the regular quarterly retainer in effect at the time of departure for as many quarters as the director served with the Corporation or the Bank. Prior service cost is amortized over the expected remaining service period of each director. Current cost is recognized based on the present value of expected future benefits. The expense of this plan is included in other noninterest expense and amounted to $63,290, $100,923 and $89,517 for 1996, 1995 and 1994, respectively. Accrued and unpaid benefits under this plan are an unfunded obligation of the Bank. The accrued liability related to this plan amounted to $260,666 and $532,671 at December 31, 1996 and 1995, respectively.


(12) OTHER NONINTEREST EXPENSE
Included in other noninterest expense is charitable contribution expense of $192,000, $120,000 and $699,896 in 1996, 1995 and 1994, respectively. The 1994 expense consists of the fair value of securities donated to a charitable trust established by the Corporation, recorded in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made". This statement requires contributions to be measured at the fair value of the asset given. A corresponding gain was recorded in the amount of the excess of the fair value over the historical cost of the donated assets (Note 3).


(13) INCOME TAXES

The components of income tax expense were as follows:

Years ended December 31,                                              1996              1995             1994
-------------------------------------------------------------- ---------------- ----------------- ----------------
Current expense:
   Federal                                                          $3,322,000        $2,760,000       $2,858,000
   State                                                               819,000           508,000          528,000
-------------------------------------------------------------- ---------------- ----------------- ----------------
   Total current expense                                             4,141,000         3,268,000        3,386,000
-------------------------------------------------------------- ---------------- ----------------- ----------------

Deferred expense (benefit):
   Federal                                                             181,000           762,000         (271,000)
   State                                                               (24,000)          169,000          (89,000)
   Change in valuation allowance
      for deferred tax assets                                               --          (168,000)              --
-------------------------------------------------------------- ---------------- ------------------ ---------------
   Total deferred expense (benefit)                                    157,000           763,000         (360,000)
-------------------------------------------------------------- ---------------- ----------------- -----------------
Total income tax expense                                            $4,298,000        $4,031,000       $3,026,000
-------------------------------------------------------------- ---------------- ----------------- ----------------

Total income tax expense varied from the amount determined by applying the Federal income tax rate to income before income taxes. The reasons for the differences were as follows:


Years ended December 31,                                              1996              1995             1994
--------------------------------------------------------------- ----------------- ----------------- ----------------
Tax expense at Federal statutory rate                               $4,326,000        $3,984,000       $3,159,000
Increase (decrease) in taxes resulting from:
   Tax-exempt income                                                  (237,000)         (187,000)        (155,000)
   Dividends received deduction                                       (282,000)         (168,000)        (134,000)
   State tax, net of Federal income tax benefit                        553,000           446,000          289,000
   Appreciated value of donated assets                                      --                --         (230,000)
   Effect of change in state tax rate                                  (43,000)               --               --
   Change in valuation allowance
     for deferred tax assets                                                --          (168,000)              --
   Other                                                               (19,000)          124,000           97,000
-------------------------------------------------------------- ----------------- ---------------- ----------------
Total income tax expense                                            $4,298,000        $4,031,000       $3,026,000
-------------------------------------------------------------- ---------------- ----------------- ----------------

The approximate tax effects of temporary differences that give rise to gross deferred tax assets and gross deferred tax liabilities at December 31, 1996 and 1995 are as follows:

December 31,                                                        1996                 1995
------------------------------------------------------------ -------------------- --------------------
Gross deferred tax assets:
   Allowance for loan losses                                          $3,285,000           $2,951,000
   Other real estate owned                                               110,000              208,000
   Deferred loan origination fees                                        486,000              590,000
   Interest on nonaccrual loans                                          413,000              372,000
   Other                                                                 652,000              646,000
------------------------------------------------------------ -------------------- --------------------
Gross deferred tax assets                                              4,946,000            4,767,000

Gross deferred tax liabilities:
   Securities available for sale                                      (3,003,000)           (2,921,000)
   Premises and equipment                                             (1,206,000)           (1,103,000)
   Deferred loan origination costs                                      (620,000)             (529,000)
   Other                                                                (375,000)             (233,000)
------------------------------------------------------------ -------------------- ---------------------
Gross deferred tax liabilities                                        (5,204,000)           (4,786,000)
------------------------------------------------------------ -------------------- ---------------------
Net deferred tax liability                                             $(258,000)             $(19,000)
------------------------------------------------------------ -------------------- ---------------------


In addition to future taxable income, a primary source of recovery of deferred tax assets is taxes paid in prior years available for carryback. Since there is no carryback provision for state purposes, management believes the existing net deductible temporary differences will reverse during periods in which the Corporation generates net taxable income.


(14) LITIGATION
On January 28, 1997, a suit was filed against the Bank by a corporate customer and the customer's shareholders for damages which the plaintiffs allegedly incurred as a result of an embezzlement by the customer's former president and treasurer. The suit alleges that the Bank wrongly permitted this individual, while an officer of the customer, to divert funds from the customer's account at the Bank for his personal benefit. The claims against the Bank are based upon theories of breach of fiduciary duties, negligence, breach of contract, unjust enrichment and conversion.

The suit seeks recovery for losses directly related to the embezzlement of approximately $3 million, as well as consequential damages amounting to approximately $2.7 million. Management believes, based on its review with counsel of the development of this matter to date, that the Bank has meritorious defenses in this litigation. Additionally, the Bank has filed counterclaims against the customer and its principal shareholder, as well as claims against the officer responsible for the embezzlement. The Bank intends to vigorously defend the suit, as well as to vigorously pursue its counterclaims. Management and legal counsel are unable to form an opinion regarding the outcome of this matter. Consequently, no loss provision for this lawsuit has been recorded.

The Corporation is involved in various other claims and legal proceedings arising out of the ordinary course of business. Management is of the opinion, based on its review with counsel of the development of such matters to date, that the ultimate disposition of such other matters will not materially affect the consolidated financial position or results of operations of the Corporation.


(15) SHAREHOLDERS' EQUITY
Stock Split
In September 1996, the Corporation's Board of Directors approved a 3-for-2 stock split on shares of common stock. The stock split, in the form of a stock dividend, was paid on October 15, 1996 to shareholders of record on October 1, 1996. The par value of the common stock remained unchanged at $.0625 per share. Cash payments were made in lieu of issuing fractional shares. All share and per share amounts in the consolidated financial statements and related notes have been restated to reflect the stock split.

Stock Repurchase Plan
In June 1996, the Corporation's Board of Directors approved a program to repurchase up to 87,000, or approximately 2%, of its outstanding common shares. The Corporation plans to hold the repurchased shares as treasury stock to be used for general corporate purposes. During the year ended December 31, 1996, 9,750 shares were repurchased under this program at a total cost of $240,500.

Rights
On August 15, 1996, the Corporation declared a dividend of one common share purchase right (a "Right") for each share of common stock payable on September 3, 1996 to shareholders of record on that date. Such Rights also apply to new issuances of shares after that date. Each Right entitles the registered holder to purchase from the Corporation one share of its common stock at a price of $80 per share, subject to adjustment.

The Rights are not exercisable or separable from the common stock until the earlier of 10 days after a person or group (an "Acquiring Person") acquires beneficial ownership of 15% or more of the outstanding common shares or announces a tender offer to do so. The Rights, which expire on August 31, 2006, may be redeemed by the Corporation at any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the common stock at a price of $.001 per Right. In the event that any party becomes an Acquiring Person, each holder of a Right, other than Rights owned by the Acquiring Person, will have the right to receive upon exercise that number of common shares having a market value of two times the purchase price of the Right. In the event that, at any time after any party becomes an Acquiring Person, the Corporation is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power are sold, each holder of a Right will have the right to purchase that number of shares of the acquiring company having a market value of two times the purchase price of the Right.

Dividends
The source of funds for dividends paid by the Corporation is dividends received from the Bank. The Corporation and the Bank are regulated enterprises and their abilities to pay dividends are subject to regulatory review and restriction. Certain regulatory and statutory restrictions exist regarding dividends, loans, and advances from the Bank to the Corporation. Generally the Bank has the ability to pay dividends to the parent subject to minimum regulatory capital requirements. Under the most restrictive of these requirements, the Bank could have declared aggregate additional dividends of $25.6 million as of December 31, 1996.

Stock Option Plan
The 1988 Amended and Restated Stock Option Plan provides for the granting of options to directors, officers and key employees. Up to 900,000 shares of the Corporation's common stock may be used from authorized but unissued shares, treasury stock, or shares available from expired options. Options are designated either as non-qualified or as incentive options and may be granted with stock appreciation rights (SARs). The exercise price of an option may not be less than the fair market value on the date of grant. The option price is payable in cash, by the delivery of shares of the Corporation's common stock already owned by the grantee, or a combination thereof. Options may be granted at any time until December 31, 1997. As of December 31, 1996, no options have been granted with SARs.

Options granted under the plan vest over a three year period and expire at the end of ten years. The following table presents changes in options outstanding during 1996, 1995 and 1994:

Years ended December 31,                    1996                        1995                        1994
--------------------------------------------------------------------------------------------------------------------
                                    Number      Weighted        Number     Weighted         Number      Weighted
                                      of        Average           of        Average           of        Average
                                    Shares   Exercise price     Shares     Exercise         Shares   Exercise price
                                                                             price
--------------------------------------------------------------------------------------------------------------------
Options outstanding, January 1       533,437       $11.5303      535,367      $10.8897       466,660       $10.3856
Granted                               65,488       $21.6414       59,258      $16.9389        76,197       $13.9537
Exercised                           (105,734)      $11.3977      (58,858)     $11.1845        (7,490)      $10.6569
Cancelled                                 --             --       (2,330)     $10.6140            --             --
--------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31     493,191       $12.9014      533,437      $11.5303       535,367       $10.8897
--------------------------------------------------------------------------------------------------------------------
Options exercisable, December 31     400,006       $11.5162      433,709      $10.8562       421,726       $10.7818
--------------------------------------------------------------------------------------------------------------------


The weighted average exercise price and remaining contractual life for options outstanding at December 31, 1996 were as follows:

                                               Options Outstanding                            Options Exercisable
-------------------------------------------------------------------------------------------------------------------------
                                                     Weighted          Weighted                             Weighted
                                                     Average            Average                             Average
Range of                           Number           Remaining          Exercise             Number          Exercise
Exercise Prices                  Outstanding     Contractual Life        Price            Exercisable        Price
-------------------------------------------------------------------------------------------------------------------------
$6.1107 to $9.2773                    137,494       5.8 years               $8.1302            137,494          $8.1302
$11.0553 to $12.1107                  161,551       1.1 years              $11.5113            161,551         $11.5113
$12.2220 to $15.1667                   77,515       7.5 years              $14.0759             56,858         $14.0652
$17.1667 to $22.00                    116,631       8.9 years              $19.6707             44,103         $18.8038
-------------------------------------------------------------------------------------------------------------------------
Total                                 493,191       5.3 years              $12.9014            400,006         $11.5162
------------------------------------------------------------------------------------------------------------------------


As discussed in Note 1, the Corporation adopted SFAS No. 123 on January 1, 1996, but continues to account for its stock option plan using the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, no compensation cost for this plan has been recognized in the Consolidated Statements of Income for 1996.

In determining the pro forma disclosures required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table presents pro forma net income and earnings per share assuming the stock option plan was accounted for using the fair value method prescribed by SFAS No. 123, the weighted average assumptions used and the grant date fair value of options granted in 1996 and 1995:


Years ended December 31,                                                              1996               1995
---------------------------------------- -------------------- --------------- ------------------ ------------------
Net income                                       As reported                         $8,425,338         $7,687,967
                                                   Pro forma                         $8,306,330         $7,625,364

Primary earnings per share                       As reported                              $1.88              $1.76
                                                   Pro forma                              $1.85              $1.75

Fully diluted earnings per share                 As reported                              $1.87              $1.74
                                                   Pro forma                              $1.84              $1.73

Weighted average fair value                                                             $3.1955            $3.8805
Expected life                                                                         6.6 years          6.3 years
Risk-free interest rate                                                                    6.5%               6.6%
Expected volatility                                                                       15.6%              17.2%
Expected dividend yield                                                                    4.0%               4.0%


The pro forma effect on net income and earnings per share for 1996 and 1995 is not representative of the pro forma effect on net income and earnings per share for future years because it does not reflect compensation cost for options granted prior to January 1, 1995.

Dividend Reinvestment
Under the Amended and Restated Dividend Reinvestment and Stock Purchase Plan, 270,000 shares of common stock were originally reserved to be issued for dividends reinvested and cash payments to the plan.

As of December 31, 1996, a total of 918,326 common stock shares were reserved for issuance under the 1988 Amended and Restated Stock Option Plan and the Amended and Restated Dividend Reinvestment and Stock Purchase Plan.

Regulatory Capital Requirements
The  Corporation  and  the  Bank  are  subject  to  various  regulatory  capital requirements administered by the Federal Reserve Board and the FDIC, respectively. These requirements were established to more accurately assess the credit risk inherent in the assets and off-balance sheet activities of financial institutions. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table presents the Corporation's and the Bank's actual capital amounts and ratios at December 31, 1996 and 1995, as well as the corresponding minimum regulatory amounts and ratios:

                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                                               For Capital              Prompt Corrective
                                                     Actual                 Adequacy Purposes           Action Provisions
-------------------------------------------------------------------------------------------------------------------------------
                                                Amount        Ratio         Amount        Ratio         Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total Capital (to Risk-Weighted Assets):
      Consolidated                              $59,931,341     14.93%      $32,102,160      8.00%      $40,127,700     10.00%
      Bank                                      $58,029,753     14.46%      $32,102,160      8.00%      $40,127,700     10.00%
  Tier 1 Capital (to Risk-Weighted
  Assets):
      Consolidated                              $54,872,428     13.67%      $16,051,080      4.00%      $24,076,620      6.00%
      Bank                                      $52,970,840     13.20%      $16,051,080      4.00%      $24,076,620      6.00%
  Tier 1 Capital (to Average Assets): (1)
      Consolidated                              $54,872,428      8.62%      $25,469,256      4.00%      $31,836,571      5.00%
      Bank                                      $52,970,840      8.32%      $25,469,256      4.00%      $31,836,571      5.00%

As of December 31, 1995:
  Total Capital (to Risk-Weighted Assets):
      Consolidated                              $52,908,465     15.34%      $27,590,640      8.00%      $34,488,300     10.00%
      Bank                                      $51,949,482     15.06%      $27,590,640      8.00%      $34,488,300     10.00%
  Tier 1 Capital (to Risk-Weighted
  Assets):
      Consolidated                              $48,554,540     14.08%      $13,795,320      4.00%      $20,692,980      6.00%
      Bank                                      $47,595,557     13.80%      $13,795,320      4.00%      $20,692,980      6.00%
  Tier 1 Capital (to Average Assets): (1)
      Consolidated                              $48,554,540      8.99%      $21,607,005      4.00%      $27,008,756      5.00%
      Bank                                      $47,595,557      8.81%      $21,605,722      4.00%      $27,007,152      5.00%

(1) Leverage ratio



(16) FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values of its financial instruments. Fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any pricing adjustments that could result from the sale of the Corporation's entire holding of a particular financial instrument. Because no quoted market exists for a portion of the financial instruments, fair value estimates are based on subjective judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. Changes in assumptions could significantly affect the estimates of fair value. Fair value estimates, methods, and assumptions are set forth as follows:

Cash and Securities
The carrying amount of short-term instruments such as cash and federal funds sold is used as an estimate of fair value.

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

Loans
Fair values are estimated for categories of loans with similar financial characteristics. Loans are segregated by type and are then further segmented into fixed rate and adjustable rate interest terms to determine their fair value. The fair value of fixed rate commercial and consumer loans is calculated by discounting scheduled cash flows through the estimated maturity of the loan using interest rates offered at December 31, 1996 and 1995 that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical repayment experience. For residential mortgages, fair value is estimated by using quoted market prices for sales of similar loans on the secondary market, adjusted for servicing costs. The fair value of floating rate commercial and consumer loans approximates carrying value. The fair value of nonaccrual loans is calculated by discounting estimated cash flows, using a rate commensurate with the risk associated with the loan type or by other methods that give consideration to the value of the underlying collateral.

Deposit Liabilities
The fair value of demand deposits, savings accounts, and certain money market accounts is equal to the amount payable on demand as of December 31, 1996 and 1995. The discounted values of cash flows using the rates currently offered for deposits of similar remaining maturities were used to estimate the fair value of certificates of deposit.

Securities Sold Under Agreements to Repurchase
The carrying amount of securities sold under repurchase agreements approximates fair value.

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




The following table presents the fair values of the Corporation's financial instruments:

December 31,                                                          1996                               1995
------------------------------------------------------- --------------------------------- ------------------------------------

                                                           Carrying         Estimated         Carrying         Estimated
                                                            Amount          Fair Value         Amount          Fair Value
------------------------------------------------------- ---------------- ----------------- ---------------- -----------------
Financial Assets
   On-balance sheet:
     Cash and cash equivalents                              $18,966,550       $18,966,550      $28,650,646       $28,650,646
     Mortgage loans held for sale                               743,931           743,931          456,152           456,152
     Securities available for sale                          198,317,453       198,317,453       85,552,335        85,552,335
     Securities held to maturity                             27,925,855        28,114,427       28,872,991        29,432,819
     Federal Home Loan Bank stock                            11,682,900        11,682,900        2,995,000         2,995,000
     Loans, net of allowance for loan losses                410,498,276       414,838,777      378,674,376       384,781,786
     Accrued interest receivable                              4,159,875         4,159,875        3,539,305         3,539,305
   Off-balance sheet financial instruments
relating to assets:
     Interest rate floor contracts                              580,133         1,174,000          763,333         2,522,000

Financial Liabilities
   On-balance sheet:
     Noninterest bearing demand deposits                    $65,013,797       $65,013,797      $59,470,321       $59,470,321
     Non-term savings accounts                              170,172,153       170,172,153      177,891,247       177,891,247
     Certificates of deposit                                241,375,331       242,219,939      230,492,444       231,511,307
     Securities sold under agreements to
         repurchase                                          14,000,000        14,000,000               --                --
     Federal Home Loan Bank advances                        138,493,288       138,536,476       20,951,266        21,055,045
     Accrued interest payable                                 2,143,569         2,143,569        1,743,937         1,743,937
   Off-balance sheet financial instruments
relating to liabilities:
     Interest rate swap agreements                                   --                --               --           (15,000)


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


(17) PARENT COMPANY FINANCIAL STATEMENTS
The following are parent company only financial statements of Washington Trust Bancorp, Inc. reflecting the investment in the bank subsidiary on the equity basis of accounting. The Statements of Changes in Shareholders' Equity for the parent company only are identical to the Consolidated Statements of Changes in Shareholders' Equity and are therefore not presented.

STATEMENTS OF INCOME
Years ended December 31,                                     1996                 1995                 1994
----------------------------------------------------- -------------------- -------------------- -------------------
Dividends from bank subsidiary                                 $3,000,000           $2,832,000          $1,776,000
Equity in undistributed earnings of subsidiary                  5,425,338            4,855,967           4,488,640
----------------------------------------------------- -------------------- -------------------- -------------------
Net income                                                     $8,425,338           $7,687,967          $6,264,640
----------------------------------------------------- -------------------- -------------------- -------------------


BALANCE SHEETS
December 31,                                                                     1996                1995
-------------------------------------------------------------------------- ------------------ --------------------
Assets:
Cash on deposit with bank subsidiary                                              $1,936,597             $805,171
Investment in bank subsidiary at equity value                                     57,525,069           51,977,516
Dividend receivable from bank subsidiary                                             750,000              840,000
-------------------------------------------------------------------------- ------------------ --------------------
Total assets                                                                     $60,211,666          $53,622,687
-------------------------------------------------------------------------- ------------------ --------------------

Liabilities:
Dividends payable                                                                   $785,010             $686,189
-------------------------------------------------------------------------- ------------------ --------------------

Shareholders' Equity:
Common stock of $.0625 par value; authorized
   10,000,000 shares; issued 4,362,631 shares in 1996
   and 4,320,000 shares in 1995                                                      272,664              180,000
Paid-in capital                                                                    3,763,799            3,070,795
Retained earnings                                                                 50,886,020           45,630,676
Unrealized gain on securities available for sale, net of tax                       4,504,173            4,381,958
Treasury stock, at cost; 40,695 shares in 1995                                            --             (326,931)
-------------------------------------------------------------------------- ------------------ ---------------------
Total shareholders' equity                                                        59,426,656           52,936,498
-------------------------------------------------------------------------- ------------------ --------------------
Total liabilities and shareholders' equity                                       $60,211,666          $53,622,687
-------------------------------------------------------------------------- ------------------ --------------------


STATEMENTS OF CASH FLOWS
Years ended December 31,                                                   1996              1995             1994
--------------------------------------------------------------------- ---------------- ----------------- ----------------
Cash flow from operating activities:
   Net income                                                              $8,425,338        $7,687,967       $6,264,640
   Adjustments to reconcile net income
    to net cash provided by operating activities:
   Equity effect of undistributed earnings of subsidiary                   (5,425,338)       (4,855,967)      (4,488,640)
   Decrease (increase) in dividend receivable                                  90,000          (288,000)        (210,000)
   Decrease (increase) in recoverable income taxes                                 --             9,489           (9,489)
--------------------------------------------------------------------- ---------------- ----------------- -----------------
Net cash provided by operating activities                                   3,090,000         2,553,489        1,556,511
--------------------------------------------------------------------- ---------------- ----------------- ----------------

Cash flows from financing activities:
   Purchase of treasury stock                                                (240,500)               --               --
   Proceeds from issuance of common stock                                   1,262,316           496,349          322,663
   Cash dividends paid                                                     (2,980,390)       (2,489,767)      (1,915,521)
--------------------------------------------------------------------- ----------------- ----------------- ----------------
Net cash used in financing activities                                      (1,958,574)       (1,993,418)      (1,592,858)
--------------------------------------------------------------------- ----------------- ----------------- ----------------

Net increase (decrease) in cash                                             1,131,426           560,071          (36,347)
Cash at beginning of year                                                     805,171           245,100          281,447
--------------------------------------------------------------------- ---------------- ----------------- ----------------
Cash at end of year                                                        $1,936,597          $805,171         $245,100
--------------------------------------------------------------------- ---------------- ----------------- ----------------

                          INDEPENDENT AUDITORS' REPORT


{firm logo here} KPMG Peat Marwick LLP


The Board of Directors and Shareholders
Washington Trust Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary (the Corporation) as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders'
equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Trust Bancorp, Inc. and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Providence, Rhode Island
January 14, 1997




                                  SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION
                                     Washington Trust Bancorp, Inc. and Subsidiary

1996                                             Q1              Q2              Q3              Q4             YEAR
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Interest income:
  Interest and fees on loans                  $ 8,836,844     $ 8,977,336     $ 9,149,276     $ 9,142,891      $36,106,347
  Income from securities                        1,856,900       1,867,411       2,643,168       3,123,431        9,490,910
  Interest on federal funds sold
   and securities purchased
   under agreements to resell                      84,772          55,308          39,944          28,683          208,707
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total interest income                        10,778,516      10,900,055      11,832,388      12,295,005       45,805,964
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Interest expense:
  Savings deposits                                967,362         947,991         965,344         916,228        3,796,925
  Time deposits                                 3,077,333       3,099,747       3,117,174       3,183,930       12,478,184
  Other                                           342,867         507,596         960,264       1,580,705        3,391,432
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total interest expense                        4,387,562       4,555,334       5,042,782       5,680,863       19,666,541
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net interest income                             6,390,954       6,344,721       6,789,606       6,614,142       26,139,423
Provision for loan losses                         300,000         300,000         300,000         300,000        1,200,000
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net interest income after provision
   for loan losses                              6,090,954       6,044,721       6,489,606       6,314,142       24,939,423
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Noninterest income:
  Trust income                                    875,987       1,016,433         904,135         960,219        3,756,774
  Service charges on
   deposit accounts                               492,837         553,990         552,778         568,443        2,168,048
  Merchant processing fees                         94,338         143,635         405,383         173,515          816,871
  Net gains (losses) on sales of
  securities                                      197,590         (49,253)        117,689         101,492          367,518
  Net gains on loan sales                          28,995          46,046          65,693          79,525          220,259
  Other income                                    208,123         284,817         256,450         240,927          990,317
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total noninterest income                      1,897,870       1,995,668       2,302,128       2,124,121        8,319,787
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Noninterest expense:
  Salaries and employee benefits                2,704,354       2,777,604       2,879,537       2,810,002       11,171,497
  Net occupancy                                   328,225         306,815         309,651         356,108        1,300,799
  Equipment                                       364,767         371,845         387,690         412,595        1,536,897
  Deposit taxes and assessments                    65,180          71,820          68,500          68,500          274,000
  Merchant processing costs                        67,445         146,208          297,768        125,669          637,090
  Office supplies                                 141,661         101,928         136,227         154,096          533,912
  Other                                         1,177,969       1,289,419       1,193,834       1,420,455        5,081,677
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total noninterest expense                     4,849,601       5,065,639       5,273,207       5,347,425       20,535,872
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Income before income taxes                      3,139,223       2,974,750       3,518,527       3,090,838       12,723,338
Income tax expense                              1,130,000         948,000       1,198,000       1,022,000        4,298,000
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net income                                     $2,009,223      $2,026,750      $2,320,527      $2,068,838       $8,425,338
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Fully diluted earnings per share                     $.46            $.45            $.51            $.46            $1.87
Cash dividends declared per share                    $.17            $.18            $.18            $.18             $.71


1995                                             Q1              Q2              Q3              Q4             Year
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Interest income:
  Interest and fees on loans                   $8,737,731      $8,936,551      $9,008,831      $9,020,457      $35,703,570
  Income from securities                        1,305,386       1,305,166       1,484,315       1,632,537        5,727,404
  Interest on federal funds sold
   and securities purchased
   under agreements to resell                     101,283         192,671         281,664         279,588          855,206
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total interest income                        10,144,400      10,434,388      10,774,810      10,932,582       42,286,180
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Interest expense:
  Savings deposits                                994,100         961,300         993,927         996,692        3,946,019
  Time deposits                                 2,498,335       2,994,511       3,123,944       3,153,306       11,770,096
  Other                                           408,691         341,584         274,886         273,988        1,299,149
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total interest expense                        3,901,126       4,297,395       4,392,757       4,423,986       17,015,264
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net interest income                             6,243,274       6,136,993       6,382,053       6,508,596       25,270,916
Provision for loan losses                         150,000         300,000         275,000         675,000        1,400,000
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net interest income after
  provision for loan losses                     6,093,274       5,836,993       6,107,053       5,833,596       23,870,916
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Noninterest income:
  Trust income                                    777,823         847,232         808,735         821,704        3,255,494
  Service charges on
   deposit accounts                               470,287         486,278         491,763         502,571        1,950,899
  Merchant processing fees                         76,529         115,089         367,015         171,816          730,449
  Net gains on sales of securities                     --         169,210         111,198         215,409          495,817
  Net gains (losses) on loan sales                 21,989          26,086       (193,143)           9,217         (135,851)
  Other income                                    254,446         209,481         214,744         227,358          906,029
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total noninterest income                      1,601,074       1,853,376       1,800,312       1,948,075        7,202,837
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Noninterest expense:
  Salaries and employee benefits                2,590,921       2,569,163       2,588,549       2,474,527       10,223,160
  Net occupancy                                   301,097         277,289         324,673         318,868        1,221,927
  Equipment                                       309,445         311,235         315,748         355,235        1,291,663
  Deposit taxes and assessments                   308,117         310,849          40,036         110,581          769,583
  Merchant processing costs                        42,348         111,510         258,218         116,609          528,685
  Office supplies                                 129,603         145,327          85,802         100,769          461,501
  Other                                         1,162,187       1,249,387       1,182,518       1,264,175        4,858,267
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
  Total noninterest expense                     4,843,718       4,974,760       4,795,544       4,740,764       19,354,786
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Income before income taxes                      2,850,630       2,715,609       3,111,821       3,040,907       11,718,967
Income tax expense                              1,012,000         965,000       1,079,000         975,000        4,031,000
------------------------------------------ --------------- --------------- --------------- --------------- ----------------
Net income                                     $1,838,630      $1,750,609      $2,032,821      $2,065,907       $7,687,967
------------------------------------------ --------------- --------------- --------------- --------------- ----------------

Fully diluted earnings per share                     $.43            $.40            $.46            $.47            $1.74
Cash dividends declared per share                    $.14            $.15            $.16            $.16             $.61